As filed with the Securities and Exchange Commission on December 20, 2018
Registration No. 333-228665

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 1
to
FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

PARETEUM CORPORATION
(Exact Name of Registrant as Specified in Its Charter)

Delaware	4819	95-4557538
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(IRS Employer Identification No.)
1185 Avenue of the Americas, 37th Floor
New York, New York 10036
Telephone: (212) 984-1096
(Address, including Zip Code, and Telephone Number, including Area Code, of Registrant’s Principal Executive Offices)

Mr. Robert H. Turner, Executive Chairman
1185 Avenue of the Americas, 37th Floor
New York, New York 10036
Telephone: (212) 984-1096
(Name, Address, including Zip Code, and Telephone Number, including Area Code, of Agent for Service)
Copies to:

Darrin Ocasio Avital Perlman Sichenzia Ross Ference LLP 1185 Avenue of the Americas, 37th Floor New York, New York 10036 Telephone: (212) 930-9700 Fax Number: (212) 930-9725	Gary Griffiths iPass Inc. 3800 Bridge Parkway Suite 200 Redwood Shores, CA 94065 Telephone: (650) 232-4100	Timothy Moore Brett White Cooley LLP 3175 Hanover Street Palo Alto, CA 94304 Telephone: (650) 843-5000 Fax Number: (650) 849-7400

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after the effectiveness of this registration statement and the satisfaction or waiver of the conditions to the transactions described herein.
If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: ☐
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or emerging growth company. See the definitions of  “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.
Large Accelerated filer ☐	Accelerated filer ☐
Non-Accelerated filer ☒	Smaller reporting company ☒
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐
If applicable, place an ☒ in the box to designate the appropriate rule provision relied upon in conducting this transaction:
Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)   ☐
Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)   ☐

CALCULATION OF REGISTRATION FEE
Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per unit	Proposed maximum aggregate offering price	Amount of registration fee
Common stock, par value $0.00001 per share	9,865,412(1)	N/A	$16,484,513.08(2)	$1,997.92(3)(4)
(1)
Represents the maximum number of shares of Pareteum Corporation (“Pareteum”) common stock estimated to be issuable upon consummation of the offer and the merger, which is the product obtained by multiplying the exchange ratio of 1.17 by 8,431,976 shares of common stock of iPass Inc. (“iPass”) outstanding as of November 29, 2018, including 53,988 shares underlying iPass restricted stock awards and 420,000 shares underlying iPass performance restricted stock awards. In accordance with Rule 416, this registration statement also covers an indeterminate number of additional shares of Pareteum securities as may be issuable as a result of stock splits, stock dividends or similar transactions.

(2)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457 under the Securities Act on the basis of the market value of the shares of iPass common stock to be exchanged in the offer and the merger, computed in accordance with Rule 457(f)(1) based on $1.96, the average of the high $2.02 and low $1.89 sales prices per share of iPass common stock on November 29, 2018, as traded on the Nasdaq Capital Market, and (ii) 8,431,976, the estimated number of shares of iPass common stock to be exchanged in the offer and the merger.

(3)
The amount of the filing fee, calculated in accordance with Rule 457(c) and Rule 457(f) under the Securities Act, equals 0.0001212 multiplied by the proposed maximum offering price.

(4)
Previously paid.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this document may change. The registrant may not complete the offer or the merger and issue these securities until the registration statement filed with the U.S. Securities and Exchange Commission is effective. This document is not an offer to sell these securities and the registrant is not soliciting an offer to buy these securities in any state or jurisdiction in which such offer is not permitted.
PRELIMINARY AND SUBJECT TO CHANGE, DATED DECEMBER 20, 2018
Offer by
TBR, Inc.,
a direct wholly owned subsidiary of
PARETEUM CORPORATION,
to exchange each outstanding share of common stock of
IPASS INC.
for
1.17 shares of common stock of Pareteum Corporation
THE OFFER AND THE WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, AT THE END OF JANUARY 3, 2019, UNLESS EXTENDED OR TERMINATED.
Pareteum Corporation (“Pareteum”), through its direct wholly owned subsidiary TBR, Inc. (the “Offeror”), is offering (the “offer”), upon the terms and subject to the conditions set forth in this prospectus/offer and in the accompanying letter of transmittal, to exchange for each outstanding share of common stock of iPass (“iPass”), par value $0.001 per share, that is validly tendered in the offer and not properly withdrawn, 1.17 shares of Pareteum common stock, par value $0.00001 per share, together with cash in lieu of any fractional shares of Pareteum common stock, without interest and less any applicable withholding taxes.
We refer to the above as the “transaction consideration.”
The Offeror’s obligation to accept for exchange, and to exchange, shares of iPass common stock for shares of Pareteum common stock in the offer is subject to a number of conditions, including there having been validly tendered and not properly withdrawn at least the number of shares of iPass common stock that, together with any shares of iPass common stock directly or indirectly owned by Pareteum and the Offeror, represents at least a majority of the outstanding shares of iPass common stock. See “Merger Agreement — Conditions to the Offer” for a description of all such conditions.
The offer is being made pursuant to an Agreement and Plan of Merger (the “merger agreement”), dated November 12, 2018, among Pareteum, the Offeror and iPass. A copy of the merger agreement is attached to this document as Annex A.
The offer is the first step in Pareteum’s plan to acquire control of, and ultimately all of the outstanding equity in, iPass. Accordingly, if the offer is completed, pursuant to the terms and subject to the conditions of the merger agreement, as soon as practicable following the consummation of the offer, Pareteum intends to consummate a merger of the Offeror with and into iPass, with iPass surviving the merger (the “merger” and together with the offer, the “transactions”). The purpose of the merger is for Pareteum to acquire all shares of iPass common stock that it did not acquire in the offer. In the merger, each outstanding share of iPass common stock that was not acquired by Pareteum or the Offeror in the offer (other than certain dissenting, converted and cancelled shares, as described further in this document) will be converted into the right to receive the transaction consideration. After the merger, the iPass business will be held in a direct wholly owned subsidiary of Pareteum, and the former stockholders of iPass will no longer have any direct ownership interest in the surviving corporation. The merger will be governed by Section 251(h) of the General Corporation Law of the State of Delaware (the “DGCL”), and accordingly no stockholder vote will be required to complete the merger.
The board of directors of iPass determined that the terms of the merger agreement and the transactions contemplated by the merger agreement, including the offer and the merger, are fair to, and in the best interests of, iPass and its stockholders. The board of directors of iPass has also resolved to recommend that the stockholders of iPass accept the offer and tender their shares of iPass common stock to the Offeror pursuant to the offer.
The board of directors of Pareteum also determined that the terms of the merger agreement and the transactions contemplated by the merger agreement, including the offer and the merger, are fair to, and in the best interests of, Pareteum and its stockholders.
Pareteum common stock is listed on the Nasdaq Capital Market (“Nasdaq”) under the symbol “TEUM.” iPass common stock is listed on Nasdaq under the ticker symbol “IPAS.” You are encouraged to obtain current market quotations for Pareteum common stock and iPass common stock in connection with your decision whether to tender your shares in the offer.
For a discussion of certain factors that iPass stockholders should consider in connection with the offer, please read the section of this document titled “Risk Factors” beginning on page 12.
You are encouraged to read this entire document and the related letter of transmittal carefully, including the annexes and information referred to or incorporated by reference in this document.
Neither Pareteum nor the Offeror has authorized any person to provide any information or to make any representation in connection with the offer other than the information contained or incorporated by reference in this document, and if any person provides any information or makes any representation of this kind, that information or representation must not be relied upon as having been authorized by Pareteum or the Offeror.
Neither the U.S. Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this document. Any representation to the contrary is a criminal offense.
The date of this prospectus/offer to exchange is                  .

i

Page
Announcement of Results of the Offer	79
No Stockholder Approval	79
Non-Applicability of Rules Regarding “Going Private” Transactions	80
Effect of the Offer on the Market for iPass Common Stock	80
Nasdaq Listing	80
Registration Under the Exchange Act	81
Margin Regulations	81
Exchange Agent Contact Information	81
MERGER AGREEMENT	82
Explanatory Note Regarding the Merger Agreement and the Summary of the Merger Agreement; Representations, Warranties and Covenants in the Merger Agreement Are Not Intended to Function or Be Relied on as Public Disclosures	82
The Offer	82
The Merger; Directors and Officers; Certificate of Incorporation; By-laws	83
Closing and Effective Time of the Merger	83
Treatment of iPass Common Stock and Equity Awards	84
Treatment of iPass Warrants	85
Treatment of Employee Stock Purchase Plan	85
Exchange and Payment Procedures	85
Representations and Warranties	86
Conduct of iPass’s Business Pending the Merger	91
Conduct of Pareteum’s Business Pending the Merger	93
Access	93
Registration Statement; Schedule TO	93
Schedule 14D-9; Assistance with the Offer	94
No Solicitation of Acquisition Proposals	95
Filings; Other Actions; Notification	98
Employee Benefit Matters	98
Notices of Events	99
Conditions to the Offer	99
Conditions to the Merger	101
Termination	101
Termination Fee	103
Expenses	104
Remedies	104
Indemnification; Directors’ and Officers’ Insurance	104
Modification or Amendment	105
COMPARATIVE MARKET PRICE AND DIVIDEND MATTERS	106
Market Price History	106
Dividends	106

ADDITIONAL INFORMATION
As permitted by the SEC, this document incorporates by reference important business and financial information about Pareteum, and its subsidiaries from documents filed with the SEC that have not been included in or delivered with this document.
This information is available without charge at the SEC’s website at www.sec.gov, as well as from other sources.
You can obtain the documents incorporated by reference in this document, without charge, by requesting them in writing or by telephone at the following address and telephone number.
Pareteum Corporation
Investor Relations
1185 Avenue of the Americas, 37th Floor
New York, New York 10036
Telephone: (212) 984-1096
http://www.Pareteum.com
If you would like to request documents, in order to receive timely delivery prior to the expiration of the offer, please make your request at least five business days prior to the expiration date of the offer. The offer is scheduled to expire at 12:00 midnight, New York City time, at the end of January 3, 2019, unless earlier extended or terminated. Unless the offer is extended, this means that the latest you should request documents is December 24, 2018.
See also “Where To Obtain Additional Information.”
iPass has supplied all information contained in this document relating to iPass, and Pareteum has supplied all information contained or incorporated by reference in this document relating to Pareteum. Both iPass and Pareteum have both contributed information relating to the offer and the merger.
Certain information relating to iPass appears in the Solicitation/Recommendation Statement on Schedule 14D-9 dated as of the date of this document and filed by iPass with the SEC (the “Schedule 14D-9”). The Schedule 14D-9 is being mailed to iPass stockholders.

QUESTIONS AND ANSWERS ABOUT THE OFFER
Below are some of the questions that you as a holder of shares of iPass common stock may have regarding the offer and answers to those questions. You are urged to carefully read the remainder of this document, the related letter of transmittal, the annexes to this document and the other information referred to or incorporated by reference in this document because the information contained in this section and in the “Summary” section is not complete. See “Where To Obtain Additional Information.”
As used in this document, unless otherwise indicated or the context requires: “Pareteum” (or “we,” “us” and “our”) refers to Pareteum Corporation, a Delaware corporation, and its consolidated subsidiaries; the “Offeror” refers to TBR, Inc., a Delaware corporation and direct wholly owned subsidiary of Pareteum; and “iPass” refers to iPass Inc., a Delaware corporation, and its consolidated subsidiaries.
Who is offering to buy my iPass shares?
Pareteum, through the Offeror, is making this offer to exchange (the “offer”), for each share of common stock of iPass that is validly tendered in the offer and not properly withdrawn, 1.17 shares of common stock of Pareteum.
Pareteum is a leading global provider of mobile communications technology platforms and high-value services that increase revenues and reduce costs for its customers globally with a SaaS business model and a diverse customer base that ranges from small tech companies to some of the largest mobile networks in the world. Organizations use Pareteum to energize their growth and profitability through cloud communication services and complete turnkey solutions featuring relevant content, applications, and connectivity worldwide. Pareteum’s platform services partners (technologies integrated into Pareteum’s cloud) include: HPE, IBM, Sonus, Oracle, Microsoft, and other world class technology providers. All of the relevant customer acquired value is derived from Pareteum’s award winning software, developed and enhanced over many years. By harnessing the value of communications, Pareteum serves enterprise, retail and IoT customers. Pareteum currently has offices in New York, Sao Paulo, Madrid, Barcelona, Bahrain and the Netherlands.
What is Pareteum proposing?
Pursuant to the terms and subject to the conditions set forth in the Agreement and Plan of Merger (the “merger agreement”), entered into by Pareteum, the Offeror and iPass on November 12, 2018, Pareteum proposes to acquire control of, and ultimately all of the outstanding equity in, iPass.
The offer is the first step in Pareteum’s plan to acquire all of the outstanding equity of iPass, and the merger is the second step in such plan.
In the offer, if a sufficient number of shares of iPass common stock are validly tendered into the offer and not properly withdrawn such that, together with any shares of iPass common stock directly or indirectly owned by Pareteum and the Offeror, Pareteum will own at least a majority of the then-outstanding shares of iPass common stock, subject to the satisfaction or waiver of the other conditions to the offer, Pareteum will accept for exchange, and exchange, the shares tendered in the offer. Then, as soon as practicable thereafter, Pareteum will consummate a merger of the Offeror with and into iPass, with iPass surviving the merger (the “merger”). The purpose of the merger is for Pareteum to acquire all remaining shares of iPass common stock that it did not acquire in the offer. After the merger, the iPass business will be held in a direct wholly owned subsidiary of Pareteum, and the former stockholders of iPass will no longer have any direct ownership interest in the surviving corporation. The merger will be governed by Section 251(h) of the General Corporation Law of the State of Delaware (the “DGCL”), and accordingly no stockholder vote will be required to consummate the merger.
Why is Pareteum proposing the offer and the merger?
Pareteum is proposing the offer and the merger to acquire control of, and ultimately the entire equity interest in, iPass. The board of directors of Pareteum determined that the terms of the merger agreement and the transactions contemplated by the merger agreement, including the offer and the merger, are fair to, and in the best interests of, Pareteum and its stockholders. See “The Offer and the Merger — Pareteum’s Reasons for the Offer and the Merger” for more information.

Does the board of directors of iPass support the offer and the merger?
Yes. The board of directors of iPass resolved to recommend that iPass stockholders accept the offer and tender their iPass shares to the Offeror pursuant to the offer. The board of directors of iPass also determined that the terms of the merger agreement and the transactions contemplated by the merger agreement, including the offer and the merger, are fair to, and in the best interests of, iPass and its stockholders.
See “The Offer and the Merger — iPass’s Reasons for the Offer and the Merger; Recommendation of the Board of Directors of iPass” for more information. A description of the reasons for this recommendation is also set forth in iPass’s Solicitation/Recommendation Statement on Schedule 14D-9 (the “Schedule 14D-9”) that is being mailed to you together with this document.
What are the classes and amounts of iPass securities that the Offeror is offering to acquire?
Pareteum, through the Offeror, is seeking to acquire all issued and outstanding shares of iPass common stock, par value $0.001 per share.
What will I receive for my shares of iPass common stock?
Pareteum, through the Offeror, is offering, upon the terms and subject to the conditions set forth in this document and in the accompanying letter of transmittal, to exchange for each outstanding share of iPass common stock that is validly tendered in the offer and not properly withdrawn, 1.17 shares of Pareteum common stock, par value $0.00001 per share, together with cash in lieu of any fractional shares of Pareteum common stock, without interest and less any applicable withholding taxes (the “transaction consideration”).
If you do not tender your shares into the offer but the merger is completed, you will also receive the transaction consideration in exchange for your shares of iPass common stock.
Will I have to pay any fee or commission to exchange my shares of iPass common stock?
If you are the record owner of your shares of iPass common stock and you tender those shares in the offer, you will not have to pay any brokerage fees, commissions or similar expenses. If you own your shares of iPass common stock through a broker, dealer, commercial bank, trust company or other nominee and your broker, dealer, commercial bank, trust company or other nominee tenders your shares on your behalf, your broker or such other nominee may charge a fee for doing so. You should consult your broker, dealer, commercial bank, trust company or other nominee to determine whether any charges will apply.
What are the conditions to the offer?
The Offeror and Pareteum are not obligated to consummate the offer unless the following conditions, among others, have been satisfied:
•
Minimum Tender Condition — iPass stockholders having validly tendered and not properly withdrawn prior to the expiration of the offer a number of shares of iPass common stock that, together with any shares of iPass common stock then owned by Pareteum, the Offeror or Pareteum’s other subsidiaries, represents at least a majority of all then-outstanding shares of iPass common stock (the “minimum tender condition”);

•
Effectiveness of Form S-4 — the registration statement on Form S-4 of which this document is a part having been declared effective by the SEC under the U.S. Securities Act of 1933, as amended (the “Securities Act”), and no stop order having been issued or proceeding seeking a stop order having been initiated or threatened by the SEC;

•
Listing of Pareteum Common Stock — the shares of Pareteum common stock to be issued in the offer and the merger having been approved for listing on Nasdaq, subject to official notice of issuance;

•
Accuracy of iPass’s Representations — the representations and warranties of iPass contained in the merger agreement being true and correct as of the date of the merger agreement and the expiration date of the offer, subject to specified materiality standards;

•
iPass’s Compliance with Covenants — iPass having complied with or performed in all material respects with its covenants under the merger agreement;

•
No Legal Prohibition — other than with respect to foreign antitrust laws, no governmental entity having jurisdiction over Pareteum, the Offeror or iPass having issued an order, decree or ruling or taken any other material action enjoining or otherwise prohibiting consummation of the offer or the merger substantially on the terms contemplated by the merger agreement;

•
No Material Adverse Effect — since the date of the merger agreement, no material adverse effect on the business, financial condition or results of operations of iPass having occurred;

•
Certain Consents — iPass shall have obtained the consents of certain third parties, including iPass’s secured lender Fortress Credit Corp. (“Fortress”), to the offer and merger; and

•
No Merger Agreement Termination — the merger agreement not having been terminated in accordance with its terms.

For a more complete description of the conditions to the offer, see the section entitled “Merger Agreement — Conditions to the Offer.”
Pareteum’s obligation to consummate the offer is not conditioned upon any financing arrangements or contingencies.
How long will it take to complete the proposed offer and the merger?
The offer and the merger are currently expected to be completed in the first quarter of 2019, subject to the satisfaction or waiver of the conditions described in “Merger Agreement — Conditions to the Offer” and “Merger Agreement — Conditions to the Merger.”
Until what time can I tender my shares of iPass common stock in the offer?
The offer is scheduled to expire at 12:00 midnight, New York City time, at the end of January 3, 2019, unless extended or terminated. Any extension, delay, termination, waiver or amendment of the offer will be followed as promptly as practicable by public announcement thereof to be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date. During any such extension, all shares previously tendered and not properly withdrawn will remain subject to the offer, subject to the rights of a tendering stockholder to withdraw such stockholder’s shares. “Expiration date” means January 3, 2019, unless and until the Offeror has extended the period during which the offer is open, subject to the terms and conditions of the merger agreement or as required by applicable laws, in which event the term “expiration date” means the earliest time and date at which the offer, as so extended by the Offeror, will expire.
Subject to the provisions of the merger agreement, and unless iPass consents otherwise or the offer or the merger agreement is terminated, (i) the Offeror will extend the offer for any period required by the U.S. federal securities laws and rules and regulations of the SEC and its staff or of Nasdaq (but in no event will the Offeror be required to extend past May 11, 2019 (the “termination date”)), and (ii) if the offer conditions are not satisfied at any scheduled expiration date, the Offeror is required to extend the offer for successive periods of not more than 10 business days from the previously scheduled expiration date. However, in no event will the Offeror be required to extend the offer to a date that is or after the termination date nor will the Offeror be permitted to extend past the termination date without iPass’s prior written consent.
If the merger agreement is terminated, the Offeror will promptly terminate the offer.
Other than as described above, the Offeror may not extend, terminate or withdraw the offer without the prior written consent of iPass.

Any decision to extend, terminate or withdraw the offer will be made public by a press release or otherwise by a public announcement.
See “Exchange Offer Procedures — Extension, Termination and Amendment of Offer.”
How do I tender my shares of iPass common stock?
To validly tender shares of iPass common stock held of record, iPass stockholders must:
•
if such shares are in certificated form or are held in book entry form directly with iPass via the direct registration system, deliver a properly completed and duly executed letter of transmittal, along with any required signature guarantees and any other required documents, and certificates, if applicable, for tendered iPass shares to Continental Stock Transfer & Trust Company,, the exchange agent for the offer, at its address set forth elsewhere in this document and the letter of transmittal, all of which must be received by the exchange agent prior to the expiration date; or

•
if such shares are in electronic book-entry form, deliver an agent’s message in connection with a book-entry transfer, and any other required documents, to the exchange agent at its address set forth elsewhere in this document and the letter of transmittal and follow the other procedures for book-entry tender set forth herein, all of which must be received by the exchange agent prior to the expiration date.

If your shares of iPass common stock are held in “street name” (i.e., through a broker, dealer, commercial bank, trust company or other nominee), those shares may be tendered by your nominee by book-entry transfer through The Depository Trust Company. To validly tender such shares held in street name, you should instruct such nominee to do so prior to the expiration date.
We are not providing for guaranteed delivery procedures. Accordingly you must allow sufficient time for the necessary tender procedures to be completed during normal business hours prior to the expiration date. Tenders received by the exchange agent after the expiration date will be disregarded and of no effect. In all cases, you will receive your consideration for your tendered shares only after timely receipt by the exchange agent of certificates for such shares, if any, or of a confirmation of a book-entry transfer of such shares, and a properly completed and duly executed letter of transmittal and any other required documents.
For a more complete discussion of the procedures for tendering your shares of iPass common stock, see “Exchange Offer Procedures — Procedures for Tendering.”
Until what time can I withdraw tendered shares of iPass common stock?
You may withdraw your previously tendered shares of iPass common stock at any time until the offer has expired; provided, that if the Offeror has not yet accepted shares of iPass common stock tendered for exchange, any iPass shareholder may withdraw its tendered shares after the 60th day following commencement of the offer pursuant to Section 14(d)(5) of the Exchange Act. For a more complete discussion of the procedures for withdrawing your iPass shares, see “Exchange Offer Procedures — Withdrawal Rights.”
How do I withdraw previously tendered shares of iPass common stock?
To withdraw previously tendered shares of iPass common stock that are held of record, you must deliver a written notice of withdrawal with the required information to the exchange agent at any time at which you have the right to withdraw shares.
To withdraw previously tendered shares of iPass common stock that are held in “street name,” you must instruct your broker, dealer, commercial bank, trust company or other nominee to arrange for the withdrawal of your shares and such broker, dealer, commercial bank, trust company or other nominee must effectively withdraw such shares at any time at which you have the right to withdraw shares.
For a more complete discussion of the procedures for withdrawing your iPass shares, including the applicable deadlines for effecting withdrawals, see “Exchange Offer Procedures — Withdrawal Rights.”

When and how will I receive the transaction consideration in exchange for my tendered shares of iPass common stock?
Upon the terms and subject to the satisfaction or waiver of the conditions of the offer (including, if the offer is extended or amended, the terms and conditions of any extension or amendment), promptly following the expiration date, the Offeror will accept for exchange, and will thereafter promptly exchange, all shares of iPass common stock validly tendered and not properly withdrawn prior to the expiration date.
The Offeror will deliver the transaction consideration for your validly tendered and not properly withdrawn shares through the exchange agent, which will act as your agent for the purpose of receiving the transaction consideration from the Offeror and transmitting such transaction consideration to you. In all cases, you will receive your consideration for your tendered shares only after timely receipt by the exchange agent of certificates for such iPass shares, if any, or a confirmation of a book-entry transfer of such shares, and a properly completed and duly executed letter of transmittal and any other required documents for such shares.
What happens if I do not tender my shares of iPass common stock?
If Pareteum completes the offer, it intends to complete the merger as soon as practicable following the completion of the offer. Upon consummation of the merger, each share of iPass common stock that has not been tendered and accepted for exchange in the offer, other than shares held in treasury by iPass or shares held by Pareteum or any subsidiary of Pareteum, will be converted in the merger into the right to receive the transaction consideration.
If the offer is completed, will iPass continue as a public company?
No. If the merger takes place, iPass will no longer be publicly traded, and iPass will be held as a wholly owned subsidiary of Pareteum. Pareteum is required, on the terms and subject to the satisfaction or waiver of the conditions set forth in the merger agreement, to consummate the merger as soon as practicable following its acceptance for purchase of shares of iPass common stock in the offer. The merger will be governed by Section 251(h) of the DGCL, and accordingly no stockholder vote will be required to consummate the merger. As such, Pareteum does not expect there to be a significant period of time between the consummation of the offer and the consummation of the merger.
Will I have the right to have my shares of iPass common stock appraised?
Appraisal rights are not available in connection with the offer, and iPass stockholders who tender their shares in the offer will not have appraisal rights in connection with the merger.
Who should I contact if I have questions about the offer?
You may contact Morrow Sodali, the information agent, by phone toll-free at (800) 662-5200 or by email at ipass@morrowsodali.com.

SUMMARY
This section summarizes material information presented in greater detail elsewhere in this document. However, this summary does not contain all of the information that may be important to iPass stockholders. You are urged to carefully read the remainder of this document, the related letter of transmittal, the annexes to this document and the other information referred to or incorporated by reference in this document because the information contained in this section and in the “Questions and Answers About the Offer” section is not complete. See “Where To Obtain Additional Information.”
Purpose of the Offer and the Merger (Page 49)
The purpose of the offer and the merger that have been agreed to between Pareteum and iPass is for Pareteum to acquire control of, and ultimately the entire equity interest in, iPass. The offer is the first step in Pareteum’s plan to acquire all of the outstanding shares of iPass common stock, and the merger is the second step in such plan. If the offer is completed, tendered shares of iPass common stock will be exchanged for the transaction consideration, and if the merger is completed, any remaining shares of iPass common stock that were not tendered into the offer (other than certain dissenting, converted or cancelled shares, as described further in this document) will be converted into the right to receive the transaction consideration.
Transaction Consideration (Page 49)
The transaction consideration consists of:
1.17 shares of Pareteum common stock, par value $0.00001 per share, together with cash in lieu of any fractional shares of Pareteum common stock, without interest and less any applicable withholding taxes.
iPass stockholders will not receive any fractional shares of Pareteum common stock in the offer or the merger, and each iPass stockholder who otherwise would be entitled to receive a fraction of a share of Pareteum common stock pursuant to the offer or the merger will be paid an amount in cash (without interest) in lieu thereof, based on the volume weighted average closing sale price of one share of Pareteum common stock as reported on Nasdaq for the five consecutive trading days ending on and including the trading day prior to the closing of the merger.
The Offer (Page 49)
Pareteum, through the Offeror, is offering, upon the terms and subject to the conditions set forth in this document and in the accompanying letter of transmittal, to exchange the transaction consideration for each outstanding share of iPass common stock that is validly tendered in the offer and not properly withdrawn.
The Merger (Page 49)
The merger will be completed as soon as practicable following the Offeror’s acceptance of shares tendered in the offer if the offer is completed, assuming the satisfaction or waiver of the other conditions at such time. If the offer is completed, the merger will be subject to Section 251(h) of the DGCL, which means that no vote of iPass stockholders will be required to complete the merger. Accordingly, Pareteum anticipates that, if the offer is completed, the merger will be completed on the same day as the offer.
In the merger, the Offeror will merge with and into iPass, with iPass surviving the merger. At the effective time of the merger, each outstanding share of iPass common stock that was not acquired by the Offeror in the offer (other than shares held in treasury by iPass or shares held by Pareteum or any subsidiary of Pareteum) will be converted into the right to receive the transaction consideration. After the merger, iPass will be held as a direct wholly owned subsidiary of Pareteum, and the former stockholders of iPass will no longer have any direct ownership interest in the surviving corporation.
The Companies (Page 27)
Pareteum
Pareteum Corporation
1185 Avenue of the Americas, 37th Floor
New York, NY 10036
(212) 984-1096

Pareteum is a leading global provider of mobile communications technology platforms and high-value services that increase revenues and reduce costs for its customers globally with a SaaS business model and a diverse customer base that ranges from small tech companies to some of the largest mobile networks in the world. Organizations use Pareteum to energize their growth and profitability through cloud communication services and complete turnkey solutions featuring relevant content, applications, and connectivity worldwide. Pareteum’s platform services partners (technologies integrated into Pareteum’s cloud) include: HPE, IBM, Sonus, Oracle, Microsoft, and other world class technology providers. All of the relevant customer acquired value is derived from Pareteum’s award winning software, developed and enhanced over many years. By harnessing the value of communications, Pareteum serves enterprise, retail and IoT customers. Pareteum currently has offices in New York, Sao Paulo, Madrid, Barcelona, Bahrain and the Netherlands.
Pareteum was incorporated in Delaware in 2001 and became a public company in June, 2008. Its shares are traded on Nasdaq under the ticker symbol “TEUM.”
Offeror
TBR, Inc.
c/o Pareteum Corporation
1185 Avenue of the Americas, 37th Floor
New York, NY 10036
(212) 984-1096
The Offeror is a Delaware corporation and a direct wholly owned subsidiary of Pareteum. The Offeror was incorporated on November 9, 2018 for the purpose of making the offer and consummating the merger. The Offeror has engaged in no business activities to date and it has no material assets or liabilities of any kind, other than those incident to its formation and those incurred in connection with the merger agreement, the offer and the merger.
iPass
iPass Inc.
3800 Bridge Parkway
Redwood Shores, CA 94065
(650) 232-4100
iPass Inc. is a leading provider of global mobile connectivity, offering simple, secure, always-on Wi-Fi access on any mobile device. Built on a software-as-a-service (“SaaS”) platform, the iPass cloud-based service keeps its customers connected by providing unlimited Wi-Fi connectivity on unlimited devices. iPass is the world’s largest Wi-Fi network, with more than 68 million hotspots globally, at airports, hotels, train stations, convention centers, outdoor venues, inflight on more than 20 leading airlines, and more. Using patented technology, the iPass SmartConnect™ platform takes the guesswork out of Wi-Fi, automatically connecting customers to the best hotspot for their needs. Customers simply download the iPass application (“app”) to experience UNLIMITED, EVERYWHERE and INVISIBLE Wi-Fi.
iPass was incorporated in California in July 1996 and reincorporated in Delaware in June 2000. It became a publicly traded company in 2003. Its shares are traded on Nasdaq under the ticker symbol “IPAS.”
Conditions to the Offer and the Merger (Pages 101) Completion of the offer and the merger is subject to certain conditions, including, among others:
•
Minimum Tender Condition — iPass stockholders having validly tendered and not properly withdrawn prior to the expiration of the offer a number of shares of iPass common stock that, together with any shares of iPass common stock then owned by Pareteum, the Offeror or Pareteum’s other subsidiaries, represents at least a majority of all then-outstanding shares of iPass common stock (the “minimum tender condition”);

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Effectiveness of Form S-4 — the registration statement on Form S-4 of which this document is a part having been declared effective by the SEC under the Securities Act and no stop order having been issued or proceeding seeking a stop order having been initiated or threatened by the SEC;

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Listing of Pareteum Common Stock — the shares of Pareteum common stock to be issued in the offer and the merger having been approved for listing on Nasdaq, subject to official notice of issuance;

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Accuracy of iPass’s Representations — the representations and warranties of iPass contained in the merger agreement being true and correct as of the date of the merger agreement and the expiration date of the offer, subject to specified materiality standards;

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iPass’s Compliance with Covenants — iPass having complied with or performed in all material respects with its covenants under the merger agreement;

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No Legal Prohibition — other than with respect to foreign antitrust laws, no governmental entity having jurisdiction over Pareteum, the Offeror or iPass having issued an order, decree or ruling or taken any other material action enjoining or otherwise prohibiting consummation of the offer or the merger substantially on the terms contemplated by the merger agreement;

•
No Material Adverse Effect — since the date of the merger agreement, no material adverse effect on the business, financial condition or results of operations of iPass having occurred and continuing to exist as of immediately prior to the expiration of the offer;

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Certain Consents — iPass shall have obtained the consents of certain third parties, including iPass’s secured lender Fortress Credit Corp. (“Fortress”) to the offer and merger; and

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No Merger Agreement Termination — the merger agreement not having been terminated in accordance with its terms.

Treatment of iPass Equity Awards (Page 84)
Consideration for Options
No iPass stock options shall be assumed or continued by Pareteum following the effective time and therefore all vesting associated with such iPass stock options will be accelerated in connection with the consummation of the merger. Accordingly, at the effective time, each outstanding iPass stock option not exercised by the holder thereof prior to such time shall be, by virtue of the merger and without any further action on the part of any holder thereof, cancelled. Following the effective time, any such cancelled iPass stock options shall no longer be exercisable for shares of iPass common stock. iPass shall cause the administrator of the iPass equity plans to provide to each holder of iPass stock options notice that (i) as of the date of such notice (but contingent upon the consummation of the Merger), the vesting associated with each unvested outstanding iPass stock option shall be fully accelerated, and (ii) immediately prior to the effective time, each outstanding iPass stock option that has not been exercised by such holder shall terminate and the stock option agreements pursuant to which such iPass stock option were granted shall cease to be of any force or effect. Prior to the effective time, iPass shall take any and all actions necessary to effect the cancellation, as of the effective time, of each outstanding iPass stock option that has not been exercised by the holder thereof within the respective time periods provided.
Consideration for Restricted Stock Units and Performance Restricted Stock Awards
iPass’s repurchase rights with respect to each outstanding unvested iPass restricted stock award and each unvested iPass performance restricted stock award shall, by virtue of the merger and without any further action on the part of any holder thereof, lapse in full and be of no further force or effect (contingent on the consummation of the merger) and the associated shares of iPass common stock shall be deemed issued and outstanding for all purposes hereunder, including for purposes of satisfying the minimum condition.

Treatment of iPass Warrants (Page 85)
At the effective time, unless otherwise agreed to by Pareteum and the holder of the iPass warrants, each outstanding iPass warrant shall be, by virtue of the merger and without any further action on the part of any holder thereof, be converted into a warrant to purchase shares of Pareteum’s common stock equal to the number of shares of iPass common stock subject to such iPass warrant immediately prior to the effective time multiplied by the exchange ratio (rounded to the nearest whole number of shares of Pareteum common stock), at an exercise price per share equal to the exercise price for each such share of iPass’s common stock subject to iPass warrant divided by the Exchange Ratio (rounded down to the nearest whole cent), and all references in the iPass warrant to iPass shall be deemed to refer to Pareteum, where appropriate. The other provisions of the iPass warrants shall continue to apply in accordance with their terms, and the date of grant of the Pareteum warrants shall be the date of grant of the iPass warrants.
Treatment of Employee Stock Purchase Plan (Page 85)
iPass’s Employee Stock Purchase Plan (the “ESPP”) will continue to be operated in accordance with its terms and past practice, provided, that if the Closing is expected to occur prior to the end of an Offering Period (as defined in the ESPP), iPass will take action to provide for an earlier Exercise Date (as defined in the ESPP) in accordance with Section 19 of the ESPP. Such earlier Exercise Date (the “New Exercise Date”), will be as reasonably close to the Closing Date as is administratively practicable, and iPass will notify each participant in writing at least 15 days prior to the New Exercise Date that the Exercise Date for his or her option (including for purposes of determining the Purchase Price (as defined in the ESPP) of such option) has been changed to the New Exercise Date, and that his or her option will be exercised automatically on the New Exercise Date, unless prior to such date he or she has withdrawn from the Offering Period as provided in Section 18 of the ESPP. iPass will not begin an Offering Period after November 12, 2018.
Listing of Pareteum Common Stock (Page 74)
Pareteum will submit the necessary applications to seek to cause the shares of Pareteum common stock to be issued as transaction consideration in the offer and the merger to be approved for listing on Nasdaq. Approval of this listing is a condition to completion of the offer and the merger.
Comparative Market Price and Dividend Matters (Page 106)
Pareteum common stock is listed on Nasdaq under the symbol “TEUM.” iPass common stock traded on Nasdaq under the ticker symbol “IPAS,” except that from November 7, 2018 through November 21, 2018, when it traded on the over the counter market. The following table sets forth the closing prices of Pareteum common stock and iPass common on November 9, 2018, the last trading day ending prior to the public announcement of the entry into an Agreement and Plan of Merger by and among iPass, the Offeror, and Pareteum, providing for the merger of the Offeror with and into iPass, and on December 17, 2018, the most recent practicable trading date prior to the filing of this document. The table also shows the implied value of one share of iPass common stock on such dates, which is the product of the exchange ratio of 1.17 multiplied by the closing price of Pareteum common stock on such date.
	Per-Share iPass Closing Price	Per-Share Pareteum Closing Price	Implied Transaction Value of iPass Share
November 9, 2018	$1.48	$2.22	$2.60
December 17, 2018	$1.54	$1.47	$1.72
The market value of the transaction consideration will change as the market value of Pareteum common stock fluctuates during the offer period and thereafter. iPass stockholders should obtain current market quotations for shares of iPass common stock and Pareteum common stock before deciding whether to tender their iPass shares in the offer.
Ownership of Pareteum After the Offer and the Merger (Page 68)
Pareteum estimates that former stockholders of iPass will own, in the aggregate, approximately 9.18% of the shares of Pareteum common stock outstanding immediately following completion of the offer and the merger.

Comparison of Stockholders’ Rights (Page 124)
The rights of Pareteum stockholders are different in some respects from the rights of iPass stockholders. Therefore, iPass stockholders will have different rights as stockholders once they become Pareteum stockholders.
U.S. Material Federal Income Tax Consequences (Page 117)
Assuming that Pareteum obtains 80% or more of the common stock of iPass through the offer and merger, and that certain other conditions (described below under “Material U.S. Federal Income Tax Consequences”) are met, the offer and the merger will constitute a tax-free reorganization under the Internal Revenue Code of 1986, as amended (the “Code”). The stockholders of iPass who exchange their iPass common stock for Pareteum common stock will recognize no gain or loss on the transaction except to the extent that they receive cash consideration for their shares of iPass common stock.
Accounting Treatment (Page 74)
In accordance with United States generally accepted accounting principles (“GAAP” or “U.S. GAAP”), Pareteum will account for the acquisition of shares in the offer and the merger under the acquisition method of accounting for business combinations.
Questions About the Offer and the Merger
Questions or requests for assistance or additional copies of this document may be directed to the information agent at the telephone number and address set forth below. Stockholders may also contact their broker, dealer, commercial bank, trust company or other nominee for assistance concerning the offer and the merger.

509 Madison Avenue Suite 1608 New York, NY 10022 Stockholders Call Toll Free: (800) 662-5200 E-mail: ipass@morrowsodali.com

RISK FACTORS
iPass stockholders should carefully read this document and the other documents referred to or incorporated by reference into this document, including in particular the following risk factors, in deciding whether to tender shares pursuant to the offer.
Risks Relating to the Offer, the Merger and Pareteum Common Stock
The stock consideration in this transaction is fixed and will not be adjusted. Because the market price of Pareteum common stock may fluctuate, iPass stockholders cannot be sure of the market value of the transaction consideration they will receive in exchange for their iPass shares in connection with the offer and the merger.
In connection with the offer and the merger, iPass stockholders will receive a fixed number of shares of Pareteum common stock for each of their shares of iPass common stock (1.17 Pareteum shares for each iPass share). Because the number of shares of Pareteum common stock being offered as part of the transaction consideration will not vary based on the market value of Pareteum common stock, the transaction consideration that iPass stockholders will receive in the offer or the merger will vary based on the price of Pareteum common stock at the time the transaction consideration is received. The market price of Pareteum common stock may decline after the date of this document, after you tender your shares and/or after the offer and the merger are completed.
A decline in the market price of Pareteum common stock could result from a variety of factors beyond Pareteum’s control, including, among other things, the possibility that Pareteum may not achieve the expected benefits of the acquisition of iPass as rapidly or to the extent anticipated (see “Risk Factors —  Risks Related to iPass’s Business”); the effect of Pareteum’s acquisition of iPass on Pareteum’s financial results may not meet the expectations of Pareteum, financial analysts or investors; or the addition and integration of iPass’s business may be unsuccessful, take longer or be more disruptive than anticipated.
Because the offer will not be completed until certain conditions have been satisfied or waived, a significant period of time may pass between the commencement of the offer, the time you tender your shares and the time that the Offeror accepts your shares for payment. Therefore, at the time you tender your shares of iPass common stock pursuant to the offer, you will not know the exact market value of the transaction consideration that will be issued if the Offeror accepts your shares for payment. See “Comparative Market Price and Dividend Matters” of this document. You are urged to obtain current market quotations for shares of iPass common stock and for shares of Pareteum common stock.
The offer remains subject to conditions that Pareteum cannot control.
The offer is subject to a number of conditions, including the minimum tender condition, lack of legal prohibitions, the listing on Nasdaq of the shares of Pareteum common stock to be issued in the offer and the merger, the effectiveness of the registration statement on Form S-4 of which this document is a part, the truth and accuracy of iPass’s representations and warranties made in the merger agreement, subject to specified materiality standards, iPass obtaining the consent of certain third parties to the transaction, including iPass’s secured lender Fortress, and iPass’s material compliance with its covenants under the merger agreement. There are no assurances that all of the conditions to the offer will be satisfied or that the conditions will be satisfied in the time frame expected. If the conditions to the offer are not met, then Pareteum may, subject to the terms and conditions of the merger agreement, allow the offer to expire, or amend or extend the offer. See “Merger Agreement — Conditions to the Offer” and “— Conditions to the Merger.”
If the offer and the merger are completed, iPass stockholders will receive Pareteum common stock as the transaction consideration and will accordingly become Pareteum stockholders. Pareteum common stock may be affected by different factors than iPass common stock, and Pareteum stockholders will have different rights than iPass stockholders.
Upon consummation of the offer and the merger, iPass stockholders will receive shares of Pareteum common stock as the transaction consideration and will accordingly become Pareteum stockholders. Pareteum’s business differs from that of iPass, and Pareteum’s results of operations and the trading price of

Pareteum common stock may be adversely affected by factors different from those that would affect iPass’s results of operations and stock price. In addition, holders of shares of Pareteum common stock will have rights as Pareteum stockholders that differ from the rights they had as iPass stockholders before the offer and the merger. For a comparison of the rights of Pareteum stockholders to the rights of iPass stockholders, see “Comparison of Stockholders’ Rights.”
iPass stockholders will have a reduced ownership and voting interest in Pareteum.
Immediately following consummation of the offer and the merger, iPass stockholders will collectively own approximately 9.18% of the outstanding shares of Pareteum common stock. Consequently, iPass stockholders will not be able to exercise as much influence over the management and policies of Pareteum as they currently exercise over iPass.
Pareteum may fail to realize any or all of the anticipated benefits of the offer and the merger or those benefits may take longer to realize than expected.
The benefits of the offer and the merger may not be realized as expected or may not be achieved within the anticipated time frame, or at all. Failure to achieve the anticipated benefits of the offer and the merger could adversely affect Pareteum’s results of operations or cash flows, cause dilution to the earnings per share of Pareteum, decrease or delay the expected benefits of the offer and the merger and negatively affect the price of Pareteum common stock.
Pareteum and iPass will incur direct and indirect costs as a result of the offer and the merger.
Pareteum and iPass will incur substantial expenses in connection with and as a result of completing the offer and the merger and, following the completion of the merger, Pareteum expects to incur additional expenses in connection with combining the businesses, operations, policies and procedures of Pareteum and iPass. Factors beyond Pareteum’s control could affect the total amount or timing of those expenses, many of which, by their nature, are difficult to estimate accurately. Moreover, diversion of management focus and resources from the day-to-day operation of the business to matters relating to the offer and the merger could adversely affect each company’s business, regardless of whether the offer and the merger are completed. In addition, Pareteum and iPass will be required to devote significant attention and resources prior to closing to prepare for the post-closing operation of the surviving company to the merger, and Pareteum will be required post-closing to devote significant attention and resources to successfully align the business practices and integrate the operations of Pareteum and iPass. This process may disrupt the businesses and, if ineffective, would limit the anticipated benefits of the offer and the merger.
Pareteum’s actual financial positions and results of operations may differ materially from the unaudited pro forma condensed combined financial information included in this document.
The unaudited pro forma condensed combined financial information contained in this document is presented for illustrative purposes only and may differ materially from what Pareteum’s actual financial position or results of operations would have been had the offer and the merger been completed on the dates indicated. The unaudited pro forma condensed combined financial information has been derived from the audited and unaudited historical financial statements of Pareteum, and certain adjustments and assumptions have been made regarding the combined company after giving effect to the offer and the merger. The assets and liabilities of iPass have been measured at fair value based on various preliminary estimates using assumptions that Pareteum management believes are reasonable utilizing information currently available. The process for estimating the fair value of acquired assets and assumed liabilities requires the use of judgment in determining the appropriate assumptions and estimates. These estimates may vary significantly as additional information becomes available and as additional analyses are performed. Differences between preliminary estimates in the unaudited pro forma condensed combined financial information and the final acquisition accounting may occur and are not necessarily indicative of financial position or results of operations in future periods or that would have been realized in historical periods presented.
In addition, the assumptions used in preparing the unaudited pro forma condensed combined financial information may not prove to be accurate, and other factors may affect Pareteum’s financial condition or results of operations following the closing. Any potential decline in Pareteum’s financial condition or results of operations may cause significant variations in the share price of Pareteum. See “Unaudited Pro Forma Condensed Combined Financial Information.”
The merger agreement limits iPass’s ability to pursue alternative transactions, and in certain instances requires payment of a termination fee, which could deter a third party from proposing an alternative transaction.
The merger agreement contains provisions that, subject to certain exceptions, limit iPass’s ability to solicit, initiate or knowingly encourage or knowingly facilitate any inquiries regarding or the making of any proposal or offer that constitutes or could reasonably be expected to lead to an alternative takeover proposal. See “Merger Agreement — No Solicitation of Acquisition Proposals.” In addition, under specified circumstances, iPass is required to pay a termination fee of  $780,000 if the merger agreement is terminated. See “Merger Agreement — Termination Fee” and “— Expenses.” It is possible that these or other provisions might discourage a potential competing acquirer that might have an interest in acquiring all or a significant part of iPass from considering or proposing an acquisition or might result in a potential competing acquirer proposing to pay a lower per share price to acquire iPass than it might otherwise have proposed to pay.
If the increase in the value of Pareteum’s business from the acquisition of iPass, together with any synergies to be achieved from Pareteum’s acquisition of iPass, is less than the value of the aggregate transaction consideration, the trading price of shares of Pareteum common stock could decrease.
If investors believe that the value of the stock consideration to be exchanged for iPass shares in connection with the offer and the merger, together with transaction costs, is greater than the value of iPass’s business, together with any synergies expected to be achieved from Pareteum’s acquisition of iPass, the trading price of Pareteum common stock could decrease and the offer and the merger could have a dilutive effect on the value of common shares held by Pareteum stockholders (including former iPass stockholders).
Uncertainty during the pendency of the offer and the merger may cause suppliers, customers or other business partners to delay or defer decisions concerning Pareteum and/or iPass or re-negotiate agreements with Pareteum and/or iPass, and completion of the offer and the merger could cause suppliers, customers and other business partners to terminate or re-negotiate their relationships with the surviving company or Pareteum.
The offer and the merger will be completed only if specified conditions are met, many of which are outside the control of Pareteum and iPass. In addition, both parties have rights to terminate the merger agreement under specified circumstances. Accordingly, there may be uncertainty regarding the consummation of the offer and the merger, both as to whether they will be consummated and when. This uncertainty may cause suppliers, customers or other business partners of Pareteum and/or iPass to delay or defer decisions concerning each such company’s products or businesses, or may seek to change existing agreements with Pareteum and/or iPass, which could negatively affect their respective businesses, results of operations and financial conditions.
Additionally, if the offer and the merger are completed, certain suppliers, customers or other business partners may attempt to terminate or change their relationships with the surviving company or Pareteum. These decisions could have an adverse effect on the business of the combined company.
Pareteum’s acquisition of iPass could trigger certain change-of-control or similar provisions contained in iPass’s agreements with third parties that could permit such parties to terminate or re-negotiate those agreements.
iPass may be a party to agreements that permit a counterparty to terminate an agreement or receive payments because the offer or the merger would cause a default or violate an anti-assignment, change-of-control or similar clause in such agreement. If this happens, Pareteum may have to seek to replace that agreement with a new agreement or make additional payments under such agreement. However, Pareteum may be unable to replace a terminated agreement on comparable terms or at all. Depending on the importance of such agreement to iPass’s business, the failure to replace a terminated agreement on similar terms or at all, and requirements to pay additional amounts, may increase the costs to Pareteum of operating iPass’s business or decrease the expected benefits of the merger to the surviving company and Pareteum.

The stock prices of Pareteum and iPass common stock may be adversely affected if the offer and the merger are not completed.
If the offer and the merger are not completed, the prices of Pareteum common stock and iPass common stock may decline to the extent that the current market prices of such common stock reflect a market assumption that the offer and the merger will be completed and have value.
Failure to effectively retain, attract and motivate key employees could diminish the anticipated benefits of the merger.
The success of the acquisition of iPass will depend in part on the attraction, retention and motivation of personnel critical to the business and operations of the surviving company due to, for example, their technical skills or industry and management expertise. Employees and consultants may experience uncertainty about their future roles with Pareteum and iPass during the pendency of the offer and the merger or after their completion. Pareteum and iPass, while similar and sharing a number of core values, do not have identical corporate cultures, and some employees or consultants may not want to work for the surviving company. In addition, competitors may recruit employees during Pareteum’s integration of iPass. If the companies are unable to attract, retain and motivate personnel that are critical to the successful integration and future operation of the companies, the surviving company could face disruptions in its operations, loss of existing customers, key information, expertise or know-how and unanticipated additional recruiting and training costs. In addition, the loss of key personnel could diminish the anticipated benefits of the acquisition of iPass to Pareteum.
The Internal Revenue Service may challenge the qualification of the offer and merger as a tax-free reorganization.
While Pareteum believes that the offer and merger will constitute a qualified reorganization within the meaning of the Code, with the result that the beneficial owners of iPass will recognize no gain or loss on the exchange of their iPass common stock for Pareteum common stock, the Internal Revenue Service (the “IRS”) may not agree with this position and may challenge the tax-free status of the transactions. See “Material U.S. Federal Income Tax Consequences,” below.
The financial analyses and forecasts considered by iPass, Pareteum and their respective financial advisors may not be realized.
While the financial projections utilized by iPass, Pareteum and their respective advisors in connection with the offer and the merger and summarized in this prospectus were prepared in good faith based on information available at the time of preparation, no assurances can be made regarding future events or that the assumptions made in preparing such projections will accurately reflect future conditions. In preparing such projections, the management of iPass and Pareteum made assumptions regarding, among other things, future economic, competitive, regulatory and financial market conditions and future business decisions that may not be realized and that are inherently subject to significant uncertainties and contingencies, including, among others, risks and uncertainties described or incorporated by reference in this section and the section titled “Forward-Looking Statements,” all of which are difficult to predict and many of which are beyond the control of iPass and Pareteum and will be beyond the control of the surviving company. There can be no assurance that the underlying assumptions or projected results will be realized, and actual results will likely differ, and may differ materially, from those reflected in the unaudited financial projections, whether or not the offer and the merger are completed. As a result, the unaudited financial projections cannot be considered predictive of actual future operating results, and this information should not be relied on as such. In addition, since such projections cover multiple years, the information by its nature becomes less predictive with each successive year.
Risks Related to Pareteum’s Business
You should read and consider the risk factors specific to Pareteum’s business that will also affect the combined company after the merger. These risks are described in Pareteum’s Quarterly Report on Form 10-Q for the period ended September 30, 2018, the Risk Factors section of Pareteum’s Definitive Merger Proxy Statement on Schedule 14A as filed with the SEC on August 3, 2018 and in Pareteum’s

Annual Report on Form 10-K for the year ended December 31, 2017 as filed with the SEC on March 30, 2018, and in other documents that are incorporated by reference into this document. See “Where to Obtain Additional Information” for the location of information incorporated by reference in this document.
Risks Related to iPass’s Business
iPass’s revenue and overall profitability may be adversely impacted by material reductions in existing customer and partner purchase commitments.
iPass’s customers and partners have traditionally agreed to contractual provisions that require them to pay the greater of the fees generated from the use of iPass’s services or a minimum committed amount over a pre-determined period of time. Minimum commitments are negotiated by customers to improve their unit pricing, effectively guaranteeing a certain volume to achieve a reduced unit price. Recent global economic conditions in certain cases caused iPass’s customers and partners to generate fees from the use of iPass’s services that are significantly less than their minimum committed amounts. Consequently, this shortfall has caused some partners and customers upon renewal of their contracts with iPass to renew with a lower minimum commitment and in some cases with no minimum commitment. Additionally, in some cases partners and customers are requesting a re-evaluation of their minimum commitments on a prospective basis during the term of their existing contract; to maintain these commercial relationships, iPass has addressed these requests on a contract by contract basis. The reduction or elimination of minimum purchase commitments could result in lower future revenues.
Significant dependency on key network providers could negatively affect iPass’s revenues.
There are certain venues (hotels, airports, airplanes, cafes, etc.) globally where iPass depends on key providers for network access in those venues. Additionally, in certain geographies iPass depends on a small number of providers for a large portion of network access. If such a provider were to go out of business, terminate their agreement with iPass, or encounter technical difficulties such that network access was not available to iPass’s customers for an extended period of time, it could have a negative impact on iPass’s revenues and profitability if iPass cannot find an alternative provider to enable network access in those venues or geographies.
If iPass does not accurately predict network usage for its Flat Rate or iPass UNLIMITED price plans, its costs could increase without a corresponding increase in network revenue.
A significant number of iPass’s customers have purchased iPass’s Flat Rate network price plans, and iPass is signing new customers to its iPass UNLIMITED plan. In these plans, iPass’s customers pay a flat rate price to access iPass’s network services. However, in some situations iPass continues to pay its providers based on actual network usage (pay-as-you-go). The rate iPass charges in these plans is based on statistical predictions of usage across a pool of users within a customer. If actual usage is higher than expected, iPass’s expenses may increase without a commensurate increase in revenues, and iPass’s ability to achieve profitability could be negatively impacted.
Starting in 2014, iPass implemented certain fixed rate buying structures with some providers to mitigate this risk. However, buying network access at a fixed rate creates additional risk if iPass’s customers were to use less Wi-Fi than anticipated in the future, which could result in iPass’s costs exceeding its revenues and could negatively impact iPass’s profitability.
If demand for mobile connectivity services does not grow or grows in ways that do not require use of iPass’s services, iPass may experience a decline in revenues and profitability.
The growth of iPass’s business is dependent, in part, upon the increased use of mobile connectivity services and iPass’s ability to capture a higher proportion of this market. If the demand for mobile connectivity services does not continue to grow, or grows in ways that do not require use of iPass’s services, then iPass may not be able to grow its business, or achieve profitability. Increased usage of iPass’s services depends on numerous factors, including:
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Willingness of enterprises to make additional information technology expenditures;

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Availability of security services necessary to ensure data privacy over a variety of networks;

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Quality, cost and functionality of iPass’s services and competing services;

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Increased adoption of wireless broadband access methods and iPass’s ability to support these new methods;

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Proliferation of smartphones, tablets and mobile handheld devices and related applications, and iPass’s ability to provide valuable services and support for those devices;

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iPass’s ability to partner with mobile network operators and service providers that are willing to stimulate consumer awareness and adoption of iPass’s services; and

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iPass’s ability to timely implement technology changes to iPass’s services to meet evolving industry standards for mobile devices, Wi-Fi network access and customer business requirements.

Customer adoption and deployment of iPass’s platform has been slower than iPass expected, and if it does not increase, iPass’s ability to significantly grow its services business and achieve profitability could be harmed.
The future success of iPass’s business will depend in large part on iPass’s current and prospective customers’ timeliness of adoption and deployment of iPass’s platform and related services. Key risks associated with iPass’s platform and services are as follows:
Customer adoption and deployment of iPass’s platform may be slow.   iPass believes that the growth of its business is dependent on the timely adoption and deployment of iPass’s platform by iPass’s customers. A material delay in the adoption and deployment of the platform by iPass’s customers will adversely impact iPass’s ability to grow revenues and achieve profitability.
Customer deployment of iPass’s platform may not result in increased use of iPass’s services.   iPass believes it is important to the future success of its business that users of iPass’s services increase their usage and network services to validate iPass’s value proposition. iPass believes that the deployment by its customers of iPass’s platform will lead to increased usage of iPass’s platform services and correspondingly, its network services, which will lead to an increase in iPass’s revenue. iPass also believes increased deployment of iPass’s platform will generate additional data and more intrinsically valuable data analytics, both of which are critical to growing iPass Network Intelligence big data product revenues (formally branded as Veri-Fi). However, even if a significant portion of iPass’s customers deploy iPass’s platform, there is no guarantee that iPass’s customers will use iPass’s services more frequently.
iPass’s platform may have technical limitations that cause iPass’s customers to delay adoption or deployment.   There is risk that the platform may contain technological limitations, bugs or errors that would cause iPass’s customers to not adopt or delay the adoption of the platform. If some or all of these risks associated with iPass’s platform were to occur, adoption and deployment of iPass’s platform may not occur and iPass’s business could be harmed.
iPass relies significantly on information technology to accurately provision, service, and bill iPass’s customers and any failure, inadequacy or interruption of that technology could negatively impact iPass’s ability to onboard and service iPass’s customers or report on iPass’s financial performance on a timely basis.
A key component of iPass’s ability to attract and retain customers is the timely and accurate furnishing of monthly detail billing records of activity on iPass’s network, rated for the agreements in place with both iPass’s customers and suppliers. iPass’s ability to meet these billing requirements, as well as to effectively manage and maintain iPass’s books and records, and internal reporting requirements, depends significantly on iPass’s internal information technology. In addition, iPass’s information technology infrastructure is designed to process large volumes of users and data, but any unanticipated capacity constraints could harm iPass’s ability to onboard and service iPass’s customers.
If iPass’s strategic and channel partners do not successfully market iPass’s services to their customers, then iPass’s ability to grow its revenues could be impaired.
iPass sells its services directly through its sales force and indirectly through iPass’s strategic and channel partners, which include telecommunication carriers, systems integrators, value-added resellers, OEMs, and business to business to consumer partnerships. A large percentage of iPass’s sales outside of the

United States are made through these partners. iPass’s business depends on the efforts and the success of these partners in marketing iPass’s services to their customers. iPass’s own ability to promote its services directly to iPass’s partners’ customers is often limited. Many of iPass’s partners may offer services to their customers that may be similar to, or competitive with, iPass’s services. Therefore, these partners may not actively promote iPass’s services. If iPass’s partners fail to market iPass’s services effectively, iPass’s ability to grow its revenue could be reduced and its business may be impaired.
If iPass’s Strategic Partnership service offerings do not achieve expanded market acceptance, iPass’s ability to grow its business could be harmed.
iPass’s Strategic Partnership service offerings incorporate iPass’s platform, global authentication fabric, and global Wi-Fi network to provide reseller, wholesale, and partners around the world with the infrastructure to offer their customers new Mobile Connectivity Services. iPass has entered into contracts with a number of customers for iPass’s Strategic Partnership services, but ramping revenues takes time to develop. iPass has devoted significant resources to building its Strategic Partnership service line of business. If Strategic Partnership service offerings do not achieve expanded market acceptance and generate meaningful revenues, or if these partners fail financially, iPass’s financial condition may be harmed.
If key global Wi-Fi venues offer “no charge” Internet access to all users, iPass’s network revenues could be negatively affected.
iPass derives a significant portion of iPass’s revenue from providing Wi-Fi access in certain key venues (e.g., hotels, airports, trains, and cafes). In general, these venues charge their customers for Wi-Fi access. If these venues begin offering Wi-Fi access at no charge, the amount iPass can charge iPass’s customers for Wi-Fi access at these venues will likely decrease or iPass may not charge iPass’s customers for Wi-Fi access at these venues. iPass is a proponent of free Wi-Fi as iPass’s service platform overlays benefits for all connectivity: security, ease of use, and broad coverage. And iPass has engaged partnerships to include free Wi-Fi in iPass’s available footprint. As iPass migrates more of its users to its UNLIMITED offering, pay-as-you-go pricing becomes less relevant to iPass’s revenue streams and the risk of free Wi-Fi decreases.
iPass may be exposed to credit risk, collection risk and payment delinquencies on iPass’s accounts receivable.
A substantial majority of iPass’s outstanding accounts receivables are not secured. iPass’s standard terms and conditions permit payment within a specified number of days following the receipt of iPass’s services. While iPass has procedures to monitor and limit exposure to credit risk on its receivables, there can be no assurance such procedures will effectively limit iPass’s collection risk and avoid losses. In addition, under poor global economic conditions, certain of iPass’s customers have faced and may face liquidity concerns and have delayed and may delay or may be unable to satisfy their payment obligations, which may have a material adverse effect on iPass’s financial condition and operating results.
To compete, iPass must attract and retain key employees, and its failure to do so could harm iPass’s results of operations.
To compete, iPass must attract and retain executives, sales representatives, engineers and other key employees. Hiring and retaining qualified executives, sales representatives and engineers are critical to iPass’s business, and competition for experienced employees in iPass’s industry can be intense. If iPass experiences an unexpected significant turnover of its executives, sales representatives, engineers and other key employees it will be difficult to achieve iPass’s business objectives and could adversely impact its results of operations.
If licenses to third party technologies do not continue to be available to iPass at a reasonable cost, or at all, iPass’s business and operations may be adversely affected.
iPass licenses technologies from several software providers that are incorporated into iPass’s services. iPass anticipates that it will continue to license technology from third parties in the future. Licenses to third party technologies may not continue to be available to iPass at a reasonable cost, or at all. The loss of the right to use these technologies or other technologies that iPass licenses could have an adverse effect on iPass’s services and increase iPass’s costs or cause interruptions, degradations or delays in iPass’s services until substitute technologies, if available, are developed or identified, licensed and successfully integrated into iPass’s services.

iPass’s sales cycles are lengthy and could require iPass to incur substantial costs that may not result in related revenues.
iPass’s Strategic Partnership revenue stream is characterized by a lengthy sales cycle. Once a contract with a partner is signed there is typically an extended period before the customer or customer’s end-users begin to use iPass’s services, which is when iPass begins to realize revenues. As a result, iPass may invest a significant amount of time and effort in attempting to secure a customer which may not result in any revenues in the near term. Even if iPass enters a contract, it may have incurred substantial sales-related expenses well before it recognizes any related revenues. If the expenses associated with sales efforts increase and iPass is not successful in its sales efforts, or if iPass is unable to generate associated offsetting revenues in a timely manner, iPass’s operating results could be harmed.
iPass’s software is complex and may contain errors that could damage iPass’s reputation and decrease usage of its services.
iPass’s software may contain errors that interrupt network access or have other unintended consequences. If network access is disrupted due to a software error, or if any other unintended negative results occur, such as the loss of billing information, a security breach, unauthorized access to iPass’s cloud-based platform or the introduction of a virus by iPass’s software onto iPass’s customers’ computers or networks, iPass’s reputation could be harmed and its business may suffer. iPass’s contracts generally limit iPass’s exposure to incidental and consequential damages and to the extent possible, iPass further limits its exposure by entering into insurance policies that are designed to protect iPass’s customers and iPass from these and other types of losses. If these contractual provisions are not enforced or enforceable, or if liabilities arise that are not effectively limited or insured, iPass’s operating results and financial condition could be harmed.
Cybersecurity risks and privacy concerns related to Internet-based services could reduce demand for iPass’s services.
The secure transmission of confidential information and mission critical data when using Internet-based services is extremely important to iPass’s customers. A key component of iPass’s ability to attract and retain customers is the security measures that iPass has engineered into its network for the authentication of the end-user’s credentials. These measures are designed to protect against unauthorized access to iPass’s customers’ networks. Because techniques used to obtain unauthorized access or to sabotage networks change frequently and generally are not recognized until launched against a target, iPass may be unable to anticipate these techniques or to implement adequate preventative measures against unauthorized access or sabotage. If an actual or perceived breach of network security occurs, that is attributable to iPass’s services, the market perception of the effectiveness of iPass’s cybersecurity measures could be harmed resulting in a negative impact to iPass’s business.
As part of providing iPass’s services, iPass collects certain aggregated information about the users of iPass’s service. As such iPass must comply with evolving laws and regulations regarding the protection and disclosure of such user information. While iPass has taken steps to comply with applicable privacy laws and regulations and to protect user information, any well-publicized compromises of iPass’s users’ data may reduce demand for iPass’s services and harm iPass’s business.
iPass’s business is subject to complex and evolving U.S. and international laws and regulation regarding privacy and data protection. Many of these laws and regulations are subject to change and uncertain interpretation and could result in claims, changes to iPass’s business practices, penalties, increased cost of operations, or declines in user growth or engagement, or otherwise harm iPass’s business.
Regulatory authorities around the world are considering a number of legislative and regulatory proposals concerning data protection, including measures to ensure that encryption of users’ data does not hinder law enforcement agencies’ access to that data. In addition, the interpretation and application of consumer and data protection laws in the U.S., Europe and elsewhere are often uncertain and in flux. It is possible that these laws may be interpreted and applied in a manner that is inconsistent with iPass’s data practices. These legislative and regulatory proposals, if adopted, and such interpretations could, in addition to the possibility of fines, result in an order requiring that iPass change its data practices, which could have an adverse effect on iPass’s business and results of operations. Complying with these various laws could cause iPass to incur substantial costs or require it to change its business practices in a manner adverse to its business.
Recent legal developments in Europe have created compliance uncertainty regarding certain transfers of personal data from Europe to the United States. For example, the General Data Protection Regulation (“GDPR”), coming into application in the European Union (“EU”) on May 25, 2018, apply to some of iPass’s activities conducted from an establishment in the EU or related to products and services that iPass offers to EU users. The GDPR creates a range of new compliance obligations, which could cause iPass to change its business practices, and significantly increases financial penalties for noncompliance (including possible fines of up to 4% of global annual turnover for the preceding financial year or €20 million (whichever is higher) for the most serious infringements).
In addition, the European Commission in July 2016 and the Swiss Government in January 2017 approved the EU-U.S. and the Swiss-U.S. Privacy Shield frameworks, respectively, which are designed to allow U.S. companies that self-certify to the U.S. Department of Commerce and publicly commit to comply with the Privacy Shield requirements to freely import personal data from the EU and Switzerland. However, these frameworks face a number of legal challenges and their validity remains subject to legal, regulatory and political developments in both Europe and the U.S. This has resulted in some uncertainty, and compliance obligations could cause iPass to incur costs or require iPass to change its business practices in a manner adverse to its business.
If iPass is unable to meet the challenges posed by Wi-Fi access, iPass’s ability to profitably grow iPass’s business may be impaired.
A substantial portion of the growth of iPass’s business has depended, and will continue to depend, in part upon iPass’s ability to expand its global Wi-Fi network. Such an expansion may not result directly in additional revenues to iPass, but building and maintaining a large footprint is key to iPass’s value proposition. Key challenges in expanding iPass’s Wi-Fi network include:
The Wi-Fi access market continues to develop at a rapid pace.   iPass derives a significant portion of its revenues from wireless broadband “hotspots,” such as certain airports, hotels, airplanes and convention centers. The Wi-Fi access market continues to develop rapidly, in particular, the market for enterprise connectivity services through Wi-Fi is characterized by evolving industry standards and specifications and there is currently no uniform standard for Wi-Fi access. Furthermore, although the use of wireless frequencies generally does not require a license in the United States and abroad, if Wi-Fi frequencies become subject to licensing requirements, or are otherwise restricted, this would substantially impair the growth of Wi-Fi access. Some large telecommunications providers and other stakeholders that pay large sums of money to license other portions of the wireless spectrum may seek to have the Wi-Fi spectrum become subject to licensing restrictions. In addition, certain government agencies such as the Federal Communications Commission (“FCC”) may implement policies and regulations that limit the value of iPass’s services to certain segments of iPass’s customers. If the Wi-Fi access market develops in ways that limit access growth, iPass’s ability to generate substantial revenues from Wi-Fi access could be harmed.
The Wi-Fi service provider market is highly fragmented.   There are currently many Wi-Fi service providers that provide coverage in only one or a small number of hotspots. iPass has entered into contractual relationships with numerous Wi-Fi service providers. These contracts generally have an initial term of two years or less. iPass must continue to develop relationships with many providers on terms commercially acceptable to iPass to provide adequate coverage for iPass’s customers’ mobile workers and Strategic Partners’ devices and to expand iPass’s Wi-Fi coverage. iPass may also be required to develop additional technologies to integrate new wireless broadband services into its service offering. If iPass is unable to develop these relationships or technologies, iPass’s ability to grow its business could be impaired.
Consolidation of large Wi-Fi service providers may impair iPass’s ability to expand network service coverage, negotiate favorable network access terms, and deliver consistent service in iPass’s network.   The telecommunications industry is rapidly evolving and highly competitive. These factors may cause large Wi-Fi network service providers to consolidate, which would reduce the number of network service providers from which iPass is able to obtain network access in key locations. If significant consolidation occurs, iPass will have a smaller number of network service providers to acquire Wi-Fi network access from and iPass may not be able to provide additional or sufficient redundant access points in some geographic areas, which could diminish iPass’s ability to provide broad, reliable, redundant coverage. Further, iPass’s ability to negotiate favorable access rates from Wi-Fi network service providers could be impaired, which could increase iPass’s network access expenses and harm iPass’s operating results.
Wi-Fi service provider actions may restrict iPass’s ability to sell its services.   Some Wi-Fi network providers restrict iPass’s ability to sell access to their networks to iPass’s resellers whom they consider competitive with them. This can reduce iPass’s revenue by limiting the footprint iPass’s partners can make available to their customers.
If competitive cellular data roaming rates decline precipitously, iPass’s ability to grow its business could be adversely impacted.
For iPass’s network services to be attractive to iPass’s customers, the cost of cellular roaming must be meaningfully greater than the cost of iPass’s Wi-Fi network services. Currently, in certain geographies such as Asia, cellular roaming prices are not significantly higher than iPass’s rates for Wi-Fi access. In Europe, legislation has been enacted mandating the reduction of wholesale cellular roaming prices. If cellular roaming prices do not remain meaningfully higher than iPass’s Wi-Fi network prices, then iPass’s ability to sell iPass’s Mobile Connectivity Services could be impacted and iPass’s business could be harmed. It is iPass’s intention to continue to drive the price of Wi-Fi down to insure Wi-Fi connectivity remains an economically viable and customer preferred connectivity option.
iPass faces competition in the market for mobile connectivity services, which could make it difficult for iPass to succeed.
While iPass does not believe there are service providers in the mobile connectivity services market that offer a platform or range of services in an integrated offering as iPass does, iPass competes with a variety of service providers, including facilities-based carriers, cloud-based platform operators and mobility management solution providers. Some of these providers have substantially greater resources, larger customer bases, longer operating histories and/or greater name recognition than iPass has. In addition, iPass faces the following challenges:
Many of iPass’s competitors can compete on price.
Because many of iPass’s facilities-based competitors own and operate physical networks they may be able to provide additional hotspot access at little incremental cost to them. As a result, they may offer network access services at a lower cost, and may be willing to discount or subsidize network access services to capture other sources of revenue. In contrast, iPass has traditionally purchased network access from facilities-based network service providers to enable iPass’s network access service and in these cases, may not be able to compete aggressively on price. In addition, new cloud-based platform operators may enter the mobile connectivity services market and compete on price. In either case, iPass may lose business or be forced to lower its prices to compete, which could reduce its revenues.
Many of iPass’s competitors offer additional services that iPass does not, which enables them to bundle these services and compete favorably against iPass.
Some of iPass’s competitors provide services that iPass does not, such as cellular data roaming, local exchange and long distance services, voicemail and digital subscriber line, or DSL, services. Potential customers that desire these services on a bundled basis may choose to subscribe to network access from a competitor that provides these additional services.
iPass’s potential customers may have unrelated business relationships with iPass’s competitors and consider those relationships when deciding between iPass’s services and those of iPass’s competitors.
Many of iPass’s competitors are large facilities-based carriers that purchase substantial amounts of services or provide other services or goods unrelated to network access services. As a result, if a potential customer is also a supplier to one of iPass’s large competitors, or purchases unrelated services or goods from iPass’s competitor, the potential customer may be motivated to purchase its network access services from iPass’s competitor to maintain or enhance its business relationship with that competitor. In addition, iPass’s current or potential carrier customers may already have or may consider buying services from mobility management solution providers which may impact iPass’s ability to sell its services to those customers as well as drive market prices down for the services that iPass offers.
Users may take advantage of free Wi-Fi networks for Internet and corporate access.
Telecommunications providers may offer free Wi-Fi as part of a home broadband or other service contract, which may force down the prices which the market will bear for iPass’s services and could reduce iPass’s revenues.
If iPass fails to develop and effectively market iPass’s brand, its operating results may be harmed.
iPass believes that expanding awareness of the iPass brand is important to growing and achieving acceptance of iPass’s platform and services. iPass has increased its marketing efforts, including new promotional and marketing activities, to further implement iPass’s global marketing objectives. These promotional and marketing activities may not result in any increased revenue. Further, any potential revenue increase as a result of these promotional and marketing activities may not offset the expenses incurred in further promoting the iPass brand.
Because a meaningful portion of iPass’s business is international, iPass encounters additional risks, which may impact its revenues and profitability.
iPass generates a substantial portion of its revenues from international customers. Revenues from customers domiciled outside of the United States were approximately 49% in the nine months ended September 30, 2018, and 53% of iPass’s revenues for the year ended December 31, 2017, of which approximately 41% and 45%, respectively were generated in the EMEA region and approximately 8% were generated throughout the rest of the world. The functional currency of iPass’s foreign subsidiaries is the U.S. Dollar and iPass currently bills nearly all of its services in U.S. Dollars. However, iPass pays certain expenses in local currencies. During the nine months ended September 30, 2018, and years ended December 31, 2017 and2016, iPass did not enter into any hedging contracts to manage foreign currency exposure. iPass’s international operations subject its business to specific risks that could negatively impact iPass’s business, including:
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Generally longer payment cycles for foreign customers;

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The impact of changes in foreign currency exchange rates on both the attractiveness of iPass’s USD-based pricing and its operating results, particularly upon the re-measurement of assets, liabilities, revenues and expenses and the transactional settlement of outstanding local currency liabilities;

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High taxes, and related complexities and changing compliance requirements in some foreign jurisdictions;

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Difficulty in complying with Internet and data privacy related regulations in foreign jurisdictions;

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Difficulty enforcing intellectual property rights and weaker laws protecting these rights; and

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Ability to efficiently deploy capital and generate returns in foreign jurisdictions.

The June 23, 2016, referendum by British voters to exit the EU (“Brexit”) adversely impacted global markets, including currencies, and resulted in a decline in the value of the British pound, as compared to the U.S. dollar and other currencies. In the longer term, any impact from Brexit on iPass’s business, financial results and operations, will depend, in part, on the future terms of the U.K.’s relationship with the EU, and could create uncertainty surrounding iPass’s business, including iPass’s relationships with its existing and future customers, suppliers and employees.
Litigation arising out of intellectual property infringement could be expensive and disrupt iPass’s business.
iPass cannot be certain that its services do not, or will not, infringe upon patents, trademarks, copyrights or other intellectual property rights held by third parties, or that other parties will not assert infringement claims against iPass. Any claim of infringement of proprietary rights of others, even if ultimately decided in iPass’s favor, could result in substantial costs and diversion of iPass’s resources. Successful claims against iPass may result in an injunction or substantial monetary liability, which in either case could significantly impact iPass’s results of operations or materially disrupt the conduct of iPass’s business. If iPass is enjoined from using a technology, iPass will need to obtain a license to use the technology, but licenses to third-party technology may not be available to iPass at a reasonable cost, or at all.
The recently passed comprehensive tax reform bill could adversely affect iPass’s business and financial condition.
On December 22, 2017, President Trump signed into law the Tax Cuts and Jobs Act that significantly reforms the Code. The Tax Cuts and Jobs Act, among other things, contains significant changes to corporate taxation, including reduction of the corporate tax rate from a top marginal rate of 35% to a flat rate of 21%, limitation of the tax deduction for interest expense to 30% of adjusted earnings (except for certain small businesses), limitation of the deduction of future net operating losses to 80% of current year taxable income and elimination of net operating loss carrybacks, one-time taxation of offshore earnings at reduced rates regardless of whether they are repatriated, elimination of U.S. tax on foreign earnings (subject to certain important exceptions), immediate deductions for certain new capital investments instead of deductions for depreciation expense over time, and the modification or repeal of many business deductions and credits, including the deductibility of executive compensation. Notwithstanding the reduction in the corporate income tax rate, the overall impact of the Tax Cuts and Jobs Act is uncertain and iPass’s business and financial condition could be adversely affected. The impact of this tax reform on holders of iPass’s common stock is also uncertain and could be adverse. iPass urges iPass’s stockholders to consult with their legal and tax advisors with respect to this legislation and the potential tax consequences of investing in or holding iPass’s common stock.
Additional Risks to iPass if the Merger Does Not Occur
iPass has outstanding debt secured by all of the iPass assets, including iPass’s intellectual property, and failure by iPass or its intellectual property holding subsidiary to fulfill iPass’s obligations under the applicable loan transaction agreements may cause the repayment obligations to accelerate and result in iPass’s loss of control over its assets, including iPass’s intellectual property
In June 2018, through a newly formed special purpose entity (“SPE”) that is consolidated within iPass’s financial statements, iPass entered into a credit arrangement with Fortress pursuant to which iPass initially borrowed $10 million and may request additional $1 million installments up to an additional aggregate of $10 million, each such subsequent installment subject to Fortress’s consent. iPass assigned to the SPE iPass’s current and future intellectual property as first-priority security for the payment of all outstanding principal and interest. The credit agreement provides for principal payment beginning December 2019, and requires iPass to meet and maintain within specified levels and thresholds certain specific financial and operational covenants, requires a December 31, 2018 audit report without a going concern emphasis of a matter paragraph, and requires iPass to: satisfy key employee retention requirements; maintain iPass’s current business and operations; satisfy certain working capital and debt limitations; and not undertake certain actions and transactions such as paying dividends or entering into a change of control transaction, without Fortress consent. Failure to meet and maintain any of these covenants and requirements, to repay principal and interest in a timely manner or to undertake any of the prohibited actions or transactions would result in an event of default and allow Fortress to accelerate and require mandatory prepayment of all outstanding principal and interest, including fees. There can be no assurance that iPass will be able to perform the obligations under the credit agreement, including the timely repayment of the amounts outstanding under the credit agreement, and upon the occurrence of an event of default under the credit agreement, if iPass is not able to perform iPass’s obligations and repay all outstanding amounts required when due, which iPass is currently not able to do, iPass would lose control over iPass’s assets, including iPass’s intellectual property, which would seriously harm iPass’s business and operations.
There is substantial doubt about iPass’s ability to continue as a going concern. iPass requires additional capital to support its business growth, and such capital may not be available.
iPass’s existing cash balances will not be sufficient to meet its working capital and operating resource expenditure requirements for the next twelve months. iPass intends to continue to make investments to support its business and require additional funds to respond to business challenges, which include the need to develop new solutions and partnerships or enhance existing solutions and partnerships, and enhance iPass’s operating infrastructure. Accordingly, iPass needs additional equity or debt financing to secure funds. Equity and debt financing, however, is not readily available and, if becomes available, might not be available on terms satisfactory to iPass. If iPass raises additional funds through equity financing, iPass’s stockholders will experience dilution. Debt financing, if available, may involve covenants restricting iPass’s operations or iPass’s ability to incur additional debt, as is the case with iPass’s credit arrangement with Fortress. If iPass is unable to obtain adequate financing or financing on terms satisfactory to iPass, iPass’s ability to continue to support its business and to respond to business challenges will be significantly limited and iPass will have to delay, reduce the scope of or eliminate initiatives, as well as significantly reduce operating expenses, which would harm iPass’s operating results. However, there is no assurance that iPass will be able to achieve these objectives; therefore, there is substantial doubt about iPass’s ability to continue as a going concern.
Trading of iPass’s common stock will be suspended from trading on the Nasdaq Capital Market on January 31, 2019, if the merger has not occurred, and Nasdaq may complete the delisting process by filing a Form 25 with the SEC thereafter.
On November 5, 2018, iPass received a notice from The Nasdaq Stock Market LLC indicating that the Nasdaq Hearings Panel (the “Panel”) had determined to delist iPass’s securities from the Nasdaq Capital Market based upon iPass’s non-compliance with the minimum $35 million market value of listed securities requirement. Nasdaq suspended trading of iPass’s shares was effective November 7, 2018; however, Nasdaq lifted the suspension on trading of iPass’s common stock following iPass’s motion for reconsideration. If the merger does not close on or before January 31, 2019, the trading of iPass’s common stock will once again be suspended, and Nasdaq will complete the delisting process by filing a Form 25 “Notification of Delisting” with the SEC thereafter.
If iPass fails to maintain an effective system of internal controls, iPass may not be able to accurately report iPass’s financial results and prevent fraud.
The Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) requires, among other things, that iPass maintains effective internal control over financial reporting and disclosure controls and procedures. In particular, iPass must perform system and process evaluation and testing of its internal control over financial reporting to allow management to report on the effectiveness of iPass’s internal control over financial reporting, as required by Section 404 of the Sarbanes-Oxley Act. There can be no assurance that material weaknesses or other control or significant deficiencies will not be identified in the future. If iPass fails to maintain appropriate controls, such circumstances could cause iPass to fail to meet its periodic reporting obligations or result in material misstatements in iPass’s financial statements or adversely affect the results of periodic management evaluations and annual auditor attestation reports. iPass could be required to restate its financial results. Each of the foregoing results could cause stockholders to lose confidence in iPass’s reported financial information and lead to a decline in iPass’s stock price or to stockholder litigation.

FORWARD-LOOKING STATEMENTS
Information both included and incorporated by reference in this document may contain forward-looking statements, which may be identified by their use of terms such as “intend,” “plan,” “may,” “should,” “will,” “anticipate,” “believe,” “could,” “estimate,” “expect,” “forecast,” “continue,” “potential,” “opportunity,” “project” and similar terms. These statements are based on certain assumptions and analyses that Pareteum’s management or iPass’s management believe are appropriate under the circumstances. However, these statements are subject to risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should the assumptions prove incorrect, actual results may differ materially from those expected, estimated or projected. Forward-looking statements speak only as of the date they are made, and neither Pareteum nor iPass undertakes any obligation to publicly update or revise any of them in light of new information, future events or otherwise.
All subsequent written and oral forward-looking statements attributable to Pareteum, iPass or any person acting on Pareteum’s or iPass’s behalf are qualified by the cautionary statements in this section.
Factors that could have a material adverse effect on Pareteum’s or iPass’s operations and future prospects or the consummation of the offer and the merger, many of which are difficult to predict and beyond the control of Pareteum or iPass, include, but are not limited to:
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failure to satisfy the conditions to consummate the offer and the merger, including obtaining the consent of Fortress;

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the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement;

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the failure of the offer and the merger to close in a timely manner or at all for any other reason;

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the ability of Pareteum to successfully integrate iPass following completion of the acquisition;

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realization of the expected benefits of the acquisition in a timely manner or at all;

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the amount of the costs, fees, expenses and charges related to the offer and the merger;

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effects of the pendency of the acquisition on relationships with employees, suppliers, customers and other business partners;

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the possibility of telecommunications rate changes and technological changes;

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Pareteum’s ability to successfully implement Pareteum’s acquisitions strategy or integrate other acquired companies;

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uncertainty as to the future profitability of Pareteum’s acquired businesses, and delays in the realization of, or the failure to realize, any accretion from such acquired businesses;

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Pareteum acquiring, managing and integrating new operations, businesses or assets, and the associated diversion of management attention or other related costs or difficulties;

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risks related to Pareteum’s and iPass’s international operations and sales, including political instability, trade restrictions and sanctions, restrictions in the transfer or repatriation of funds, currency fluctuations and availability of transportation services;

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intense competition in the mobile communications and cloud communications industries and resultant downward price pressure;

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the effect of events such as natural disasters and related disruptions on Pareteum’s and iPass’s operations;

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dependence on third parties for key functions;

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changes to laws or regulations;

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unanticipated changes in Pareteum’s or iPass’s tax obligations, results of tax examinations or exposure to additional income tax liabilities;

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changes in generally accepted accounting principles;

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inability to develop new technologies and products to satisfy changes in customer demand or the development by competitors of products that decrease the demand for Pareteum’s or iPass’s services or products;

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potential effects of system outages;

•
inability to fulfill customer demand and resulting loss of customers;

•
variations in customer order preferences;

•
difficulties foreseeing future demand;

•
the uncertainty of litigation, the costs and expenses of litigation, the potential material adverse effect litigation could have on Pareteum’s or iPass’s respective businesses and results of operations if an adverse determination in litigation is made, and the time and attention required of management to attend to litigation;

•
difficulties in determining the scope of, and procuring and maintaining, adequate insurance coverage;

•
difficulties and costs of protecting patents and other proprietary rights;

•
the hiring and retention of qualified personnel in a competitive labor market;

•
general political, economic and business conditions and industry conditions;

•
the inherent uncertainty associated with financial or other projections; and

•
the ability to implement and achieve business strategies successfully.

These risks and uncertainties, along with the risk factors discussed under “Risk Factors” in this document, should be considered in evaluating any forward-looking statements contained in this document.

THE COMPANIES
Pareteum
Pareteum is a leading global provider of mobile communications technology platforms and high-value services that increase revenues and reduce costs for its customers globally with a SaaS business model and a diverse customer base that ranges from small tech companies to some of the largest mobile networks in the world. Organizations use Pareteum to energize their growth and profitability through cloud communication services and complete turnkey solutions featuring relevant content, applications, and connectivity worldwide. Pareteum’s platform services partners (technologies integrated into Pareteum’s cloud) include: HPE, IBM, Sonus, Oracle, Microsoft, and other world class technology providers. All of the relevant customer acquired value is derived from Pareteum’s award winning software, developed and enhanced over many years. By harnessing the value of communications, Pareteum serves enterprise, retail and IoT customers. Pareteum currently has offices in New York, Sao Paulo, Madrid, Barcelona, Bahrain and the Netherlands.
Pareteum was incorporated in Delaware in 2001 and became a public company in June, 2008. Its shares are traded on Nasdaq under the ticker symbol “TEUM.”
The address and telephone number of Pareteum’s principal executive offices is 1185 Avenue of the Americas, 37th Floor, New York, NY 10036.
Pareteum also maintains a website at www.Pareteum.com. Pareteum’s website and the information contained therein or connected thereto shall not be deemed to be incorporated herein, and you should not rely on any such information in making an investment decision.
Offeror
The Offeror is a Delaware corporation and a direct wholly owned subsidiary of Pareteum. The Offeror was incorporated on November 9, 2018 for the purpose of making the offer and consummating the merger. The Offeror has engaged in no business activities to date and it has no material assets or liabilities of any kind, other than those incidental to its formation and those incurred in connection with the offer and the merger.
The address and telephone number of the Offeror’s principal executive offices is c/o 1185 Avenue of the Americas, 37th Floor, New York, NY 10036.
iPass
See “iPass Inc.” immediately below.
iPass was incorporated in California in July 1996 and reincorporated in Delaware in June 2000. It became a publicly traded company in 2003. Its shares are traded on Nasdaq under the ticker symbol “IPAS.”
IPASS INC.
iPass Business
Overview
iPass Inc. is a leading provider of global mobile connectivity, offering simple, secure, always-on Wi-Fi access on any mobile device. Built on a software-as-a-service (“SaaS”) platform, the iPass cloud-based service keeps its customers connected by providing unlimited Wi-Fi connectivity on unlimited devices. iPass is the world’s largest Wi-Fi network, with more than 68 million hotspots globally, at airports, hotels, train stations, convention centers, outdoor venues, inflight on more than 20 leading airlines, and more. Using patented technology, the iPass SmartConnect™ platform takes the guesswork out of Wi-Fi, automatically connecting customers to the best hotspot for their needs. Customers simply download the iPass application (“app”) to experience UNLIMITED, EVERYWHERE and INVISIBLE Wi-Fi.

Business Highlights
Strategic iPass Assets
iPass believes it has a unique set of global mobile connectivity assets that provide it with competitive advantages. iPass sees its three core assets as follows:
iPass Technology Platform:   iPass’s app is an intelligent, cloud-based service manager that securely connects users and devices to iPass’s global Wi-Fi footprint. The app is built on the backbone of years of iPass’s intellectual property and is developed from iPass’s own Software Development Kit (“SDK”) that allows partners and customers to integrate the same technological advancements into their own applications. Benefits of the technology include:
•
iPass SmartConnect™ which is evolving mobile connectivity expectations from “best efforts” to a truly intelligent always-best-connected experience, solving for problems like false positives, network outages, and low connection success rates.

•
Wi-Fi data offload from cellular networks, saving mobile virtual network operators and mobile network operators bandwidth and money.

•
Last-Mile VPN security to protect user data, even at free, open Wi-Fi hotspots.

•
iPass Network Intelligence big data aggregation and analysis intelligence (previously branded as Veri-Fi™) to rate hotspots on critical quality of service criteria, optimize network performance attributes, and provide intelligent data to a variety of partner use cases.

•
Hotspot discovery and curation to keep iPass’s network growing both organically and commercially in the places most important to iPass’s users.

iPass’s Back-end Infrastructure:   iPass has a global authentication fabric of integrated servers, cloud-based virtualized assets, and software that is interconnected with major commercial networks around the globe. This infrastructure allows iPass to provide secure, highly-available and seamless four-party global authentication, clearing and settlement of Wi-Fi users for iPass’s partners and customers. This infrastructure makes the over 68 million hotspots iPass aggregates look and feel like iPass hotspots; there is no need to enter personal data, watch commercials, or spend any nonproductive time logging into these locations; the platform just connects. Between iPass’s physical colocation facilities and its growing virtualization of cloud-based infrastructure assets, iPass has the ability to process millions of data records per day to drive the performance of its aggregated network and the evolving use cases of its big data analyses. The architecture is built on a telecom-based transaction, reporting, and clearing back-end that would be time consuming and expensive to replicate.
iPass’s Wi-Fi Network:   iPass has a Wi-Fi network footprint and supply chain that consists of over 68 million hotspots globally, including major airports, convention centers, planes, trains, train stations, hotels, restaurants, retail, and small business locations. In addition, with iPass’s embedded curation feature, iPass continues to identify and provide access to millions more free access hotspots in virtually every country in the world, providing more connectivity options for iPass’s SmartConnect users.
The combination of the above assets allows iPass to drive three distinct but interconnected monetization streams in the future; technology integration through iPass’s SDK, big data intelligence, and iPass’s mobile connectivity solutions.
Business Portfolio and Go-to-Market Strategy
iPass has a single reportable operating segment, Mobile Connectivity Services. iPass’s cloud-based service gives iPass customers and their users access to iPass’s global Wi-Fi network to stay connected to the people and information that matters most to them. iPass categorizes its services in two broad go-to-market approaches:
Enterprise (Business to Business or B2B):   Representing approximately 80% of total revenue, this go-to-market strategy focuses on providing mobile connectivity solutions to enterprises, from small to large. With an easy-to-download app, a user on a variety of platforms (Android, iOS, Windows) can quickly access iPass’s hosted service and connect to iPass’s over 68 million Wi-Fi hotspots around the globe. While iPass continues to have existing customers that use its services under a variety of pay-as-you-go (“PAYG”) or flat rate pricing plans (together “Other Pricing Plans”), in 2015 iPass introduced its UNLIMITED pricing. Under UNLIMITED, for a set price per subscriber per month, iPass’s customers have access to iPass’s entire network of hotspots without the worries of throttling usage or running up large overage expenses. Starting in the second quarter of 2018, iPass began selling its technology to enterprise customers under a perpetual software license. Customers can embed iPass’s technology into their own offerings, realizing the power and benefits of iPass SmartConnect.
Strategic Partnerships (Business to Business to Consumer or B2B2C):   At approximately 20% of total revenue, this strategy is executed through business development deals intended to open channel distributions for iPass’s product to reach the consumer market. While the channel customer may use a combination of iPass’s platform, technology infrastructure, or network, iPass negotiates each deal independently based on specific customer needs. Strategic Partnerships include global Original Equipment Manufacturers (“OEMs”), loyalty programs like credit card companies, promotional and marketing agencies, software product and service providers, and communication companies. With the advent of iPass’s SDK and big data generated from iPass SmartConnect, iPass envisions additional monetization streams in the future with iPass’s strategic partners.
Seasonality
iPass generally experiences seasonality in its business due to decreased business travel during the summer, particularly in Europe, and during the year-end holiday season which results in lower usage of iPass’s network services. Seasonal trends or other factors, such as bad weather, may cause fluctuations in iPass’s business results.
Network Service Providers
iPass has contractual relationships with numerous telecommunications carriers, Internet service providers and other network service providers that enable iPass to offer its network services around the world. iPass pays network service providers for access to their network on a usage, session or subscription basis. Most of these contracts have a one or two-year term, after which either party can terminate or renegotiate the contract with notice. The contracts iPass has entered into with providers can be exclusive or non-exclusive and may contain minimum commitments for the purchase of network access.
Sales and Marketing
iPass’s sales organization is structured into regional account teams, which include sales management, sales engineers and customer success teams. iPass sells its services directly through its global sales force and indirectly through its reseller and strategic partners. iPass has sales and marketing offices in the United States, United Kingdom, Germany, France, Singapore and Netherlands. As of September 30, 2018, iPass’s sales organization comprised 39 individuals: 20 in North America, 14 in Europe, Middle East and Africa (“EMEA”) and 5 in Asia Pacific. iPass’s sales and marketing expenses were $7.7 million, $10.2 million and $11.2 million in the nine months ended September 30, 2018, and the years ended December 31, 2017 and 2016, respectively.
iPass’s reseller, wholesale, and strategic partners typically sign a one to two-year agreement with iPass through which iPass appoints them primarily as a non-exclusive reseller of iPass’s services. Their reseller responsibilities vary and may include actively marketing and selling iPass’s services, deploying and supporting customer accounts, and implementing and managing billing for their customers. iPass’s current sales structure allows it to offer its services without incurring the full cost of customer acquisition (sales and marketing) or customer post-sales support. iPass’s reseller, wholesale, and strategic partners typically sell complementary hardware, software, and services, and bundle iPass’s services with their core offerings. They may also have a base of existing customers to whom they can efficiently sell iPass’s portfolio of services. In many cases iPass’s salespeople do support iPass’s reseller, wholesale, and strategic partners with closing new business, and iPass’s post-sales team may work with them to ensure successful implementation of iPass’s services. However, the enterprise or consumer remains the customer of iPass’s reseller, wholesale, and strategic partners and has no direct financial relationship with iPass.

iPass focuses its marketing efforts on establishing a strong corporate reputation in the market, creating awareness and preference for iPass’s services and their benefits, educating potential customers, generating new sales opportunities, generating end-user awareness and demand within existing customer accounts and enabling iPass’s sales force and channel partners to effectively sell and deploy iPass’s service offerings. iPass conducts a variety of marketing programs that may include advertising, promotions, public relations, analyst relations, telemarketing, direct marketing, web and e-mail marketing, collateral and sales tools creation, seminars, events and trade shows, training, co-operative channel marketing, Internet marketing and promotions.
Competition
The market for global mobile connectivity is fragmented with a variety of competitors, both direct and indirect, including telecom operators, cloud-based platform operators, cable companies, and smaller Internet service providers. iPass partners with many point Wi-Fi providers to drive incremental users to their connectivity resources, helping to further monetize their assets via iPass’s roaming customer base. iPass’s unique technology infrastructure and global partnerships with Wi-Fi networks creates a scale and user experience that iPass believes is hard to replicate by any single competitor, and creates an important differentiating factor for iPass. However, since iPass does not own its Wi-Fi network, iPass’s competitors who own their Wi-Fi networks can offer lower Wi-Fi pricing than iPass can offer in specific markets, can bundle Wi-Fi network access with other services, and can use these additional service offerings to drive increased brand awareness.
iPass believes the principal competitive factors in its industry include the following:
•
Global roaming coverage;

•
Perception of technology benefits;

•
Ease of use and reliability of service;

•
Price, both of Wi-Fi connectivity, and of alternative connectivity options such as 3G/4G;

•
Brand awareness;

•
Perceived benefit of connectivity by customers and strategic partners;

•
Access to data to differentiate services and drive additional value propositions;

•
Security concerns; and

•
Bundled connectivity services.

Research and Development
iPass is committed to continuous enhancement of its underlying technology and to innovate and incorporate new technologies and features into iPass’s services and network architecture. iPass’s research and development efforts are focused on improving and enhancing iPass’s platform and service offerings, including developing an SDK for iPass’s partners to easily integrate iPass’s technology into their applications.
As of September 30, 2018, iPass’s research and development organization consisted of 61 employees, approximately 17 in North America and 44 in India. iPass’s research and development expenses were $5.7 million, $8.0 million and $7.3 million in the nine months ended September 30, 2018, and the years ended December 31, 2017 and 2016, respectively.
Intellectual Property
iPass believes its technology and platform contains valuable intellectual property. iPass relies on a combination of trademark, copyright, trade secret laws, patents and disclosure restrictions to protect these intellectual property rights. iPass licenses third-party technologies that are incorporated in its services. iPass also enters into confidentiality and proprietary rights agreements with iPass’s employees, consultants and other third parties and control access to software, documentation and other proprietary information. iPass has a patent portfolio, related to iPass’s mobile connectivity services, consisting of 28 U.S. patents and twelve international patents. iPass’s patents expire between 2018 and 2036. iPass currently has four U.S. patent applications pending, and two international patent applications pending (in the same subject areas as two of the U.S. patent applications). iPass, the iPass logo, iPass SmartConnect, and Veri-Fi are registered trademarks. iPass has also applied for or registered company trademarks in the U.S. and numerous other countries.
Loan Agreement
On June 14, 2018, iPass entered into a loan and security agreement and related transaction documents (together forming the “Credit Agreement”) with Fortress Credit Corp. for an initial term loan of $10.0 million. From June 14, 2018 through September 14, 2019, iPass may request an additional draw down in $1.0 million increments not to exceed $10.0 million in total (the “Delayed Draw Term Loan”). Each Delayed Draw Term Loan is made at Fortress’s sole discretion. See “iPass Management’s Discussion and Analysis of Financial Condition and Results of Operations” for more information on the Credit Agreement.
Employees
As of September 30, 2018, iPass had 157 employees worldwide, all of which were full-time employees.
Available Information
iPass uses its website, www.ipass.com, as a routine channel for distribution of important information, including news releases, annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Securities and Exchange Act, as amended, as soon as reasonably practicable after they are electronically filed with, or furnished to the SEC. These postings and filings are available on iPass’s website free of charge. iPass does not intend, by this reference, that its website should be deemed to be part of this registration statement. The reports filed with the SEC are also available at www.sec.gov.
Corporate Formation
iPass was incorporated in California in July 1996 and reincorporated in Delaware in June 2000.
iPass Properties
iPass currently leases approximately 25,000 square feet of space for iPass’s headquarters in Redwood Shores, California. iPass signed a lease renewal effective May 1, 2015, that expires in 2020. iPass also leases sales and support offices abroad in EMEA and Asia Pacific. iPass believes that its principal facility in Redwood Shores, and sales and support offices abroad are adequate for its business needs, and iPass expects that additional facilities will be available in other jurisdictions to the extent iPass needs to add new offices.
iPass Legal Proceedings
On December 12, 2018, a lawsuit was filed in the United States District Court for the Northern District of California, captioned Darrell Boswell v. iPass Inc., et al., Case No. 3:18-cv-7486 (the “Boswell Action”). The Boswell Action is brought against iPass and the five members of the iPass board and alleges that the Schedule 14D-9 failed to disclose material information regarding the proposed transaction including certain financial projections, the valuation of Pareteum and the merger consideration, and certain inputs underlying the valuation analyses performed by Raymond James & Associates, which rendered the Schedule 14D-9 materially false or misleading. The causes of action set forth in the complaint are (i) a claim against all defendants for violations of Section 14(e) of the Exchange Act, as well as (ii) a claim against the members of the iPass board for violations of Section 20(a) of the Exchange Act. The complaint seeks, among other things, an order that the action may be maintained as a class action, injunctive relief, rescission of the merger agreement, damages, and an award of attorneys’ fees and expenses. iPass believes that the action is without merit.

iPass is involved in legal proceedings and claims arising in the ordinary course of business. While there can be no assurances as to the ultimate outcome of any litigation involving iPass, management does not believe any such pending legal proceeding or claim will result in a judgment or settlement that would have a material adverse effect on iPass’s financial position, results of operations or cash flows.
iPass Management’s Discussion and Analysis of Financial Condition and Results of Operations
This iPass Management’s Discussion and Analysis of Financial Condition and Results of Operations (or “MD&A”) is provided in addition to the iPass consolidated financial statements and notes included elsewhere in this prospectus, to assist readers in understanding iPass’s results of operations, financial condition, and cash flows. The following discussion and analysis should be read in conjunction with the consolidated financial statements and notes thereto of iPass included in this prospectus.
This MD&A is organized as follows:
Overview	Discussion of iPass’s business
Business Highlights	Discussion of iPass’s Assets
Business Portfolio and iPass’s strategy	Description of iPass’s business and strategy
Significant Trends and Events	Operating, financial and other material trends and events that affect iPass and may reflect iPass’s performance
Key Operating Metrics	Discussion of key operating metrics that iPass uses to evaluate its operating performance
Critical Accounting Policies and Estimates	Accounting policies and estimates that iPass believes are most important to understanding the assumptions and judgments incorporated in iPass’s reported financial results
Results of Operations	An analysis of iPass’s financial results comparing the three and nine months ended September 30, 2018 and September 30, 2017, and years ended December 31, 2017 and 2016.
Liquidity and Capital Resources	An analysis of changes in iPass’s balance sheet and cash flows, and discussion of iPass’s financial condition, potential sources of liquidity and other required disclosures
The various sections of this MD&A contain forward-looking statements regarding future events and iPass’s future results that are based on current expectations, estimates, forecasts, and projections about the industries in which iPass operates and the beliefs and assumptions of iPass’s management. Words such as “expect,” “will,” “anticipate,” “intend,” “believe,” “estimate,” variations of such words, and similar expressions are intended to identify such forward-looking statements. In addition, any statements which refer to projections of iPass’s future financial performance, its anticipated trends in its business, and other characterizations of future events or circumstances, are forward-looking statements. Readers are cautioned that these forward-looking statements are only predictions and are subject to risks, uncertainties, and assumptions that are difficult to predict. Therefore, actual results may differ materially and adversely from those expressed in any forward-looking statements. Readers are directed to risks and uncertainties identified in “Risks Related to iPass’s Business” in this prospectus for factors that may cause actual results to be different from those expressed in these forward-looking statements. Any forward-looking statement speaks only as of the date on which it is made and, except as required by law, iPass undertakes no obligation to revise or update publicly any forward-looking statements for any reason.
Overview
iPass Inc. is a leading provider of global mobile connectivity, offering simple, secure, always-on Wi-Fi access on any mobile device. Built on a software-as-a-service (“SaaS”) platform, the iPass cloud-based service keeps its customers connected by providing unlimited Wi-Fi connectivity on unlimited devices. iPass is the world’s largest Wi-Fi network, with more than 68 million hotspots globally, at airports, hotels, train stations, convention centers, outdoor venues, inflight on more than 20 leading airlines, and more. Using patented technology, the iPass SmartConnect™ platform takes the guesswork out of Wi-Fi, automatically connecting customers to the best hotspot for their needs. Customers simply download the iPass application (“app”) to experience UNLIMITED, EVERYWHERE and INVISIBLE Wi-Fi.
Business Highlights
Strategic iPass Assets
iPass believes it has a unique set of global mobile connectivity assets that provide it with competitive advantages. iPass sees its three core assets as follows:
iPass’s Technology Platform:   iPass’s app is an intelligent, cloud-based service manager that securely connects users and devices to iPass’s global Wi-Fi footprint. The app is built on the backbone of years of iPass’s intellectual property and is developed from iPass’s own Software Development Kit (“SDK”) that allows partners and customers to integrate the same technological advancements into their own applications. Benefits of the technology include:
•
iPass SmartConnect™ which is evolving mobile connectivity expectations from “best efforts” to a truly intelligent always-best-connected experience, solving for problems like false positives, network outages, and low connection success rates.

•
Wi-Fi data offload from cellular networks, saving mobile virtual network operators and mobile network operators bandwidth and money.

•
Last-Mile VPN security to protect user data, even at free, open Wi-Fi hotspots.

•
iPass Network Intelligence big data aggregation and analysis intelligence (previously branded as Veri-Fi™) to rate hotspots on critical quality of service criteria, optimize network performance attributes, and provide intelligent data to a variety of partner use cases.

•
Hotspot discovery and curation to keep iPass’s network growing both organically and commercially in the places most important to iPass’s users.

iPass’s Back-end Infrastructure:   iPass has a global authentication fabric of integrated servers, cloud-based virtualized assets, and software that is interconnected with major commercial networks around the globe. This infrastructure allows iPass to provide secure, highly-available and seamless four-party global authentication, clearing and settlement of Wi-Fi users for iPass’s partners and customers. This infrastructure makes the over 68 million hotspots iPass aggregates look and feel like iPass hotspots; there is no need to enter personal data, watch commercials, or spend any nonproductive time logging into these locations; the platform just connects. Between iPass’s physical colocation facilities and its growing virtualization of cloud-based infrastructure assets, iPass has the ability to process millions of data records per day to drive the performance of iPass’s aggregated network and the evolving use cases of its big data analyses. The architecture is built on a telecom-based transaction, reporting, and clearing back-end that would be time consuming and expensive to replicate.
iPass’s Wi-Fi Network:   iPass has a Wi-Fi network footprint and supply chain that consists of over 68 million hotspots globally, including major airports, convention centers, planes, trains, train stations, hotels, restaurants, retail, and small business locations. In addition, with iPass’s embedded curation feature, iPass continues to identify and provide access to millions more free access hotspots in virtually every country in the world, providing more connectivity options for iPass’s SmartConnect users.
The combination of the above assets allows iPass to drive three distinct but interconnected monetization streams in the future; technology integration through iPass’s SDK, big data intelligence, and iPass’s mobile connectivity solutions.
Business Portfolio and Go-to-Market Strategy
iPass has a single reportable operating segment, Mobile Connectivity Services. iPass’s cloud-based service gives iPass’s customers and their users access to iPass’s global Wi-Fi network to stay connected to the people and information that matters most to them. iPass categorizes its services in two broad go-to-market approaches:

Enterprise (Business to Business or B2B):   Representing approximately 80% of total revenue, this go-to-market strategy focuses on providing mobile connectivity solutions to enterprises, from small to large. With an easy-to-download app, a user on a variety of platforms (Android, iOS, Windows) can quickly access iPass’s hosted service and connect to iPass’s over 68 million Wi-Fi hotspots around the globe. While iPass continues to have existing customers that use iPass’s services under a variety of pay-as-you-go (“PAYG”) or flat rate pricing plans (together “Other Pricing Plans”), in 2015 iPass introduced its UNLIMITED pricing. Under UNLIMITED, for a set price per subscriber per month, iPass’s customers have access to iPass’s entire network of hotspots without the worries of throttling usage or running up large overage expenses. Starting in the second quarter of 2018, iPass began selling its technology to enterprise customers under a perpetual software license. Customers can embed iPass’s technology into their own offerings, realizing the power and benefits of iPass SmartConnect.
Strategic Partnerships (Business to Business to Consumer or B2B2C):   At approximately 20% of total revenue, this strategy is executed through business development deals intended to open channel distributions for iPass’s product to reach the consumer market. While the channel customer may use a combination of iPass’s platform, technology infrastructure, or network, iPass negotiates each deal independently based on specific customer needs. Strategic Partnerships include global Original Equipment Manufacturers (“OEMs”), loyalty programs like credit card companies, promotional and marketing agencies, software product and service providers, and communication companies. With the advent of iPass’s SDK and big data generated from iPass SmartConnect, iPass envisions additional monetization streams in the future with iPass’s strategic partners.
For a detailed discussion regarding iPass’s business, including iPass’s strategy and its service offerings, see “iPass Business” included in this prospectus.
Significant Trends and Events
Nine Months Ended September 30, 2018
The following describes significant trends and events that impacted iPass’s financial condition, results of operations, and/or the direction of its business in the nine-months ended September 30, 2018:
Customer Churn and Commoditization of Wi-Fi
While iPass believes its UNLIMITED offering provides significant value for those seeking mobile connectivity solutions, churn of existing customers, both via termination and account write-downs has adversely impacted revenue in 2018. iPass’s goal is to transition customers from Other Pricing Plans and PAYG models to the Unlimited model, but iPass has experienced customer churn in that process. With the increase in unlimited data plans from mobile network operators and increasing amount of free Wi-Fi at cafes, hotels, and airports, driving a value proposition on iPass’s technology stack is key to mitigating customer churn and the lower cost of data connectivity
Going Concern and Financing
As iPass’s capital position has deteriorated and iPass’s revenue has declined during 2018, iPass believes some difficulties in increasing sales are due to customer perception of iPass’s long term viability. Over the past year iPass has worked hard to secure the financing required to meet operational needs, further product development, and address potential customers’ concerns.
On August 31, 2017, iPass filed a shelf registration statement on Form S-3 with the SEC to enable it to offer up to $20.0 million of securities as described in that prospectus. On March 20, 2018, iPass filed a prospectus supplement that stated that, pursuant to the General Instruction I.B.6 of Form S-3, in no event will iPass sell shares with a value of more than one-third of the aggregate market value of iPass’s common stock held by non-affiliates in any twelve month period, so long as the aggregate market value of iPass’s common stock held by non-affiliates is less than $75.0 million.
On November 16, 2017, iPass entered into a Common Stock Purchase Agreement (“CSPA”) with Aspire Capital Fund, LLC (“Aspire Capital”) that allowed iPass to sell up to $10.0 million worth of common stock to Aspire Capital over a 24 month period. Upon execution of the CSPA, Aspire Capital purchased from iPass shares of common stock for a total purchase price of  $1.0 million. iPass also issued to Aspire Capital commitment shares. Beyond the initial purchase, iPass, at its discretion, had the right to direct Aspire Capital to purchase additional shares. The total number of shares available to be issued to Aspire Capital was 133,417 shares (post-reverse stock split) without stockholder approval. By the end of the second quarter 2018, iPass issued a total of all such shares to Aspire Capital for $5.1 million and therefore cannot sell any additional shares under the current agreement.
On June 14, 2018, iPass entered into a loan and security agreement (“Credit Agreement”) with Fortress Credit Corp (“Fortress”) for an initial term loan of  $10.0 million. From June 14, 2018 through September 14, 2019, iPass may request an additional draw down in $1.0 million increments not to exceed $10.0 million in total (the “Delayed Draw Term Loan”). Each Delayed Draw Term Loan is made at Fortress’s sole discretion. The Credit Agreement bears an annual interest at a stated rate of 11.0% plus the greater of the following i) LIBO Rate or ii) 1.0%. Payments are due at the beginning of each month and the first 18 payments are interest-only. Starting in December 2019, iPass shall make thirty monthly principal payments, plus any accrued and unpaid interest, to fully payoff the Credit Agreement. At the end of the term iPass will pay a fee equal to 5.0% of the principal amount.
Despite the financing described above, iPass continues to believe its customers have concern about iPass’s ability to continue as a going concern. In addition, unless iPass is able to significantly increase sales, raise a substantial amount of equity or debt financing, or further reduce expenses, iPass will not have adequate resources available to it to continue operations over a meaningful period of time. Therefore, iPass concluded there is reasonable doubt about iPass’s ability to continue as a going concern for the next twelve months.
Two Years Ended December 31, 2017 and 2016
The following describes significant trends and events that impacted iPass’s financial condition, results of operations, and/or the direction of its business in the years ended December 31, 2017 and 2016:
Product Evolution
iPass continues to focus primarily on selling its UNLIMITED subscriptions to new or renewal customers. iPass’s product was being optimized for UNLIMITED, providing always-on, secure connectivity to users, without any usage restrictions. Because iPass SmartConnect™ is optimized for UNLIMITED customers, it can have unintended impacts on its legacy pay-per-use customers and associated revenues. iPass SmartConnect is designed to optimize the user quality of service attributes, such as connection success rates, over connecting a user to any available hotspot, irrespective of the quality of that hotspot connection. During the year ended December 31, 2017, iPass’s pay-per-use revenue was adversely impacted as iPass continued to evolve the algorithms that optimize quality of service with always best-connected attributes.
iPass’s iPass SmartConnect SDK provides the tools to build adaptive network selection applications for smartphones, tablets, and laptops. Developers can access iPass core technologies to activate, authenticate, connect, and create custom interfaces for presenting and selecting Wi-Fi networks. Applications or core technologies built using the iPass SDK have instant and secure access to the iPass network and the benefits of all the related data that is collected. The SDK is designed for enterprises, operators and solution vendors seeking to leverage iPass wireless connectivity technology in their applications. In the fourth quarter, iPass announced the launch of Veri-Fi suite of mobile device analytics and big data services (later rebranded in 2018 as iPass Network Intelligence). This data can help iPass customers and prospects create new applications and services from iPass technology, broadening iPass’s reach and addressable market not only to network providers, but also to retail, fintech, advertising, hospitality, and app developers.
Network Access Investments
iPass continued to leverage the power of network curation, community, and strategic partner procurement. And while pure numbers emphasize an element of iPass’s EVERYWHERE initiative, was enhancing iPass’s network through iPass’s platform technology to improve the user experience and mitigate issues like “false positives” (a network that broadcasts a signal but is not active in the iPass footprint), failed authentications, poor bandwidth, or other quality issues. To support iPass’s UNLIMITED strategy and to meet the needs of iPass’s customers’ increasing consumption of Wi-Fi, iPass continued to invest in network access through selective investment decisions to lock up additional network capacity and drive the effective cost of data connectivity continually down. Due to unexpected customer terminations and slower rollout ramps, iPass significantly over-purchased network capacity in 2017, but iPass’s effective cost per hour still declined 4% over 2016. While iPass had not been successful in filling its network capacity purchases, iPass continued to drive down the cost per unit of iPass’s network access costs (“NAC”). As of December 31, 2017, iPass had $10.8 million of committed NAC spend in full year 2018, allowing considerable flexibility in renegotiating supplier agreements and optimizing its capacity buys.
Customer Roll-Out Initiatives
In 2017, iPass struggled to convert previously signed and committed contracts into production and revenue recognition. The issues ranged from lack of development resources on iPass’s part to support a multitude of simultaneous implementations to poor execution or prioritizing on the part of iPass’s partners. iPass evolved its pre-sales screening process to be more focused and selective in choosing iPass’s sales targets, signed several implementation or reseller partners to distribute the workload, and renegotiated commitments with customers who were unable to pay their committed fees due to delays in production.
Capital Raise
As described above, on August 31, 2017, iPass filed a shelf registration statement on Form S-3 with the SEC to enable iPass to offer up to $20.0 million of securities as described in that prospectus. On November 16, 2017, iPass entered into the CSPA with Aspire Capital. Upon execution of the CSPA, Aspire Capital purchased from iPass shares of common stock for a total purchase price of  $1.0 million. iPass also issued to Aspire Capital commitment shares. As of December 31, 2017, iPass had sold additional shares to Aspire Capital for $0.2 million.
Key Operating Metrics
The following are several key metrics iPass tracks to evaluate operating performance. Together they provide insights into iPass’s sales efforts, network acquisition costs, margins, consumption of network, and active users of iPass’s services over the last five quarters.
	For the Quarter Ended
	September 30, 2018	June 30, 2018	March 31, 2018	December 31, 2017	September 30, 2017
	(in thousands except percentages and TB)
ACV(1):
Gross ACV	$535	$3,462	$1,663	$1,564	$933
ACV reversals	(224)	—	(40)	(381)	—
Net ACV	$311	$3,462	$1,623	$1,183	$933
Short-term and long-term deferred revenue	$3,566	$4,853	$3,062	$3,825	$2,822
NAC:
Committed purchase capacity(2)	55%	54%	63%	88%	84%
Total purchased capacity (TB)(3)	73	75	79	90	89
Capacity consumed(4)	31%	32%	35%	36%	40%
Gross Margin(5)	24.4%	26.7%	28.0%	20.9%	10.9%
Network Hours Consumed(6):
Unlimited and strategic partnerships	332	328	371	500	645
Other pricing plans	148	194	208	270	298
Total Network Hours Consumed	480	522	579	770	943

	For the Quarter Ended
	September 30, 2018	June 30, 2018	March 31, 2018	December 31, 2017	September 30, 2017
	(in thousands except percentages and TB)
Wi-Fi Network Users(7):
Enterprise	62	87	88	94	91
Strategic partnerships	55	48	62	71	83
Total Wi-Fi Network Users	117	135	150	165	174

(1)
ACV, or Annual Contract Value, represents the annualized sales value committed under contract for newly acquired customers or significant upsell. ACV is not an alternative measure for GAAP revenue but only an operational metric iPass believes to be a leading indicator of future revenue. ACV has not met all five steps to recognize revenue. For example, while iPass may have identified a contract with a customer, performance obligations may not yet have been satisfied. When a previously reported ACV customer fails to perform under the contract, such remaining calculated ACV will be reversed in the current period.

(2)
Committed purchase capacity is the percentage of total quarterly NAC related to committed Wi-Fi capacity deals (versus pay-as-you-go deals).

(3)
Total purchased capacity is the average monthly Wi-Fi network usage capacity in a given quarter, shown in terabytes.

(4)
Capacity consumed is shown as a percentage of total purchased capacity consumed in a given quarter.

(5)
Gross margin represents total revenue less network access costs less network operations costs divided by total revenue.

(6)
Network Hours Consumed represents the average monthly number of hours used by iPass’s customers on iPass’s commercial footprint in a given quarter.

(7)
Wi-Fi Network Users, categorized by iPass’s go-to-market revenue streams, is the unique count of users each month in each quarter that connected to the iPass network. Starting this quarter, the iPass network includes both commercial footprint and open access footprint, curated via iPass SmartConnect (restated for all prior quarters).

Critical Accounting Policies and Estimates
iPass’s discussion and analysis of its financial condition and results of operations is based upon iPass’s consolidated financial statements which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these consolidated financial statements requires iPass to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. iPass bases its estimates and judgments on its historical experience, knowledge of current conditions and its belief of what could occur in the future considering available information, including assumptions that are believed to be reasonable under the circumstances. By their nature, these estimates and judgments are subject to an inherent degree of uncertainty and actual results could differ materially from the amounts reported based on these policies. On an ongoing basis, iPass evaluates its estimates, including those related to revenue recognition. iPass believes its most significant estimates, judgments and assumptions used in the preparation of its consolidated financial statements are used in the following critical accounting policies.
Revenue Recognition
Nine Months Ended September 30, 2018
On January 1, 2018, iPass adopted Topic 606 using the modified retrospective method applied to those contracts which were not completed as of January 1, 2018. Results for reporting periods beginning after January 1, 2018, are presented under Topic 606, while prior period amounts are not adjusted and continue to be reported in accordance with iPass’s historic accounting under ASC Topic 605.

Revenue is recognized when control of the promised goods or services is transferred to iPass’s customers in an amount that reflects the consideration iPass expects to be entitled to in exchange for those goods or services. The majority of iPass ‘s revenue is derived from monthly recurring arrangements that provide iPass ‘s customers access to iPass ‘s Wi-Fi network footprint. Other sources of revenue include professional services, iPass Network Intelligence big data analytics, software license and support. iPass applies the following five steps to recognize revenue:
1. Identify the contract with a customer:   The terms and conditions of iPass’s contracts are considered to identify contracts under Topic 606. iPass identifies a contract with a customer once the contract is approved, details each party’s rights regarding the services to be transferred, specifies the payment terms for the services, iPass has determined the customer has the ability and intent to pay, and the contract has commercial substance. Typically, the terms of contracts with customers is twelve months. Payment terms less than 90 days are not considered a significant financing component.
2. Identify the performance obligations in the contract:   Performance obligations in contracts are identified based on the services that will be transferred to the customer that are both capable of being distinct, whereby the customer can benefit from the service either on its own or together with other resources that are readily available from third parties or from iPass, and are distinct in the context of the contract, whereby the transfer of the services is separately identifiable from other promises in the contract. The most significant performance obligations identified by iPass consist of 1) access to iPass ‘s Wi-Fi network footprint via the iPass SmartConnect application (which forms a monthly series of performance obligations together with technical support and unspecified upgrades), 2) professional services, 3) iPass Network Intelligence big data analytics 4) software licenses and 5) support. As iPass’s product offerings continue to evolve, iPass could identify further performance obligations based on the terms of the contract.
3. Determine the transaction price:   The transaction price is based on the consideration to which iPass expects to be entitled in exchange for transferring services to the customer. iPass concludes that because fees are consistently priced throughout the contract on a monthly basis, there is no need to allocate potential variable consideration. None of iPass ‘s contracts contain a significant financing component. In certain situations the transaction price is constrained to avoid the risk of a potential material revenue reversal.
4. Allocate the transaction price to performance obligations in the contract:   If the contract contains a single performance obligation, the entire transaction price is allocated to that performance obligation. Contracts that contain multiple performance obligations require an allocation of the transaction price to each performance obligation based on a relative standalone selling price (“SSP”).
5. Recognize revenue when the performance obligation is satisfied:   Revenue is recognized at the time the related performance obligation is satisfied by transferring the promised services to a customer. iPass recognizes revenue when iPass transfers control of the services to the customers for an amount that reflects the consideration that iPass expects to receive in exchange for those services. Typically, access to iPass ‘s Wi-Fi network footprint and iPass providing support services is recognized over time, such as over a month or quarter, and at a point in time for when professional services, iPass Network Intelligence big data analytics, or software license obligations are satisfied.
Costs to Obtain a Customer Contract.   The costs associated with obtaining a customer contract were previously expensed in the period they were incurred. Under Topic 606, these payments have been deferred on iPass’s consolidated balance sheets as other current assets and other assets and amortized over the expected life of the customer contract.
iPass capitalizes sales commissions that are incremental to the acquisition of contracts with customers. iPass determines whether costs should be deferred based on sales compensation plans and agreements when the costs are in fact incremental and would not have occurred absent the customer contract. The deferred commission amounts are deemed recoverable through future revenue streams and positive margins. Deferred commissions are amortized on a straight-line basis over the expected customer contract life and included in sales and marketing expense in the consolidated statements of operations and comprehensive loss.

iPass periodically reviews these deferred costs to determine whether events or changes in circumstances have occurred that could impact the period of benefit of these deferred sales commissions. There were no material impairment losses for deferred sales commissions through September 30, 2018.
Two Years Ended December 31, 2017 and 2016
iPass’s revenue recognition policy under ASC 605 required iPass to make certain estimates and judgments, for example, in the recognition of monthly minimum commitment (“MMC”) revenue or deferred revenue.
For customers that agreed to an MMC fee in connection with network usage, such customer’s monthly invoice reflects the greater of the customer’s actual usage during the month or the customer’s contractually committed monthly minimum for that month. If the MMC exceeds actual usage (“Shortfall”), iPass determined whether the Shortfall was fixed or determinable in accordance with the revenue recognition criteria. If iPass concluded that the Shortfall was fixed or determinable, based upon customer specific collection history, and all other revenue recognition criteria have been met, iPass recognized as revenue the amount of the Shortfall which was invoiced. If the customer was in a Shortfall situation and it was determined that the Shortfall was not fixed or determinable, iPass recognized revenue only when the Shortfall was collected.
iPass deferred revenue for services that billed in advance or prepaid as required per customer agreements. iPass recognized revenue as the services were being delivered, or ratably over the estimated service period, depending on the nature of the service. iPass classified amounts expected to be recognized as revenue within one year as short-term. For services that were billed but not yet performed and the related receivable was not collected, for balance sheet presentation purposes, iPass offset the deferred revenue with the related accounts receivable, despite the receivable representing an enforceable obligation.
Performance-Based Restricted Stock Awards
Certain restricted stock awards have performance-based goals based on the achievement of targeted quarterly revenue or targeted earnings, which require an assessment of the probability and timing of vesting. iPass amortizes stock-based compensation expense for performance-based awards on a graded vesting basis over the vesting period, after assessing probability of achieving the requisite performance criteria. Estimating the time in which iPass expects to achieve the requisite performance criteria requires judgment. If events or circumstances occur that cause iPass to revise its estimated vest dates, iPass recognizes the unamortized expense prospectively over the revised estimated vesting period. Such a change in estimated vest dates could have a material impact on iPass’s financial statements. As of December 31, 2017, there were no outstanding awards solely based on performance. As of September 30, 2018, there were 420,000 outstanding awards solely based on performance.
Derivative Liability
iPass analyzes its debt and equity arrangements for potential embedded derivatives as defined under ASC 815, Derivatives and Hedging. Embedded derivative may require bifurcation and measurement at fair value at each reporting period. iPass assessed the Credit Agreement with Fortress and noted it contained an embedded derivative that required fair value measurement at each reporting period. iPass uses a probability assessment on the event of default to determine the fair value of the derivative liability. As of September 30, 2018, the fair value of the embedded derivative was deemed to be $0.9 million, an increase of  $0.2 million from initial assessment. The change in fair value of the derivative was recorded in other expense in the consolidated statements of operations and comprehensive loss.
Warrants
From time to time, iPass may issue warrants that are convertible into common stock that are required to be assessed under ASC 480, Distinguishing Liabilities from Equity, and ASC 815, Derivatives and Hedging. At the execution of the Credit Agreement with Fortress, iPass issued to entities related to Fortress 278,493 common stock warrants at a per share exercise price of  $3.022 with a seven year life (after adjusted for the reverse stock split effected on August 23, 2018). iPass considered the guidance in ASC 480, Distinguishing Liabilities from Equity, and ASC 815, Derivatives and Hedging, and concluded the warrants should be classified as equity. The fair value of  $0.8 million was calculated using the Black-Scholes model.
Recent Accounting Pronouncements
See Note 1 “Basis of Presentation” included in iPass’s audited financial statements, and Note 1 “Basis of Presentation and Summary of Significant Accounting Policies” included in iPass’s unaudited financial statements, included in this prospectus for information regarding recent accounting pronouncements.
Results of Operations
iPass differentiated and analyzed its revenue generation streams as follows:
Enterprise revenues consist of Wi-Fi, platform, software license, and other fees charged to enterprise customers of the iPass service. Revenues are generated by customers that purchase iPass’s service on a per user per month subscription basis (“Unlimited Customers”) or under a variety of other pricing models which may include PAYG usage, flat rate pricing per active user, separate platform fees, legacy offerings, and other ancillary services such as consulting or platform customization (“Other Pricing Plan Customers”).
Strategic Partnership revenues consist of Wi-Fi, platform, technology, iPass Network Intelligence, and other fees charged to iPass’s strategic partnership customers. In contrast to Enterprise revenue, pricing on these deals is negotiated specific to the customer needs and can include per device charges, platform only charges (including SDK), cost-plus or PAYG arrangements on Wi-Fi usage, and various other pricing mechanisms.
Legacy iPC revenues (analyzed in 2017 and 2016 only, as part of Enterprise revenue in 2018) consist of Dial-up and 3G network, iPass’s iPC platform, and related platform services, as well as iPC driven network usage, including iPC user driven Wi-Fi and minimum commit shortfall.
Three and Nine Months Ended September 30, 2018 and 2017
Sources of Revenue
	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
	(In thousands)
Mobile Connectivity Services	$9,275	$13,399	$31,237	$41,159
Enterprise	7,036	10,136	24,612	33,007
Unlimited Customers	2,400	2,729	7,619	7,113
Other Pricing Plan Customers	4,636	7,407	16,993	25,894
Strategic Partnerships	2,239	3,263	6,625	8,152
For the three months ended September 30, 2018, revenue decreased $4.1 million or 31% as compared to the same period in 2017. This was largely due to lower Enterprise revenue of  $3.1 million, with the largest decrease coming from Other Pricing Plan Customers of  $2.8 million due to declines in usage by PAYG customers and customer churn. Revenue from Strategic Partnerships decreased $1.0 million largely due to the churn of a strategic partner and overall declining usage, offset in part by revenue from the sale of iPass’s first software license.
For the nine months ended September 30, 2018, revenue decreased $9.9 million or 24% as compared to the same period in 2017. This was largely due to lower Enterprise revenue of  $8.4 million. While Unlimited Customers have increased $0.5 million, this was offset by a decrease from Other Pricing Plan Customers of $8.9 million. Revenue from Strategic Partnerships declined $1.5 million largely due to customer churn, declining usage, and declining shipments of iPass enabled devices for one strategic partner offset in part by revenue from the sale of iPass’s first software license.

Cost of Revenue and Operating Expenses
Network Access Costs (NAC)
NAC consist of charges for network access which iPass pays to its network service providers and other direct cost of sales.
	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
	(Dollars in thousands)
Network access costs	$5,720	$10,312	$18,903	$29,469
As a percentage of total revenue	61.7%	77.0%	60.5%	71.6%
For the three months ended September 30, 2018, NAC as a percentage of total revenue decreased fifteen percentage points as compared to the same period in 2017. The decline in NAC was primarily related to the renegotiation of the majority of iPass’s annual commitment contracts during the fourth quarter 2017 and first quarter 2018. Also contributing to lower NAC was a decline in usage of 49% from approximately 2.8 million hours in the third quarter 2017 to 1.4 million hours for the same period in 2018.
For the nine months ended September 30, 2018, NAC as a percentage of total revenue deceased eleven percentage points as compared to the same period in 2017, also largely due to the renegotiation of annual commitment contracts plus a decline in usage. The renegotiation efforts saved iPass $5.3 million on premium inflight Wi-Fi network charges.
Network Operations
Network operations expenses consist of compensation and benefits for iPass’s network engineering, customer support and network access quality personnel, outside consultants, co-location center fees, network equipment depreciation, inventory costs, and allocated overhead costs.
	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
	(Dollars in thousands)
Network operations costs	$1,294	$1,629	$4,057	$4,835
As a percentage of total revenue	14.0%	12.2%	13.0%	11.7%
For the three months ended September 30, 2018, network operations costs decreased approximately $0.3 million, or 21%, compared to the same period in 2017 due to savings on maintenance and support for iPass’s database and infrastructure.
For the nine months ended September 30, 2018, network operations costs decreased approximately $0.8 million, or 16%, compared to the same period in 2017 due to savings on maintenance and support for iPass’s database and infrastructure.
Research and Development
Research and development expenses consist of compensation and benefits for iPass’s research and development personnel, software, consulting, and allocated overhead costs.
	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
	(Dollars in thousands)
Research and development expense	$1,825	$1,948	$5,745	$6,059
As a percentage of total revenue	19.7%	14.5%	18.4%	14.7%

For the three months ended September 30, 2018, research and development expense decreased by approximately $0.1 million, or 6%, compared to the same period in 2017 due to decreases in salary and related payroll expenses. This is due to a slight reduction in headcount in the United States and Europe.
For the nine months ended September 30, 2018, research and development expense decreased by approximately $0.3 million, or 5%, compared to the same period in 2017 due to decreases in salary and related payroll expenses. This is due to a slight reduction in headcount in the United States and Europe.
Sales and Marketing
Sales and marketing expenses consist of compensation, benefits, advertising and lead generation costs, and allocated overhead costs.
	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
	(Dollars in thousands)
Sales and marketing expense	$2,760	$2,520	$7,668	$7,588
As a percentage of total revenue	29.8%	18.8%	24.5%	18.4%
For the three months ended September 30, 2018, sales and marketing expense increased by approximately $0.2 million, or 10%, compared to the same period in 2017 primarily due to an increase in severance expense of  $0.3 million.
For the nine months ended September 30, 2018, sales and marketing expense increased by approximately $0.1 million, or 1%, compared to the same period in 2017 due to an increase in consulting expense of  $0.2 million and severance expense of  $0.3 million, offset by less marketing and traveling expenditures of  $0.3 million.
General and Administrative
General and administrative expenses consist primarily of compensation and benefits for general and administrative personnel, facilities, legal and accounting expenses.
	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
	(Dollars in thousands)
General and administrative expense	$2,426	$3,427	$7,995	$8,746
As a percentage of total revenue	26.2%	25.6%	25.6%	21.2%
For the three months ended September 30, 2018, general and administrative expense decreased by $1.0 million or 29%, as compared to the same period in 2017. This was primarily due to the decrease of $0.5 million in legal expenses related to legal fees incurred in the third quarter of 2017 in connection with an investigation of a claim by a former employee, $0.2 million of depreciation expenses, and decrease in salary and related payroll expenses due to a decline in headcount.
For the nine months ended September 30, 2018, general and administrative expense decreased by $0.8 million, or 9%, compared to the same period in 2017, primarily due to a decrease of  $0.5 million in depreciation expense and a decrease of  $0.3 million in salary and related payroll expenses due to a decline in headcount.
Other Income and Expenses
Other income and expense is made up of interest income and expense, foreign exchange gain or loss, and other expenses and was a $0.8 million expense for the three months ended September 30, 2018 as compared to $0.2 million expense for the three months ended September 30, 2017. The increase is primarily related to $0.6 million of interest expense and amortization of debt discounts from the June 2018 Fortress debt, as well as a $0.2 million expense from the change in fair value of a derivative liability related to the Fortress debt. This was offset in part by a $0.1 million decrease in foreign exchange loss.
Other income and expense was a $0.9 million expense for the nine months ended September 30, 2018 as compared to $0.3 million expense for the nine months ended September 30, 2017. The increase in expense is similar to the above explanations related to the June 2018 Fortress debt.
Through September 30, 2018, iPass did not enter into any hedging contracts.
Provision for Income Taxes
Income tax expense for each of the three and nine months ended September 30, 2018 was less than $0.1 million and approximately $0.2 million, respectively, and is primarily related to foreign income taxes on iPass’s cost-plus entities. Income tax expense for each of the three and nine months ended September 30, 2017 was approximately $0.1 million and $0.4 million, respectively.
Years Ended December 31, 2017 and 2016
Sources of Revenues
	For the Year Ended December 31,
	2017	2016
	(in thousands)
Mobile Connectivity Services	$54,401	$63,222
Enterprise	41,760	49,090
Unlimited Customers	10,085	5,567
Other Pricing Plan Customers	31,675	43,523
Strategic Partnerships	10,958	11,925
Legacy iPC	1,683	2,207
For the year ended December 31, 2017, revenue decreased $8.8 million or 14% as compared to the same period in 2016. This was largely due to lower Enterprise revenue of  $7.3 million, of which $11.8 million related to a decrease from Other Pricing Plan Customers, partially offset by an increase of $4.5 million in Unlimited Customers. Revenue from Strategic Partnerships decreased $1.0 million. This decrease was due to a decrease of  $2.1 million from ongoing Strategic Partnership customers, partially offset by revenue from Veri-Fi Data (rebranded as iPass Network Intelligence in 2018) of  $0.8 million and $0.4 million in iPass SmartConnect technology. Legacy iPC revenue decreased by $0.5 million as a result of expected lower usage for iPass’s 3G, Dial-up, and iPC services.
Gross Margin
iPass uses gross margin as a metric to assist in assessing the profitability of its various network and network-related services. iPass’s overall gross margin is defined as total revenue less network access cost less network operations expense divided by total revenue.
	Year Ended December 31,
	2017	2016
Gross Margin (%)	17.7%	35.8%
For the year ended December 31, 2017, gross margin decreased by 18.1 percentage points, as compared to the same period in 2016 which is primarily due to the increase of iPass’s network access costs as a result of the investment in additional network capacity, as well as a decrease in total revenue. iPass purchased additional capacity to support its go-to-market initiatives on UNLIMITED and Strategic Partnerships, and to drive down its cost per unit of network consumed. While iPass was able to reduce its cost per unit, the decrease in revenue was steeper resulting in a declining gross margin.

Cost of Revenues and Operating Expenses
Network Access Costs (NAC)
NAC consist of charges for network access which iPass pays to its network service providers and other direct cost of sales.
	Year Ended December 31,
	2017	2016
	(Dollars in thousands)
Network access costs	$38,548	$33,150
As a percentage of revenue	70.9%	52.4%
For the year ended December 31, 2017, network access costs as a percentage of total revenue increased 18.5 percentage points, as compared to the same period in 2016. This was primarily due to the increase in commit spend to acquire additional network capacity and a decrease in iPass’s Enterprise revenue.
Network Operations
Network operations expenses consist of compensation and benefits for iPass’s network engineering, customer support and network access quality personnel, outside consultants, co-location center fees, network equipment depreciation, inventory costs, and allocated overhead costs.
	Year Ended December 31,
	2017	2016
	(Dollars in thousands)
Network operations expense	$6,235	$7,411
As a percentage of revenue	11.5%	11.7%
The decrease in network operations expenses of approximately $1.2 million or 16% for 2017 compared to 2016 was primarily due to decrease in headcount costs of  $0.4 million and a decrease in depreciation expense of  $0.9 million due to some property and equipment reaching the end of their estimated useful life.
Research and Development
Research and development expenses consist of compensation and benefits for iPass’s research and development personnel, software, consulting, and allocated overhead costs.
	Year Ended December 31,
	2017	2016
	(Dollars in thousands)
Research and development expenses	$7,953	$7,276
As a percentage of revenue	14.6%	11.5%
The increase in research and development expenses of approximately $0.7 million or 9% for 2017 compared to 2016 was primarily due to an increase in software license and fees of approximately $0.6 million due to licensed software to assist iPass with the development of its curation technology.
Sales and Marketing
Sales and marketing expenses consist of compensation, benefits, advertising and lead generation costs, and allocated overhead costs.

	Year Ended December 31,
	2017	2016
	(Dollars in thousands)
Sales and marketing expenses	$10,245	$11,154
As a percentage of revenue	18.8%	17.6%
The decrease in sales and marketing expenses of approximately $0.9 million or 8% for 2017 compared to 2016 was primarily due to the decrease in headcount-related costs of  $0.5 million and decrease in spending on marketing programs of  $0.4 million.
General and Administrative
General and administrative expenses consist primarily of compensation and benefits for general and administrative personnel, facilities, legal and accounting expenses.
	Year Ended December 31,
	2017	2016
	(Dollars in thousands)
General and administrative expenses	$11,482	$10,792
As a percentage of revenue	21.1%	17.1%
The increase in general and administrative expenses of approximately $0.7 million or 6% for 2017 compared to 2016 was primarily due to an $0.8 million increase in legal expenses of which a charge of $0.7 million related to legal fees incurred in connection with the investigation of a claim by a former employee, an increase in bad debt expense of  $0.2 million, and an increase in consulting services of $0.2 million, offset by a decrease in headcount related costs of  $0.5 million.
Restructuring Charges
Restructuring charges consist primarily of severance and benefits for personnel, lease termination and legal expenses.
	Year Ended December 31,
	2017	2016
	(Dollars in thousands)
Restructuring charges and related adjustments	$—	$788
As a percentage of revenue	—%	1.2%
During the first quarter of 2016, iPass announced a restructuring plan (“Q1 2016 Plan”). The Q1 2016 Plan reduced headcount globally by 57 employees, or 30% of the workforce, and primarily eliminated positions in engineering and network operations groups, including a reduction of personnel in the India team. This resulted in a charge of approximately $0.8 million in 2016, and as of December 31, 2016 iPass had completed all of the related payments associated this restructuring Plan.
Non-Operating Income and Expenses
Foreign Exchange Gains and Losses
Foreign exchange gains and losses primarily include realized and unrealized gains and losses on foreign currency transactions. Foreign currency exchange rate fluctuations impact the re-measurement of certain assets and liabilities denominated in currencies other than the U.S. dollar and generate unrealized foreign exchange gains or losses. In addition, some of iPass’s network access costs are invoiced in currencies other than the U.S. dollar. The transactional settlement of these outstanding invoices and other cross-currency transactions generate realized foreign exchange gains or losses depending on the fluctuation of exchange rates between the date of invoicing and the date of payment.

During the years ended December 31, 2017 and 2016, iPass did not enter any hedging contracts and foreign exchange losses were approximately $0.4 million and $0.2 million, respectively. The foreign exchange losses in 2017 were mainly due the unfavorable re-measurement of foreign currency denominated assets and liabilities.
Provision For Income Taxes
Income tax expenses were recorded for the years ended December 31, 2017 and 2016, of approximately $0.2 million each. The income tax expenses recorded for the years ended December 31, 2017 and 2016, primarily relates to foreign taxes on expected profits in the foreign jurisdictions.
The effective tax rate was a provision of 1% and 3% for 2017 and 2016, respectively.
Liquidity and Capital Resources
iPass had cash and cash equivalents of  $4.9 million at September 30, 2018, compared to $5.2 million at December 31, 2017, and 16.1 million at December 31, 2016.
	Nine months ended September 30,
	2018	2017
	(In thousands)
Cash Flows
Net cash used in operating activities	$(12,280)	$(8,542)
Net cash used in investing activities	(192)	(737)
Net cash provided by financing activities	12,225	264
Net decrease in cash and cash equivalents	$(247)	$(9,015)

	Twelve months ended December 31,
	2017	2016
	(In thousands)
Cash Flows
Net cash used in operating activities	$(11,546)	$(5,482)
Net cash used in investing activities	(813)	(581)
Net cash provided by financing activities	1,446	1,841
Net decrease in cash and cash equivalents	$(10,913)	$(4,222)

Operating Activities
Net cash used in operating activities increased by approximately $3.7 million for the nine months ended September 30, 2018 compared to the same period in 2017. There are several factors, but this increase in cash used was primarily due to the pay down of iPass’s accounts payable balance in the nine months ended September 30, 2018, offset by collections of accounts receivable and a reduction in net loss after adjustments for non-cash items.
Net cash used in operating activities increased by approximately $6.0 million from $5.5 million used for the year ended December 31, 2016 to $11.5 million for the same period in 2017. Net loss after adjustments for non-cash items declined by $13.2 million year over year, mainly due to the increase of net loss. The remaining variance was driven by normal working capital fluctuations.
Investing Activities
Net cash used in investing activities decreased by $0.5 million from the nine months ended September 30, 2017 as compared to the nine months ended September 30, 2018. This decrease is due to a decrease in purchases of property and equipment in the nine months ended September 30, 2018.

Net cash used by investing activities increased by approximately $0.2 million from the net cash used by investing activities of  $0.6 million for the year ended December 31, 2016 to the net cash used by investing activities of  $0.8 million for the same period in 2017. This increase is primarily due to paying off prior period accrual for property and equipment purchases.
Financing Activities
Net cash provided by financing activities increased by $11.9 million from the nine months ended September 30, 2017 as compared to the nine months ended September 30, 2018. This significant increase is due to the $10.0 million of debt signed in the second quarter 2018 offset in part by $1.6 million in transaction costs paid, plus $3.9 million raised from the issuance of common stock to Aspire Capital under the CSPA.
Net cash provided by financing activities decreased by approximately $0.4 million from $1.8 million for the year ended December 31, 2016 to $1.4 million for the same period in 2017. The decrease is mainly related to the decrease in 2017 compared to 2016 of cash from stock options exercises of  $2.7, offset by $1.1 million net cash from issuance of common stock in 2017, $0.9 million used due to vendor equipment financing payoff in 2016, and $0.3 million of stock repurchased in 2016.
Sources of Cash and Future Cash Requirements
iPass has historically relied on existing cash and cash equivalents, issuance of equity securities, and debt for its liquidity needs.
In November 2017, iPass entered into a CSPA with Aspire Capital. By the end of the second quarter 2018, iPass had issued a total of 1,334,175 shares to Aspire Capital for $5.1 million. Under the terms of the original agreement, there are no additional shares available to sell to Aspire Capital.
On June 14, 2018, iPass entered into a Credit Agreement Fortress for an initial term loan of $10.0 million. From June 14, 2018 through September 14, 2019, iPass may request an additional draw down in $1.0 million increments not to exceed $10.0 million in total (the “Delayed Draw Term Loan”). Each Delayed Draw Term Loan is made at Fortress’s sole discretion. The Credit Agreement bears an annual interest at a stated rate of 11.0% plus the greater of the following i) LIBO Rate or ii) 1.0%. Payments are due at the beginning of each month and the first 18 payments are interest-only. Starting in December 2019, iPass shall make thirty monthly principal payments, plus any accrued and unpaid interest, to fully payoff the Credit Agreement. At the end of the term iPass will pay a fee equal to 5.0% of the principal amount.
iPass believes that based on its current revenue prospects, anticipated cash flows from operations, and the remaining debt available to iPass under the Delayed Draw Term Loan (the issuance of which is at Fortress’s discretion), iPass’s existing cash balances will still not be sufficient to meet its working capital and operating resource expenditure requirements for at least the next twelve months, even when factoring in significant changes to operations or potential financing. Without a meaningful increase in revenue in the near term, achievement of iPass’s business objectives will require obtaining additional capital or cost reductions. However, there is no assurance that iPass will be able to achieve these objectives; therefore, there is substantial doubt about iPass’s ability to continue as a going concern.
The amount of cash and cash equivalents held by iPass’s foreign subsidiaries as of September 30, 2018 and December 31, 2017 was $0.3 million. iPass currently does not intend to distribute any of its cumulative earnings by its foreign subsidiaries to the parent company in the U.S.
Primary Uses of Cash
iPass’s principal use of cash during the three and nine months periods ended September 30, 2018, and the years ended December 31, 2017 and 2016, was for network access, payroll related expenses, acquisition of debt financing, interest expense, and general operating expenses including office rent.
Off-Balance Sheet Arrangements
iPass did not have any off-balance sheet arrangements at September 30, 2018, December 31, 2017, and December 31, 2016, as defined in Item 303(a)(4)(ii) of SEC Regulation S-K.

Changes in and Disagreements with Accountants
Previous Independent Registered Public Accounting Firm
On March 28, 2018, iPass notified Grant Thornton LLP of its dismissal as iPass’s independent registered public accounting firm effective as of that date. The decision to change independent registered public accounting firms was approved by iPass’s audit committee of the board of directors.
The audit report of Grant Thornton LLP on the consolidated financial statements of iPass as of and for the years ended December 31, 2017 and 2016, did not contain any adverse opinion or a disclaimer of opinion, and were not qualified or modified as to the uncertainty, audit scope, or accounting principle except the report for the year ended December 31, 2017, which contained an emphasis paragraph regarding iPass’s ability to continue as a going concern.
During iPass’s fiscal years ended December 31, 2017 and 2016, and the period through March 28, 2018, there were no: i) disagreements with Grant Thornton LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Grant Thornton LLP, would have caused it to make reference to the subject matter of the disagreement, or ii) reportable events as set forth in Item 304(a)(1)(v) of Regulation S-K.
Grant Thornton LLP’s letter to the SEC stating its agreement with the statements in these paragraphs was filed as Exhibit 16.1 to iPass’s Current Report on Form 8-K filed with the SEC on April 2, 2018.
New Independent Registered Public Accounting Firm
On March 30, 2018, iPass engaged BDO USA, LLP as its new independent registered public accounting firm. The decision to engage BDO USA, LLP as iPass’s independent registered public accounting firm was approved by iPass’s audit committee. During iPass’s fiscal years ended December 31, 2017 and 2016, and through March 30, 2018, the date of BDO USA, LLP’s engagement, iPass did not consult with BDO USA, LLP regarding any of the matters or events set forth in Item 304(a)(2)(i) and (ii) of Regulation S-K.
iPass Market Price and Dividends
Price Range of Common Stock
iPass common stock traded on the Nasdaq Global Select Market until May 9, 2018, and on the Nasdaq Capital Market from May 9, 2018, until November 7, 2018, under the symbol “IPAS”. Beginning on November 7, 2018, through November 21, 2018, iPass common stock traded on the over the counter market. Beginning on November 23, 2018, iPass common stock resumed trading on the Nasdaq Capital Market. In August 2018, iPass conducted a 1-for-10 reverse stock split of its common stock.
iPass had 8,431,976 shares of iPass common stock outstanding as of December 17, 2018, held by 85 holders of record, although there are a significantly larger number of beneficial owners of iPass common stock.
Dividends
iPass did not pay cash dividends on iPass common stock in 2018, 2017 or 2016. iPass currently does not expect to pay cash dividends. Further, iPass’s credit agreement with Fortress Capital prohibits iPass from paying cash dividends.

THE OFFER AND THE MERGER
General
Pareteum, through the Offeror, which is a direct wholly owned subsidiary of Pareteum, is offering to exchange the transaction consideration for each outstanding share of iPass common stock validly tendered in the offer and not properly withdrawn. The offer is for 100% of the outstanding shares of common stock, par value $0.001 per share, of iPass. The transaction consideration consists of 1.17 shares of Pareteum common stock, par value $0.00001 per share, together with cash in lieu of any fractional shares of Pareteum common stock, without interest and less any applicable withholding taxes (the “transaction consideration”).
iPass stockholders will not receive any fractional shares of Pareteum common stock in the offer or the merger, and each iPass stockholder who otherwise would be entitled to receive a fraction of a share of Pareteum common stock pursuant to the offer or the merger will be paid an amount in cash (without interest) in lieu thereof. See “Merger Agreement — Treatment of iPass Common Stock and Equity Awards.”
The purpose of the offer and the merger is for Pareteum to acquire control of, and ultimately the entire equity interest in iPass. The offer is the first step in Pareteum’s plan to acquire all of the outstanding shares of iPass common stock, and the merger is the second step in such plan. If the offer is completed, tendered shares of iPass common stock will be exchanged for the transaction consideration, and if the merger is completed, any remaining shares of iPass common stock that were not tendered into the offer (other than certain dissenting, converted or cancelled shares, as described further in this document) will be converted into the right to receive the transaction consideration.
Background of the Offer and the Merger
During Q4 2017, members of the iPass sales team met representatives of Pareteum, first at a Mobile Virtual Network Operator conference in London and later via a video conference call. The first in-person conversation to discuss a potential commercial relationship, whereby Pareteum would procure technology and services from iPass for resale to its customers, occurred in London on January 17, 2018 between the iPass sales team and Chris Hills, Vice President of Global Connectivity for Pareteum. In connection with these conversations, a confidentiality agreement between the parties was executed.
Sales discussions continued between the two parties over the next several months leading to the execution of an Agreement Establishing a Strategic Alliance between Pareteum and iPass, entered into on April 23, 2018, to jointly market, bid, offer and sell each parties solutions to customers. iPass issued a press release on April 24, 2018, announcing the strategic alliance.
During these sales discussions, deeper conversations began regarding a more strategic partnership between the two parties. On February 20, 2018, Mr. Griffiths (iPass CEO) and Hal Turner (Pareteum PEO) had a telephonic meeting, also attended by Patricia Hume (iPass then CCO), Darin Vickery (iPass CFO), and Denis McCarthy (Pareteum then Head of Corporate Development). The meeting focused on the operations of the two companies, with the goal of determining whether there was mutual interest in advancing the partnership.
In an update email sent to the iPass board of directors on March 8, 2018, Mr. Griffiths summarized quarterly results to date and gave the iPass board a summary of potential merger and acquisition and equity investment activity.
As a result of the February 20th call between iPass and Pareteum representatives, a face-to-face meeting was held in Redwood Shores, California at the iPass corporate headquarters on April 6, 2018. In attendance were Mr. Turner, Mr. Griffiths, Mr. McCarthy, Ms. Hume and Mr. Vickery. At this meeting, details of a hypothetical combined iPass/Pareteum company were discussed. Mr. Turner and Mr. Griffiths agreed there was mutual interest and that discussions between the parties should continue. iPass was also made aware that Pareteum was then engaged in a different strategic transaction and therefore any further discussions regarding an iPass and Pareteum combination would need to wait for the most part until the conclusion of that transaction.

On April 12, 2018, Mr. McCarthy visited the iPass corporate headquarters again, meeting with Mr. Griffiths, Ms. Hume, and Mr. Vickery. At this meeting, iPass provided more detailed information about its business, employees, and corporate structure. This meeting began several months of mutual due diligence between the parties.
On April 25, 2018, the parties signed a new commercial transaction, the Channel Partner Reseller Agreement, expanding the strategic alliance and providing Pareteum commercial pricing for reselling iPass SmartConnect and related Wi-Fi connectivity services to Pareteum’s customers. iPass issued a press release announcing the expansion of the partnership on May 3, 2018.
On May 8, 2018, the parties signed another new commercial transaction, the Software License Agreement, granting Pareteum a perpetual, non-exclusive, and non-transferable license to SmartConnect for up to 25,000,000 authorized devices. iPass publicly announced the license sale in its Q1 2018 earnings press release.
During May and June of 2018, iPass continued to actively search for a capital infusion. Ultimately, as mentioned above, iPass closed a credit facility with Fortress Investment Group LLC, which was announced in a press release on June 19, 2018, drawing $10.0 million at closing with another $10.0 million available at the discretion of Fortress. The transaction provided an additional two to three quarters of available cash needed to close some large commercial technology deals in the pipeline. Prior to closing the debt facility, iPass was in negotiations with Pareteum to make an equity investment in iPass. Negotiations regarding the equity investment by Pareteum ceased after iPass received the capital infusion from Fortress.
In an update email sent to the iPass board on July 26, 2018, ahead of the in-person board meeting on July 30, 2018, Mr. Griffiths provided additional background on the ongoing discussions with Pareteum. Mr. Griffiths advised the iPass board that Pareteum had requested to attend a session of the July 30, 2018 board meeting to express their interest in acquiring iPass.
At the July 30, 2018, iPass board meeting, Mr. Turner and Mr. McCarthy presented to the iPass directors for approximately one hour. They provided a detailed description of Pareteum’s business and highlighted reasons they believed a combination of the two companies made strategic sense. Questions were asked and discussion ensued. After Pareteum management left the meeting, iPass management was directed by the iPass board to pursue additional discussions with Pareteum. In addition, the iPass board directed management to begin interviewing investment banking advisors to assist in the M&A process.
Also at the July 30, 2018, iPass board meeting, the iPass board authorized the formation of a Strategy Committee, comprised of the Chairman of the iPass board, Michael Tedesco, and the newly appointed director, Neal Goldman. iPass publicly announced the addition of Mr. Goldman to the iPass board and the formation of the Strategy Committee “with the objective of exploring new strategic partnerships, acquisitions, mergers, licenses, joint ventures and other strategic opportunities that the committee feels would benefit iPass shareholders” in a press release on August 2, 2018.
The Strategy Committee of the iPass board met with iPass management on September 7, 2018, to discuss the process of hiring one of the investment banking candidates.
On September 10, 2018, Mr. Griffiths and Ms. Hume met in Los Angeles with Mr. McCarthy and Vic Bozzo (Pareteum CEO) to conduct additional due diligence.
During September 2018, the Strategy Committee of the iPass board along with iPass management met and interviewed investment banking candidates.
In the latter part of September 2018, the Strategy Committee determined to engage Raymond James as iPass’s investment banking advisor in connection with a potential M&A transaction. This was confirmed by the iPass board at a meeting convened on September 26, 2018.
After selecting Raymond James as its advisor, iPass management began working with Raymond James to create marketing materials, process documentation and a list of potential prospects that might have interest in acquiring iPass. Beginning on September 27, 2018, at the direction of the iPass board, Raymond James assisted iPass in conducting a market check process to assess interest from other prospects in acquiring iPass.

At the direction of the iPass board, Raymond James contacted 18 prospects in addition to Pareteum. Raymond James shared preliminary descriptive information about iPass with potential prospects and conducted initial discussions with prospects to explore potential transaction. Interested parties were encouraged to sign non-disclosure agreements to allow more detailed information regarding iPass to be shared.
Three prospects signed non-disclosure agreements with iPass and requested meetings with iPass management, while 15 prospects either declined the opportunity or were unresponsive to the outreach by Raymond James. Prospects that declined the opportunity cited a lack of strategic fit with iPass, concerns with iPass’s financial profile, including sustained revenue declines and operating losses, and the unproven nature of iPass’s technology licensing and data analytics offerings.
On October 11, 2018, Pareteum submitted a preliminary non-binding letter of intent describing the terms under which Pareteum proposed to acquire iPass (the “Initial LOI”). Based the Initial LOI, Pareteum proposed to issue shares of its common stock with a value equal to $20 million in exchange for all of the shares of iPass common stock, with the final exchange ratio to be negotiated as part of the definitive agreement process. Pareteum also indicated that the offer represented an approximate exchange ratio of 0.78x and an implied stock price premium of approximately 35% based on recent prices for Pareteum’s common stock. In addition, the Initial LOI indicated that Pareteum was prepared to assume up to $6 million of iPass net debt at closing, subject to a detailed review of twelve months of working capital balances. The Initial LOI also included a requirement for exclusive negotiations for an unspecified period of time.
On October 12, 2018, Mr. Griffiths and Mr. Vickery from iPass, Mr. McCarthy from Pareteum and their respective financial advisors from Raymond James and Jefferies, met at the iPass headquarters to discuss the Initial LOI. iPass indicated that the proposed exchange ratio of 0.78x was not acceptable because it undervalued the business and did not share anticipated synergies with iPass in an equitable manner. The parties engaged in discussions regarding the most appropriate valuation methodologies and the expected pro forma impact of the transaction to Pareteum. Pareteum agreed to reconsider its proposal and deliver to iPass a revised letter of intent.
After the October 12, 2018 meeting with Pareteum, Mr. Griffiths provided an update regarding the ongoing discussions with Pareteum to the members of the iPass Strategy Committee.
On October 17, 2018, iPass executed an NDA with an interested party (“Prospect A”), which included a standstill provision that terminated at the earlier of two years from the date of execution and the date a definitive agreement was signed. Later that day, iPass conducted a conference call with Prospect A to provide a business and financial overview and to explore the strategic fit between the two companies. On the conference call, Prospect A informed iPass that it would first need to conduct a commercial trial to assess the potential sales synergies between the two companies, a process that would take at least several months to complete. iPass informed Prospect A that feedback regarding a potential acquisition of iPass would need to be received within a few weeks, and Prospect A confirmed that it would not be able to meet this timetable. iPass and Prospect A agreed to continue exploring commercial opportunities together, but mutually ended the acquisition discussions.
On October 21, 2018, Pareteum submitted a revised non-binding letter of intent describing the terms under which Pareteum was prepared to acquire iPass (the “Second LOI”). Based the Second LOI, Pareteum was prepared to acquire 100% of the common stock of iPass in an all-stock transaction based on an exchange ratio of 1.00x share of Pareteum common stock for each fully diluted iPass share based on the treasury stock method. Pareteum indicated the Second LOI implied a per share value to iPass of  $2.61 based on Pareteum’s 10-day volume weighted average price (“VWAP”) ending October 17, 2018, and an approximate premium of 56% to iPass’s 10-day VWAP for the period ending October 17, 2018. Pareteum also noted that the exchange ratio contained in the Second LOI represented an improvement of 28% compared to the 0.78x exchange ratio contained in the Initial LOI. In addition, the Second LOI indicated that Pareteum was prepared to assume up to $6.5 million of iPass net debt at closing, subject to a detailed review of twelve months of working capital balances. The Second LOI included a timetable that called for definitive documentation to be signed by late November or December, and a requirement for exclusive negotiations that would last until December 31, 2018, or later if the transaction period was extended by mutual agreement.

On October 22, 2018, iPass executed a non-disclosure agreement with an interested party (“Prospect B”), which included a standstill provision that terminated at the earlier of two years from the date of execution and the date a definitive agreement was signed. Later that day, iPass conducted a conference call with Prospect B to provide a business and financial overview and to explore the strategic fit between the two companies. The following day, Prospect B informed Raymond James that there was insufficient interest in the opportunity to move forward with further discussions. Prospect A saw potential in the technology of iPass, but the financial profile of the Company was too much of an obstacle.
Also on October 22, 2018, iPass executed a non-disclosure agreement with an interested party (“Prospect C”), which included a standstill provision that terminated at the earlier of six months from the date of execution and the date a definitive agreement was signed. The following day, on October 23, 2018, iPass conducted a meeting and conference call with Prospect C to provide a business and financial overview and to explore the strategic fit between the two companies. The following day, on October 24, 2018, Prospect C informed Raymond James that after discussing the opportunity internally, there was insufficient interest in moving forward with further discussions.
On October 23, 2018, an iPass board meeting was held, including iPass management and Raymond James. Raymond James presented an update regarding negotiations with Pareteum and the market check process. The board directed iPass management to continue to negotiate with Pareteum while continuing the market check process.
On October 25, 2018, at the direction of the iPass board, Raymond James communicated to Jefferies, Pareteum’s financial advisor, that the iPass board was supportive of a fixed exchange ratio of 1.40x, which implied, based on recent closing stock prices, a per share value of approximately $3.15. Raymond James also indicated that in return for the higher exchange ratio, the iPass board would be willing to enter into a 10-day period of exclusive negotiations.
On October 26, 2018, Jefferies spoke with Raymond James and indicated that Pareteum was willing to increase the exchange ratio to a maximum of 1.20x. Jefferies also indicated that Pareteum had set an internal cap of 10 million shares they were willing to issue in the transaction. Later that evening, Mr. Griffiths informed Mr. Turner that iPass needed to move the exchange ratio to at least 1.30x in order to satisfy the iPass board. At the time, the iPass board and management believed that both parties would reach a compromise at a 1.25x exchange ratio.
On October 27, 2018, at the direction of the iPass board, Raymond James delivered a written counterproposal to Jefferies (the “Counterproposal”). Under the terms of the Counterproposal, Pareteum would acquire 100% of the stock of iPass an all-stock transaction based on an exchange ratio of 1.25x share of Pareteum common stock for each fully diluted Company Share based on the treasury stock method, implying a per share value of iPass of  $2.79 based on Pareteum’s closing stock price on October 26, 2018. In addition, Pareteum would assume the net debt of iPass at closing, with no limitation or working capital adjustment. The Counterproposal included a timetable that called for definitive documentation to be signed by the end of November, and a 14-day period of exclusive negotiations, subject to extension by mutual agreement.
Later on October 27, 2018, Raymond James representatives spoke with Jefferies representatives who indicated they were unwilling to advise Pareteum to accept a 1.25x exchange ratio. Jefferies encouraged Raymond James to revert to a 1.20x exchange ratio — the maximum level that Jefferies had communicated on October 26, 2018.
On October 29, 2018, Pareteum submitted a revised non-binding letter of intent describing the terms under which Pareteum was prepared to acquire iPass (the “Third LOI”). Based the Third LOI, Pareteum was prepared to acquire 100% of the stock of iPass in an all-stock transaction based on an exchange ratio of 1.222x share of Pareteum common stock for each fully diluted iPass share based on the treasury stock method. Pareteum indicated the Third LOI implied a per share value to iPass of  $2.725 based on Pareteum’s closing stock price on October 26, 2018. In addition, Pareteum would assume the net debt of iPass at closing, with no limitation or working capital adjustment. The Third LOI included a timetable that called for definitive documentation to be signed by the end of November, and a period of exclusive negotiations that would last until November 15, 2018, subject to extension by mutual agreement. Raymond James discussed with Jefferies the potential to shift the exclusivity expiration to November 13, 2018, but this request was rejected.

Later on October 29, 2018, the iPass board had its regularly scheduled in-person quarterly meeting at the iPass corporate headquarters. Also in attendance were representatives of Cooley LLP (iPass counsel) and Raymond James. Raymond James provided an update regarding negotiations with Pareteum and the market check process. Raymond James discussed the current proposal from Pareteum (the Third LOI), including implied valuation metrics, key terms and potential responses. Based on this discussion, the iPass board then adopted a resolution authorizing iPass management to execute the Third LOI.
On October 29, 2018, after conclusion of the board meeting, iPass executed the LOI and Raymond James returned it to Jefferies, thus starting an exclusivity period with Pareteum that would last through November 15, 2018. All contact with other potential acquirers ceased on this date.
On October 31, 2018, iPass management along with representatives of Cooley had a telephone conference with Pareteum management and their counsel, Sichenzia Ross Ference LLP, to begin discussions on the structure of the transaction and the terms of a definitive agreement.
On October 31, 2018, iPass management received access to the Pareteum virtual dataroom and, with the assistance of Raymond James, began conducting reverse due diligence. iPass management and Raymond James reviewed materials in Pareteum’s virtual data room, as well as publicly available information, including Pareteum’s SEC filings, press releases and investor relations materials, and available Wall Street research reports.
On October 31, November 1 and November 2 of 2018, Mr. Griffiths, Mr. McCarthy, and Mr. Vickery had telephonic conference calls to review status and next steps on the drafting of the definitive agreement.
On November 2, 218, Sichenzia Ross Ference LLP, delivered a first draft of the merger agreement, which included a potential downward adjustment to the exchange ratio, valued at $500,000 in Pareteum stock, which would be based on the net working capital of iPass at closing.
As noted above, on November 5, 2018, iPass received notice that Nasdaq had determined to suspend trading of the Company’s securities effective November 7, 2018 based upon the Company’s non-compliance with the minimum $35 million market value of listed securities requirement, which would lead in due course to a formal action by Nasdaq to delist the Company’s securities. The Company’s stock price closed down 35% that day as a result of the news. iPass filed a Form 8-K announcing the development on November 6, 2018.
Also on November 5, 2018, a meeting of iPass management, the Strategy Committee, Cooley, and Raymond James was held to review current negotiations, the status of the definitive agreement and next steps.
On November 6, 2018, a meeting to conduct reverse due diligence on Pareteum was held in the iPass corporate headquarters. Raymond James, iPass management and Mr. Goldman of the Strategy Committee participated in the discussion. Mr. McCarthy provided additional details regarding Pareteum’s business, strategy and financial results and expectations.
Also on November 6, 2018, legal counsel for iPass, Cooley, delivered a mark-up to the draft merger agreement, which among other changes, eliminated the potential downward adjustment to the exchange ratio based on the net working capital of iPass at closing. iPass instead suggested relying on operating covenants to ensure that iPass managed its working capital in a normal manner between signing and closing.
On November 7, 8, and 9 of 2018, meetings were held between iPass management and Pareteum management to conduct additional mutual due diligence. Jefferies and Raymond James also participated in the sessions. At these meetings, the parties discussed the recent suspension in the trading of the iPass common stock, the subsequent decrease in the iPass trading price and the potential effect this development would have on the proposed transaction.
On November 8, 2018, an iPass board meeting was held, including iPass management, and representatives of Cooley and Raymond James. The status of the negotiations and the definitive agreement were discussed, including the likely negative impact the suspension in the trading of iPass common stock on Nasdaq would have on the transaction terms. iPass management and Raymond James also discussed the results of reverse due diligence on Pareteum, and Cooley provided an update on the definitive agreement and the expected timetable to completion.

On November 9, 2018, iPass management, Pareteum management and each parties’ respective legal counsels conducted a conference call to discuss the terms of the definitive agreement. Over the weekend of November 10 and 11, 2018, definitive agreement disclosure schedules were finalized, and negotiations of remaining terms continued.
On November 11, 2018, Sichenzia Ross Ference LLP delivered a revised draft of the merger agreement, which among other changes, reflected Pareteum’s proposal to adjust the exchange ratio to 1.17x, eliminated the potential downward adjustment to the exchange ratio based on the net working capital of iPass at closing and eliminated the proposed closing condition related to required customer continuity.
On the morning of November 12, 2018, definitive agreement terms were finalized. iPass held a board meeting to review the definitive agreement. Raymond James provided its financial analyses of iPass and the transaction consideration and delivered its oral opinion, subsequently confirmed in writing, to the iPass board that, as November 12, 2018, and based upon and subject to the various matters, limitations, qualifications and assumptions set forth in its opinion, the Per Share Amount (as defined in the merger agreement) to be received by holders of iPass’s common stock (other than Excluded Shares, as below in “Opinion of iPass’s Financial Advisor”) pursuant to the merger agreement was fair, from a financial point of view to such holders. Cooley reviewed the legal terms of the transaction and the legal obligations of the iPass board and the legal standards against which the actions of the iPass board would be evaluated and judged. The iPass board then voted unanimously to approve execution of the definitive agreement.
Following the conclusion of this meeting, iPass executed the definitive agreement with Pareteum and issued a joint press release with Pareteum after the close of market on that date announcing the signing of the definitive agreement.
Pareteum’s Reasons for the Offer and the Merger
The board of directors of Pareteum approved the merger agreement and determined that the merger agreement and the transactions contemplated by the merger agreement, including the offer, the merger and the issuance of Pareteum common stock as part of the transaction consideration, are fair to, and in the best interests of, Pareteum and its stockholders.
In reaching its determination, the board of directors of Pareteum consulted with Pareteum’s management, as well as with Pareteum’s legal and financial advisors, and considered a variety of factors weighing favorably towards the offer and the merger, including the factors described below. The board of directors of Pareteum believes that the offer and the merger will allow Pareteum to realize a number of significant benefits, including the following (not in any relative order of importance):
Strategic Considerations
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The combination of iPass’s SmartConnect and big data solutions with Pareteum’s software defined global cloud platform creates an integrated software value package with global communications connectivity, enhancing the combined company’s ability to acquire 500 new enterprise customers;

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The acquisition of iPass will expand revenue upside through cross-selling and new product sets;

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The acquisition of iPass will provide Pareteum with a larger platform from which to expand into new markets and pursue further acquisition opportunities;

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The acquisition of iPass will provide Pareteum with significant opportunity to monetize customer bases through cross-selling and upselling the combined company’s offerings;

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The combined company’s enhanced products will allow Pareteum to better serve both Pareteum and iPass customers; and

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iPass complements and extends Pareteum’s global footprint for software and API services.

Forecasted Synergies and Other Financial Considerations
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Significant synergy and value creation potential which will enhance stockholder value;

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Pareteum expects to achieve more than $15 million in annual cost synergies following the acquisition of iPass, with $12 million in cost savings expected to be realized in the first full quarter of the combined company’s operations;

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After adjusting for expected cost synergies, the combined company is expected to achieve strong growth in pro forma operating cash flow generation; and

•
The acquisition of iPass is expected to be significantly accretive to Pareteum’s non-GAAP earnings per share and cash flow.

Market Conditions
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The board of directors of Pareteum also took into account current financial market conditions and the current and historical market prices and volatility of, and trading information with respect to, shares of iPass and Pareteum common stock; and

•
The combined company is expected to have better access to capital markets as a result of enhanced size and business diversification, and expected increased earnings and cash flow over time.

Due Diligence
•
The board of directors of Pareteum further considered its familiarity with the business operations, strategy, earnings and prospects of each of Pareteum and iPass and the scope and results of the due diligence investigation conducted by Pareteum’s management and advisors with respect to iPass

Financial Terms of the Transaction
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The board of directors of Pareteum reviewed the amount and form of consideration to be paid in the transaction, the fact that the exchange ratio is fixed, the expected pro forma ownership of the combined company and other financial terms of the offer and the merger.

Recommendation of Management
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The board of directors of Pareteum took into account the recommendation of Pareteum’s management in favor of the offer and the merger.

Provisions of the Merger Agreement
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The board of directors of Pareteum considered the structure of the offer and the merger and terms and conditions of the merger agreement, including the financial terms, the anticipated short time period from announcement to completion achievable through the exchange offer structure, the restrictions placed on iPass’s ability to seek a superior proposal, the conditions to completion, the termination rights of the parties, the obligation of iPass to pay a $780,000 termination fee; and

•
The expectation that the conditions to consummation of the offer and the merger will be satisfied on a timely basis.

The board of directors of Pareteum also identified and considered certain potentially negative factors in its deliberations to be balanced against the positive factors, including:
•
the risk that the anticipated benefits of the offer and the merger will not be realized in full or in part, including the risks that expected synergies will not be achieved or not achieved on the expected timeframe;

•
the risk that while Pareteum performed due diligence on iPass and its business, the scope of that due diligence was limited and there may be aspects of iPass or its business of which Pareteum is not aware;

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the risk that the transaction may not be consummated despite the parties’ efforts or that the closing of the transaction may be unduly delayed;

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other costs associated with the offer and the merger;

•
the risk that the trading price of Pareteum common stock could decrease and the offer and the merger could have a dilutive effect on the value of common shares held by Pareteum stockholders for any number of reasons, some of which are outside Pareteum’s control, including for example if investors believe that the value of the transaction consideration to be exchanged for iPass shares in connection with the offer and the merger, together with transaction costs, is greater than the value of iPass’s business, together with any synergies expected to be achieved or actually realized from Pareteum’s acquisition of iPass;

•
potential challenges in integrating the two companies in addition to Pareteum’s other recent acquisitions;

•
the provisions of the merger agreement that place restrictions on the interim operations of Pareteum and its subsidiaries pending the closing (see “Merger Agreement — Conduct of Pareteum’s Business Pending the Merger”);

•
the risks associated with the occurrence of events which may materially adversely affect the operations or financial condition of iPass and its subsidiaries, which may not entitle Pareteum to terminate the merger agreement;

•
the risk of diverting Pareteum management’s focus and resources from other strategic opportunities and from operational matters while working to implement the transaction with iPass, and other potential disruption associated with combining the companies, and the potential effects of such diversion and disruption on the businesses and customer relationships of Pareteum and iPass; and

•
the risks associated with the offer and the merger, the combined company following the offer and the merger, Pareteum’s business and iPass’s business described under the sections entitled “Forward-Looking Statements” and “Risk Factors.”

After consideration of these factors, the board of directors of Pareteum determined that, overall, the potential benefits of the offer and the merger outweighed the potential risks.
This discussion of the information and factors considered by the board of directors of Pareteum includes the material positive and negative factors considered by the board of directors of Pareteum, but it is not intended to be exhaustive and may not include all the factors considered by the board of directors of Pareteum. The board of directors of Pareteum did not quantify or assign any relative or specific weights to the various factors that it considered in reaching its determination to approve the merger agreement and the offer and the merger. Rather, the board of directors of Pareteum viewed its position and recommendation as being based on the totality of the information presented to and factors considered by it. In addition, individual members of the board of directors of Pareteum may have given differing weights to different factors. It should be noted that this explanation of the reasoning of the board of directors of Pareteum and certain information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed in the section entitled “Forward-Looking Statements.”
iPass’s Reasons for the Offer and the Merger; Recommendation of the Board of Directors of iPass
At a meeting held on November 12, 2018, the iPass board determined that the offer and merger was advisable, fair to, and in the best interests of, the iPass stockholders, approved the merger agreement, and the transactions contemplated thereby, including the offer and the merger, and recommend that the iPass stockholders tender their shares in the offer.

In evaluating the offer, the merger and the merger agreement, the iPass board consulted with the iPass executive management team, as well as iPass’s outside legal and financial advisors, and considered a number of factors, including the following material factors (not in any relative order of importance):
•
the fact that the market price of the proposed all-stock consideration to be received by the holders of iPass’s common stock of 1.17 shares of Pareteum common stock for each issued and outstanding share of iPass common stock represented a premium over the market prices at which iPass’s common stock traded prior to the public announcement of the proposed transaction, based on the closing price of the two parties’ stock on the day before public announcement of the transaction the exchange ratio represented a 76% premium to iPass stock price;

•
the fact that the consideration offered in the proposed transaction is composed entirely of shares of Pareteum common stock, thus permitting iPass’s stockholders to have an ability to participate in any future “upside” in the equity ownership of the combined company;

•
the iPass board’s expectations regarding the anticipated timing of consummations of the offer and the merger. The potential for closing in a relatively short time frame could reduce the amount of time in which the iPass business would be subject to potential disruptions and uncertainty pending closing, potential future default conditions under the Fortress credit facility, adverse developments in ongoing suspension and delisting discussions with Nasdaq, and risks associated with raising additional capital, and could enable iPass’s stockholders to more quickly enjoy any accretive benefits of the merger;

•
the belief that significant concerns existed as to iPass’s continuing viability as a standalone business without a near-term capital infusion and, given recent discussions, a belief that iPass’s continuing access to the debt and capital markets would be limited;

•
the belief of the iPass board that the offer and the merger are more favorable to iPass’s stockholders than the potential value that might result from the other alternatives reasonably available to iPass, including the alternative of remaining a stand-alone public company and other strategies that might be pursued as a stand-alone public company;

•
the fact that the price proposed by Pareteum reflected extensive negotiations between the parties and their respective advisors, and was superior to any other alternatives that would present an equally quick closing;

•
the iPass board’s belief, after consultation with iPass’s financial advisors, that the final price proposed by Pareteum was the highest it would pay;

•
the oral opinion of Raymond James, subsequently confirmed in writing, delivered to the iPass board that, as of November 12, 2018 and based upon and subject to the various matters, limitations, qualifications and assumptions set forth in its opinion, the Per Share Amount to be received by the holders of iPass’s common stock (other than Excluded Shares, as defined below in “The Offer and the Merger — Opinion of iPass’s Financial Advisor”) pursuant to the merger agreement was fair, from a financial point of view, to such holders, as more fully described below in the section of this document captioned “The Offer and the Merger — Opinion of iPass’s Financial Advisor.”

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the belief of the iPass board, in consultation with executive management, that large strategic partner customers and prospective customers, especially those considering investing in long-term software licensing arrangements, have been and will continue to be reluctant to engage in an ongoing business relationship with a micro-capitalized company and that this reality presents a significant hindrance to iPass achieving future revenue goals and projections;

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the iPass board’s assessment that Pareteum has adequate financial resources and reasonable access to additional capital based on publicly available information to immediately improve the perceived financial health of iPass, which would likely help retain current customers during the pendency of the offer;

•
the terms and conditions of the merger agreement, in addition to those described above, including:

•
the limited and otherwise customary conditions to the parties’ obligations to complete the offer and the merger;

•
the requirement that consummation of the offer is conditioned on the satisfaction of the minimum tender condition which, if satisfied, would demonstrate strong support for the offer and the merger by holders of iPass common stock;

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iPass’s ability to specifically enforce Pareteum’s obligations under the merger agreement, including Pareteum’s obligations to consummate the offer and the merger;

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that the Offeror is required to extend the offer beyond the initial expiration date if any condition to consummation of the offer is not satisfied and has not been waived until 11:59 p.m. New York City Time on May 11, 2019, as described in the Offer to Exchange under the heading “Exchange Offer Procedures — Extension, Termination and Amendment of Offer;”

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iPass’s ability to seek damages in the event of fraud or knowing and intentional breach by Pareteum of its obligations under the merger agreement;

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iPass’s ability, under certain limited circumstances, to furnish information to, and conduct negotiations with, third parties regarding an acquisition proposal that is, or would reasonably be expected to lead to, a superior proposal;

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iPass’s ability, subject to certain conditions, to terminate the merger agreement in order to accept a superior proposal, subject to paying or causing to be paid to Pareteum the termination fee of  $780,000. The board determined, after discussing with it legal and financial advisors, that the proposed termination fee was reasonable in light of, among other things, the benefits of the offer and the merger to the iPass stockholders, the typical size of such fees in similar transactions and the belief that a fee of such size would not preclude or unreasonably restrict the emergence of alternative transaction proposals;

•
the ability of the iPass board, subject to certain conditions, to change its recommendation supporting the offer and the merger in response to an intervening event, regardless of the existence of a competing or superior acquisition proposal, to the extent the iPass board determines that such action is necessary to comply with its fiduciary duties to iPass’s stockholders under applicable law;

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the fact, dating back to 2014, that iPass conducted a thorough process of exploring its strategic alternatives prior to entering into the Merger Agreement with Pareteum;

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after lengthy meetings with management, the board’s consideration of iPass’s business, strategy, assets, financial condition, capital requirements, results of operations, competitive position, historical and projected financial performance, related risks, and upside potential, specifically as those factors impact the trading price of the iPass’s common stock (which cannot be quantified numerically);

•
the risks and uncertainties associated with maintaining iPass’s existence as a stand-alone company compared to the opportunities presented by the Offer and the Merger and related synergies of providing a full end-to-end connectivity solution, above and beyond the current go-to-market Wi-Fi opportunity of iPass;

•
the negotiation process with Pareteum, which was conducted at arm’s length, and the fact that iPass’s executive management and its legal and financial advisors were directly involved throughout the negotiations and updated the iPass board directly and frequently.

The iPass board also considered a variety of potentially negative factors in its deliberations concerning the offer, the merger, and the merger agreement, including the following (not in any relative order of importance):
•
the fact the transaction is all stock and without a cash component precludes iPass’s stockholders from enjoying certainty of value for their shares of iPass’s common stock;

•
capital markets broadly, and small-cap stock specifically, can have significant volatility which may result in fluctuations in the value and portion of the consideration to iPass’s stockholders to be paid in Pareteum stock;

•
the risks and costs to iPass if the offer and the merger do not close, including the diversion of management and employee attention, potential employee attrition, and the potential effect on business and customer relationships;

•
the fact that an insufficient number of holders of shares of iPass’s common stock may tender into the offer to satisfy the minimum condition;

•
the merger agreement’s restrictions on the conduct of iPass’s business prior to the completion of the merger, generally requiring iPass to conduct its business only in the ordinary course, subject to specific limitations, which may delay or prevent iPass from undertaking business opportunities that may arise pending completion of the merger;

•
the risk that Pareteum cannot reach mutually agreeable terms with iPass’s debt holder to assume the existing debt or cannot raise sufficient capital to pay off the debt at the closing;

•
the fact that iPass has incurred and will continue to incur significant transaction costs and expenses in connection with the proposed transaction, regardless of whether the Merger is consummated;

After considering the foregoing potentially positive and potentially negative factors, the iPass board concluded that the potential benefits of the offer, the merger, and the merger agreement outweighed the risks and other potentially negative factors.
The foregoing discussion of the information and factors considered by the iPass board is not intended to be exhaustive, but includes the material factors considered by the iPass board. In view of the variety of factors considered in connection with its evaluation, the iPass board did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching its determination and recommendation. In addition, individual directors may have given different weights to different factors. The iPass board did not undertake to make any specific determination as to whether any factor, or any particular aspect of any factor, supported or did not support its ultimate decision. The iPass board based its recommendation on the totality of the information presented.
For the reasons described above, and in light of other factors that they believed were appropriate, the board of directors of iPass approved the merger agreement and the transactions contemplated thereby, including the offer and the merger, and recommends that iPass’s stockholders tender their shares of iPass common stock pursuant to the offer.
Opinion of iPass’s Financial Advisor
Summary
At the November 12, 2018 meeting of the iPass board, representatives of Raymond James & Associates, Inc. (“Raymond James”) rendered Raymond James’ oral opinion, which was subsequently confirmed by delivery of a written opinion to the iPass board dated November 12, 2018, that, as of such date, the Per Share Amount to be received by the holders of iPass’s outstanding common stock (other than (i) shares of iPass’s common stock that are owned by iPass as treasury shares and (ii) any shares of iPass’s common stock owned by Pareteum, Sub or any other direct or indirect subsidiary of Pareteum (collectively, the “Excluded Shares”)) pursuant to the Merger Agreement was fair, from a financial point of view, to such holders, based upon and subject to the various matters, limitations, qualifications and assumptions considered in connection with the preparation of its opinion.

The full text of the written opinion of Raymond James, dated November 12, 2018, which sets forth, among other things, the various qualifications, assumptions and limitations on the scope of the review undertaken, is attached as Annex B to this document. Raymond James provided its opinion for the information and assistance of the iPass board (solely in its capacity as such) in connection with, and for purposes of, its consideration of the offer (the “Offer”) and the merger (the “Merger”), and its opinion only addresses whether the Per Share Amount to be received by the holders of iPass’s common stock (other than the Excluded Shares) pursuant to the merger agreement (the “Merger Agreement”) was fair, from a financial point of view, to such holders. The opinion of Raymond James did not address any other term or aspect of the Merger Agreement or the Offer and the Merger contemplated thereby. The Raymond James opinion does not constitute a recommendation to the iPass board or any holder of iPass common stock as to how the iPass board, such stockholder or any other person should vote or otherwise act with respect to the Merger Agreement, the Offer and the Merger or any other matter.
Opinion of iPass’s Financial Advisor
iPass retained Raymond James as its financial advisor on September 27, 2018 pursuant to an engagement letter. Pursuant to that engagement letter, the iPass board requested that Raymond James evaluate whether the Per Share Amount to be received by the holders of iPass’s common stock (other than the Excluded Shares) pursuant to the Merger Agreement was fair, from a financial point of view, to such holders.
At the November 12, 2018 meeting of the iPass board, representatives of Raymond James rendered Raymond James’ oral opinion, which was subsequently confirmed by delivery of a written opinion to the iPass board dated November 12, 2018, that, as of such date, the Per Share Amount to be received by the holders of iPass’s outstanding common stock (other than the Excluded Shares) pursuant to the Merger Agreement was fair, from a financial point of view, to such holders, based upon and subject to the various matters, limitations, qualifications and assumptions considered in connection with the preparation of its opinion.
The full text of the written opinion of Raymond James is attached as Annex B to this document. The summary of the opinion of Raymond James set forth in this document is qualified in its entirety by reference to the full text of such written opinion. Holders of iPass common stock are urged to read this opinion in its entirety. In addition, such holders should read the opinion and this section together with the information under “Certain Unaudited Prospective Financial Information of iPass” below which describes the financial projections prepared by the management of iPass relating to iPass for the periods ending December 31, 2018 through December 31, 2021, as approved for Raymond James’s use by iPass (the “Projections”).
Raymond James provided its opinion for the information of the iPass board (solely in its capacity as such) in connection with, and for purposes of, its consideration of the Offer and the Merger and its opinion only addresses whether the Per Share Amount to be received by the holders of iPass’s common stock (other than the Excluded Shares) pursuant to the Merger Agreement was fair, from a financial point of view, to such holders. The opinion of Raymond James does not address any other term or aspect of the Merger Agreement or the Offer and the Merger contemplated thereby. The opinion of Raymond James does not constitute a recommendation to the iPass board or to any holder of iPass common stock as to how the iPass board, such stockholder or any other person should vote or otherwise act with respect to the Merger Agreement, the Offer and the Merger or any other matter. Raymond James expressed no opinion as to the likely trading range of Pareteum common stock following the consummation of the Offer and the Merger, which may vary depending on numerous factors that generally impact the price of securities or on the financial condition of Pareteum at that time.
In connection with its review of the Offer and the Merger and the preparation of its opinion, Raymond James, among other things:
•
reviewed the financial terms and conditions as stated in the draft of the Merger Agreement dated November 11, 2018 (the “Draft Agreement”);

•
reviewed certain information related to the historical, current and future operations, financial condition and prospects of iPass made available by iPass including, but not limited to, the Projections;

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reviewed iPass’s recent public filings and certain other publicly available information regarding iPass;

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reviewed financial, operating and other information regarding iPass and the industries in which it operates;

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reviewed the financial and operating performance of iPass and those of other selected public companies that Raymond James deemed to be relevant;

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considered the publicly available financial terms of certain transactions that Raymond James deemed to be relevant;

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reviewed the current and historical market prices and trading volume for iPass’s common stock, and the current market prices of the publicly traded securities of certain other companies that Raymond James deemed to be relevant;

•
conducted such other financial studies, analyses and inquiries and considered such other information and factors as Raymond James deemed appropriate; and

•
discussed with members of the senior management of each of iPass and Pareteum certain information relating to the aforementioned and any other matters which Raymond James has deemed relevant to its inquiry.

With the iPass board’s consent, Raymond James assumed and relied upon the accuracy and completeness of all information supplied by or on behalf of iPass, or otherwise reviewed by or discussed with Raymond James, and Raymond James did not undertake any duty or responsibility to, nor did Raymond James, independently verify any of such information. Raymond James did not make or obtain an independent appraisal of the assets or liabilities (contingent or otherwise) of iPass or Pareteum. With respect to the Projections and any other information and data provided to or otherwise reviewed by or discussed with Raymond James, Raymond James, with the iPass board’s consent, assumed that the Projections and such other information and data were reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of management of iPass, and Raymond James relied upon iPass to advise Raymond James promptly if any information previously provided became inaccurate or was required to be updated during the period of its review. Raymond James expressed no opinion with respect to the Projections or the assumptions on which they were based. Raymond James assumed that the definitive Merger Agreement would be substantially similar to the Draft Agreement reviewed by Raymond James, and that the Offer and the Merger would be consummated in accordance with the terms of the Merger Agreement without waiver of or amendment to any of the conditions thereto. Furthermore, Raymond James assumed, in all respects material to its analysis, that the representations and warranties of each party contained in the Merger Agreement were true and correct and that each party will perform all of the covenants and agreements required to be performed by it under the Merger Agreement without being waived. Raymond James also relied upon and assumed, without independent verification, that (i) the Offer and the Merger would be consummated in a manner that complies in all respects with all applicable international, federal and state statutes, rules and regulations, and (ii) all governmental, regulatory or other consents and approvals necessary for the consummation of the Offer and the Merger, if any, would be obtained and that no delay, limitations, restrictions or conditions would be imposed or amendments, modifications or waivers made that would have an effect on the Offer and the Merger, iPass or Pareteum that would be material to its analysis or opinion. In addition, Raymond James assumed that the Offer and the Merger would be treated as a tax-free reorganization pursuant to the Code.
Raymond James expressed no opinion as to the underlying business decision to effect the Offer and the Merger, the structure or tax consequences of the Offer and the Merger, or the availability or advisability of any alternatives to the Offer and the Merger. The Raymond James opinion is limited to the fairness, from a financial point of view, of the Per Share Amount to be received by the holders of iPass’s common stock (other than the Excluded Shares). Raymond James expressed no opinion with respect to any other reasons (legal, business, or otherwise) that may support the decision of the iPass board to approve or consummate the Offer and the Merger. Furthermore, no opinion, counsel or interpretation was intended by Raymond James on matters that require legal, accounting or tax advice. Raymond James assumed that such opinion, counsel or interpretations had been or would be obtained from appropriate professional sources.

Furthermore, Raymond James relied, with the consent of the iPass board, on the fact that iPass was assisted by legal, accounting and tax advisors, and, with the consent of the iPass board, relied upon and assumed the accuracy and completeness of the assessments by iPass and its advisors, as to all legal, accounting and tax matters with respect to iPass and the Offer and the Merger.
In formulating its opinion, Raymond James considered only the Per Share Amount to be received by the holders of iPass’s common stock (other than the Excluded Shares), and Raymond James did not consider, and its opinion did not address, the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of iPass, or such class of persons, in connection with the Offer and the Merger whether relative to compensation received by the holders of iPass’s common stock (other than the Excluded Shares) or otherwise. Raymond James was not requested to opine as to, and its opinion did not express an opinion as to or otherwise address, among other things: (i) the fairness of the Offer and the Merger to the holders of any class of securities, creditors or other constituencies of iPass, or to any other party, except and only to the extent expressly set forth in the last sentence of its opinion or (ii) the fairness of the Offer and the Merger to any one class or group of iPass’s or any other party’s security holders or other constituents vis-à-vis any other class or group of iPass’s or such other party’s security holders or other constituents (including, without limitation, the allocation of any consideration to be received in the Offer and the Merger amongst or within such classes or groups of security holders or other constituents). Raymond James expressed no opinion as to the impact of the Offer and the Merger on the solvency or viability of iPass or Pareteum or the ability of iPass or Pareteum to pay their respective obligations when they come due.
Material Financial Analyses
The following summarizes the material financial analyses reviewed by Raymond James with the iPass board at its meeting on November 12, 2018, which material was considered by Raymond James in rendering its opinion. No company or transaction used in the analyses described below is identical or directly comparable to iPass, Pareteum or the contemplated Offer and Merger.
Selected Companies Analysis.   Raymond James analyzed the relative valuation multiples of the following twelve communications technology companies publicly traded on North American securities exchanges with market capitalizations of less than $100 million and gross margins of less than 70% in the most recently reported twelve months as of November 9, 2018 (“LTM”) that it deemed relevant:
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Aviat Networks, Inc.

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ClearOne, Inc.

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Communications Systems, Inc.

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Lantronnix, Inc.

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PCTEL, Inc.

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Qumu Corporation

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Redline Communications Group, Inc.

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SeaChange International, Inc.

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Synacor, Inc.

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Westell Technologies, Inc.

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Wireless Telecom Group, Inc.

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xG Technology, Inc.

Although none of the selected companies are directly comparable to iPass, the selected companies were chosen because they share, in Raymond James’ professional judgment and experience, similar industry and business characteristics with iPass (including, but not limited to, the types of products or services they offer, their business models or their target market) or have similar operating characteristics as iPass. Raymond James determined, using its professional judgment, that the selected companies were appropriate for purposes of this analysis.

For each selected company, Raymond James calculated financial multiples based on the enterprise value (defined as equity market value plus debt, plus preferred stock, plus minority interests, less cash and equivalents) compared to revenue for the LTM and Wall Street research analysts’ projected revenue for the selected companies for the calendar years ending December 31, 2018 (“CY 2018E”) and December 31, 2019 (“CY 2019E”), to the extent such projections were available for the selected companies. The estimates published by Wall Street research analysts were not prepared in connection with the Offer and the Merger or at the request of Raymond James and may or may not prove to be accurate. Raymond James reviewed the first quartile, mean, median and third quartile relative valuation multiples of the selected companies and compared them to corresponding valuation multiples for iPass implied by the Per Share Amount. The results of the selected public companies analysis are summarized below:
Enterprise Value/Revenue
	LTM	CY 2018E	CY 2019E
Third Quartile	0.61x	0.66x	0.66x
Mean	0.50x	0.61x	0.63x
Median	0.40x	0.52x	0.48x
First Quartile	0.24x	0.41x	0.45x
iPass Implied by the Per Share Amount	0.66x	0.68x	0.51x
Raymond James applied the first quartile, mean, median and third quartile relative valuation multiples for each of the metrics to iPass’s revenue for the LTM and projected revenue for CY 2018E and CY 2019E based upon the Projections so as to determine the implied equity price per share of iPass’s common stock, and then compared those implied equity values per share to the Per Share Amount which, for purposes of Raymond James’s analysis and its opinion, and with the iPass board’s consent, Raymond James assumed would have an implied value of  $2.60 per share of iPass’s common stock. The results of this analysis are summarized below:
	Enterprise Value/Revenue
	LTM	CY 2018E	CY 2019E
Third Quartile	$2.33	$2.52	$3.65
Mean	$1.72	$2.23	$3.43
Median	$1.19	$1.78	$2.42
First Quartile	$0.38	$1.22	$2.19
Per Share Amount	$2.60	$2.60	$2.60
Selected Transaction Analysis.   Raymond James analyzed publicly available information relating to the following selected acquisitions of communications technology companies with transaction enterprise values less than $100 million and which companies (i) were publicly traded on North American securities exchanges prior to such acquisition, (ii) had either revenue growth of less than 5% either within last twelve months prior to or the next twelve months following the announcement of the relevant transaction (respectively, “Selected Transaction LTM” and “Selected Transaction NTM”) and (iii) had EBITDA margins less than 5% for the Selected Transaction LTM, and prepared a summary of the relative valuation multiples paid in these transactions:
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Acquisition of Radisys Corporation by Reliance Industries Limited (June 29, 2018)

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Acquisition of MRV Communications Inc. by ADVA Optical Networking SE (July 2, 2017)

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Acquisition of Meru Networks, Inc. by Fortinet, Inc. (May 27, 2015)

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Acquisition of substantially all of the operating assets of Sycamore Networks, Inc. by Marlin Equity III, L.P. (October 23, 2012)

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Acquisition of Network Equipment Technologies, Inc. by Sonus Networks Inc. (July 18, 2012)

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Acquisition of BigBand Networks, Inc. by ARRIS Group, Inc. (November 11, 2011)

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Acquisition of Ulticom, Inc. by Platinum Equity Advisors, LLC (October 12, 2010)

•
Acquisition of EF Johnson Technologies, Inc. by Francisco Partners II, L.P. (May 17, 2010)

Although none of the selected transactions are directly comparable to the Offer and the Merger, the selected transactions were chosen because the target companies in such transactions share, in Raymond James’ professional judgment and experience, similar industry and business characteristics with iPass (including, but not limited to, the types of products or services they offer, their business models or their target market) or have similar operating characteristics to iPass. Raymond James determined, using its professional judgment, that the selected transactions were appropriate for purposes of this analysis.
In its selected transaction analysis, Raymond James examined the valuation multiples of transaction enterprise value compared to the target companies’ revenue for both the Selected Transaction LTM and the Selected Transaction NTM, where such information was publicly available. Raymond James reviewed the first quartile, mean, median and third quartile relative valuation multiples of the selected transactions and compared them to corresponding valuation multiples for iPass implied by the Per Share Amount. Furthermore, Raymond James applied the first quartile, mean, median and third quartile relative valuation multiples to iPass’s revenue for the LTM, and iPass’s revenue for the next twelve months following the announcement of the Offer and the Merger based on the Projections, in order to determine the implied equity price per share, and it then compared those implied equity values per share to the Per Share Amount which, for purposes of Raymond James’s analysis and its opinion, and with the iPass board’s consent, Raymond James assumed would have an implied value of  $2.60 per share of iPass’s common stock. The results of the selected transactions analysis are summarized below:
	Enterprise Value/Revenue		Implied Equity Price Per Share
	LTM	NTM	LTM	NTM
Third Quartile	0.95x	0.96x	$4.14	$5.28
Mean	0.64x	0.62x	$2.49	$3.14
Median	0.49x	0.46x	$1.68	$2.10
First Quartile	0.38x	0.39x	$1.10	$1.62
iPass Implied by the Per Share Amount/Per Share Amount	0.66x	0.68x	$2.60	$2.60
Discounted Cash Flow Analysis.   Raymond James analyzed the discounted present value of iPass’s projected free cash flows for the quarter ending December 31, 2018 and the years ending December 31, 2019 through 2021 on a standalone basis, based on the Projections. Raymond James used unleveraged free cash flows, defined as adjusted EBITDA (excluding stock-based compensation expense) less income taxes, less increases in net working capital, less capital expenditures.
Raymond James performed a discounted cash flow analysis based on the Projections which calculated terminal value using a perpetual growth methodology. Consistent with the periods reflected in the Projections, Raymond James used calendar year 2021 as the final year for such analysis and applied perpetual growth rates, selected in Raymond James’ professional judgment and experience, ranging from 1.0% to 3.0%, to the unlevered free cash flows in order to derive a range of present enterprise values for iPass at the end of 2021. Additionally, Raymond James performed an analysis based on the balance of Net Operating Losses (“NOLs”) as of the periods contemplated by the Projections to evaluate the additional potential equity value of iPass’s standalone tax attributes, on a present value basis.
The projected unlevered free cash flows, NOL tax savings and terminal values were discounted using rates ranging from 16.0% to 20.0%, which, based on Raymond James’ professional judgment and experience, reflected the weighted average after-tax cost of debt and equity capital associated with executing iPass’s business plan. The resulting range of present enterprise values was adjusted by iPass’s current capitalization and divided by the number of diluted shares outstanding in order to arrive at a range of present values per share of iPass’s common stock. Raymond James reviewed the range of per share prices derived in the discounted cash flow analysis and compared them to the price per share of iPass’s common stock implied by the Per Share Amount which, for purposes of Raymond James’s analysis and its opinion, and with the iPass board’s consent, Raymond James assumed would have an implied value of  $2.60 per share of iPass’s common stock. The results of the discounted cash flow analysis are summarized below:
Equity Value/ Per Share
Minimum	$2.36
Maximum	$3.76
Per Share Amount	$2.60
Additional Considerations.   The preparation of a fairness opinion is a complex process and is not susceptible to a partial analysis or summary description. Raymond James believes that its analyses must be considered as a whole and that selecting portions of its analyses, without considering the analyses taken as a whole, would create an incomplete view of the process underlying its opinion. In addition, Raymond James considered the results of all such analyses and did not assign relative weights to any of the analyses, but rather made qualitative judgments as to significance and relevance of each analysis and factor, so the ranges of valuations resulting from any particular analysis described above should not be taken to be the view of Raymond James as to the actual value of iPass.
In performing its analyses, Raymond James made numerous assumptions with respect to industry performance, general business, economic and regulatory conditions and other matters, many of which are beyond the control of iPass. The analyses performed by Raymond James are not necessarily indicative of actual values, trading values or actual future results which might be achieved, all of which may be significantly more or less favorable than suggested by such analyses. Such analyses were provided to the iPass board (solely in its capacity as such) and were prepared solely as part of the analysis of Raymond James of whether the Per Share Amount to be received by the holders of iPass’s common stock (other than the Excluded Shares) pursuant to the Merger Agreement was fair, from a financial point of view, to such holders. The analyses do not purport to be appraisals or to reflect the prices at which companies may actually be sold, and such estimates are inherently subject to uncertainty. The opinion of Raymond James was one of many factors taken into account by the iPass board in making its determination to approve the Offer and the Merger. Neither Raymond James’ opinion nor the analyses described above should be viewed as determinative of the iPass board’s or iPass management’s views with respect to iPass, Pareteum or the Offer and the Merger. Raymond James provided advice to iPass with respect to the proposed transaction. Raymond James did not, however, recommend any specific amount of consideration to the iPass board or that any specific consideration constituted the only appropriate consideration for the Offer and the Merger. iPass placed no limits on the scope of the analysis performed, or opinion expressed, by Raymond James.
The Raymond James opinion was based upon market, economic, financial and other circumstances and conditions existing and disclosed to it as of November 12, 2018 and any material change in such circumstances and conditions would require a reevaluation, update, revision or reaffirmation of its opinion, which Raymond James is not any under obligation to undertake and which Raymond James has not assumed. Raymond James has relied upon and assumed, without independent verification, that there had been no change in the business, assets, liabilities, financial condition, results of operations, cash flows or prospects of iPass or Pareteum since the respective dates of the most recent financial statements and other information, financial or otherwise, provided to Raymond James that would be material to its analyses or its opinion, and that there was no information or any facts that would make any of the information reviewed by Raymond James incomplete or misleading in any material respect.
During the two years preceding the date of Raymond James’ written opinion, Raymond James has not been engaged by, performed services for or received any compensation from iPass (other than any amounts that were paid to Raymond James under the engagement letter described in this document pursuant to which Raymond James was retained as a financial advisor to iPass to provide advisory services in connection with the Offer and the Merger). In addition, during the two years preceding the date of Raymond James’ written opinion, Raymond James has not been engaged by, performed services for or received any compensation from Pareteum.

For services rendered in connection with Raymond James’ engagement, iPass paid Raymond James a fee of  $250,000 upon delivery of its opinion which was not contingent on the successful completion of the Offer and the Merger. iPass will pay Raymond James a fee of approximately $1.15 million, net of previously paid opinion fees, for advisory services in connection with the Offer and the Merger which is contingent upon the consummation of the Offer and the Merger. iPass also agreed to reimburse Raymond James for its expenses incurred in connection with its services, including the fees and expenses of its counsel, and will indemnify Raymond James against certain liabilities arising out of its engagement.
Raymond James is actively involved in the investment banking business and regularly undertakes the valuation of investment securities in connection with public offerings, private placements, business combinations and similar transactions. In the ordinary course of business, Raymond James may trade in the securities of iPass and/or Pareteum for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities. Raymond James may provide investment banking, financial advisory and other financial services to iPass and/or Pareteum or other participants in the Offer and the Merger in the future, for which Raymond James may receive compensation.
Certain Unaudited Prospective Financial Information of iPass
iPass does not generally publish its business plans and strategies or make external disclosures of its anticipated financial position or results of operations other than for providing, from time to time, estimated expected financial results and operational metrics for the current year in its regular earnings press releases and other investor materials.
In November of 2018, iPass’s management presented updated financial projections to the board of directors of iPass based upon iPass’s year-to-date performance through September 30, 2018 that included a forecast that represented management’s judgment as to the results that could be achieved, taking into account iPass’s management’s judgment as to the likelihood of winning new business for which iPass was competing and expectations of account churn, among other risks. In connection with the evaluation of iPass’s strategic alternatives, iPass’s management provided the forecasted projections to parties interested in a potential strategic transaction with iPass that entered into confidentiality agreements with iPass, including to Pareteum. The financial projection was also intended for use internally to evaluate management’s performance. The projections were provided by management with a view to showing potential bidders the potential performance of iPass, subject to certain assumptions reflected therein. Based upon the judgment of the board of directors of iPass and management that the financial projections reflected the results that were more likely to be achieved, the board of directors of iPass instructed Raymond James to use and rely on the projections in connection with its financial analyses in connection with its opinion summarized in the section entitled “Opinion of iPass’s Financial Advisor.”
These financial projections and forecasts were not prepared with a view toward public disclosure or compliance with published guidelines of the SEC or the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information, International Financial Reporting Standards, or U.S. GAAP, and do not, and were not intended to, act as public guidance regarding iPass’s future financial performance. The inclusion of this information in this document should not be regarded as an indication that iPass or any recipient of this information considered, now considers or will consider this information to be necessarily predictive of future results. iPass does not intend to update or otherwise revise the financial projections to correct any errors existing in such projections when made, to reflect circumstances existing after the date when made or to reflect the occurrence of future events even in the event that any or all of the assumptions underlying the financial projections are shown to be in error.
Although presented with numerical specificity, the financial projections and forecasts included in this document are based on numerous estimates, assumptions and judgments (in addition to those described below) that may not be realized and are inherently subject to significant business, economic and competitive uncertainties and contingencies related to various factors, including the competitiveness of iPass’s current or future products, iPass’s ability to transition customers to the Unlimited model from legacy pricing plans in order to mitigate customer churn, timely completion of iPass’s product development schedules and the other factors listed in the section entitled “Forward-Looking Statements”. These or other factors may cause the financial projections or the underlying assumptions and estimates to be inaccurate. Since the financial projections cover multiple years, such information by its nature becomes less reliable with each successive year. The financial projections also do not take into account any circumstances or events occurring after the date they were prepared. The inclusion of the financial projections and forecasts in this document shall not be deemed an admission or representation by us that such information is material. The inclusion of the projections should not be regarded as an indication that iPass considered or now considers them to be a reliable prediction of future results and you should not rely on them as such. Accordingly, there can be no assurance that the financial projections will be realized, and actual results may vary materially from those reflected in the projections. You should read the section entitled “Forward-Looking Statements” for additional information regarding the risks inherent in forward-looking information such as the financial projections.
Certain of the financial projections set forth herein may be considered non-GAAP financial measures. A non-GAAP financial measure is a numerical measure of a company’s performance, financial position, or cash flows that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP. iPass believes that the additional non-GAAP measure Adjusted EBITDA is useful to investors for the purpose of financial analysis. iPass defines Adjusted EBITDA as net income (loss) before interest, income taxes, depreciation, stock-based compensation, and non-recurring legal and financing costs. iPass believes Adjusted EBITDA provides a meaningful comparison between its core operating results, on a consistent basis, over different periods of time. Accordingly, management uses this financial measure for evaluating and making operating decisions and for purposes of comparison with its strategic plan, operating budgets and allocation of resources.
Furthermore, iPass believes the use of Adjusted EBITDA is useful to investors:
•
To provide an additional analytical tool for understanding iPass’s projected financial performance by excluding the impact of items which may obscure trends in the core operating performance of the business;

•
To provide consistency and enhance investors’ ability to compare iPass’s performance across financial reporting periods; and

•
To facilitate comparisons to the operating results of other companies in iPass’s industry, which may use similar financial measures to supplement their GAAP results.

Adjusted EBITDA should not be considered in isolation, or construed as an alternative to net income, or any other performance measure derived in accordance with GAAP, or as an alternative to cash flow from operating activities or as a measure of the company’s liquidity. In addition, other companies may calculate Adjusted EBITDA differently than iPass does, which would limit its usefulness in comparing iPass’s financial results with those of such other companies. The dollar amounts below are in millions of U.S. dollars, rounded to the nearest one million dollars.

Management Financial Projections
($ in millions, except percentages)
	Q4 2018	CY 2018	CY 2019	CY 2020	CY 2021
Total Revenue	$12.1	$43.4	$58.1	$61.8	$63.9
Total CoGS	$7.2	$30.1	$29.1	$27.8	$26.1
Gross Profit	$4.9	$13.2	$29.0	$34.0	$37.9
% Gross Margin	40.7%	30.5%	49.9%	55.0%	59.2%
OPEX
R&D	$1.8	$7.5	$7.2	$7.7	$8.5
S&M	2.7	10.3	9.4	9.4	10.3
G&A	2.4	10.4	9.8	10.0	10.5
Total OPEX (GAAP Basis)	$6.9	$28.2	$26.4	$27.0	$29.3
Operating Loss	$(2.0)	$(15.0)	$2.6	$6.9	$8.6
Interest Expense	0.6	1.4	2.4	2.4	2.4
Tax Provision	0.1	0.3	0.4	0.4	0.4
Net Income (Loss)	$(2.7)	$(16.7)	$(0.2)	$4.1	$5.8
Adjustments
Stock Based Comp/Depreciation	$0.5	$1.9	$1.4	$2.0	$2.4
Non-recurring Legal and financing	—	0.2	—	—	—
Income Tax Expense	0.1	0.3	0.4	0.4	0.4
Interest Expense	(0.6)	(1.4)	(2.4)	(2.4)	(2.4)
ADJ EBITDA	$(1.5)	$(12.9)	$4.0	$8.9	$11.0
% Adj. EBITDA Margin	(12.5)%	(29.7)%	6.9%	14.5%	17.1%
Less: Cash Taxes	—	—	(0.6)	(1.7)	(2.1)
Less: Increase in Net Working Capital	(0.4)	0.3	1.6	(0.4)	(0.2)
Less: Capital Expenditures	(0.2)	(0.4)	(0.8)	(1.5)	(3.0)
Unlevered Free Cash Flow (FCF)	$(2.1)	$(12.8)	$4.2	$5.3	$5.7

(1)
The projected financial data provided in this table has not been updated to reflect iPass’s current views of its future financial performance, and should not be treated as guidance with respect to projected financial results for the fourth quarter of 2018 or any other period.

(2)
Adjusted EBITDA represents earnings before interest and taxes, presented on a non-U.S. GAAP basis excluding depreciation, stock based compensation, and certain non-recurring Legal and Financing as expenses.

Ownership of Pareteum After the Offer and the Merger
It is estimated that former stockholders of iPass. will own in the aggregate approximately 9.18% of the outstanding shares of Pareteum common stock immediately following consummation of the offer and the merger, assuming that:
•
Pareteum acquires through the offer and the merger 100% of the outstanding shares of common stock of iPass;

•
in the offer and the merger, Pareteum issues approximately 9,865,412 shares of Pareteum common stock as part of the transaction consideration (see the notes to “Unaudited Pro Forma Condensed Combined Financial Information” for the calculation of the estimated shares to be issued); and

•
immediately following completion of the merger, there are approximately 107,507,375 shares of Pareteum common stock outstanding (calculated by adding 97,641,963, the number of shares of Pareteum common stock outstanding as of December 17, 2018 (excluding treasury shares), plus approximately 9,865,412, the number of shares of Pareteum common stock estimated to be issued as part of the transaction consideration). The number of shares of Pareteum common stock reserved for issuance will not change as a result of the merger.

Appraisal Rights
No appraisal rights are available to iPass stockholders in connection with the offer.
Plans for iPass
In connection with the offer, Pareteum has reviewed and will continue to review various possible business strategies that it might consider in the event that Pareteum acquires control of iPass, whether pursuant to the offer and/or the merger or otherwise. Following a review of additional information regarding iPass, these changes could include, among other things, changes in iPass’s business, operations, personnel, employee benefit plans, corporate structure, capitalization and management. See also “The Offer and the Merger — Pareteum’s Reasons for the Offer and the Merger.”
Delisting and Termination of Registration
Following consummation of the offer and the merger, shares of iPass common stock will no longer be eligible for inclusion on Nasdaq and will be withdrawn from listing or trading. Assuming that iPass qualifies for termination of registration under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) after the offer and the merger are consummated, Pareteum also intends to seek to terminate the registration of shares of iPass common stock under the Exchange Act.
Board of Directors, Management and Organizational Documents
Upon consummation of the merger the directors of the Offeror immediately prior to the effective time of the merger will become the initial directors of the surviving corporation, and the officers of iPass immediately prior to the effective time of the merger will continue as the officers of the surviving corporation, in each case until their successors have been duly elected or appointed or qualified or until their earlier death, resignation or removal. At the effective time of the merger, the certificate of incorporation and bylaws of iPass will become the certificate of incorporation and bylaws of the surviving corporation.
From and after the effective time of the merger until the sixth anniversary thereof, the organizational documents of the surviving company and its subsidiaries as of the effective time of the merger will contain provisions no less favorable with respect to indemnification and exculpation of individuals who were, prior to the effective time of the merger, directors or officers or employees of iPass or any of its present or former subsidiaries, than are presently set forth in the organizational documents of iPass. and its subsidiaries.
After Pareteum’s review of iPass and its corporate structure, management and personnel, Pareteum will determine what additional changes, if any, are desirable.
Interests of Certain Persons in the Offer and the Merger
Certain of iPass’s executive officers and directors have financial interests in the transaction that are different from, or in addition to, the interests of iPass’s stockholders generally. The iPass board of directors of iPass was aware of these potentially differing interests and considered them, among other matters, in evaluating and negotiating the merger agreement and in reaching its decision to approve the merger agreement and the transactions contemplated therein.
Treatment of Equity and Equity-Based Awards
Certain iPass directors and executive officers hold one or more of the following awards: iPass stock options, iPass restricted stock awards (“iPass RSAs”), and iPass performance restricted stock awards (“PRSAs”), which awards will be treated as follows in connection with the merger:

iPass Stock Options
At the Effective Time, each outstanding iPass stock option will, without any further action on the part of any holder thereof, (i) to the extent unvested, be fully vested, and (ii) be cancelled. Following the Effective Time, any such cancelled iPass stock option will no longer be exercisable for shares of iPass common stock. No outstanding iPass stock options are “in-the-money,” meaning that the exercise price of the stock option is in excess of the value of the Purchase Price, and, accordingly, iPass expects that all outstanding stock options will not be exercised prior to the Effective Time and will be canceled at the Effective Time without being exercised.
iPass Restricted Stock Awards and Performance Restricted Stock Awards
At the Effective Time, each outstanding iPass RSAs and iPass PRSAs will, without any further action on the part of any holder thereof, become fully vested, such that the repurchase rights with respect to such iPass RSAs and iPass PRSAs will lapse, and the associated shares of iPass Common Stock shall be deemed issued and outstanding for all purposes under the merger agreement, including the right to receive the Purchase Price therefor.
Value of Accelerated Vesting of iPass Stock Options, Restricted Stock Awards and Performance Restricted Stock Awards
iPass Stock Options
As stated above, no outstanding iPass stock options are “in-the-money” and, accordingly, iPass expects that all outstanding stock options will not be exercised prior to the Effective Time and will be canceled at the Effective Time without being exercised, and the holders thereof will receive no benefit from holding such iPass stock options or the accelerated vesting of such iPass stock options.
Restricted Stock Awards and Performance Restricted Stock Awards
The following tables set forth iPass RSA and iPass PRSA information related to the payments expected to be made to non-employee directors and named executive officers of iPass in exchange for cancellation of their awards. There are no executive officers of iPass who are not iPass named executive officers. Non-employee directors hold only iPass RSAs and do not hold any iPass PRSAs. iPass named executive officers hold only iPass PRSAs and do not hold any iPass RSAs.
The amounts listed below are estimates based on an assumed closing date of November 30, 2018, and based on the per share transaction consideration payable for each share of iPass common stock underlying each iPass RSA and iPass PRSA valuing one share of Pareteum common stock at $1.99. However, the actual amounts, if any, to be received by a director or executive officer will depend on the outstanding iPass RSAs and iPass PRSAs held by such individuals as of the actual closing date of the merger, which may differ from the amounts set forth below, and the value of one share of Pareteum common stock on the effective date.
	Number of Shares Subject to iPass RSAs	Total Payment With Respect to iPass RSAs
Non-Employee Directors	iPass Shares	Pareteum Shares	Value
Michael Tedesco	10,587	12,387	$24,625
David Panos	10,587	12,387	$24,625
Justin Spencer	10,920	12,776	$25,399
Neal Goldman	21,876	25,595	$50,883
Gary Griffiths	50,000	58,500	$116,298
Patricia Hume	50,000	58,500	$116,298
Darin Vickery	50,000	58,500	$116,298

Treatment of Employee Stock Purchase Plan
The iPass ESPP will continue to be operated in accordance with its terms and past practice, provided, that if the closing of the merger is expected to occur prior to the end of an Offering Period (as defined in the iPass ESPP), iPass will take action to provide for an earlier Exercise Date (as defined in the iPass ESPP) in accordance with Section 19 of the iPass ESPP. The New Exercise Date will be as reasonably close to the closing date of the merger as is administratively practicable, and iPass will notify each participant in writing at least 15 days prior to the New Exercise Date that the Exercise Date for his or her option (including for purposes of determining the Purchase Price (as defined in the iPass ESPP) of such option) has been changed to the New Exercise Date, and that his or her option will be exercised automatically on the New Exercise Date, unless prior to such date he or she has withdrawn from the Offering Period as provided in Section 11 of the iPass ESPP. iPass will not begin an Offering Period after November 12, 2018.
Other Arrangements with Executive Officers
Change in Control Agreement with Mr. Griffiths
Under the terms of Mr. Griffith’s offer letter agreement between iPass and Mr. Griffiths, Mr. Griffiths would receive certain compensation and benefits upon a termination by iPass without “cause” or if Mr. Griffiths resigns for “good reason,” within 18 months of a “corporate transaction,” and provided Mr. Griffiths signs a release of claims and resigns from the iPass Board of Directors and as an officer of iPass. In such case Mr. Griffiths will receive, as severance: (a) cash severance equal to twelve months base salary; (b) an additional lump sum cash severance payment equal to the current year’s annual target bonus; (c) COBRA premiums for Mr. Griffiths and his dependents for up to eighteen months, which will terminate earlier if he becomes eligible for group health insurance coverage through another employer; (d) any specified performance target or other vesting condition, whether determined by passage of time or by reference to performance targets or operations of iPass or its affiliate, in any equity awards issued shall immediately be deemed satisfied. In addition, Mr. Griffiths will be reimbursed for personal accounting and tax services used in connection with a corporate transaction up to $15,000. The Merger will constitute a “corporate transaction” for purposes of this agreement.
Executive Corporate Transaction and Severance Benefit Plan
Under the terms of the iPass Inc. Executive Corporate Transaction and Severance Benefit Plan, as amended (the “Executive Plan”), each of the iPass named executive officers, other than Mr. Griffiths, is designated as a participant in the Executive Plan. Pursuant to the terms of the Executive Plan, each participating executive officer will be entitled to receive severance benefits in the event that the termination of the executive officer’s employment with iPass is an “involuntarily termination without cause,” or the executive officer resigns as a result of a “constructive termination” within eighteen months of a corporate transaction:
1.
a lump sum cash severance payment to the executive officer in an amount equal to twelve months of the executive officer’s monthly base salary;

2.
provided that the executive officer received an overall performance rating equivalent to or greater than “meets expectations” in the most recent performance evaluation cycle preceding termination of the executive officer’s employment, iPass will make an additional cash severance payment to the executive officer in an amount equal to the executive officer’s annual target bonus amount under iPass’s annual bonus plan; and

3.
COBRA coverage paid by iPass for a period of twenty four (24) months.

Further, upon a corporate transaction termination, (i) the vesting and exercisability of 100% of the outstanding iPass stock options shall be accelerated, and (ii) 100% of the reacquisition or repurchase rights held by iPass with respect to all iPass RSAs and PRSAs shall lapse.
The executive officers will only be entitled to the benefits described above if they execute a release of claims against iPass. Further, certain of the benefits described above may be reduced in the event that the benefits would have an adverse tax effect on the executive officer.

The Merger will constitute a “corporate transaction” and a “change of control” for purposes of the Executive Plan.
In the event that any of the foregoing payments and benefits would be deemed to be parachute payments with respect to any of our executive officers, including Mr. Griffiths, each of Mr. Griffiths’ offer letter and the Executive Plan provide that the payments and benefits will be reduced if such a reduction maximizes the executive’s net after tax benefit, after taking into account any excise taxes payable under Section 4999 of the Code.
Golden Parachute Compensation
The following table sets forth the information required by Item 402(t) of Regulation S-K regarding certain compensation that will or may be paid or become payable to each of iPass’s named executive officers and that is based on or otherwise relates to the Merger. This compensation is referred to as “golden parachute” compensation. The amounts set forth in the tables below are based on payments and benefits that may become payable under the terms of change of control or employment agreements or to which each iPass named executive officer is a party, pursuant to the terms of equity awards or pursuant to the terms of the merger agreement. The terms and conditions of the change of control and severance agreements, as well as the treatment of equity awards under the merger agreement, are described above. The amounts listed below are estimates based on multiple assumptions that may or may not actually occur, including the assumptions that the closing of the Merger occurred on November 30, 2018, and that each named executive officer will be terminated immediately following the closing of the Merger. The actual amounts, if any, to be received by a named executive officer may differ from the amounts set forth below.
Named Executive Officers(4)	Cash(1)	Equity(2)	Perquisites/ Benefits(3)	Total
Gary Griffiths	$585,000	$116,298	$61,991	$763,289
Patricia Hume	$585,000	$116,298	$40,454	$741,752
Darin Vickery	$360,000	$116,298	$62,925	$539,223

(1)
Represents cash severance equal to (i) one times annual base salary and (ii) one times the target amount of his or her annual bonus (in the case of Ms. Hume and Mr. Vickery provided that the executive officer received an overall performance rating equivalent to or greater than “meets expectations” in the most recent performance evaluation cycle preceding termination of the executive officer’s employment). These amounts are “double-trigger” payments, which as described above, means that they are payable upon a qualifying termination, which must occur within 18 months in the case of Mr. Griffiths.

(2)
Reflects the value of accelerated vesting in full of all iPass PRSAs. The value of the accelerated vesting of the iPass PRSAs is calculated by multiplying the number of PSRAs by 1.17, the number of shares of Pareteum common stock to be received for each share of iPass common stock, and that number by $1.99, the average closing price of a share of Pareteum’s common stock over the five days following the announcement on November 12, 2018, of the execution of the merger agreement.

(3)
Represents reimbursement of, or payment for, the cost of 24 months (18 months in the case of Mr. Griffiths) of continued health insurance. These amounts are “double trigger” payments, which, as described above, means that they are payable upon a qualifying termination, which must occur within 18 months in the case of Mr. Griffiths. For Mr. Griffiths this also includes $15,000 for accounting and tax services.

Treatment of Employee Benefits
The merger agreement provides that with respect to each benefit plan, program, practice, policy or arrangement maintained by Pareteum or its subsidiaries (including the Surviving Corporation) following the effective time and in which any of the employees of iPass and its subsidiaries who remain employed immediately after the effective time (collectively, the “Employees”) participate (the “Pareteum Plans”), and except to the extent necessary to avoid duplication of benefits, for purposes of determining eligibility to participate, vesting, service-based accrual rates of and entitlement to benefits (including without limitation severance plans and arrangements), service with iPass and its subsidiaries (or predecessor employers to the extent iPass provides past service credit) shall be treated as service with Pareteum and its subsidiaries. Each applicable Pareteum Plan shall take commercially reasonable steps to waive eligibility waiting periods and pre-existing condition limitations to the extent waived or not included under the corresponding Benefit Plan providing medical coverage, for purposes of the first plan year ending after the closing date. Pareteum has agreed to take commercially reasonable steps to give or cause its subsidiaries (including the surviving corporation) to give the employees credit under the applicable Pareteum Plan (in the first such Pareteum Plan year ending after the effective time) for amounts paid prior to the effective time during the calendar year in which the effective time occurs under a corresponding benefit plan for purposes of applying deductibles, co-payments and out-of-pocket maximums as though such amounts had been paid in accordance with the terms and conditions of the Pareteum Plan.
The treatment of employment benefits described above with respect to employees of iPass and its Subsidiaries are for the sole benefit of Pareteum, Merger Sub and iPass and do not create any direct or third party beneficiary right (i) in any other person, or (ii) to continued employment with iPass and its subsidiaries, Pareteum or the Surviving Corporation or their subsidiaries.
Certain Relationships With iPass
As of the date of this document, Pareteum owns 0 shares of iPass common stock. Neither Pareteum nor the Offerror have effected any transaction in the securities of iPass in the past 60 days. To the best of Pareteum and the Offeror’s knowledge, after reasonable inquiry, none of the persons listed on Annex C, nor any of their respective associates or majority-owned subsidiaries, beneficially owns or has the right to acquire any securities of iPass or has effected any transaction in the securities of iPass during the past 60 days. Except in connection with the offer and the merger as described in this document (see “The Offer and the Merger” — “Background of the Offer and the Merger”), there have been no transactions in the past two years between Pareteum, the Offeror or the individuals listed on Annex C, on the one hand, and iPass or its directors, executive officers or affiliates, on the other hand.
In connection with Pareteum’s evaluation of the potential business combination that resulted in the offer and the merger, Pareteum and iPass entered into a confidentiality agreement dated February 15, 2018. Pursuant to the confidentiality agreement, Pareteum agreed on behalf of itself and its representatives, among other things and subject to certain exceptions, (i) not to disclose and to keep confidential information concerning iPass or its subsidiaries obtained by Pareteum or its representatives and to use such information solely for the purpose of evaluating a possible transaction between the parties, and (ii) to certain employee non-solicitation provisions for a following the effective date of the confidentiality agreement.
Fees and Expenses
iPass has retained Morrow Sodali as information agent in connection with the offer and the merger. The information agent may contact holders of shares by mail, email, telephone, facsimile or personal interview and may request brokers, dealers, commercial banks and trust companies and other nominees to forward material relating to the offer and the merger to beneficial owners of shares. iPass will pay the information agent approximately $7,500 for its services in connection with the offer, will reimburse the information agent for its reasonable out-of-pocket expenses and will indemnify the information agent against certain liabilities and expenses, including certain liabilities under the U.S. federal securities laws.
In addition, Pareteum has retained Continental Stock Transfer & Trust Company as exchange agent in connection with the offer and the merger. Pareteum will pay the exchange agent approximately $15,000 for its services in connection with the offer, will reimburse the exchange agent for its reasonable out-of-pocket expenses and will indemnify the exchange agent against certain liabilities and expenses, including certain liabilities under the U.S. federal securities laws.
Pareteum will reimburse brokers, dealers, commercial banks and trust companies and other nominees, upon request, for customary clerical and mailing expenses incurred by them in forwarding materials related to the offer and the merger to their customers. Except as set forth above, neither Pareteum nor the Offeror will pay any fees or commissions to any broker, dealer or other person for soliciting tenders of shares pursuant to the offer.

Accounting Treatment
In accordance with GAAP, Pareteum will account for the acquisition of shares in the offer and the merger under the acquisition method of accounting for business combinations.
Stock Exchange Listing
Shares of Pareteum common stock are listed on Nasdaq under the symbol “TEUM.” Pareteum intends to submit a supplemental listing application to list on Nasdaq the shares of Pareteum common stock that Pareteum will issue in the offer and the merger as part of the transaction consideration. Such listing is a condition to completion of the offer and the merger.
Resale of Pareteum Common Stock
All Pareteum common stock received by iPass stockholders as consideration in the offer and the merger will be freely tradable for purposes of the Securities Act, except for Pareteum common stock received by any person who is deemed an “affiliate” of Pareteum at the time of the closing of the merger. Pareteum common stock held by an affiliate of Pareteum may be resold or otherwise transferred without registration in compliance with the volume limitations, manner of sale requirements, notice requirements and other requirements under Rule 144 or as otherwise permitted under the Securities Act. This document does not cover resales of Pareteum common stock received upon completion of the offer or the merger by any person, and no person is authorized to make any use of this document in connection with any resale.

EXCHANGE OFFER PROCEDURES
Distribution of Offering Materials
This document, the related letter of transmittal and other relevant materials will be delivered to record holders of shares of iPass common stock and to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on iPass’ stockholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing, so that they can in turn send these materials to beneficial owners of shares.
Expiration of the Offer
The offer is scheduled to expire at 12:00 midnight, New York City time, at the end of January 3, 2019, which is the “expiration date,” unless terminated or extended. “Expiration date” means January 3, 2019, unless and until the Offeror has extended the period during which the offer is open, subject to the terms and conditions of the merger agreement, in which event the term “expiration date” means the latest time and date at which the offer, as so extended by the Offeror, will expire.
Extension, Termination and Amendment of Offer
Unless the merger agreement has been terminated in accordance with its terms, (1) the Offeror will extend the offer for any period required by the U.S. federal securities laws and rules and regulations of the SEC and its staff or of Nasdaq (but in no event will the Offeror be required to extend past the termination date), and (2) if the offer conditions are not satisfied at any scheduled expiration date, the Offeror is required to extend the offer for successive periods of not more than 10 business days from the previously scheduled expiration date. However, in no event will the Offeror be required to extend the offer to a date that is or after the termination date, nor will the Offeror be permitted to extend past the termination date without iPass’s prior written consent.
If the merger agreement is terminated in accordance with its terms, the Offeror will promptly (and in any event within 24 hours) irrevocably and unconditionally terminate the offer.
If the Offeror does not accept any tendered iPass shares for exchange pursuant to the terms and conditions of the offer for any reason, including as a result of termination of the offer, the Offeror will cause to be returned certificates for such unexchanged shares without expense to the tendering stockholder or, in the case of shares tendered by book-entry transfer into the exchange agent’s account at The Depository Trust Company (“DTC”), the shares to be returned will be credited to an account maintained with DTC following any such termination of the offer.
Other than as described above, the Offeror may not extend, terminate or withdraw the offer without the prior written consent of iPass.
Any decision to extend, terminate or withdraw the offer will be made public by a press release or otherwise by a public announcement.
The Offeror expressly reserves the right to waive any offer condition (other than the minimum condition which may not be amended or waived) or modify the terms of the offer, except that the Offeror may not take the following actions without iPass’s prior written consent: (1) reduce the number of shares of iPass common stock subject to the offer, (2) reduce the transaction consideration to be paid in the offer, (3) change the form of considerable payable in the offer, (4) add any condition to the offer, in addition to those offer conditions already set forth in the merger agreement, (5) amend or modify any offer condition in a manner that broadens the offer conditions or is adverse to iPass stockholders, (6) extend the offer other than pursuant to and in accordance with the merger agreement or (7) otherwise amend, modify or supplement any of the terms of the offer in any manner adverse to iPass stockholders.
In the case of any extension, the Offeror will make a public announcement of such extension that is issued no later than 9:00 a.m., New York City time, on the next business day following the previously scheduled expiration date. Subject to applicable law (including Rules 14d-4(c) and 14d-6(d) under the Exchange Act, which require that any material change in the information published, sent or given to stockholders in connection with the offer be promptly disseminated to stockholders in a manner reasonably designed to inform them of such change) and without limiting the manner in which the Offeror may choose to make any public announcement, the Offeror assumes no obligation to publish, advertise or otherwise communicate any such public announcement of this type other than by issuing a press release or making a public announcement.
If the Offeror materially changes the terms of the offer or the information concerning the offer, or if the Offeror waives a material condition of the offer, the Offeror will extend the offer to the extent legally required under the Exchange Act.
For purposes of the offer, a “business day” means a day other than a Saturday, a Sunday or another day on which commercial banking institutions in New York, New York or San Francisco, California are authorized or required by law to be closed.
The parties do not anticipate making any subsequent offering period available after the offer.
Exchange of Shares
Pareteum has retained Continental Stock Transfer & Trust Company as the depositary and exchange agent (the “exchange agent”) to handle the exchange of shares for the transaction consideration in both the offer and the merger.
Upon the terms and subject to the satisfaction or waiver of the conditions of the offer (including, if the offer is extended or amended, the terms and conditions of any such extension or amendment), the Offeror will accept for exchange promptly after the expiration date, and will thereafter promptly exchange the transaction consideration for, shares of iPass common stock validly tendered and not properly withdrawn. In all cases, a iPass stockholder will receive consideration for tendered iPass shares only after timely receipt by the exchange agent of certificates for those shares, or a confirmation of a book-entry transfer of those shares into the exchange agent’s account at DTC, a properly completed and duly executed letter of transmittal, or an agent’s message in connection with a book-entry transfer, and any other required documents.
For purposes of the offer, the Offeror will be deemed to have accepted for exchange shares validly tendered and not properly withdrawn if and when it notifies the exchange agent of its acceptance of those shares pursuant to the offer. The exchange agent will deliver to the applicable iPass stockholders any cash and shares of Pareteum common stock issuable in exchange for shares validly tendered and accepted pursuant to the offer promptly after receipt of such notice informing it of the Offeror’s acceptance. The exchange agent will act as the agent for tendering iPass stockholders for the purpose of receiving cash and shares of Pareteum common stock from the Offeror and transmitting such cash and stock to the tendering iPass stockholders. iPass stockholders will not receive any interest on any cash that the Offeror pays in the offer, even if there is a delay in making the exchange.
Without the prior written consent of iPass, Offeror shall not accept for payment or pay for any shares of iPass common stock if, as a result, Offeror would acquire less than the number of shares required to satisfy the minimum condition to the offer.
If the Offeror does not accept any tendered iPass shares for exchange pursuant to the terms and conditions of the offer for any reason, the Offeror will cause to be returned certificates for such unexchanged shares without expense to the tendering stockholder or, in the case of shares tendered by book-entry transfer into the exchange agent’s account at DTC, the shares to be returned will be credited to an account maintained with DTC following expiration or termination of the offer.
Withdrawal Rights
iPass stockholders may withdraw tendered shares of iPass common stock at any time until the expiration time on the expiration date; provided, that if the Offeror has not yet accepted shares of iPass common stock tendered for exchange, any iPass shareholder may withdraw its tendered shares after the 60th day following commencement of the offer pursuant to Section 14(d)(5) of the Exchange Act.
For the withdrawal of shares to be effective, the exchange agent must receive a written notice of withdrawal from the iPass stockholder at one of the addresses set forth elsewhere in this document, prior to the expiration time on the expiration date. The notice must include the iPass stockholder’s name, address, social security number, the certificate number(s), if any, the number of shares to be withdrawn and the name of the registered holder, if it is different from that of the person who tendered those shares, and any other information required pursuant to the offer or the procedures of DTC, if applicable.
A financial institution must guarantee all signatures on the notice of withdrawal, unless the shares to be withdrawn were tendered for the account of an eligible institution. Most banks, savings and loan associations and brokerage houses are able to provide signature guarantees. An “eligible institution” is a financial institution that is a participant in the Securities Transfer Agents Medallion Program.
If shares have been tendered pursuant to the procedures for book-entry transfer, any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn shares and must otherwise comply with DTC’s procedures. If certificates have been delivered or otherwise identified to the exchange agent, the name of the registered holder and the serial numbers of the particular certificates evidencing the shares withdrawn must also be furnished to the exchange agent, as stated above, prior to the physical release of such certificates.
The Offeror will decide all questions as to the form and validity (including time of receipt) of any notice of withdrawal in its sole discretion, and its decision will be final and binding, provided that applicable securityholders may challenge any such determination in a court of competent jurisdiction. None of the Offeror, Pareteum, iPass, the exchange agent, the information agent or any other person is under any duty to give notification of any defects or irregularities in any tender or notice of withdrawal or will incur any liability for failure to give any such notification. Any shares properly withdrawn will be deemed not to have been validly tendered for purposes of the offer. However, an iPass stockholder may re-tender withdrawn shares by following the applicable procedures discussed under the section “— Procedures for Tendering” at any time prior to the expiration date.
Procedures for Tendering
To validly tender shares of iPass common stock held of record, iPass stockholders must:
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if such shares are in certificated form or are held in book entry form directly with iPass via the direct registration system, deliver a properly completed and duly executed letter of transmittal, along with any required signature guarantees and any other required documents, and certificates, if applicable, for tendered iPass shares to the exchange agent for the offer, at its address set forth elsewhere in this document, all of which must be received by the exchange agent prior to the expiration date; or

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if such shares are in electronic book-entry form, deliver an agent’s message in connection with a book-entry transfer, and any other required documents, to the exchange agent at its address set forth elsewhere in this document and follow the other procedures for book-entry tender set forth herein, all of which must be received by the exchange agent prior to the expiration date.

If shares of iPass common stock are held in “street name” (i.e., through a broker, dealer, commercial bank, trust company or other nominee), those shares may be tendered by the nominee holding such shares by book-entry transfer through DTC. To validly tender such shares held in street name, iPass stockholders should instruct such nominee to do so prior to the expiration date.
The term “agent’s message” means a message transmitted by DTC to, and received by, the exchange agent and forming a part of a book-entry confirmation, which states that DTC has received an express acknowledgment from the DTC participant tendering the shares that are the subject of such book-entry confirmation, that such participant has received and agrees to be bound by the terms of the letter of transmittal and that the Offeror may enforce that agreement against such participant.
The exchange agent has established an account with respect to the shares at DTC in connection with the offer, and any financial institution that is a participant in DTC may make book-entry delivery of shares by causing DTC to transfer such shares prior to the expiration date into the exchange agent’s account in accordance with DTC’s procedure for such transfer. However, although delivery of shares may be effected through book-entry transfer at DTC, the letter of transmittal with any required signature guarantees, or an agent’s message, along with any other required documents, must, in any case, be received by the exchange agent at one of its addresses set forth elsewhere in this document prior to the expiration date. The Offeror cannot assure iPass stockholders that book-entry delivery of shares will be available. If book-entry delivery is not available, iPass stockholders must tender shares by means of delivery of iPass share certificates. The Offeror is not providing for guaranteed delivery procedures and therefore iPass stockholders must allow sufficient time for the necessary tender procedures to be completed during normal business hours of DTC prior to the expiration date. Tendered shares received by the exchange agent after the expiration date will be disregarded and of no effect.
Signatures on all letters of transmittal must be guaranteed by an eligible institution, except in cases in which shares are tendered either by a registered holder of shares who has not completed the box entitled “Special Issuance Instructions” or the box entitled “Special Delivery Instructions” on the letter of transmittal or for the account of an eligible institution.
If the certificates for shares are registered in the name of a person other than the person who signs the letter of transmittal, or if certificates for unexchanged shares are to be issued to a person other than the registered holder(s), the certificates must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name or names of the registered owner or owners appear on the certificates, with the signature or signatures on the certificates or stock powers guaranteed by an eligible institution.
The method of delivery of iPass share certificates and all other required documents, including delivery through DTC, is at the option and risk of the tendering iPass stockholder, and delivery will be deemed made only when actually received by the exchange agent. If delivery is by mail, the Offeror recommends registered mail with return receipt requested and properly insured. In all cases, iPass stockholders should allow sufficient time to ensure timely delivery.
To prevent U.S. federal backup withholding, each iPass stockholder that is a U.S. person, other than a stockholder exempt from backup withholding as described elsewhere in this document, must provide the exchange agent with its correct taxpayer identification number and certify that it is not subject to backup withholding by completing the IRS Form W-9 included with the letter of transmittal. Certain stockholders (including, among others, certain foreign persons) are not subject to these backup withholding requirements. In order for a foreign person to qualify as an exempt recipient for purposes of U.S. backup withholding, the stockholder must submit an IRS Form W-8BEN, or other applicable IRS Form W-8, signed under penalties of perjury, attesting to such person’s exempt status. In addition, foreign persons may be subject to U.S. federal withholding tax with respect to cash received pursuant to the offer. See “Material U.S. Federal Income Tax Consequences.”
The tender of shares pursuant to any of the procedures described above will constitute a binding agreement between the Offeror and the tendering iPass stockholder upon the terms and subject to the satisfaction or waiver of the conditions of the offer (including, if the offer is extended or amended, the terms and conditions of any such extension or amendment).
No Guaranteed Delivery
The Offeror is not providing for guaranteed delivery procedures, and therefore iPass stockholders must allow sufficient time for the necessary tender procedures to be completed during normal business hours of DTC prior to the expiration date. iPass stockholders must tender their iPass shares in accordance with the procedures set forth in this document. In all cases, the Offeror will exchange shares tendered and accepted for exchange pursuant to the offer only after timely receipt by the exchange agent of certificates for shares (or timely confirmation of a book-entry transfer of such shares into the exchange agent’s account at DTC as described elsewhere in this document), a properly completed and duly executed letter of transmittal (or an agent’s message in connection with a book-entry transfer) and any other required documents.
Grant of Proxy
By executing a letter of transmittal, an iPass stockholder will irrevocably appoint the Offeror’s designees as such iPass stockholder’s attorneys-in-fact and proxies, each with full power of substitution, to the full extent of such stockholder’s rights with respect to its shares tendered and accepted for exchange by the Offeror and with respect to any and all other shares and other securities issued or issuable in respect of those shares on or after the expiration date. That appointment is effective, and voting rights will be effected, when and only to the extent that the Offeror accepts tendered iPass shares for exchange pursuant to the offer and deposits with the exchange agent the transaction consideration for such shares. All such proxies will be considered coupled with an interest in the tendered shares and therefore will not be revocable. Upon the effectiveness of such appointment, all prior proxies that the iPass stockholder has given will be revoked, and such stockholder may not give any subsequent proxies (and, if given, they will not be deemed effective). The Offeror’s designees will, with respect to the shares for which the appointment is effective, be empowered, among other things, to exercise all of such stockholder’s voting and other rights as they, in their sole discretion, deem proper at any annual, special or adjourned meeting of iPass’s stockholders or otherwise.
The Offeror reserves the right to require that, in order for shares to be deemed validly tendered, immediately upon the exchange of such shares, the Offeror must be able to exercise full voting rights with respect to such shares. However, prior to acceptance for exchange by the Offeror in accordance with terms of the offer, the appointment will not be effective, and the Offeror will have no voting rights as a result of the tender of shares until such acceptance.
Fees and Commissions
Tendering registered iPass stockholders who tender shares directly to the exchange agent will not be obligated to pay any charges or expenses of the exchange agent or any brokerage commissions. Tendering iPass stockholders who hold iPass shares through a broker, dealer, commercial bank, trust company or other nominee should consult that institution as to whether or not such institution will charge the stockholder any service fees in connection with tendering shares pursuant to the offer. Except as set forth in the instructions to the letter of transmittal, transfer taxes on the exchange of shares pursuant to the offer will be paid by the Offeror.
Matters Concerning Validity and Eligibility
The Offeror will determine questions as to the validity, form, eligibility (including time of receipt) and acceptance for exchange of any tender of shares, in its sole discretion, and its determination will be final and binding, provided that applicable securityholders may challenge any such determination in a court of competent jurisdiction. The Offeror reserves the absolute right to reject any and all tenders of shares that it determines are not in the proper form or the acceptance of or exchange for which may be unlawful. The Offeror also reserves the absolute right, subject to applicable laws, to waive any defect or irregularity in the tender of any shares. No tender of shares will be deemed to have been validly made until all defects and irregularities in tenders of such shares have been cured or waived. None of the Offeror, Pareteum, iPass, the exchange agent, the information agent or any other person will be under any duty to give notification of any defects or irregularities in the tender of any shares or will incur any liability for failure to give any such notification. Subject to any rights of iPass under the merger agreement, the Offeror’s interpretation of the terms and conditions of the offer (including the letter of transmittal and instructions thereto) will be final and binding, provided that applicable securityholders may challenge any such determination in a court of competent jurisdiction.
iPass stockholders who have any questions about the procedure for tendering shares in the offer should contact the information agent, Morrow Sodali, toll-free at (800) 662-5200 or at the address set forth elsewhere in this document.
Announcement of Results of the Offer
Pareteum will announce the final results of the offer, including whether all of the conditions to the offer have been satisfied or, to the extent permitted, waived and whether the Offeror will accept the tendered shares of iPass common stock for exchange, as promptly as practicable following the expiration date. The announcement will be made by a press release in accordance with applicable securities laws and stock exchange requirements.
No Stockholder Approval
If the offer is consummated, Pareteum is not required to and will not seek the approval of iPass’s remaining public stockholders before effecting the merger. Section 251(h) of the DGCL provides that following the consummation of a successful tender offer for a public corporation, and subject to certain statutory provisions, if the acquiring corporation owns at least the amount of shares of each class of stock of the target corporation that would otherwise be required to approve a merger involving the target corporation, and the other stockholders receive the same consideration for their stock in the merger as was payable in the tender offer, the acquiring corporation can effect a merger without the action of the other stockholders of the target corporation. If the offer is completed, it will mean that the minimum tender condition has been satisfied, and if the minimum tender condition has been satisfied, it will mean that the merger will be subject to 251(h) of the DGCL. Accordingly, if the offer is completed, Pareteum intends to effect the closing of the merger without a vote of the iPass stockholders in accordance with Section 251(h) of the DGCL.
Non-Applicability of Rules Regarding “Going Private” Transactions
The SEC has adopted Rule 13e-3 under the Exchange Act, which is applicable to certain “going private” transactions, and which may under certain circumstances be applicable to the merger or another business combination following the purchase of shares pursuant to the offer in which the Offeror seeks to acquire the remaining shares not held by it. The Offeror believes that Rule 13e-3 will not be applicable to the merger because it is anticipated that the merger will be effected within one year following the consummation of the offer and, in the merger, stockholders will receive the same consideration as that paid in the offer. It is anticipated that, because the merger will be subject to Section 251(h) of the DGCL if the offer is consummated, the merger will be consummated on the same day that the offer is consummated.
Effect of the Offer on the Market for iPass Common Stock
The purchase of shares of iPass common stock by the Offeror pursuant to the offer will reduce the number of holders of shares of iPass common stock, and the number of shares of iPass common stock that might otherwise trade publicly and could adversely affect the liquidity and market value of the remaining shares held by the public. The extent of the public market for shares of iPass common stock after consummation of the offer and the availability of quotations for such shares will depend upon a number of factors, including the number of iPass stockholders, the aggregate market value of the shares of iPass common stock held by the public at such time, the interest in maintaining a market in the shares of iPass common stock, analyst coverage of iPass on the part of any securities firms and other factors. It is anticipated that, because the merger will be subject to Section 251(h) of the DGCL if the offer is consummated, the merger will be consummated on the same day that the offer is consummated. As a result of the merger, shares of iPass common stock will no longer qualify for inclusion on Nasdaq and will be withdrawn from listing.
Nasdaq Listing
The shares of iPass common stock are currently listed on Nasdaq. On November 5, 2018 iPass received formal notice from Nasdaq indicating that the Nasdaq Hearings Panel (the “Panel”) had determined to delist iPass’s securities from Nasdaq based upon its non-compliance with the minimum $35 million market value of listed securities requirement. Nasdaq suspended trading in iPass’s shares effective with the open of business on November 7, 2018; however, Nasdaq lifted the suspension on trading of iPass’s common stock following iPass’s motion for reconsideration. If the merger does not close on or before January 31, 2019, the trading of iPass’s common stock will once again be suspended, and Nasdaq will complete the delisting process by filing a Form 25 “Notification of Delisting” with the SEC thereafter.
Even though iPass was successful in its motion for reconsideration and Nasdaq has lifted the suspension on trading of iPass’s common stock, the rules of Nasdaq establish additional criteria that, if not met, could lead to the discontinuance of listing of the shares of iPass common stock from Nasdaq. Among such criteria are the number of stockholders and the number of shares publicly held. As a result of the merger, shares of iPass common stock will no longer qualify for inclusion on Nasdaq and will be withdrawn from listing.
Following the consummation of the offer, if the merger is for some reason not consummated, the shares of iPass common stock will continue to trade on Nasdaq until January 31, 2019, based upon Nasdaq’s latest communication with iPass, and thereafter “over-the-counter” in the OTC Markets system on other securities exchanges (with trades published by such exchanges), or in a local or regional over-the-counter market. The extent of the public market for such shares would, however, depend upon the number of iPass stockholders and the aggregate market value of shares of iPass common stock remaining at such time, the interest in maintaining a market in such shares on the part of securities firms, the possible termination of registration of shares of iPass common stock under the Exchange Act and other factors.
Registration Under the Exchange Act
The shares of iPass common stock are currently registered under the Exchange Act. Such registration may be terminated upon application by iPass to the SEC if iPass shares are neither listed on a national securities exchange nor held by 300 or more holders of record. Termination of registration of iPass shares under the Exchange Act would substantially reduce the information required to be furnished by iPass to its stockholders and to the SEC and would make certain provisions of the Exchange Act no longer applicable to iPass, such as the short-swing profit recovery provisions of Section 16(b) of the Exchange Act, the requirement of furnishing a proxy statement pursuant to Section 14(a) of the Exchange Act in connection with meetings of stockholders and the related requirement of furnishing an annual report to stockholders and the requirements of Rule 13e-3 under the Exchange Act with respect to “going private” transactions. Furthermore, the ability of  “affiliates” of iPass and persons holding “restricted securities” of iPass to dispose of such securities pursuant to Rule 144 promulgated under the Securities Act may be impaired. If registration of shares of iPass common stock under the Exchange Act were terminated, such shares would no longer be “margin securities” or be eligible for quotation on Nasdaq. After consummation of the offer and the merger, Pareteum and the Offeror currently intend to cause iPass to terminate the registration of iPass shares under the Exchange Act as soon as the requirements for termination of registration are met.
Margin Regulations
The shares of iPass common stock are currently “margin securities” under the Regulations of the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”), which designation has the effect, among other effects, of allowing brokers to extend credit on the collateral of such shares of iPass common stock. Depending upon factors similar to those described above regarding the market for iPass shares and stock quotations, it is possible that, following the offer, shares of iPass common stock would no longer constitute “margin securities” for the purposes of the margin regulations of the Federal Reserve Board and, therefore, could no longer be used as collateral for loans made by brokers. As a result of the merger, shares of iPass common stock will no longer constitute “margin securities.”
Exchange Agent Contact Information
The contact information for the exchange agent for the offer and the merger is:
Continental Stock Transfer & Trust Company
1 State Street Plaza — 30th Floor
New York, NY 10004

MERGER AGREEMENT
This section describes the material terms of the merger agreement. The description in this section and elsewhere in this document is qualified in its entirety by reference to the complete text of the merger agreement, a copy of which is attached as Annex A and is incorporated by reference into this document. This summary does not purport to be complete and may not contain all of the information about the merger agreement that is important to you. We encourage you to read the merger agreement carefully and in its entirety.
Explanatory Note Regarding the Merger Agreement and the Summary of the Merger Agreement; Representations, Warranties and Covenants in the Merger Agreement Are Not Intended to Function or Be Relied on as Public Disclosures
The merger agreement and the summary of terms included in this document have been prepared to provide you with information regarding its terms and are not intended to provide any factual information about iPass, Pareteum, the Offeror or any of their respective subsidiaries or affiliates. Such information can be found elsewhere in this document or in the public filings that Pareteum or iPass make with the SEC, as described in the section entitled “Where To Obtain Additional Information” beginning on page 128. The representations, warranties and covenants contained in the merger agreement have been made solely for the purposes of the merger agreement as of specific dates and solely for the benefit of parties to, or to third parties as specified in, the merger agreement and:
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are not intended as statements of fact, but rather as a way of allocating the risk between the parties in the event the statements therein prove to be inaccurate;

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have been modified or qualified by certain confidential disclosures that were made between the parties in connection with the negotiation of the merger agreement, which disclosures are not reflected in the merger agreement itself;

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may no longer be true as of a given date;

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may be subject to a contractual standard of materiality in a way that is different from those generally applicable to you or other stockholders and reports and documents filed with the SEC; and

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may be subject in some cases to other exceptions and qualifications (including exceptions that do not result in, and would not reasonably be expected to have, a “material adverse effect”).

Accordingly, you should not rely on the representations, warranties or covenants or any descriptions thereof as characterizations of the actual state of facts or condition of iPass, Pareteum, the Offeror or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations and warranties may change after the date as of which the representations and warranties were made in the merger agreement, which subsequent information may or may not be fully reflected in iPass’s or Pareteum’s public disclosures. Accordingly, the representations and warranties and other provisions of the merger agreement or any description of such provisions should not be read alone, but instead should be read together with the information provided elsewhere in this document and in the documents incorporated by reference into this document. See “Where to Obtain Additional Information” beginning on page 128.
The Offer
The Offeror is offering to exchange the transaction consideration for each outstanding share of iPass common stock that is validly tendered in the offer and not properly withdrawn.
The Offeror’s obligation to accept for exchange and to exchange shares of iPass common stock validly tendered in the offer and not properly withdrawn is subject to the satisfaction or waiver of certain conditions, including there having been validly tendered and not properly withdrawn prior to the expiration of the offer a number of shares of iPass common stock that, together with any shares of iPass common stock then owned by Pareteum, the Offeror or Pareteum’s other subsidiaries, represents at least a majority of all then-outstanding shares of iPass common stock. This condition is referred to as the “minimum condition.” See “— Conditions to the Offer” beginning on page 101 for a description of the other offer conditions.
The offer is scheduled to expire at 12:00 midnight, New York City time, at the end of the expiration date, unless extended or terminated. “Expiration date” means the 20th business day beginning with (and including) the date that the offer is commenced, unless the Offeror has extended the period during which the offer is open, subject to the terms and conditions of the merger agreement or as required by applicable laws or the interpretations of the SEC, in which event the term “expiration date” means the earliest time and date that the offer, as so extended, may expire.
Subject to the provisions of the merger agreement, and unless iPass consents otherwise or the merger agreement is terminated, (1) the Offeror must extend the offer for any period required by the rules, regulations, interpretations or positions of the SEC or its staff or of Nasdaq that is applicable to the offer, and (2) if the offer conditions are not satisfied and have not been waived at any scheduled expiration date, the Offeror must extend the offer for successive extension periods of up to 10 business days from the previously scheduled expiration date. However, in no event will the Offeror be required to extend the offer past the termination date (May 11, 2019), and in no event shall the Offeror be permitted to extend the offer beyond the termination date without the prior written consent of iPass.
If the offer has not been consummate at or prior to the termination date, either iPass or Pareteum may terminate the merger agreement in accordance with the terms of the merger agreement. If the merger agreement is so terminated, the Offeror must promptly (and in any case within twenty-four hours), irrevocably and unconditionally terminate the offer.
Without the prior written consent of iPass, except as permitted by the merger agreement, no change may be made that decreases the per share transaction consideration, changes the form of consideration payable in the offer, adds to the conditions to the offer, decreases the number of shares of iPass common stock sought to be purchased in the offer, extends the offer or modifies, or amends any condition to the offer in any manner that broadens such conditions or is adverse to the holders of shares of iPass common stock.
Without the prior written consent of iPass, the Offeror shall not accept for payment or pay for any shares of iPass common stock if, as a result, or the Offeror would acquire less than the number of shares of iPass common stock necessary to satisfy the minimum condition.
The Merger; Directors and Officers; Certificate of Incorporation; By-laws
The merger agreement provides that, following the consummation of the offer and subject to the satisfaction or waiver of certain conditions, the Offeror will be merged with and into iPass, whereupon the separate existence of the Offeror will cease, and iPass will continue as the surviving corporation and a wholly owned subsidiary of Pareteum. Assuming the requirements of section 251(h) of the DGCL are satisfied, no stockholder vote will be required to adopt the merger agreement or to consummate the merger.
The board of directors of the surviving corporation will be the directors of the Offeror until the earlier of their death, resignation or removal or until their successors have been duly elected or appointed or qualified.
The certificate of incorporation of the surviving corporation will be identical to the certificate of incorporation of iPass in effect immediately prior to the effective time of the merger and the by-laws of the surviving corporation will be identical to the by-laws of iPass in effect immediately prior to the effective time of the merger, in each case, until amended in accordance with their terms or applicable law.
Following the completion of the merger, iPass’s common stock will be delisted from the Nasdaq and deregistered under the Exchange Act and will cease to be publicly traded.
Closing and Effective Time of the Merger
The closing of the merger will take place as soon as practicable following the time at which the Offeror first accepts for payment the shares of iPass common stock tendered in the offer, at 10:00 a.m. New York

City time on a mutually agreed upon date, which shall be no later than three business days following the satisfaction or waiver of all of the conditions to closing of the merger described in “— Conditions to the Merger” beginning on page 101 (other than conditions that by their terms are to be satisfied at the closing of the merger, but subject to the satisfaction or waiver of such conditions at the closing of the merger), or at such other date and time as Pareteum, the Offeror and iPass have otherwise agreed to in writing.
Assuming timely satisfaction of the necessary closing conditions, we anticipate that the merger will be completed in the first quarter of 2019. The effective time of the merger will occur concurrently with the closing of the merger.
Treatment of iPass Common Stock and Equity Awards
Common Stock
At the effective time of the merger, each share of iPass common stock issued and outstanding immediately prior to the effective time of the merger (other than shares held by Pareteum or any subsidiary of Pareteum or in iPass’s treasury will be cancelled and cease to exist and convert into the right to receive the per share transaction consideration, without interest, and net of any required withholding. In case of any change in the number of issued or outstanding shares of iPass common stock or Pareteum common stock in between the date of the merger agreement and the time at which the Offeror first accepts for payment the shares of iPass common stock tendered in the offer as a result of a reclassification, recapitalization, share split, combination, exchange or readjustment of shares, or any share dividend or share distribution with a record date during such period, the per share amount shall be equitably adjusted to reflect such change. No fraction of a share of Pareteum stock will be issued by virtue of the offer or the merger, but in lieu thereof each holder of iPass common stock that would otherwise be entitled to a fraction of a share of Pareteum common stock (after aggregating all fractional shares of Pareteum Common Stock that would otherwise be received by such holder) will instead receive an amount of cash (rounded to the nearest whole cent) without interest equal to such fraction multiplied by the volume weighted average trading price of Pareteum’s common stock on Nasdaq for the five consecutive trading days ending on the trading day immediately preceding the closing of the merger. Shares of iPass common stock held in iPass’s treasury and each share of iPass’s common stock owned by Pareteum or a subsidiary of Pareteum will be cancelled and cease to exist and no payment shall be made in respect thereof.
iPass Stock Options
As described under “The Offer and the Merger — Interests of Certain Persons in the Offer and the Merger — Treatment of Equity and Equity-Based Awards — iPass Stock Options” beginning on page 70, no iPass stock option will be assumed or continued by Pareteum following the effective time of the merger, and therefore all vesting associated with such iPass stock options will be accelerated in connection with consummation of the merger. At the effective time of the merger, each outstanding iPass stock option not exercised by the holder thereof prior to such time shall be, by virtue of the merger and without any further action on the part of any holder thereof, cancelled. Following the effective time, any such cancelled iPass stock option shall no longer be exercisable for shares of iPass common stock.
Restricted Stock Awards
As described above under “The Offer and the Merger — Interests of Certain Persons in the Offer and the Merger — Treatment of Equity and Equity-Based Awards — iPass Restricted Stock Awards and Performance Restricted Stock Awards” beginning on page 70, iPass’s repurchase rights with respect to each outstanding unvested iPass restricted stock award and each unvested iPass performance restricted stock award shall, by virtue of the merger and without any further action on the part of any holder thereof, lapse in full and be of no further force or effect (contingent on the consummation of the merger) and the associated shares of iPass common stock shall be deemed issued and outstanding for all purposes, including for purposes of satisfying the minimum condition.

Treatment of iPass Warrants
Unless otherwise agreed to by Pareteum and the holder of the iPass warrants, each outstanding iPass warrant shall be, by virtue of the merger and without any further action on the part of any holder thereof, be converted into a warrant to purchase shares of Pareteum common stock equal to the number of shares of iPass common stock subject to such iPass warrant immediately prior to the effective time multiplied by the exchange ratio (rounded to the nearest whole number of shares of Pareteum common stock), at an exercise price per share equal to the exercise price for each such share of iPass common stock subject to the iPass warrants divided by the exchange ratio (rounded down to the nearest whole cent), and all references in the iPass warrants to the iPass shall be deemed to refer to Pareteum, where appropriate. The other provisions of the iPass warrants shall continue to apply in accordance with their terms, and the date of grant of the Pareteum warrants shall be the date of grant of the iPass warrants.
Treatment of Employee Stock Purchase Plan
iPass’s Employee Stock Purchase Plan (the “ESPP”) will continue to be operated in accordance with its terms and past practice, provided, that if the Closing is expected to occur prior to the end of an Offering Period (as defined in the ESPP, the “Offering Period”), iPass will take action to provide for an earlier Exercise Date (as defined in the ESPP) in accordance with Section 19 of the ESPP. Such earlier Exercise Date (the “New Exercise Date”), will be as reasonably close to the Closing Date as is administratively practicable, and iPass will notify each participant in writing at least 15 days prior to the New Exercise Date that the Exercise Date for his or her option (including for purposes of determining the Purchase Price (as defined in the ESPP) of such option) has been changed to the New Exercise Date, and that his or her option will be exercised automatically on the New Exercise Date, unless prior to such date he or she has withdrawn from the Offering Period as provided in Section 18 of the ESPP. iPass will not begin an Offering Period after November 12, 2018.
Exchange and Payment Procedures
Prior to the effective time of the merger, Pareteum will designate an exchange agent to handle the exchange of shares of iPass’s common stock for the transaction consideration. Promptly after the effective time on the closing date of the merger, Pareteum will deposit (or cause to be deposited) with the exchange agent an aggregate number of shares of Pareteum common stock sufficient to pay the aggregate transaction consideration. In addition, Pareteum shall make available, as necessary, cash in an amount sufficient for payment in lieu of fractional shares and any dividends or distributions which holders of iPass common stock may be entitled to pursuant to the merger agreement. At any time after the effective time of the merger, shares of iPass’s common stock (other than shares held by Pareteum or any subsidiary of Pareteum or in iPass’s treasury, will represent only the right to receive the transaction consideration.
Promptly after the effective time of the merger, and in any event within five business days after the effective time, the exchange agent will mail to each record holder of iPass’s common stock whose shares were converted into the right to receive the transaction consideration, a letter of transmittal specifying that delivery of such holders’ certificates or the transfer of book entry shares will be deemed to have occurred, and risk of loss and title to any such certificates or book entry shares will pass, only upon delivery of such certificates or transfer of the book entry shares to the exchange agent, and providing instructions for effecting the surrender of iPass’s common stock certificates or book-entry shares in exchange for the transaction consideration.
After the effective time of the merger, shares of iPass’s common stock will no longer be outstanding and will cease to exist, and each certificate or book-entry share that previously represented shares of iPass’s common stock will represent only the right to receive the transaction consideration as described above.
Following the date that is one year after the effective time of the merger, any portion of the funds held by the exchange agent that remain unclaimed by iPass’s former stockholders, including the proceeds from investment thereof, to the extent permitted by applicable law, shall be delivered to Pareteum or the surviving corporation. Thereafter, iPass’s former stockholders may look only to Pareteum (subject to abandoned property, escheat or similar laws) for payment with respect to the transaction consideration.

At the effective time of the merger, iPass’s share transfer books will be closed and there will be no further registration of transfers of iPass’s common stock. If, after the effective time of the merger, certificates are presented to the surviving corporation or the exchange agent for transfer, such certificates will be cancelled and exchanged for payment of the transaction consideration.
If the payment of the transaction consideration is to be made to a person other than the registered holder of the certificate surrendered in exchange for the transaction consideration, the certificate surrendered must be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment must pay the exchange agent any applicable stock transfer or other taxes or establish to satisfaction of the Offeror that such taxes have been paid or are not applicable.
Whenever a dividend or other distribution is declared or made after November 12, 2018 with respect to Pareteum common stock with a record date after the effective time of the merger, such declaration will include a dividend or other distribution in respect of Pareteum common stock issuable pursuant to the merger agreement. No dividends or other distributions declared or made after November 12, 2018 with respect to Pareteum Common Stock with a record date after the effective time of the merger, and no payment in lieu of fractional shares, will be paid to the holders of any iPass common stock certificate or book-entry shares until such holders shall surrender their certificates or book entry shares. Following the surrender of any such certificates or book entry shares, the exchange agent shall promptly deliver to the holders thereof, without interest, the transaction consideration, along with payment in lieu of fractional shares, and the amount of any such dividends or other distributions with a record date after the effective time of the merger that have already been paid with respect to the Pareteum common stock included in the transaction consideration, and at the appropriate time shall pay the amount of any dividends or other distributions with a record date after the effective time and a payment date subsequent to such surrender payable with respect to the Pareteum common stock included in the transaction consideration.
No interest will be paid to the holders of any iPass common stock certificate or book-entry share in connection with, or accrued on, the transaction consideration, any cash paid in lieu of the issuance of any fractional shares, or dividends or distributions payable with respect to the stock portion of the per share consideration.
Lost, Stolen or Destroyed Certificates
If any iPass common stock certificate has been lost, stolen or destroyed then, upon the making of an affidavit in a form reasonably satisfactory to Pareteum and the exchange agent of that fact by the person claiming such certificate to be lost, stolen or destroyed, the exchange agent will provide in exchange for such lost, stolen or destroyed certificate the transaction consideration that would be payable in respect thereof pursuant to the merger agreement had such lost, stolen or destroyed certificate been surrendered as provided in the merger agreement.
Representations and Warranties
iPass made customary representations and warranties in the merger agreement that are subject, in some cases, to specified exceptions and qualifications contained in the merger agreement and the matters contained in confidential disclosure schedules delivered to Pareteum concurrently with the execution of the merger agreement (the “iPass disclosure schedules”). These representations and warranties relate to, among other things:
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due organization, existence, good standing and authority to carry on iPass’s business as it is currently being conducted;

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the accuracy and completeness of each of iPass’s and iPass’s subsidiaries certificate of incorporation, by-laws or equivalent constituent documents, and the absence of any violations of these documents;

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iPass’s and iPass’s subsidiaries’ capitalization;

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iPass’s corporate power and authority to executive, deliver, and consummate the transactions contemplated by the merger agreement, and the enforceability of the merger agreement against iPass, subject to certain specified customary assumptions and exceptions;

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the absence of violations of, or conflicts with, iPass’s constitutional documents, applicable law and certain agreements as a result of iPass’s entrance into and performance under the merger agreement, subject to certain specified standard qualifications and assumptions;

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iPass’s SEC reports (including all amendments) since December 31, 2016, the financial statements included therein, and the absence of any material outstanding or unresolved written comments from the SEC staff with respect to iPass’s SEC reports;

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compliance with applicable requirements of the Securities Act, the Exchange Act, and the Sarbanes-Oxley Act of 2002;

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iPass’s disclosure controls and procedures and internal controls over financial reporting;

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the absence of certain undisclosed liabilities;

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the absence of a Company Material Adverse Effect since September 30, 2018, and the absence of specified actions since September 30, 2018 that would be in violation of the interim operating covenants under the merger agreement if taken after date of the merger agreement;

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material contracts, the absence of any default or breach under any material contract, and the absence of any event, circumstance or condition which would give rise to a right to accelerate the maturity or performance of, or cancel, terminate or modify, any material contract;

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employee benefit plans, ERISA and the applicability of the “safe harbor” provided pursuant to Rule 14d-10(d)(2) under the Exchange Act;

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the absence of actions, claims, suits or proceedings against iPass or any of its subsidiaries, that would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the absence of governmental investigations against iPass or any of its subsidiaries that would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, and the absence of injunctions, judgments, orders or decrees against iPass or any of its subsidiaries that would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect;

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compliance with applicable federal, state, local or foreign laws, statutes, ordinances, regulations, judgments, orders, decrees, injunctions, arbitration awards, franchises, licenses, agency requirements or permits, including compliance with certain export laws and regulations by iPass and its subsidiaries, and including compliance with restrictions on certain payments by iPass and its subsidiaries, including those that would violate any provisions of the federal Foreign Corrupt Practices Act of 1977;

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intellectual property;

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taxes;

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real property and tangible assets;

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environmental matters;

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labor matters;

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possession of licenses and permits needed to carry out iPass’s business and compliance therewith;

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insurance matters;

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iPass’s most significant customers and suppliers;

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iPass’s eligibility to effect the merger pursuant to Section 251(h) of the DGCL;

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the absence of any undisclosed broker’s or finder’s fees;

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the board of directors of iPass’s determination that the merger agreement and the merger are advisable and in the best interest of iPass and its stockholders, approval of the merger agreement and recommendation that iPass stockholder tender their shares into the offer;

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the receipt of a written opinion from Raymond James to the effect that, as of the date of such opinion and based upon and subject to the various matters and limitations set forth in such opinion, the transaction consideration to be received in the offer and the merger by the holders of shares of iPass’s common stock (or shares to be cancelled in the merger) is fair, from a financial point of view, to such holders;

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that the board of directors of iPass has taken all action so that the restrictions applicable to business combinations imposed by Section 203 of the DGCL are, and will be, inapplicable to the transactions contemplated by the merger agreement, and that no other anti-takeover statute or regulation would restrict, prohibit or otherwise be applicable with respect to the merger agreement and the transactions contemplated in the merger agreement;

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that iPass has not taken any action or knows of any fact that could reasonably be expected to prevent the offer and merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code; and

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that iPass has conducted its own independent investigation and analysis of the business, operations, assets, liabilities, results of operations and condition (financial or otherwise) of Pareteum and that iPass received access to the materials it requested to review for such purpose and an opportunity to meet with the management of Pareteum to discuss the business and assets of Pareteum.

Many of iPass’s representations and warranties are qualified by, among other things, exceptions relating to the absence of a “Company Material Adverse Effect,” which means any event, circumstance, change, occurrence, development or effect that has or would reasonably be expected to result in a material adverse change in, or material adverse effect on, (a) the business, financial condition or results of operations of iPass and its subsidiaries, taken as a whole, or (b) the ability of iPass to consummate the transactions contemplated by the merger agreement on or before 11:59 p.m. (New York City Time) on May 11, 2019. However, for the purpose of clause (a) above, a Company Material Adverse Effect will not include any event, circumstance, change, occurrence, development or effect arising after November 12, 2018 and resulting from or arising in connection with:
(1)
conditions generally affecting the industries and markets in which iPass and its subsidiaries operate;

(2)
general economic, political, financial or securities market conditions;

(3)
natural disasters, acts of war, terrorism or sabotage, military actions or the escalation thereof, earthquakes, hurricanes, tornadoes or other natural disasters or other force majeure events;

(4)
changes in GAAP, in the interpretation of GAAP, in the accounting rules and regulations of the SEC, or changes in applicable law;

(5)
the announcement of the merger agreement or the pendency of the transactions contemplated thereby (including any resulting loss or departure of officers or other employees of iPass or any of its subsidiaries, or the termination, reduction (or potential reduction) or any other resulting negative development in iPass’s or any of its subsidiaries’ relationships with any of its customers, suppliers, distributors or other business partners);

(6)
the taking of any action by iPass or any of iPass’s subsidiaries to the extent the taking of such action is expressly required by the merger agreement or such action was taken at the written request of Pareteum or the Offeror, or the failure by iPass or any of its subsidiaries to take any action to the extent the taking of such action is expressly prohibited by the merger agreement, or Pareteum or the Offeror requested in writing that iPass or any of its subsidiaries not take such action;

(7)
any proceeding brought or threatened by stockholders of either Pareteum or iPass (whether on behalf of iPass, Pareteum or otherwise) asserting allegations of breach of fiduciary duty relating to the merger agreement or violations of securities laws in connection with the Schedule 14D-9 and each other document required to be filed by iPass with the SEC or required to be distributed or otherwise disseminated to iPass’s stockholders in connection with the transactions contemplated by the merger agreement; and

(8)
receipt of a notice of failure to satisfy the continued listing requirement of iPass’s principal market; and

(9)
any decrease or decline in the market price or trading volume of iPass common stock;

except, in the case of items (1) through (4), to the extent that such event, circumstance, change, occurrence, development or effect materially and disproportionately affects iPass and its subsidiaries, taken as a whole, relative to other natural persons or entities or organizations engaged in the same industries, geographies and markets in which iPass operates, in which case, such disproportionate effects and the underlying events and circumstances may be taken into account (unless excluded by another of the above items) in determining whether a Company Material Adverse Effect has occurred.
The merger agreement also contains customary representations and warranties made by Pareteum that are subject to specified exceptions and qualifications contained in the merger agreement. Many of the representations and warranties of Pareteum are qualified by, among other things, exceptions relating to the absence of a “Parent Material Adverse Effect” which means any event, circumstance, change, occurrence, development or effect that has had or would reasonably be expected to have a material adverse change in, or material adverse effect on, (a) the business, financial condition or results of operations of Pareteum and its subsidiaries, taken as a whole, or (b) the ability of Pareteum or the Offeror to consummate the transactions contemplated by the merger agreement on or before 11:59 p.m. (New York City Time) on May 11, 2019. However, for the purpose of clause (a) above, a Parent Material Adverse Effect will not include any event, circumstance, change, occurrence, development or effect arising after November 12, 2018 and resulting from or arising in connection with:
(1)
conditions generally affecting the industries and markets in which Pareteum and its subsidiaries operate;

(2)
general economic, political, financial or securities market conditions;

(3)
natural disasters, acts of war, terrorism or sabotage, military actions or the escalation thereof, earthquakes, hurricanes, tornadoes or other natural disasters or other force majeure events;

(4)
changes in GAAP, in the interpretation of GAAP, in the accounting rules and regulations of the SEC, or changes in applicable law;

(5)
the announcement of the merger agreement or the pendency of the transactions contemplated thereby (including any resulting loss or departure of officers or other employees of Pareteum or any of its subsidiaries, or the termination, reduction (or potential reduction) or any other resulting negative development in Pareteum’s or any of its subsidiaries’ relationships with any of its customers, suppliers, distributors or other business partners);

(6)
the taking of any action by Pareteum or any of Pareteum’s subsidiaries to the extent the taking of such action is expressly required by the merger agreement or such action was taken at the written request of iPass, or the failure by Pareteum or any of its subsidiaries to take any action to the extent the taking of such action is expressly prohibited by the merger agreement, or iPass requested in writing that Pareteum or any of its subsidiaries not take such action;

(7)
any proceeding brought or threatened by stockholders of either Pareteum or iPass (whether on behalf of iPass, Pareteum or otherwise) asserting allegations of breach of fiduciary duty relating to the merger agreement or violations of securities laws in connection with the Schedule 14D-9 and each other document required to be filed by iPass with the SEC or required to be distributed or otherwise disseminated to iPass’s stockholders in connection with the transactions contemplated by the merger agreement;

(8)
receipt of a notice of failure to satisfy the continued listing standards of Nasdaq; and

(9)
any decrease or decline in the market price or trading volume of Pareteum’s common stock or any failure by Pareteum to meet any projections, forecasts or revenue or earnings predictions of Pareteum or of any securities analysts (although the underlying cause of any such decrease, decline or failure may be considered).

except, in the case of items (1) through (4), to the extent that such event, circumstance, change, occurrence, development or effect materially and disproportionately affects Pareteum and its subsidiaries, taken as a whole, relative to other natural persons or entities or organizations engaged in the same industries, geographies and markets in which Pareteum operates, in which case, such disproportionate effects and the underlying events and circumstances may be taken into account (unless excluded by another of the above items) in determining whether a Parent Material Adverse Effect has occurred.
The representations and warranties of Pareteum and the Offeror to iPass under the merger agreement, relate to, among other things:
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Pareteum’s and the Offeror’s due organization, existence, good standing and authority to carry on their business as it is currently being conducted;

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the corporate power and authority of Pareteum and the Offeror to executive, deliver, and consummate the transactions contemplated by the merger agreement, and the enforceability of the merger agreement against Pareteum and the Offeror, subject to certain specified customary assumptions and exceptions;

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Pareteum’s capitalization;

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the absence of violations of, or conflicts with, the constitutional documents of Pareteum and the Offeror, applicable law and certain agreements as a result of Pareteum’s and the Offeror’s entrance into and performance under the merger agreement, subject to certain specified standard qualifications and assumptions;

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Pareteum’s SEC reports (including all amendments) since December 31, 2017, the financial statements included therein, and the absence of any material outstanding or unresolved written comments from the SEC staff with respect to Pareteum’s SEC reports;

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compliance with applicable requirements of the Securities Act, the Exchange Act, and the Sarbanes-Oxley Act of 2002;

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Pareteum’s disclosure controls and procedures and internal controls over financial reporting;

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the absence of a Parent Material Adverse Effect since September 30, 2018, and the absence of certain specified actions since September 30, 2018 that would be in violation of the interim operating covenants under the merger agreement if taken after date of the merger agreement;

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the absence of actions, claims, suits or proceedings against Pareteum or any of its subsidiaries, that would, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect, the absence of governmental investigations against Pareteum or any of its subsidiaries that would, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect, and the absence of injunctions, judgments, orders or decrees against Pareteum or any of its subsidiaries that would, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect;

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the absence of undisclosed broker’s or finder’s fees;

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that no vote or consent of the Pareteum stockholders is needed to approve the merger agreement or the transactions contemplated thereby;

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the absence of beneficial ownership of iPass’s common stock by Pareteum, the Offeror or any of their respective controlled affiliates;

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that Pareteum and the Offeror have conducted their own independent investigation and analysis of the business, operations, assets, liabilities, results of operations and condition (financial or otherwise) of iPass and received access to the materials it requested to review for such purpose and an opportunity to meet with the management of iPass and its subsidiaries to discuss the business and assets of iPass and its subsidiaries;

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the solvency of Pareteum and its subsidiaries taken as a whole immediately following the closing of the merger and after giving effect to the transactions contemplated by the merger agreement; and

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that Pareteum has not taken any action or knows of any fact that could reasonably be expected to prevent the offer and merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

The representations and warranties in the merger agreement or in any schedule, instrument or other document delivered pursuant to the merger agreement of each of iPass, Pareteum and the Offeror will not survive the effective time of the merger or the termination of the merger agreement pursuant to its terms.
Conduct of iPass’s Business Pending the Merger
iPass has agreed to certain covenants in the merger agreement restricting the conduct of its business between November 12, 2018, and the effective time of the merger.
iPass agreed that during the period from November 12, 2018, until the effective time of the merger, iPass shall consult with Pareteum on all of iPass’s material operational matters and Pareteum shall have the right, at its option, to contact together with iPass the customers who were iPass’s seven largest sources of revenue as of November 12, 2018.
In general, iPass and its subsidiaries have agreed that iPass will and will cause its subsidiaries to conduct its business in the ordinary course of business consistent with past practice. To the extent consistent therewith, iPass shall, and shall cause each of its subsidiaries to, use its reasonable best efforts to preserve substantially intact its and its subsidiaries’ business organization, to keep available the services of its and its subsidiaries’ current officers and employees, to preserve its and its subsidiaries’ present relationships with customers, suppliers, distributors, licensors, licensees, and other persons having business relationships with it.
iPass has also agreed that, except as (i) may be required by law, (ii) is contemplated under the merger agreement, (iii) is set forth in Company disclosure schedules, or (iv) is permitted pursuant to Pareteum’s written consent (which consent shall not be unreasonably withheld, conditioned or delayed), from November 12, 2018 until the effective time of the merger, neither iPass nor any of its subsidiaries will:
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amend its certificate of incorporation or by-laws (or equivalent organizational documents), or enter into any written agreement with any of iPass’s stockholders in their capacity as such;

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split, combine, or reclassify any iPass common stock or other capital stock or other equity securities of iPass or any of its subsidiaries, (ii) repurchase, redeem, or otherwise acquire, or offer to repurchase, redeem, or otherwise acquire, any iPass common stock or other capital stock or other equity securities of iPass or any of its subsidiaries, or (iii) declare, set aside, or pay any dividend or distribution (whether in cash, stock, property, or otherwise) in respect of, or enter into any contract with respect to the voting of, any shares of its capital stock (other than dividends from its direct or indirect wholly-owned subsidiaries);

•
issue, sell, pledge, dispose of, or encumber any iPass common stock or other capital stock or other equity securities of iPass or any of its subsidiaries;

•
except as required by applicable law or by any benefit plan or contract in effect on November 12, 2018 (i) increase the compensation payable or that could become payable by iPass or any of its subsidiaries to directors, officers, or employees, other than increases in compensation made to non-officer employees in the ordinary course of business consistent with past practice, (ii) promote any officers or employees, except in connection with iPass’s annual or quarterly compensation review cycle or as the result of the termination or resignation of any officer or employee, or (iii) establish, adopt, enter into, amend, terminate, exercise any discretion under, or take any action to accelerate rights under any iPass benefit plans or any plan, agreement, program, policy, trust, fund, or other arrangement that would be a iPass benefit plan if it were in existence as November 12, 2018, or make any contribution to any iPass benefit plan, other than contributions required by law, the terms of such iPass benefit plans as in effect on the date hereof, or that are made in the ordinary course of business consistent with past practice;
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acquire, by merger, consolidation, acquisition of stock or assets, or otherwise, any business or entity or division thereof or make any loans, advances, or capital contributions to or investments in any entity in excess of  $50,000 in the aggregate;

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transfer, license, sell, lease, or otherwise dispose of  (whether by way of merger, consolidation, sale of stock or assets, or otherwise) or pledge, encumber, or otherwise subject to any lien (other than a permitted lien), any assets, including the capital stock or other equity interests in any subsidiary of iPass; provided, that the foregoing shall not prohibit iPass and its subsidiaries from transferring, selling, leasing, or disposing of obsolete equipment or assets being replaced, or granting of non-exclusive licenses under the iPass material owned intellectual property, in each case in the ordinary course of business consistent with past practice, or (ii) adopt or effect a plan of complete or partial liquidation, dissolution, restructuring, recapitalization, or other reorganization;

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repurchase, prepay, or incur any indebtedness for borrowed money or guarantee any such indebtedness of another entity, issue or sell any debt securities or options, warrants, calls, or other rights to acquire any debt securities of iPass or any of its subsidiaries, guarantee any debt securities of another entity, enter into any “keep well” or other contract to maintain any financial statement condition of any other entity (other than any wholly-owned subsidiary of it) or enter into any arrangement having the economic effect of any of the foregoing, other than in connection with the financing of ordinary course trade payables consistent with past practice;

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enter into or amend or modify in any material respect, or consent to the termination of  (other than at its stated expiry date), any material contract;

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institute, settle, or compromise any action involving the payment of monetary damages by iPass or any of its subsidiaries of any amount exceeding $50,000 in the aggregate, other than (i) any action brought against Pareteum or Offeror arising out of a breach or alleged breach of the merger agreement by Pareteum or Offeror, and (ii) the settlement of claims, liabilities, or obligations reserved against on iPass balance sheet; provided, that neither iPass nor any of its subsidiaries shall settle or agree to settle any action which settlement involves a conduct remedy or injunctive or similar relief or has a restrictive impact on iPass’s business;

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make any material change in any method of financial accounting principles or practices, in each case except for any such change required by a change in GAAP or applicable law;

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settle or compromise any material tax claim, audit, or assessment for an amount materially in excess of the amount reserved or accrued on iPass balance sheet (or most recent consolidated balance sheet included in iPass SEC reports), (ii) make or change any material tax election, change any annual tax accounting period, or adopt or change any method of tax accounting, (iii) amend any material tax returns or file claims for material tax refunds, or (iv) enter into any material closing agreement, surrender in writing any right to claim a material tax refund, offset or other reduction in tax liability or consent to any extension or waiver of the limitation period applicable to any material tax claim or assessment relating to iPass or its subsidiaries;

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enter into any material agreement, agreement in principle, letter of intent, memorandum of understanding, or similar contract with respect to any joint venture, strategic partnership, or alliance;

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take any action to exempt any entity from, or make any acquisition of securities of iPass by any entity not subject to, any state takeover statute or similar statute or regulation that applies to Company with respect to a takeover proposal or otherwise, including the restrictions on “business combinations” set forth in Section 203 of the DGCL, except for Pareteum, Offeror, or any of their respective subsidiaries or affiliates, or the transactions contemplated by the merger agreement;

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abandon, allow to lapse, sell, assign, transfer, grant any security interest in otherwise encumber or dispose of any material owned intellectual property, or grant any right or license to any material owned intellectual property other than pursuant to non-exclusive licenses entered into in the ordinary course of business consistent with past practice;

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terminate or modify in any material respect, or fail to exercise renewal rights with respect to, any material insurance policy;

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except to the extent expressly permitted by the merger agreement, take any action that is intended or that would reasonably be expected to, individually or in the aggregate, prevent, materially delay, or materially impede the consummation of the merger, or the other transactions contemplated by the merger agreement;

•
make any payment in excess of  $500,000 in the aggregate without the written consent of Pareteum, whether pursuant to a material contract or otherwise; or

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agree or commit to do any of the foregoing

Conduct of Pareteum’s Business Pending the Merger
Pareteum has agreed to certain covenants in the merger agreement restricting the conduct of its business between November 12, 2018, and the effective time of the merger. Pareteum has agreed that, except as (i) may be required by law, (ii) is contemplated or permitted by the merger agreement, or (iii) is permitted pursuant to iPass’s written consent (which consent shall not be unreasonably withheld, conditioned or delayed), prior to the effective time of the merger, neither Pareteum nor any of its subsidiaries will:
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amend its certificate of incorporation or by-laws (or equivalent organizational documents) in any manner that would prohibit or hinder, impede or delay in any material respect the offer, the merger, or the consummation of the other transactions contemplated by the merger agreement or have a material and adverse impact on the value of Pareteum common stock;

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take any action, or refrain from taking any action, reasonably likely to result in a delay of the effectiveness of the registration statement of which this prospectus forms a part;

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adopt a plan of complete or partial liquidation or dissolution; or

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enter into any contract, commitment or arrangement to do any of the foregoing.

Access
Subject to certain specified exceptions, iPass will afford the authorized representatives of Pareteum reasonable access, in a manner not unreasonably disruptive to the operations of iPass and its subsidiaries, during normal business hours and upon reasonable notice, to iPass and its subsidiaries’ properties, books and records, and shall furnish promptly to such representatives all information concerning the business, properties and personnel of iPass and iPass’s subsidiaries as may reasonably be requested for reasonable purposes related to the consummation of the transactions contemplated by the merger agreement.
Registration Statement; Schedule TO
Pareteum agreed to prepare and file a registration statement on Form S-4 with the SEC as soon as reasonably practicable, and in any event within 20 business days, of the date of the merger agreement.
Pareteum and the Offeror shall, on the commencement date of the offer, file an offer statement on Schedule TO with the SEC, which will contain or incorporate by reference the preliminary prospectus included in the registration statement and related offer documents, and cause these offer documents to be disseminated to holders of iPass’s common stock as required by applicable law.

Pareteum and the Offeror shall use reasonable best efforts to cause the registration statement and offer documents to comply in all material respects with applicable law, and have agreed to provide iPass and its counsel with reasonable opportunity to review and comment on the registration statement and the offer documents prior to filing with the SEC. Pareteum and the Offeror have further agreed to promptly provide iPass and its counsel with a copy or description of, and to use reasonable best efforts to respond promptly to, any comments received by Pareteum, the Offeror or their counsel from the SEC with respect to the registration statement, the offer documents or the offer. To the extent required by applicable law, Pareteum, the Offeror and iPass shall use reasonable best efforts to correctly promptly any information provided by it for use in the registration statement or the offer documents to the extent it becomes aware that such information shall have become false or misleading in any material respect and to take all steps necessary to promptly cause the registration statement and the offer documents, as supplemented or amended to correct such information, to be filed with the SEC and disseminated to holders of shares of iPass common stock. Pareteum shall use reasonable best efforts to have the registration statement declared effective as promptly as possible after its filing and maintain its effectiveness for so long as is required for the issuance of Pareteum common stock pursuant to the offer and the merger, and shall file the final prospectus once the registration statement is declared effective. iPass shall promptly furnish to Pareteum and the Offeror all information concerning iPass and its stockholders that may be required or reasonably requested to comply with the foregoing requirements.
Schedule 14D-9; Assistance with the Offer
Promptly following the filing of the Schedule TO by the Offeror, iPass shall file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9, containing the recommendation of the board of directors of iPass. iPass has agree to use its reasonable best efforts to cause the Schedule 14D-9 to be filed with the SEC on the same day as the Schedule TO, and has agreed to promptly mail the Schedule 14D-9 to the holders of shares of iPass common stock together with the offer documents, and to use its reasonable best efforts to cause the offer documents to be disseminated in compliance with applicable law.
iPass shall use its reasonable best efforts to cause the Schedule 14D-9 to comply in all material respects with applicable requirements of federal securities laws. iPass, Pareteum and the Offeror have agreed to promptly correct any information provided by any of them for use in the Schedule 14D-9 that shall have become false or misleading in any material respect, and iPass has further agreed to use its reasonable best efforts to cause the Schedule 14D-9, as corrected, to be filed with the SEC and disseminated to holders of shares of iPass common stock as required by applicable federal securities laws. iPass has agreed to give Pareteum, the Offeror and their counsel a reasonable opportunity to review and comment on the Schedule 14D-9 before it is filed with the SEC, to promptly provide Pareteum, the Offeror and their counsel in writing with any written comments received from the SEC with respect to the Schedule 14D-9, to use reasonable best efforts to promptly provide Pareteum, the Offeror and their counsel a reasonably detailed description of any oral comments received from the SEC with respect to the Schedule 14D-9, and to provide Pareteum, the Offeror and their counsel reasonable opportunity to review and comment on any written or oral response to such comments or any proposed amendment to the Schedule 14D-9 prior to the filing of them with the SEC so long as there has not been a change of recommendation by the board of directors of iPass in accordance with the merger agreement. Pareteum and the Offeror shall promptly furnish all information concerning Pareteum or the Offeror that is required or reasonable requested by iPass to comply with the foregoing requirements.
In connection with the offer, iPass has also agreed to promptly furnish or cause to be furnished to the Offeror mailing labels containing the names and addresses of all record holders of shares of iPass common stock and with security position listings of shares of iPass common stock held in stock depositories, each as of a recent date, together with all other available listings and computer files containing names, addresses and security position listings of record holders and non objecting beneficial owners of shares of iPass common stock. iPass shall use its reasonable best efforts to promptly furnish or cause to be furnished to the Offeror such additional information, including updated listings and computer files of stockholders, mailing labels and security position listings, and such other assistance in disseminating the offer documents to holders of shares of iPass common stock as Pareteum or the Offeror may reasonably request. Subject to the requirements of law or as is required to disseminate the offer documents or any other documents necessary to consummate the offer or the merger, Pareteum and the Offeror shall hold in confidence the information contained in such labels, listings and files and shall use such information only in connection with the transactions contemplated by the merger agreement. If the offer is terminated or if the merger agreement shall be terminated, the Offeror and Pareteum will promptly deliver and cause their representatives to deliver to iPass (and delete electronic copies of) all copies, summaries and extracts of such information then in their possession or control.
No Solicitation of Acquisition Proposals
iPass and its subsidiaries have agreed to, and to cause its respective representatives to, immediately cease and cause to be terminated any activities, discussions or negotiations that commenced prior to the date of the merger agreement regarding any proposal that constitutes, or would reasonably be expected to lead to, an acquisition proposal, to terminate access to any virtual data room established by iPass, and to request that all confidential or proprietary information previously furnished to any party (other than Pareteum) in connection with any such discussions and negotiations be promptly returned or destroyed.
For the purposes of the merger agreement, the term “acquisition proposal” is defined as any inquiry, offer or proposal made by any party other than Pareteum, the Offeror or any of their controlled affiliates relating to, in a single transaction or a series of related transactions: (i) any purchase or other acquisition, directly or indirectly, of beneficial ownership (as defined under Section 13(d) of the Exchange Act) of securities (or options, rights to purchase or securities convertible into or redeemable or exchangeable for such securities) representing 15% or more of iPass’s issued and outstanding common stock, including pursuant to a merger, amalgamation, consolidation or other business combination, joint venture, recapitalization, sale of capital stock, issuance of securities, tender offer or exchange offer or other similar transaction involving iPass; (ii) any purchase or other acquisition, directly or indirectly, of 15% or more of the assets (including the capital stock of iPass’s subsidiaries) of iPass and its subsidiaries, taken as a whole; (iii) the issuance by iPass of securities representing more than 15% of any class of its outstanding voting securities; or (iv) a liquidation, dissolution or other winding up of iPass or, to the extent representing 15% or more of the assets (including the capital stock of iPass’s subsidiaries) of iPass and its subsidiaries, taken as a whole, one or more of iPass’s subsidiaries.
iPass and its subsidiaries have agreed to not, and to use iPass’s reasonable best efforts to cause iPass’s respective officers, directors, employees and other representatives not to, directly or indirectly, do or publicly propose to do any of the following:
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initiate, solicit, seek or knowingly take any action to facilitate or encourage, any inquiry, proposal or offer that constitutes or could reasonably be expected to lead to an acquisition proposal;

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participate or engage in any negotiations, inquiries or discussions with respect to any acquisition proposal;

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in connection with any such inquiries, proposals or offers, disclose or furnish any nonpublic information or data to any person or entity concerning iPass’s business or properties or afford any person or entity other than Pareteum or its representatives access to iPass’s properties, books, or records other than pursuant to a governmental subpoena or other governmental request for information;

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enter into or execute, or propose to enter into or execute, any agreement relating to an acquisition proposal;

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approve, endorse, recommend or make or authorize any public statement, recommendation, or solicitation in support of, or submit to iPass’s stockholders, any acquisition proposal; or

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take any action to make the provisions of any takeover statute inapplicable to any transactions contemplated by any such acquisition proposal.

However, at any time prior to the time at which the Offeror first accepts for payment the shares of iPass common stock tendered in the offer, in the event that iPass receives an unsolicited acquisition proposal that did not result from a material breach of iPass’s non-solicitation obligations under the merger agreement, iPass and its board of directors may participate in discussions or negotiations (including making any counterproposals) with, or furnish any nonpublic information to, any third party or parties making such acquisition proposal and its representatives if the board of directors of iPass determines in good faith, after consultation with its financial advisors and outside legal counsel, that such acquisition proposal is, or would reasonably be expected to lead to, a superior proposal and that the failure to participate in such discussion or negotiations, furnish such information, enter into any agreement related to any acquisition proposal or accept any offer or proposal relating to an acquisition proposal would reasonably be expected to be inconsistent with iPass’s directors’ fiduciary duties under applicable law. iPass may only furnish nonpublic information after such third party or parties enter into a confidentiality agreement containing terms that are not materially less favorable to iPass than those contained in the confidentiality agreement iPass entered into with Pareteum, which confidentiality agreement may not provide for an exclusive right to negotiate with iPass or restrict iPass from complying with iPass’s non-solicitation obligations under the merger agreement.
iPass will, as promptly as reasonably possible (and in any event within 24 hours after receipt), notify Pareteum of the receipt of, and provide Pareteum with a copy (if delivered in writing), or summary of the material terms and conditions of   (if delivered orally) any such acquisition proposal, including the identity of the party making such acquisition proposal and copies of all written communications with such party with respect to such actual or potential acquisition proposal. iPass will also, as promptly as practicable and in no event later than 24 hours after such determination was reached, notify Pareteum in writing of any decision by the board of directors of iPass as to whether to consider any acquisition proposal, to enter into discussions or negotiations concerning any acquisition proposal, or to provide nonpublic information with respect to iPass to any third party, and in addition to keeping Pareteum informed in all material respects of the status and material terms of any such acquisition proposal or any changes thereto, provide any nonpublic information provided to such third party to Pareteum to the extent such information has not previously been provided or made available to Pareteum. iPass will also notify Pareteum within 24 hours of any determination by the board of directors of iPass that such acquisition proposal constitutes a superior proposal.
For the purposes of the merger agreement, the term “superior proposal” is defined as any acquisition proposal (with all references to 15% in the definition of acquisition proposal being treated as references to 50%) that is made by a third party that the board of directors of iPass determines in good faith, after consultation with its financial advisors and outside legal counsel, and after taking into account all of the terms and conditions of such acquisition proposal as compared to the transactions contemplated by the merger agreement, including any termination or breakup fees and conditions to consummation, the likelihood and timing of consummation, and all other financial, legal, regulatory and other aspects of such acquisition proposal, is more favorable to iPass and its stockholders than the transaction contemplated by the merger agreement. No acquisition proposal shall be deemed to be a superior proposal if any financing required to consummate such acquisition proposal is not committed.
The merger agreement provides that at any time prior to the time at which the Offeror first accepts for payment the shares of iPass common stock tendered in the offer, the board of directors of iPass may change its recommendation that iPass’s stockholders tender their shares into the offer if the board of directors of iPass has determined in good faith, after consultation with its financial advisors and outside legal counsel, that, in light of an intervening event (as defined below) unrelated to an acquisition proposal, failure to take such action would be inconsistent with their fiduciary duties under applicable law. However, the board of directors of iPass may not withdraw, modify or amend its recommendation that iPass’s stockholders tender their shares into the offer with respect to an intervening event unless:
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iPass has provided Pareteum written notice at least three business days in advance of the board of directors of iPass’s intent to change its recommendation that iPass’s stockholders tender their shares into the offer, which notice must specify the board of directors of iPass’s reasons for proposing to change its recommendation to iPass’s stockholders with respect to the merger agreement and provide a reasonably detailed description of the intervening event;

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during the three business day period following such written notice described above, iPass shall have, and shall have caused iPass’s representatives to have, engaged in good faith negotiations with Pareteum to make such adjustments in the terms and conditions of the merger agreement to obviate the need for the board of directors of iPass to change its recommendation that iPass’s stockholders tender their shares into the offer; and

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during the three business day period following such written notice described above, Pareteum shall not have made a binding proposal, that has not been withdrawn, to make such adjustments in the terms and conditions of the merger agreement in such manner that would obviate the need for the board of directors of iPass to change its recommendation.

For the purposes of the merger agreement, the term “intervening event” means any event, circumstance, change, occurrence, development or effect that materially affects the business, assets or operations of iPass (other than any event, fact or development or occurrence resulting from a material breach of the merger agreement by iPass) that was not known to, or reasonably foreseeable by, the board of directors of iPass as of the date of the merger agreement and becomes known to the board of directors of iPass after the date of the merger agreement and prior to the Offeror first accepting for payment the shares of iPass common stock tendered in the offer, except that no event, circumstance, change, occurrence, development or effect resulting from or relating to any of the following shall give rise to an intervening event:
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the receipt of any acquisition proposal;

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the public announcement, execution, delivery or performance of the merger agreement, the identity of Pareteum or the Offeror, or the public announcement, pendency or consummation of the transactions contemplated in the merger agreement (or the public announcement of any discussions among the parties to the merger agreement);

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any change in the trading price or trading volume of iPass’s common stock on Nasdaq or any change in iPass’s credit rating (although any underlying facts, events, changes, developments or set of circumstances may be considered, along with the effects or consequences thereof);

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the fact that iPass has exceeded or met any projections, forecasts, revenue or earnings predictions or expectations of iPass or any securities analysts for any period ending (or for which revenues or earnings are released) on or after the date of the merger agreement (although any underlying facts, events, changes, developments or set of circumstances relating to or causing such material improvement or improvements may be considered, along with the effects or consequences thereof);

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changes in GAAP, other applicable accounting rules or applicable law (including the accounting rules and regulations of the SEC) or changes in the interpretation thereof after the date of the merger agreement; or

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any changes in general economic or political conditions, or in the financial, credit or securities markets in general, including changes in interest rates, exchange rates, stock, bond and/or debt prices.

The merger agreement provides that prior to the time at which the Offeror first accepts for payment the shares of iPass common stock tendered in the offer, the board of directors of iPass, with respect to an acquisition proposal it receives from a third party, may approve or recommend a superior proposal if:
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the board of directors of iPass determines in good faith, after consultation with its financial advisors and outside legal counsel, that failure to take such action would be inconsistent with their fiduciary duties under applicable law;

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iPass has notified Pareteum in writing, at least three business days in advance, of iPass’s intent to take such action, which notice shall:

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specify the reasons for taking such action;

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include a written copy of the relevant proposed transaction agreements with the party making such potential superior proposal;

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identify the party making such superior proposal; and

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provide a summary description of the material terms and conditions of such potential superior proposal;

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during the three business day period following such written notice described above, iPass shall have and shall have caused iPass’s representatives to have, engaged in good faith negotiations with Pareteum to make such adjustments in the terms and conditions of the merger agreement so that such acquisition proposal ceases to constitute a superior proposal; and

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during the three business day period following such written notice described above, Pareteum shall not have made a binding proposal, that has not been withdrawn, to make such adjustments in the terms and conditions of the merger agreement so that such acquisition proposal ceases to constitute a superior proposal.

Any revision to the superior proposal will be deemed to be a new acquisition proposal for purposes of the solicitation obligations described above, and iPass must deliver a new written notice to Pareteum and again comply with the above requirements, except that the three business day notice period would be reduced to two business days with respect to such revised superior proposal.
If the merger agreement is terminated in such a circumstance, iPass is required to pay Pareteum the termination fee of  $780,000 as more fully described in “— Termination Fee” beginning on page 103.
Filings; Other Actions; Notification
iPass, Pareteum and iPass’s respective subsidiaries, including the Offeror, will cooperate with each other and each use their respective reasonable best efforts:
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to take, or cause to be taken, all actions, and do, or cause to be done, and assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by the merger agreement as promptly as reasonably practicable;

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to obtain from any governmental entity or any other third party any consents, licenses, permits, waivers, approvals, authorizations, or orders, and send any notices, in each case, which are required to be obtained, made or sent by such party or any of their subsidiaries in connection with the authorization, execution and delivery of the merger agreement and the consummation of the transactions contemplated thereby, provided that none of us is required to make any material payment or accept any material conditions or obligations including amendments to existing conditions and obligations;

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to, as promptly as practicable, make all necessary filings and notifications, and thereafter make any other required submissions and applications with respect to the merger agreement, the offer and the merger required under any applicable statute, law, rule or regulation;

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to execute or deliver any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, the merger agreement; and

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to furnish each other all information required for any filing, submission, application or request in connection with the transactions contemplated by the merger agreement.

Employee Benefit Matters
The merger agreement provides that with respect to each benefit plan, program, practice, policy or arrangement maintained by Pareteum or its subsidiaries (including iPass) following the effective time and in which any of the employees of iPass and its subsidiaries who remain employed immediately after the effective time (collectively, the “Employees”) participate (the “Pareteum Plans”), and except to the extent necessary to avoid duplication of benefits, for purposes of determining eligibility to participate, vesting, service-based accrual rates of and entitlement to benefits (including without limitation severance plans and arrangements), service with iPass and its subsidiaries (or predecessor employers to the extent iPass provides past service credit) shall be treated as service with Pareteum and its subsidiaries. Each applicable Pareteum Plan shall take commercially reasonable steps to waive eligibility waiting periods and pre-existing condition limitations to the extent waived or not included under the corresponding benefit plan providing medical coverage, for purposes of the first plan year ending after the closing date. Pareteum has agreed to take commercially reasonable steps to give or cause its subsidiaries (including iPass following the merger) to give the employees credit under the applicable Pareteum Plan (in the first such Pareteum Plan year ending after the effective time) for amounts paid prior to the effective time during the calendar year in which the effective time occurs under a corresponding benefit plan for purposes of applying deductibles, co-payments and out-of-pocket maximums as though such amounts had been paid in accordance with the terms and conditions of the Pareteum Plan.
The treatment of employment benefits described above with respect to employees of iPass and its subsidiaries are for the sole benefit of Pareteum, the Offeror and iPass and do not create any direct or third party beneficiary right (i) in any other person, or (ii) to continued employment with iPass, Pareteum or iPass following the merger or their subsidiaries.
Notices of Events
iPass has agreed to promptly notify Pareteum in writing, and Pareteum has agreed to promptly notify iPass in writing, of:
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any written communication from any third party alleging that the consent of such third party (or another third party) is or may be required in connection with the transactions contemplated by the merger agreement;

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any written communication from any governmental authority delivered in connection with the transactions contemplated by the merger agreement, except to the extent the treatment of specific types of government communications, for example with regards to antitrust matters, are otherwise regulated in the merger agreement; and

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any actions, claims, investigations, suits or proceedings commenced or, to the knowledge of iPass or Pareteum, as applicable, threatened against iPass, Pareteum or any of their respective subsidiaries that are related to the transactions contemplated by the merger agreement (including any transaction litigation brought by a stockholder of iPass or Pareteum, as applicable).

iPass has agreed to promptly notify Pareteum, and Pareteum has agreed to promptly notify iPass, of the occurrence, or non-occurrence of any event, which would be reasonably likely to cause:
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any representation or warranty of such party contained in the merger agreement that is qualified as to materiality to not be true and accurate in any respect as if such representation or warranty were made at such time;

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any representation or warranty of such party contained in the merger agreement that is not qualified by materiality to not be true and accurate in any material respect as if such representation were made at such time; and

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iPass or Pareteum, as applicable, to fail to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under the merger agreement.

Conditions to the Offer
The obligations of Pareteum and the Offeror to accept for payment or, subject to any applicable rules and regulations of the SEC, pay for any shares of iPass common stock tendered pursuant to the offer are subject to the condition that there have been validly tendered and not properly withdrawn prior to the expiration of the offer a number of shares of iPass common stock that, together with any shares of iPass common stock then owned by Pareteum, the Offeror or Pareteum’s other subsidiaries, represents at least a majority of all then-outstanding shares of iPass common stock (the “minimum condition”).
The obligations of Pareteum and the Offeror to accept for payment or, subject to any applicable rules and regulations of the SEC, pay for any shares of iPass common stock tendered pursuant to the offer are subject to the satisfaction or waiver by Pareteum and the Offeror at or prior to the expiration of the offer of the following additional conditions:

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the registration statement shall have been declared effective by the SEC, no stop order suspending the effectiveness of the registration statement shall have been issued, and no proceedings for that purpose shall have been initiated or be threatened by the SEC; and

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the shares of Pareteum common stock issuable in the offer and the merger shall have been authorized for listing on Nasdaq, subject to official notice of issuance.

Furthermore, the obligations of Pareteum and the Offeror to accept for payment or, subject to any applicable rules and regulations of the SEC, pay for any shares of iPass common stock tendered pursuant to the offer is subject to the following additional conditions having not occurred and continued to exist as of immediately prior to the expiration of the offer:
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a governmental authority having jurisdiction over iPass, Pareteum or the Offeror shall have issued an order, decree or ruling or taken any other material action enjoining or otherwise prohibiting the consummation of the offer or the merger substantially on the terms contemplated by the merger agreement;

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the occurrence, since the date of the merger agreement, of a Company Material Adverse Effect;

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any of iPass’s representations and warranties in the merger agreement regarding iPass’s and iPass’s subsidiaries’ capitalization shall not be true and correct except for inaccuracies that have not had and would not reasonably be expected to, individually or in the aggregate, result in more than a de minimis increase in the aggregate consideration payable by Pareteum and the Offeror pursuant to the merger agreement, as of immediately prior to the expiration of the offer as though made on or as of such date (other than those representations or warranties that addresses matters only as of a particular date or only with respect to a specific period of time, in which event such representation or warranty need only be true and correct only as of such date or with respect to such period);

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any of iPass’s representations and warranties in the merger agreement regarding iPass’s and iPass’s subsidiaries’ corporate existence, power and good standing, iPass’s authority to enter into the merger agreement and the validity of the merger agreement, undisclosed brokers’ or finders’ fees, the vote required to approve the merger, and receipt of fairness opinion from Raymond James shall not be true and correct in all material respects as of the date of the merger agreement and as of immediately prior to the expiration of the offer as if made on and as of such date (other than those representations and warranties that addresses matters only as of a particular date or with respect to a specified period of time, in which event such representation or warranty need only be true and correct as of such particular date or with respect to such period);

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iPass’s representation and warranty in the merger agreement regarding the absence of a Company Material Adverse Effect (other than a Company Material Adverse Effect related only to the ability of iPass to consummate the transactions contemplated by the merger agreement on or before the termination date) shall not be true and correct as of immediately prior to the expiration of the offer as if made on or as of such date;

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any of iPass’s other representations and warranties shall not be true and correct as of immediately prior to the expiration of the offer as though made on or as of such date (other than those representations and warranties that addresses matters only as of a particular date or only with respect to a specific period in which event such representation or warranty need only be true and correct as of such date or only with respect to such period), except where the failure to be so true and correct (without giving effect to any limitations as to “materiality”, “Company Material Adverse Effect” or similar qualifications set forth in the merger agreement) would not, either individually or in the aggregate, have a Company Material Adverse Effect;

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iPass shall have failed to comply with or perform in all material respects or obligations under the merger agreement that are required to be performed at or prior to the expiration date of the offer;

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iPass shall not have furnished Pareteum with a certificate signed by an authorized officer of iPass, dated as of the expiration date of the offer, to the effect that, to the knowledge of such officer, the conditions in the preceding five bullet points have been satisfied;

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iPass shall not have obtained consents to the merger from certain third parties including Fortress and provided reasonable proof thereof to Pareteum; or

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the merger agreement shall have been terminated in accordance with its terms or the offer shall have been terminated in accordance with the terms of the agreement.

The Offeror reserves the right to amend or waive any of the above conditions (other than the minimum condition, which may not be amended or waived), to increase the exchange ratio, and to make any other changes in the terms and conditions of the offer. However, without the prior written consent of iPass, no change may be made that decreases the transaction consideration (except as a result of a change in the number of issued or outstanding shares of iPass or Pareteum common stock as provided in the merger agreement), changes the form of consideration payable in the offer, adds to the conditions to the offer, decreases the number of shares of iPass common stock sought to be purchased in the offer, extends the offer other than as permitted by the terms of the merger agreement, or modifies or amends any condition to the offer in any manner that broadens such conditions or is adverse to the holders of shares of iPass common stock. The offer conditions are for the sole benefit of the Offeror and Pareteum and subject to the terms of the merger agreement and rules and regulations of the SEC, may be asserted by the Offeror or Pareteum regardless of the circumstances giving rise to any such condition or may be waived by the Offeror or Pareteum (other than the minimum condition, which may not be waived) in whole or in part at any time and from time to time in their sole discretion.
The failure by Pareteum or the Offeror at any time to exercise its rights not to consummate the offer shall not be deemed a waiver of any such right, the waiver of any such right with respect to particular facts and other circumstances shall not be deemed a waiver with respect to any other facts and circumstances, and each such right shall be deemed an ongoing right that may be asserted at any time.
Conditions to the Merger
The respective obligations of Pareteum, the Offeror and iPass to consummate the merger are subject to the satisfaction or waiver (if permissible under applicable law) of the following conditions:
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the absence of any order, decree, ruling or any other material action by any governmental entity having jurisdiction over iPass, Pareteum or the Offeror enjoining or otherwise prohibiting the consummation of the merger on the terms contemplated in the merger agreement; and

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The Offeror shall have accepted for payment all shares of iPass common stock validly tendered and not withdrawn pursuant to the offer.

Termination
iPass or Pareteum may terminate the merger agreement and abandon the offer and the merger at any time prior to the time at which the Offeror first accepts for payment the shares of iPass common stock tendered in the offer:
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by mutual written consent;

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if the time at which the Offeror first accepts for payment the shares of iPass common stock tendered in the offer shall not have occurred at or prior to 11:59 p.m. (New York City Time) on May 11, 2019, which date we refer to as the termination date, provided that a party to the merger agreement shall not be permitted to terminate the merger agreement for this reason if its action or failure to fulfill any obligation under the merger agreement proximately caused (i) the failure of any of the conditions to the offer to be satisfied, or if such action or failure to act constitutes a material breach of the merger agreement, or (ii) the expiration or termination of the offer in accordance with the terms of the offer and the merger agreement without the Offeror having accepted for payment any shares of iPass common stock tendered in the offer and such action or failure to act constitutes a material breach of the merger agreement; or

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if any governmental entity having jurisdiction over iPass, Pareteum or the Offeror, shall have issued an order, decree or ruling or taken any other action, in each case, which has become final and non-appealable and which enjoins or otherwise prohibits the merger substantially on the terms contemplated by the merger agreement, provided that a party to the merger agreement shall not be permitted to terminate the merger agreement for this reason if such party has materially breached its covenant with respect to antitrust matters as required by the merger agreement, and Pareteum or the Offeror may not terminate the merger agreement for this reason if the governmental entity action results from Pareteum or the Offeror being in breach of any representation or warranty under the merger agreement.
iPass may also terminate the merger agreement:
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upon a breach of any covenant or agreement on the part of Pareteum or the Offeror such that Pareteum or the Offeror shall not have performed in all material respects all of the respective obligations required to be performed by Pareteum or the Offeror at or prior to the closing of the merger,

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or if any representation or warranty of Pareteum or the Offeror shall be untrue as of the closing date of the merger, such that:

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any of the representations and warranties of Pareteum or the Offeror in the merger agreement regarding Pareteum’s capitalization shall not be true, except for inaccuracies that have not had and would not reasonably be expected to, individually or in the aggregate, result in more than a de minimis impact on the aggregate consideration payable by Pareteum and the Offeror pursuant to the merger agreement, as of immediately prior to the expiration of the offer as though made on or as of such date (other than those representations and warranties that address matters only as of a particular date or only with respect to a specified period of time, in which event such representation or warranty need only be true and correct as of such particular date or with respect to such specified period of time);

•
any of the representations and warranties of Pareteum or the Offeror in the merger agreement regarding Pareteum’s and the Offeror’s corporate existence, power and good standing, authority to enter into the merger agreement and undisclosed brokers’ or finders’ fees shall not be true and correct in all material respects as of the date of the merger agreement and as of the date of the closing of the merger as if made on and as of the date of the closing of the merger (unless any such representation or warranty addresses matters only as of a particular date or with respect to a specific period in which event such representation or warranty shall be so true and correct in all material respects only as of such particular date or with respect to such specific period); or

•
any of the other representations and warranties of Pareteum or the Offeror in the merger agreement shall not be true as of the date of the merger agreement and as of the date of the closing of the merger (unless any such representation or warranty addresses matters only as of a particular date or with respect to a specific period in which event such representation or warranty shall be true and correct only as of such particular date or with respect to such specific period), except where the failure to be so true and correct (without giving effect to any limitation as to “materiality,” “Parent Material Adverse Effect” or similar qualifications as set forth therein) would not, either individually or in the aggregate, have a Parent Material Adverse Effect; provided that if such breach is reasonably capable of being cured by Pareteum or the Offeror through the exercise of their reasonable best efforts within the earlier of   (i) the 45 day period after iPass notifies Pareteum of such inaccuracy or breach, or (ii) the then-scheduled expiration date of the offer (provided, that for purposes of this clause (ii), Pareteum may extend the expiration date of the offer up to the forty-fifth day after receipt of such notice in order to extend the cure period, provided that such extension does not extend beyond the termination date) and Pareteum and the Offeror continue to exercise such reasonable best efforts, iPass may not terminate the merger agreement as a result of such breach or failure before the expiration of such 45 day notice period, and further provided that iPass shall not be permitted to terminate the merger agreement for this reason if iPass has failed to perform in any material respect its obligations under or in connection with the merger agreement or is in breach of any representation or warranty such that specified conditions to the obligation of Pareteum and the Offeror to consummate the offer would not be satisfied; or

•
at any time before the Offeror first accepts for payment the shares of iPass common stock tendered in the offer, if the board of directors of iPass determines to enter into an alternative acquisition agreement with respect to a superior proposal in compliance in all material respects with iPass’s non-solicitation obligations under the merger agreement, iPass’s board approves and iPass enters into a definitive agreement with respect to such superior proposal and, prior to or substantially concurrently with such termination, iPass pays Pareteum the termination fee described in “— Termination Fee” beginning on page 103.

Pareteum may also terminate the merger agreement:
•
upon a breach of any covenant or agreement on the part of iPass, or if any of iPass’s representations or warranties shall be untrue, in any case such that the closing conditions to the offer related to such representations and warranties or covenant and agreement would not be satisfied, except if such breach is reasonably capable of being cured by iPass through the exercise of iPass’s reasonable best efforts during the 45 day period after Pareteum notifies iPass of such inaccuracy or breach, and iPass continues to exercise reasonable best efforts, Pareteum may not terminate the merger agreement as a result of such breach or failure before the expiration of such 45 day notice period, and further provided that Pareteum shall not be permitted to terminate the merger agreement for this reason if it has failed to perform in any material respect its obligations under or in connection with the merger agreement or is in breach of any representation or warranty such that iPass has the right to terminate the merger agreement as specified above; or

•
before the Offeror first accepts for payment the shares of iPass common stock tendered in the offer, if the board of directors of iPass changes its recommendation or such change of recommendation has otherwise been publicly disclosed, or if iPass has committed a knowing and intentional breach of its obligations with regards to its non-solicitation obligations under the merger agreement.

Termination Fee
iPass will pay Pareteum a termination fee equal to $780,000 if:
•
the merger agreement is terminated by iPass because, at any time before the Offeror first accepts for payment the shares of iPass common stock tendered in the offer, the board of directors of iPass determined to enter into an alternative acquisition agreement with respect to a superior proposal in compliance in all material respects with iPass’s non-solicitation obligations under the merger agreement, and iPass’s board approved and iPass entered into a definitive agreement with respect to such superior proposal;

•
the merger agreement is terminated by Pareteum because, at any time before the Offeror first accepts for payment the shares of iPass common stock tendered in the offer, the board of directors of iPass has changed its recommendation or such change of recommendation has otherwise been publicly disclosed or iPass has committed a knowing and intentional breach of its obligations with regards to its non-solicitation obligations under the merger agreement; or

•
the merger agreement is terminated by either Pareteum or iPass:

•
because the time at which the Offeror first accepts for payment the shares of iPass common stock tendered in the offer shall not have occurred at or prior to the termination date as a result of the failure to satisfy the minimum condition prior to such termination, provided that no action or failure to fulfill any obligation by the terminating party proximately caused (i) the failure of any of the conditions to the offer to be satisfied (or if such action or failure to act constitutes a material breach of the merger agreement) or (ii) the expiration or termination of the offer without the Offeror having accepted for payment any shares of iPass common stock tendered in the offer and such action or failure to act constitutes a material breach of the merger agreement; and

•
there has been received after the date of the merger agreement and not withdrawn or publicly disclosed prior to the termination of the agreement an acquisition proposal and within 12 months of the termination of the merger agreement iPass either:

•
enters into a definitive agreement for the consummation of an acquisition proposal and such acquisition proposal is subsequently consummated; or

•
consummates an acquisition proposal.

For purposes of the above two bullet points, references to 15% in the definition of   “acquisition proposal” are deemed to be references to 50%.
Upon payment of such fee, iPass will have no further liability to Pareteum or the Offeror with respect to the merger agreement or the transactions contemplated thereby, absent fraud or a knowing and intentional breach of the merger agreement.
Expenses
All costs and expenses incurred in connection with the offer, the merger, the merger agreement and the consummation of the transactions contemplated thereby shall be paid by the party to the merger agreement incurring such costs and expenses, whether or not the offer, the merger or any of the other transactions contemplated by the merger agreement is consummated.
Remedies
Each party to the merger agreement has consented to the granting of injunctive relief by any court of competent jurisdiction to prevent breaches of the merger agreement, to enforce specifically the terms and provisions of the merger agreement, and to compel performance of each party’s obligations (including the taking of such actions as are required of such party to consummate the offer and the merger), in addition to any other remedy to which they are entitled. The parties further agree to waive any requirement for the securing or posting of any bond in connection with seeking specific performance.
If the merger agreement is terminated under circumstances in which iPass will pay the termination fee to Pareteum, iPass will have no further liability to Pareteum or the Offeror arising from the merger agreement or the transactions contemplated thereby, absent liability for fraud or a knowing and intentional breach of the merger agreement.
Indemnification; Directors’ and Officers’ Insurance
iPass (as it exists after the merger has been consummated, the “surviving corporation”) and Pareteum agree to cause the surviving corporation, to the fullest extent permitted by law and iPass’s by-laws or the by-laws of any applicable subsidiary, to indemnify and hold harmless the individuals who at any time prior to the effective time of the merger were directors or officers of iPass or its present or former subsidiaries against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities in connection with actions or omissions occurring at or prior to the effective time of the merger, including the transactions contemplated by the merger agreement. After the effective time of the merger agreement, Pareteum and the surviving corporation shall (and Pareteum shall cause the surviving corporation to) fulfill and honor to the maximum extent permitted by applicable law, all rights to exculpation or indemnification for acts or omissions occurring prior to the consummation of the merger existing as of the time the merger is consummated in favor of directors and officers of iPass, iPass’s subsidiaries or any of iPass’s respective predecessors in their capacity as officers or directors, and the heirs, executors, trustees, fiduciaries and administrators of such officers or directors (each, a D&O Indemnitee), as provided in iPass’s or each of iPass’s subsidiary’s respective certificate of incorporation and by-laws (or comparable organizational or governing documents) or in any agreement, which shall survive the transactions contemplated by the merger agreement and shall continue in full force and effect in accordance with their terms.
For six years following the merger, Pareteum and the surviving corporation will (and Pareteum shall cause the surviving corporation to) cause the certificate of incorporation and by-laws (or comparable organizational or governing documents) of the surviving corporation and its subsidiaries to contain provisions with respect to indemnification and exculpation that are at least as favorable as the indemnification and exculpation provisions contained in iPass’s and iPass’s subsidiaries’ certificates of incorporation and by-laws (or other similar organizational documents) immediately prior to the effective time of the merger, and during such six-year period such provisions shall not be amended, repealed or otherwise modified in any respect, except as required by applicable law.
iPass is required to (or, if iPass is unable to do so, Pareteum shall cause the surviving corporation as of the effective time of the merger to) obtain and fully pay the premium for the non-cancellable extension of the directors’ and officers’ liability coverage of iPass’s existing directors’ and officers’ insurance policies and iPass’s existing fiduciary liability insurance policies for a claims reporting or discovery period of at least six years from and after the effective time of the merger in an amount and scope at least as favorable as iPass’s existing policies, except that the cost of such policies may not exceed 200% of the annual premium currently paid by iPass for such coverage, and provided further, that if the annual premiums of such insurance coverage exceeds this 300% cap, Pareteum shall cause the surviving corporation to obtain a policy with the greatest coverage available, for a cost not exceeding 200% of the annual premium currently paid by iPass for such coverage.
These indemnification and directors’ and officers’ insurance requirements are intended to be for the benefit of, and enforceable by, each D&O Indemnitee and his or her heirs or representatives.
If Pareteum, the surviving corporation or any of their respective successors or assigns consolidates or amalgamates with or merges into any other entity and shall not be the continuing or surviving entity of such consolidation or merger, or transfers or conveys a majority of its properties and assets to any entity, then, and in each such case, proper provision shall be made so that the successors, assigns and transferees of Pareteum or the surviving corporation, or their respective successors or assigns, as the case may be, shall assume these obligations with respect to indemnification and directors’ and officers’ insurance.
Modification or Amendment
At any time prior to the date of the closing of the merger, the parties to the merger agreement may amend, modify or supplement the merger agreement by written agreement signed by each of the parties as approved by action taken by each of their respective boards of directors.

COMPARATIVE MARKET PRICE AND DIVIDEND MATTERS
Market Price History
Pareteum common stock is listed on Nasdaq under the symbol “TEUM.” iPass common stock traded on Nasdaq under the ticker symbol “IPAS,” except from November 7, 2018, through November 21, 2018 when it traded on the over the counter market. The following table sets forth the closing prices of Pareteum common stock and iPass common stock on November 9, 2018, the last trading day ending prior to the public announcement of the entry into an Agreement and Plan of Merger by and among iPass, the Offeror, and Pareteum, providing for the merger of the Offeror with and into iPass, and on December 17, 2018, the most recent practicable trading date prior to the filing of this document. The table also shows the implied value of one share of iPass common stock on such dates, which is the product of the exchange ratio of 1.17 multiplied by the closing price of Pareteum common stock on such date.
	Per-Share iPass Closing Price	Per-Share Pareteum Closing Price	Implied Transaction Value of iPass Share
November 9, 2018	$1.48	$2.22	$2.60
December 17, 2018	$1.54	$1.47	$1.72
The market value of the stock portion of the transaction consideration will change as the market value of Pareteum common stock fluctuates during the offer period and thereafter. iPass stockholders should obtain current market quotations for shares of iPass common stock and Pareteum common stock before deciding whether to tender their iPass shares in the offer.
Dividends
Pareteum has not paid cash dividends in the last five years and has no current plans to do so.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
The following unaudited pro forma condensed combined financial information is based upon the historical financial statements of Pareteum Corporation (“Pareteum”), after giving effect to the proposed acquisition of iPass, and the acquisition of Artilium plc (“Artilium”) which closed on October 1, 2018.
The unaudited pro forma condensed combined balance sheet as of December 31, 2017 combines the historical balance sheet of Pareteum, giving effect to the proposed acquisition of iPass, as well as the acquisition of Artilium, as if the acquisition of iPass had been completed on December 31, 2017. The unaudited pro forma condensed combined balance sheet for the nine months ended September 30, 2018 combines the historical balance sheet of Pareteum, giving effect to the proposed acquisition of iPass, and the acquisition of Artilium, as if the acquisition of iPass has been completed on September 30, 2018.
The unaudited pro forma condensed combined statement of comprehensive income/(loss) for the year end December 31, 2017 combines the historical statement of comprehensive loses of Pareteum, giving effect to the proposed acquisition of iPass, as well as the acquisition of Artilium, as if the acquisition of iPass had been completed on January 1, 2017. The unaudited pro forma condensed combined statement of comprehensive loss for the nine months ended September 30, 2018 combines the historical statement of comprehensive loss of Pareteum, giving effect to the proposed acquisition of iPass, and the acquisition of Artilium, as if the acquisition of iPass has been completed on January 1, 2018.
The following unaudited pro forma condensed combined financial information and related notes present the historical financial information of Pareteum, iPass and Artilium adjusted to give pro forma effect to events that are (1) directly attributable to the acquisitions, (2) factually supportable, and (3) with respect to the condensed combined statements of operations, expected to have a continuing impact on the combined results. The unaudited pro forma condensed combined financial information should be read in conjunction with the:
•
iPass consolidated financial information indexed and attached hereto;

•
Pareteum Definitive Proxy Statement on Schedule 14A filed with the SEC on August 3, 2018;

•
Pareteum Annual Report on Form 10-K for the year ended December 31, 2017, filed with the SEC on March 30, 2018;

•
Pareteum Quarterly Report on Form 10-Q filed with the SEC on November 14, 2018; Pareteum Quarterly Report on Form 10-Q filed August 13, 2018 and Pareteum Quarterly Report on Form 10-Q filed May 11, 2018.

The pro forma information presented is for illustrative purposes only and is not necessarily indicative of the financial position or results of operations that would have been realized if the acquisitions had been completed on the dates indicated, nor is it indicative of future operating results or financial position. The pro forma adjustments represent Pareteum’s management’s best estimate and are based upon currently available information and certain assumptions that Pareteum believes are reasonable under the circumstances. The final valuation may materially change the allocation of the purchase consideration, which could materially affect the fair values assigned to the assets and liabilities and could result in a material change to the unaudited pro forma condensed combined financial information. Refer to footnotes (1) and (2) to the unaudited pro forma condensed combined financial information for more information on the basis of preparation.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
AS OF DECEMBER 31, 2017
	Historical Pareteum	Artilium	iPass	Pro Forma Adjustments [Note 1]	Pro Forma Condensed Combined
ASSETS
Current assets:
Cash, cash equivalents and restricted cash	$13,737,675	$3,499,113	$5,159,000	$(18,467,248)	$3,928,540
Accounts receivable, net	2,058,284	3,643,330	8,717,000	—	14,418,614
Prepaid expenses and other current assets	900,369	134,312	2,353,000	—	3,387,681
Total current assets	16,696,328	7,276,755	16,229,000	(18,467,248)	21,734,835
Investments	3,230,208	6,596,487	—	(9,826,695)	—
Property and equipment, net	4,713,710	545,494	1,334,000	—	6,593,204
Note receivable	594,520	—	—	—	594,520
Intangible assets	—	3,749,141	—	—	3,749,141
Other assets	91,267	—	840,000	—	931,267
Goodwill	—	20,549,865	—	102,443,693	122,993,558
TOTAL ASSETS	$25,326,033	$38,717,742	$18,403,000	$74,149,750	$156,596,525
LIABILITIES AND STOCKHOLDER’S EQUITY
Current liabilities:
Accounts payable and customer deposits	$1,978,726	$2,561,518	$9,044,000	$—	$13,584,244
Other current liabilities	5,250,130	119,986	3,734,000	—	9,104,116
Deferred revenue – current	242,986	1,974,840	3,723,000	—	5,940,826
Convertible notes	66,000	—	—	—	66,000
Loans payable	—	11,999	—	—	11,999
Total current liabilities	7,537,842	4,668,343	16,501,000	—	28,707,185
Long-term liabilities
Derivative liabilities	1,597,647	—	—	—	1,597,647
Deferred tax liabilities	—	314,282	—	—	314,282
Deferred revenue – long-term	—	3,736,098	102,000	—	3,838,098
Other long term liabilities	769,011	835,715	1,009,000	—	2,613,726
Total current and long-term liabilities	9,904,500	9,554,438	17,612,000	—	37,070,938
Stockholder’s equity:
Preferred shares	—	—	—	—	—
Common stock	321,271,437	23,484,192	71,000	90,352,062	435,178,691
Additional paid in capital	—	62,201,296	226,490,000	(288,691,296)	—
Treasury stock	—	(2,458,068)	—	2,458,068	—
Accumulated other comprehensive loss	(6,306,691)	3,141,281	—	(3,141,281)	(6,306,691)
Accumulated deficit	(299,543,213)	(57,205,397)	(225,770,000)	273,172,197	(309,346,413)
Total stockholder’s equity	15,421,533	29,163,304	791,000	74,149,750	119,525,587
TOTAL LIABILITIES AND EQUITY	$25,326,033	$38,717,742	$18,403,000	$74,149,750	$156,596,525

Pro Forma Adjustments
Note 1 Artilium
Common stock	23,484,192
Additional paid-in capital	62,201,296
Treasury stock		2,458,068
Accumulated other comprehensive gain (loss)	3,141,281
Accumulated deficit		57,205,397
Goodwill	85,314,916
Professional Fees – M&A	6,803,300
Cash		8,864,348
Cash – M&A Costs		6,602,900
Investments		9,826,695
Common Stock		95,787,177
Common Stock – M&A Fees		200,400
To record purchase of Artilium plc
At December 31, 2017 we calculated cash consideration for the purchase of Artilium to be $8,864,348; stock consideration of  $95,987,177; and acquisition related Professional Fees expense of  $6,803,300.
On October 1, 2018 the Company completed its acquisition of all of the outstanding shares of Artilium plc. The Acquisition was effected by means of a court-sanctioned scheme of arrangement between Artilium and shareholders of Artilium under Part 26 of the UK Companies Act 2006, as amended, as further described below. In connection with the Acquisition, the Company issued an aggregate of 37,511,447 shares of the Company’s common stock. Artilium held 3,200,332 shares of the Company’s common stock, which were cancelled as of the time of completion of the Acquisition.
iPass
Common stock	71,000
Additional paid-in capital	226,490,000
Accumulated deficit		225,770,000
Goodwill		791,000
Professional Fees – M&A	3,000,000
Goodwill	17,919,677
Common Stock		17,919,677
Cash – M&A Costs		3,000,000
To record purchase of iPass Inc.
At December 31, 2017 we calculated stock consideration for the purchase of iPass Inc. of  $17,919,677. This calculation is based on common stock of iPass shareholders of 6,925,028 and common stock equivalents of 473,988 for a total of 7,399,016 shares, the closing stock price of Pareteum Common Stock at December 29, 2017 of  $2.07, and the Exchange Ratio of 1.17. The total purchase price of  $17,919,677 will be allocated to Goodwill and Common Stock. Estimated closing costs of  $3,000,000 will be paid in cash.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
AS OF SEPTEMBER 30, 2018
	Historical Pareteum	Artilium	iPass	Pro Forma Adjustments [Note 2]	Pro Forma Condensed Combined
ASSETS
Current assets:
Cash, cash equivalents and restricted cash	$18,864,352	$825,425	$4,912,000	$(18,467,248)	$6,134,529
Accounts receivable, net	7,200,014	3,407,809	7,944,000	(2,000,000)	16,551,823
Prepaid expenses and other current assets	943,224	78,966	1,449,000	—	2,471,190
Total current assets	27,007,590	4,312,200	14,305,000	(20,467,248)	25,157,542
Investments	3,230,208	9,613,182	—	(12,843,390)	—
Property and equipment, net	3,944,659	418,275	1,009,000	(962,708)	4,409,226
Note receivable	587,695	—	—	—	587,695
Intangible assets	—	5,498,615	—	—	5,498,615
Other assets	39,067	—	859,000	—	898,067
Goodwill	—	21,498,589	—	127,073,093	146,908,084
TOTAL ASSETS	$34,809,219	$41,340,861	$16,173,000	$92,799,747	$183,459,229
LIABILITIES AND STOCKHOLDER’S EQUITY
Current liabilities:
Accounts payable and customer deposits	$2,795,981	$3,695,118	$8,145,000	$—	$14,636,099
Other current liabilities	3,891,454	3,402,152	3,708,000	—	11,001,606
Deferred revenue – current	122,906	2,153,926	3,541,000	(1,222,000)	4,595,832
Convertible notes	90,308	—	—	—	90,308
Loans payable	—	154,275	—	—	154,275
Total current liabilities	6,900,649	9,405,471	15,394,000	(1,222,000)	30,478,120
Long-term liabilities
Deferred tax liabilities	—	886,903	—	—	886,903
Deferred revenue – long-term	—	3,086,054	25,000	—	3,111,054
Other long term liabilities	94,999	406,375	8,292,000	—	8,793,374
Total current and long-term liabilities	6,995,648	13,784,803	23,711,000	(1,222,000)	43,269,451
Stockholder’s equity:
Preferred shares	—	—	—	—	—
Common stock	341,157,837	24,494,655	82,000	101,007,158	465,077,952
Additional paid in capital	—	63,915,591	232,144,000	(296,059,591)	—
Treasury stock	—	(2,458,068)	—	2,458,068	—
Accumulated other comprehensive loss	(6,303,005)	(138,637)	—	138,637	(6,303,005)
Accumulated deficit	(307,041,261)	(58,257,483)	(239,764,000)	286,477,575	(318,585,169)
Total stockholder’s equity	27,813,571	27,556,058	(7,538,000)	94,021,747	140,189,778
TOTAL LIABILITIES AND EQUITY	$34,809,219	$41,340,861	$16,173,000	$92,799,747	$183,459,229

Pro Forma Adjustments
Note 2 Artilium
Common stock	24,494,655
Additional paid-in capital	63,915,591
Treasury stock		2,458,068
Accumulated other comprehensive gain (loss)		138,637
Accumulated deficit		58,257,483
Goodwill	89,938,957
Professional Fees – M&A	6,803,200
Cash		8,864,348
Cash – M&A Costs		6,602,900
Investments		12,843,390
Common Stock		95,787,177
Common Stock – M&A Fees		200,400
To record purchase of Artilium plc
At September 30, 2018 we calculated cash consideration for the purchase of Artilium to be $8,864,348; stock consideration of  $95,987,577; and acquisition related Professional Fees expense of  $6,803,300.
On October 1, 2018 the Company completed its acquisition of all of the outstanding shares of Artilium plc. The Acquisition was effected by means of a court-sanctioned scheme of arrangement between Artilium and shareholders of Artilium under Part 26 of the UK Companies Act 2006, as amended, as further described below. In connection with the Acquisition, the Company issued an aggregate of 37,511,447 shares of the Company’s common stock. Artilium held 3,200,332 shares of the Company’s common stock, which were cancelled as of the time of completion of the Acquisition.
iPass
Common stock	82,000
Additional paid-in capital	232,144,000
Accumulated deficit		239,764,000
Goodwill	7,538,000
Professional Fees – M&A	3,000,000
Goodwill	29,596,236
Common Stock		29,596,236
Cash – M&A Costs		3,000,000
To record purchase of iPass Inc.
On November 12, 2018, Pareteum Corporation entered into an Agreement and Plan of Merger with iPass Inc., a Delaware corporation (“iPass”) and TBR, Inc., a Delaware corporation and a wholly owned subsidiary of the Company. Upon the terms and subject to the conditions of the Merger Agreement, Merger Sub will commence a tender offer for any and all outstanding shares of common stock of iPass, for 1.17 shares of common stock of the Company per share of iPass Common Stock (the “Exchange Ratio”) for an aggregate of approximately 9.86 million shares of the Company’s common stock, without interest and subject to any required withholding for taxes, and Merger Sub will subsequently merge with and into iPass. The Merger Agreement contemplates that, subject to iPass’ stockholders tendering and not withdrawing a majority of the outstanding shares of iPass stock in the exchange offer, the Merger will be effected pursuant to Section 251(h) of the Delaware General Corporation Law, and iPass, as the surviving corporation, will become a wholly-owned subsidiary of the Company without any additional stockholder approval, and each issued and outstanding share of iPass Common Stock will be converted into the right to receive the Offer Price. No fractional shares of the Company will be issued to iPass stockholders; any fractional shares will be cancelled and the balance paid to such stockholders in cash. The Company intends to fund the balance required for any fractional shares with cash on hand.
At September 30, 2018 we calculated stock consideration for the purchase of iPass Inc. of  $29,596,236. This calculation is based on common stock of iPass shareholders of 7,957,988 and common stock equivalents of 473,988 for a total of 8,431,976 shares, the closing stock price of Pareteum Common Stock at September 30, 2018 of  $3.00, and the Exchange Ratio of 1.17. The total purchase price of  $29,596,236 will be allocated to Goodwill and Common Stock. Estimated closing costs of  $3,000,000 will be paid in cash.
Revenue	1,778,000
Deferred revenue	1,222,000
Accumulated depreciation and amortization expense	37,292
Accounts receivable		2,000,000
Capitalized software		1,000,000
Amortization expense		37,292
To eliminate intercompany accounts between iPass and Pareteum
Pareteum and iPass entered into a software licensing agreement on May 8, 2018 which resulted in intercompany transactions for pro-forma purposes that need to be eliminated. As a result, we eliminated Revenue of  $1,778,000; Deferred revenue of  $1,222,000; Accumulated depreciation and amortization expense of  $37,292; Accounts receivable of  $2,000,000; Capitalized software of  $1,000,000; and Amortization expense of  $37,292.

UNAUDITED PRO FORMA COMBINED STATEMENT OF COMPREHENSIVE INCOME/LOSS
FOR THE YEAR ENDED DECEMBER 31, 2017
	Historical Pareteum	Artilium	iPass	Pro Forma Adjustments [Note1]	Pro Forma Condensed Combined
Revenue	$13,547,507	$12,246,485	$54,401,000	$—	$80,194,992
Cost of revenue	3,683,609	2,943,919	44,783,000	—	51,410,528
Gross profit	9,863,898	9,302,566	9,618,000	—	28,784,464
Operating expenses	18,651,084	10,729,398	29,680,000	9,803,200	68,863,682
Loss before other income/(expenses)	(8,787,186)	(1,426,832)	(20,062,000)	(9,803,200)	(40,079,218)
Interest income/(expense)	(4,890,900)	(243,605)	67,000	—	(5,067,505)
Changes in derivative liabilities	794,691	—	—	—	794,691
Other income/(expense)	705,140	—	(366,000)	—	339,140
Amortization of debt discount and deferred financing costs	(177,519)	—	—	—	(177,519)
Net loss before income tax	(12,355,774)	(1,670,437)	(20,361,000)	(9,803,200)	(44,190,411)
Provision/(benefit) for income taxes	107,205	(301,008)	194,000	—	197
Net Loss	(12,462,979)	(1,369,429)	(20,555,000)	(9,803,200)	(44,190,608)
Foreign currency translation gain/(loss)	(1,219,782)	810,157	—	—	(409,625)
Change in fair value of available for sale securities	—	2,331,124	—	—	2,331,124
Comprehensive Income/(Loss)	$(13,682,761)	$1,771,852	$(20,555,000)	$(9,803,200)	$(42,269,109)
Net (loss) per common share from continuing operations:
Basic and diluted	$(0.76)	$(0.00)	$(0.31)	$(0.26)	$(0.10)
Weight average common share outstanding:
Basic and diluted	16,338,156	316,418,000	66,060,470	37,852,076	436,668,702

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF
COMPREHENSIVE LOSS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2018
	Historical Pareteum	Artilium	iPass	Pro Forma Adjustments [Note 2,3]	Pro Forma Condensed Combined
Revenue	$18,123,484	$18,028,012	$31,237,000	(1,778,000)	$65,610,496
Cost of revenue	5,103,088	9,779,848	22,960,000	—	37,842,936
Gross profit	13,020,396	8,248,164	8,277,000	(1,778,000)	27,767,560
Operating expenses	22,101,756	15,199,587	21,408,000	9,765,908	68,475,251
Loss before other income/(expenses)	(9,081,360)	(6,951,423)	(13,131,000)	(11,544,008)	(40,707,791)
Interest expense	(314,193)	(139,795)	(608,000)	—	(1,061,988)
Changes in derivative liabilities	1,283,914	—	(179,000)	—	1,104,914
Other income (expense)	672,706	3,341,931	(80,000)	(3,341,931)	592,706
Amortization of deferred financing costs	(21,108)	—	—	—	(21,108)
Net loss before income tax	(7,460,041)	(3,749,287)	(13,998,000)	(14,885,939)	(40,093,267)
Provision (benefit) for income taxes	38,007	(321,285)	170,000	—	(113,278)
Net Loss	(7,498,048)	(3,428,002)	(14,168,000)	(14,885,939)	(39,979,989)
Foreign currency translation gain (loss)	3,686	—	—	—	3,686
Change in fair value of available for sale securities	—	—	—	—	—
Comprehensive Loss	$(7,494,362)	$(3,428,002)	$(14,168,000)	$(14,885,939)	$(39,976,303)
Net (loss) per common share from continuing operations:
Basic and diluted	$(0.14)	$(0.01)	$(1.90)	$(0.43)	$(0.09)
Weight average common share outstanding:
Basic and diluted	54,275,784	354,179,091	7,458,098	34,311,115	450,224,088

Pro Forma Adjustments
Note 3 Artilium
Available for sale reserve	3,341,931
Other income		3,341,931
To record change in FV of available for sale securities to the P&L as a result of the adoption of ASU 2016-01

Certain Projections of Pareteum’s Management
The following unaudited projections are based upon Pareteum’s management’s estimates of certain benefits of the proposed acquisition of iPass, after giving effect to the proposed acquisition of iPass, and the acquisition of Artilium which closed on October 1, 2018. The information presented is for illustrative purposes only and is not necessarily indicative of the combined company’s performance if the acquisitions had been completed, nor is it indicative of future performance. The projections represent Pareteum’s management’s best estimate and are based upon currently available information and certain assumptions that Pareteum believes are reasonable under the circumstances. The projections are based on Pareteum’s management’s analysis of iPass’s year-to-date performance through mid- December 2018 and may differ materially from the projections of iPass’s management set forth on page 77 of this prospectus, which were based on year-to-date performance through September 30, 2018. In particular, Pareteum’s management has discounted iPass’s projected revenue based on its internal review.
The projections are subject to factors and uncertainties that could cause actual results to differ materially from those described herein. Potential risks and uncertainties include, but are not limited to, the ultimate outcome and results of integrating the operations of Pareteum and iPass, the ultimate outcome of Pareteum’s operating strategy applied to iPass and the ultimate ability to realize synergies, the effects of the business combination of Pareteum and iPass, including the combined company’s future financial condition, operating results, strategy and plans, and negative or worsening worldwide economic conditions or market instability. Please also see the risk factors discussed under “Risk Factors” in this prospectus. Moreover, Pareteum operates in a very competitive and rapidly changing environment. New risks emerge from time to time. It is not possible for Pareteum’s management to predict all risks, nor can Pareteum assess the impact of all factors on its business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements Pareteum may make. In light of these risks, uncertainties and assumptions, actual results could differ materially and adversely from those anticipated or implied in these projections
2018E Pro Forma Combination
	Pareteum	iPass	Synergies(1)	Pro Forma Combined
Revenue	$52.0	$42.0		$94.0
COGS	(19.0)	(30.0)	5.5	(43.5)
Gross Profit	33.0	12.0	5.5	50.5
Operating Exp.	(33.9)	(29.0)	13.5	(49.4)
Non-Operating Exp.	(0.1)	(1.5)	0.0	(1.5)
Net Income	$(1.0)	$(18.5)	$19.0	$(0.5)
Adjusted EBITDA	$13.2	$(14.0)	$19.0	$18.2

(1)
Excludes estimated $3.3m of costs to achieve synergies.

2018E Pro Forma Synergy Analysis
	2018	Timing
Network Access Costs	$5.5	Achieved by end of Q2 2019 ($4.0 million prior to close)
Payroll and Benefits	8.0	Achieved by end of Q3 2019 ($7.5 million prior to close)
Office Lease	1.1	Fully achieved by end of 2019.
Insurance	0.7	Fully achieved at close
Legal Costs	2.0	Fully achieved at close
Public Company Expenses	0.9	Fully achieved at close
Consulting Fees	0.8	Fully achieved at close
Total	$19.0

2019E-2022E Pro Forma Financial Summary
	2018	Timing
Network Access Costs	$5.5	Achieved by end of Q2 2019 ($4.0 million prior to close)
Payroll and Benefits	8.0	Achieved by end of Q3 2019 ($7.5 million prior to close)
Office Lease	1.1	Fully achieved by end of 2019.
Insurance	0.7	Fully achieved at close
Legal Costs	2.0	Fully achieved at close
Public Company Expenses	0.9	Fully achieved at close
Consulting Fees	0.8	Fully achieved at close
Total	$19.0

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES
The following discussion is a summary of material U.S. federal income tax consequences relating to the offer and merger pursuant to this offering and the merger agreement.
This summary deals only with the U.S. federal income tax consequences of the sale or exchange of iPass common stock, held as a capital asset, by the beneficial owners who participate in the offer and merger. This discussion does not address all aspects of U.S. federal income taxation that may be relevant to such beneficial owners in light of their personal circumstances, including the alternative minimum tax and the Medicare contribution tax on investment income. This discussion also does not address tax consequences to holders that may be subject to special tax rules, including, without limitation, insurance companies, real estate investment trusts, regulated investment companies, grantor trusts, tax-exempt organizations, employee stock purchase plans, partnerships and other pass-through entities, persons holding shares of iPass common stock as part of a hedging, integrated, conversion or constructive sale transaction or a straddle, financial institutions, brokers, dealers in securities or currencies, traders that elect to mark-to-market their securities, persons that acquired shares of iPass common stock in connection with employment or other performance of services, U.S. Holders (as defined below) that have a functional currency other than the U.S. dollar, U.S. expatriates, and certain former citizens or residents of the United States. In addition, the discussion does not describe any tax consequences arising out of the tax laws of any state, local or foreign jurisdiction, or any U.S. federal tax considerations other than income taxation (such as estate, generation skipping or gift taxation).
The discussion below is based upon the provisions of the Code, the United States Treasury regulations promulgated thereunder, and rulings and judicial decisions, as of the date hereof. Such authorities may be repealed, revoked or modified, perhaps retroactively. We have not sought, and will not seek, any rulings from the IRS, regarding the matters discussed below. There can be no assurance that the IRS or a court (if the matter were contested) will not take positions concerning the tax consequences of the offer and merger that are different from those discussed below.
As used herein, a “U.S. Holder” means a beneficial owner of shares of iPass common stock that is for U.S. federal income tax purposes: (1) an individual who is a citizen or resident of the United States; (2) a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or any state thereof or the District of Columbia; (3) an estate the income of which is subject to U.S. federal income taxation regardless of its source; or (4) a trust (a) the administration of which is subject to the primary supervision of a court within the United States and one or more United States persons as described in Section 7701(a)(30) of the Code have authority to control all substantial decisions of the trust or (b) that has a valid election under the Treasury Regulations in effect to be treated as a United States person. A “Non-U.S. Holder” is such a beneficial owner (other than an entity or arrangement that is treated as a partnership for U.S. federal income tax purposes) that is not a U.S. Holder.
If any entity or arrangement that is treated as a partnership for U.S. federal income tax purposes is the record owner of iPass common stock, the U.S. federal income tax treatment of a partner generally will depend upon the status of the partner and the activities of the partnership. Holders that are partnerships (and partners in such partnerships) are urged to consult their own tax advisors.
HOLDERS OF SHARES OF IPASS COMMON STOCK SHOULD CONSULT THEIR OWN TAX ADVISORS REGARDING THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AND THE CONSEQUENCES UNDER FEDERAL ESTATE AND GIFT TAX LAWS, FOREIGN, STATE AND LOCAL LAWS AND TAX TREATIES OF THE TRANSACTIONS THAT WILL OCCUR PURSUANT TO THE OFFER AND MERGER.
Tax Consequences to U.S. Holders on the Sale or Exchange of their iPass Common Stock
Assuming that the offer and merger constitute a qualified reorganization within the meaning of Code Section 368(a)(1), U.S. Holders who exchange their iPass common stock, either pursuant to the offer or the merger, for shares of common stock in Pareteum will not recognize gain or loss on such exchange except to the extent that they receive cash as consideration for their shares of iPass common stock.

Under Code section 368(a)(1)(A), the term “reorganization” includes a statutory merger or consolidation. Reg. sec. 1.368-2(b)(1)(ii) provides that a statutory merger or consolidation is a transaction effected pursuant to the statute or statutes necessary to effect the merger or consolidation, in which transaction, as a result of the operation of such statute or statutes, and at the effective time of the transaction, all of the assets and liabilities of one corporation become the assets and liabilities of another corporation, and the separate legal existence of the target corporation ceases for all purposes.
Under Code section 368(a)(2)(E), a transaction that otherwise qualifies under Code section 368(a)(1) “shall not be disqualified by reason of the fact that stock of a corporation… which before the merger was in control of the merged corporation is used in the transaction” provided that (i) after the transaction, the corporation surviving the merger holds substantially all of its properties and the properties of the merged corporation (other than stock of the controlling corporation distributed in the transaction); and (ii) in the transaction, former shareholders of the surviving corporation exchanged, for an amount of voting stock of the controlling corporation, an amount of stock in the surviving corporation which constitutes control of such corporation. See Reg. Sec. 1.368-2(j)(3).
In order for a transaction to qualify as a tax-free reorganization under Code Section 368(a)(1), the acquiring corporation must acquire “control” of the target corporation. “Control” is defined in Code Section 368(c) as the ownership of stock possessing at least 80 percent of the total combined voting power of all classes of stock entitled to vote and at least 80 percent of the total number of shares of all other classes of stock the corporation.”
Rev. Rul. 2001-26 provides that where control of the target corporation is acquired in a two-step process — specifically, a tender offer for the stock of the target corporation which results in the acquiring corporation acquiring at least 51% of the stock of the target, followed by a statutory merger in which the acquiring corporation acquires sufficient additional stock of the target corporation to obtain control of the target — the two steps of the acquisition are treated as one integrated transaction that results in the acquiring corporation obtaining control of the target corporation within the meaning of Code Section 368(a)(1).
Pursuant to the tender offer, Pareteum intends to acquire a majority of the common stock of iPass in exchange for stock of Pareteum. Pursuant to the merger, the Offeror, a wholly-owned subsidiary of Pareteum formed for purposes of effectuating the merger, will merge into iPass. As a result of the merger, the Offeror will cease to exist and iPass will survive. In the merger, all assets of the Offeror will be transferred to iPass. Moreover, pursuant to the merger the remaining stockholders of iPass will surrender, in return for stock in Pareteum, stock representing (taken into account the stock of iPass acquired by Pareteum in the tender offer), control of iPass, and immediately after the transaction Pareteum will control iPass. After the transaction, iPass will hold substantially all of its properties and substantially all of the properties of the Offeror. iPass has not made any significant distributions or redemptions of its assets prior to the tender offer or merger and has no plan or intention to sell or dispose of any of its assets or the assets acquired in the merger, except for dispositions made in the ordinary course of business. Accordingly, provided that Pareteum does acquire a majority of the common stock of iPass pursuant to the offer and 80% of the common stock of iPass pursuant to the offer and the merger combined, the offer and merger will together satisfy the requirements of Code sections 368(a)(1)(A) and 368(a)(2)(E) and Reg. Sec. 1.368-2(b)(1)(ii) and 1.368-2(j).
Additional requirements for a qualified Code section 368 reorganization.   In addition to the requirements discussed above, Reg. Sec. 1.368-1(b) and 1.368-2(g) provide that the following requirements must be met for a transaction to qualify as a Code section 368 reorganization: (i) there must be continuity of interest in the new enterprise on the part of persons who, directly or indirectly, were the owners of the enterprise prior to the reorganization, (ii) there must be continuity of business enterprise, (iii) the transaction must have a valid business purpose and (iv) the transaction must be pursuant to a plan of reorganization.
Continuity of interest.   Reg. Sec. 1.368-1(e) provides that the continuity of interest requirement is satisfied if a substantial part of the value of the proprietary interest in the target corporation is preserved in the reorganization. Continuity of interest requires that in substance a substantial part of the value of the proprietary interests in the target corporation be preserved in the reorganization. A proprietary interest in the target corporation is preserved if, in a reorganization, it is exchanged for a proprietary interest in the issuing corporation, it is exchanged by the acquiring corporation for a direct interest in the target corporation enterprise, or it otherwise continues as a proprietary interest in the target corporation. Example 1 of Reg. Sec. 1.368-1(e)(2)(v) provides that the receipt of 40% of acquiring company stock and 60% cash by target shareholders preserves a substantial part of the value of the proprietary interest in the target corporation and therefore satisfies the continuity of interest test requirement.
In the tender offer and merger, stockholders of iPass who participate in either the offer or the merger will in the aggregate receive stock of Pareteum in exchange for nearly 100% of their stock in iPass (a small amount of cash is to be tendered in lieu of fractional shares). Accordingly, the continuity of interest requirement will be met.
Continuity of business enterprise.   Reg. Sec. 1.368-1(d) provides that continuity of business enterprise exists if the acquiring corporation either continues the acquired corporation’s historic business or uses a significant portion of the acquired corporation’s historic business assets in a business. The use of the assets of iPass as a subsidiary of Pareteum constitutes the use of the assets by Pareteum. Reg. Sec. 1.368-1(d)(4)(i).)
Following the offer and merger, iPass will continue its historic business, and use a significant portion of its business assets in its business, and there is no plan or intention to sell, otherwise dispose of, or lose control of any of the assets owned by either company at the time of the merger, except for dispositions in the ordinary course of business.
Business purpose.   Reg. Sec. 1.368-2(g) provides that a reorganization must be undertaken for reasons germane to the continuance of the business of a corporation a party to the reorganization.
Pareteum has represented that the offer and merger are being undertaken for good and valid business purposes, including the reasons set forth above in this Registration Statement. Based upon the foregoing, the business reasons for the tender offer will constitute a valid business purpose and the business purpose requirement will be satisfied.
Plan of reorganization.   Under Reg. Sec. 1.368-2(g), there must be a plan of reorganization in order for an acquisition to qualify as a reorganization under Code section 368(a). The merger agreement, describing the intent by Pareteum to acquire control of iPass, together with other actions by both companies in providing for the acquisition, satisfy the requirement that the merger be completed pursuant to a plan of reorganization.
Because the offer and merger will constitute a qualified reorganization under Code Section 368(a)(1), the beneficial owners of iPass common stock who exchange their common stock in iPass for common stock in Pareteum, either pursuant to the offer or to the merger, will recognize no gain or loss on the exchange of stock. Beneficial owners of iPass who receive cash consideration for their iPass stock will be taxable on the gain attributable to the cash consideration. See Code Section 356. The holding period of such beneficial owners in the Pareteum stock which they receive in the exchange will be tacked onto their holding period in the iPass stock which they surrender. The basis of the beneficial owners in the Pareteum stock that they receive in the exchange will be the carryover basis that they have in the iPass stock which they surrender (increased by the gain, if any, that they recognize on the receipt of any cash in exchange for their iPass shares).
U.S. Federal Income Tax Consequences of the Offer and the Merger to Non-U.S. Holders
If the offer and merger qualifies as a reorganization under Code Section 368(a)(1), non-U.S. holders will be treated in the same way as U.S. Holders and will recognize no gain or loss as a result of their participation in the offer or merger. Even if the offer and merger were not a qualified reorganization under Code Section 368(a)(1), non-U.S. holders that participate in the offer or merger will still not be subject to U.S. federal income tax or withholding tax on any gain realized in connection with the offer or the merger unless:
(i)
such gain is effectively connected with the non-U.S. holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment of the non-U.S. holder in the United States); and

(ii)
the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year in which the gain is realized and certain other conditions are met.

Non-U.S. holders should consult their own tax advisors regarding the tax consequences to them of the offer or merger.
Information reporting and backup withholding.   Payments of cash to a U.S. holder of iPass common stock may, under certain circumstances, be subject to information reporting and backup withholding, unless the U.S. holder provides proof of an applicable exemption or furnishes its taxpayer identification number and otherwise complies with all applicable requirements of the backup withholding rules. Certain holders (such as corporations and non-U.S. holders) are exempt from backup withholding. Non-U.S. holders may be required to comply with certification requirements and identification procedures in order to establish an exemption from information reporting and backup withholding. Any amount paid as backup withholding does not constitute an additional tax and will be creditable against a holder’s U.S. federal income tax liability, provided the required information is given to the IRS in a timely manner. If backup withholding results in an overpayment of tax, a holder may obtain a refund by filing a U.S. federal income tax return in a timely manner. Holders are urged to consult their tax advisors as to qualifications for exemption from backup withholding and the procedure for obtaining the exemption.

DESCRIPTION OF PARETEUM CAPITAL STOCK
As of the date of this prospectus, Pareteum is authorized to issue five hundred million (500,000,000) shares of common stock, par value $0.00001 per share, and fifty million (50,000,000) shares of preferred stock, par value $0.00001 per share. As of December 17, 2018, there were 97,641,963 shares of Pareteum common stock outstanding, and 0 shares of preferred stock issued or outstanding.
The following summary describes the material terms of Pareteum’s capital stock but is not complete and is qualified by reference to Pareteum’s certificate of incorporation, as amended (its “charter”), and Pareteum’s bylaws (its “bylaws”), both of which are filed as exhibits to the registration statement of which this document forms a part. See “Where To Obtain Additional Information.”
Common Stock
Each outstanding share of Pareteum common stock is fully paid and nonassessable.
Voting.   Each holder of Pareteum common stock is entitled to one vote per share for the election of directors and on all other matters that require stockholder approval. There is no cumulative voting.
Dividends and Other Distributions.   Dividends upon the capital stock of the corporation, subject to the provisions of the Certificate of Incorporation and applicable law, if any, may be declared by the Board of Directors pursuant to law at any regular or special meeting. Dividends may be paid in cash, in property, or in shares of capital stock, subject to the provisions of the Certificate of Incorporation and applicable law.
Liquidation Rights.   Pursuant to Section 281 of the DGCL, subject to any preferential rights of any then outstanding preferred stock, in the event of Pareteum’s liquidation, dissolution or winding up, holders of Pareteum’s common stock are entitled to share ratably the assets remaining after payment of liabilities and the liquidation preferences of any outstanding preferred stock. Pareteum’s certificate of incorporation permits the board of directors of Pareteum to designate preferred stock and, in connection with such designation, fix liquidation rights.
Other Rights.   Pareteum’s common stock does not carry any preemptive rights enabling a holder to subscribe for, or receive shares of, any class of Pareteum’s common stock or any other securities convertible into shares of any class of Pareteum’s common stock, or any redemption rights.
Listing.   Pareteum’s common stock is listed on Nasdaq under the symbol “TEUM.”
Preferred Stock
Pursuant to Pareteum’s certificate of incorporation, the board of directors of Pareteum has the authority, without further action by stockholders, to provide for the issuance of up to fifty million (50,000,000) shares of preferred stock in one or more series, and by filing a certificate pursuant to the DGCL, to establish from time to time the number of shares to be included in each series, and to fix the designations, powers, preferences and relative, participating, optional or other special rights, if any, of the shares of each such series and the qualifications, limitations and restrictions thereof, if any, with respect to each such series.
The issuance of preferred stock could adversely affect the voting power of holders of common stock and reduce the likelihood that common stockholders will receive dividend payments and payments upon liquidation. The issuance of preferred stock also could have the effect of delaying, deterring or preventing a change in control of Pareteum.
Delaware law provides that holders of preferred stock will have the right to vote separately as a class on any proposal involving changes that would adversely affect the powers, preferences, or special rights of holders of that series of preferred stock. This right is in addition to any voting rights that may be provided for in the applicable certificate of designation.
Potential Anti-Takeover Effects of Various Provisions of Delaware Law and Pareteum’s Certificate of Incorporation and Bylaws
The provisions of Delaware law and of Pareteum’s charter and bylaws described below, alone or in combination, could have an anti-takeover effect with respect to transactions not approved in advance by the of directors of Pareteum, including discouraging takeover attempts that could have resulted in a premium over the market price for shares of Pareteum common stock. However, Pareteum believes these provisions protect its stockholders from coercive or otherwise unfair takeover tactics by requiring potential acquirers to negotiate with the board of directors of Pareteum and by providing the board of directors of Pareteum with more time and leverage in assessing an acquisition proposal. These provisions are not intended to make Pareteum immune from takeovers. However, these provisions apply even if the offer may be considered beneficial by some Pareteum stockholders and could delay or prevent an acquisition that the board of directors of Pareteum determines is not in the best interests of Pareteum and its stockholders.
Delaware Law
Pareteum is subject to Section 203 of the DGCL. This statute regulating corporate takeovers prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for three years following the date that the stockholder became an interested stockholder, unless:
•
prior to the date of the transaction, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

•
upon completion of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding (a) shares owned by persons who are directors and also officers and (b) shares owned by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•
on or subsequent to the date of the transaction, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2∕3% of the outstanding voting stock that is not owned by the interested stockholder.

Generally, a business combination as defined by the DGCL includes a merger, asset or stock sale or other transaction resulting in a financial benefit to the interested stockholder. An interested stockholder is defined by the DGCL as any person who, together with such person’s affiliates and associates, (i) owns 15% or more of a corporation’s voting securities or (ii) is an affiliate or associate of a corporation and was the owner of 15% or more of the corporation’s voting securities at any time within the three-year period immediately preceding a business combination of the corporation governed by Section 203.
Bylaw and Charter Provisions
Pareteum’s charter and bylaws:
•
provide that special meetings of Pareteum’s stockholders may be called, for any purpose as is a proper matter for stockholder action under Delaware law, by (A) the Chairman of the Board of Directors, (B) the Chief Executive Officer, or (C) the Board of Directors pursuant to a resolution adopted by a majority of the total number of authorized directors;

•
provide that the number of directors which shall constitute the whole board of directors of Pareteum shall not be less than five (5) nor more than nine (9) as shall be determined from time to time by a resolution adopted by a majority of the entire board of directors of Pareteum;

•
do not include a provision for cumulative voting for directors;

•
provide an advance written notice procedure with respect to stockholder proposals and nominations of candidates for election to the board of directors of Pareteum; and

•
authorize the board of directors of Pareteum to establish one or more series of undesignated preferred stock, the terms of which can be determined by the board of directors of Pareteum at the time of issuance.

Transfer Agent and Registrar
The transfer agent and registrar for Pareteum’s common stock is Continental Stock Transfer & Trust Company.

COMPARISON OF STOCKHOLDERS’ RIGHTS
Pareteum and iPass are both organized under the laws of the State of Delaware and, accordingly, the rights of holders of Pareteum common stock and iPass common stock are currently, and will continue to be, governed by the DGCL. Any differences, therefore, in the rights of holders of Pareteum common stock and iPass common stock arise primarily from differences in the companies’ respective certificates of incorporation and bylaws. Upon completion of the offer and the merger, holders of iPass common stock will receive shares of Pareteum common stock as consideration for their shares of iPass common stock. As a result, upon completion of the offer and the merger, the rights of holders of iPass common stock who become holders of Pareteum common stock in connection with the offer and the merger will be governed by the DGCL, Pareteum’s certificate of incorporation and Pareteum’s bylaws.
The following is a summary of the material differences between the current rights of Pareteum stockholders and the current rights of iPass stockholders. Although Pareteum and iPass believe that this summary covers the material differences between the two companies’ stockholder rights, this summary may not contain all of the information that is important to you. This summary is not intended to be a complete discussion of the respective rights of Pareteum stockholders and iPass stockholders, and it is qualified in its entirety by reference to Pareteum’s and iPass’s respective certificates of incorporation and bylaws, which are filed as exhibits to the registration statement of which this document forms a part and incorporated into this document by reference, the DGCL, the rules and regulations of the SEC and the various other documents of Pareteum and iPass referred to in this summary. In addition, the characterization of some of the differences in the rights of Pareteum stockholders and iPass stockholders as material is not intended to indicate that other differences do not exist or are not important. See “Where To Obtain Additional Information.
IPASS INC.	PARETEUM CORPORATION
Authorized Capital Stock
The certificate of incorporation of iPass, as amended (the “certificate of incorporation”), authorizes iPass to issue a total of fifty million (50,000,000) shares of capital stock, divided into two classes: twenty five million (25,000,000) shares of common stock, par value $.001 per share, and twenty-five million (25,000,000) shares of preferred stock, par value $.001 per share.	The certificate of incorporation of Pareteum, as amended (the “certificate of incorporation”), authorizes Pareteum to issue 550,000,000 shares of its capital stock, divided into two classes: 500,000,000 shares of common stock, par value $0.00001 per share, and 50,000,000 shares of preferred stock, par value $0.00001 per share.
iPass preferred stock may be issued from time to time in one or more series.	Pareteum preferred stock may be issued from time to time in one or more series.
As of December 17, 2018, there were 8,431,976 shares of iPass common stock issued and outstanding and no shares of common stock held in treasury, and no shares of preferred stock issued or outstanding.	As of December 17, 2018, there were 97,641,963 shares of Pareteum common stock outstanding and no shares of common stock held in treasury, and no shares of preferred stock issued or outstanding.
Dividends
iPass’s bylaws provide that dividends may be declared by iPass’s board of directors pursuant to law and its certificate of incorporation. Further, iPass’s credit agreement with Fortress prohibits iPass from paying cash dividends.	Pareteum’s bylaws provide that dividends may be declared by Pareteum’s board of directors pursuant to law and its certificate of incorporation at any regular or special meeting.
Liquidation Rights
Pursuant to Section 281 of the DGCL, subject to any preferential rights of any then outstanding preferred stock, in the event of iPass’s liquidation, dissolution or winding up, holders of iPass’s common stock are entitled to share the funds and assets of iPass that may be legally distributed to its stockholders.	Pursuant to Section 281 of the DGCL, subject to any preferential rights of any then outstanding preferred stock, in the event of Pareteum’s liquidation, dissolution or winding up, holders of Pareteum’s common stock are entitled to the funds and assets of Pareteum that may be legally distributed to its stockholders.

IPASS INC.	PARETEUM CORPORATION
Voting Rights
Section 212 of the DGCL provides that each holder of capital stock is entitled to one vote for each share held. iPass’s certificate of incorporation permits the board of directors of iPass to designate preferred stock and in connection with such designation fix voting rights.	Section 212 of the DGCL provides that each holder of capital stock is entitled to one vote for each share held, subject to the certificate of incorporation and section 213 of the DGCL. Pareteum’s certificate of incorporation permits the board of directors of Pareteum to designate preferred stock and in connection with such designation fix voting rights.
Conversion Rights
iPass’s certificate of incorporation permits the board of directors of iPass to designate preferred stock and in connection with such designation fix conversion rights.	Pareteum’s certificate of incorporation permits the board of directors of Pareteum to designate preferred stock and in connection with such designation fix conversion rights.
Size of Board of Directors
iPass’s certificate of incorporation provides that the number of directors shall be fixed exclusively by one or more resolutions adopted by the iPass board of directors.	Pareteum’s Bylaws provide that the number of directors of Pareteum shall be not less than five nor more than nine.
Structure and Term of Board of Directors
The board of directors of iPass’s is not classified. Directors are elected annually.	The board of directors of Pareteum is not classified. Directors are elected annually.
Vacancies on Board of Directors
iPass’s certificate of incorporation provides that any vacancies on the board of directors shall be filled by the affirmative vote of a majority of the directors then in office, unless the board of directors determines that the stockholders shall fill any such vacancy.	Unless otherwise provided in the certificate of incorporation and subject to the rights of the holders of Pareteum’s preferred stock, Pareteum’s provide that any vacancies on the board of directors shall be filled by the affirmative vote of a majority of the directors then in office.
Election of Directors
iPass’s bylaws provide that directors may be elected at an annual stockholder meeting, or a special stockholder meeting if a special meeting has been called for the purpose of electing directors.	Pareteum’s bylaws provide that directors may be elected at an annual stockholder meeting, or a special stockholder meeting if for any cause the directors have not been elected at an annual meeting of the stockholders.
Removal of Directors
iPass’s bylaws provide that any individual director may be removed from office at any time without cause by the affirmative vote of the holders of at least a majority of the outstanding shares entitled to vote on such removal.	Pareteum’s bylaws provide that any individual director may be removed from office at any time with or without cause by the affirmative vote of the holders of at least a majority of the voting power of all the then outstanding shares of the capital stock entitled to vote at an election of directors.
Stockholder Action by Written Consent
iPass’s certificate of incorporation provides that a stockholder action may be taken by the stockholders only at an annual or special meeting of stockholders and not by written consent by stockholders.	Pareteum’s bylaws provide that a stockholder action may be taken by the stockholders by written consent by stockholders holding such number of shares of Pareteum as necessary to authorize such action if all shares are present and voted at a meeting of the stockholders.
Supermajority Provisions
None, other than with respect to the amendment of the certificate of incorporation or bylaws (see below “Amendment of Certificate of Incorporation and Bylaws”).	None.

IPASS INC.	PARETEUM CORPORATION
Special Meetings of Stockholders
iPass’s bylaws provide that special meetings of the stockholders may be called for any proper purposes for stockholder actions by i) the chairman of the board of directors, ii) the CEO, iii) the board of directors pursuant to a resolution adopted by a majority of the directors, or iv) if iPass is subject to Section 2115(b) of the California Corporations Code, stockholders holding five percent (5%) or more of the outstanding shares.	Pareteum’s bylaws provide that special meetings of the stockholders may be called for any proper purposes for stockholder actions under Delaware law by i) the chairman of the board of directors, ii) the CEO, or iii) the board of directors pursuant to a resolution adopted by a majority of the directors.
Stockholder Proposals and Nominations for Candidates for Election
iPass’s bylaws provide that nominations for directors and the proposals of business to be considered by the stockholders may be made at a stockholder meeting i) pursuant to the notice of the stockholder meeting, ii) at the direction of the board of directors, or iii) by any stockholder of iPass who was a stockholder of record at the time of the stockholder notice who has given timely notice in accordance with the iPass bylaws. To be timely, a stockholder’s notice shall be delivered to the Secretary at the principal executive offices of iPass not later than the close of business on the ninetieth (90th) day nor earlier than the close of business on the one hundred twentieth (120th) day prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is advanced more than thirty (30) days prior to or delayed by more than thirty (30) days after the anniversary of the preceding year’s annual meeting, notice by the stockholder to be timely must be so delivered not earlier than the close of business on the one hundred twentieth (120th) day prior to such annual meeting and not later than the close of business on the later of the ninetieth (90th) day prior to such annual meeting or the tenth (10th) day following the day on which public announcement of the date of such meeting is first made..	Pareteum’s bylaw provide that nominations for directors and the proposals of business to be considered by the stockholders may be made at a stockholder meeting i) pursuant to the notice of the stockholder meeting, ii) brought by the board of directors, or iii) by any stockholder of Pareteum who was a stockholder of record at the time of the stockholder notice.
Amendment of Certificate of Incorporation and Bylaws
iPass’s certificate of incorporation provides that iPass reserves its right to amend or repeal the certificate of incorporation in a manner prescribed by the statutes of Delaware, except that the holders of at least 66-2∕3% of the voting power of all of the then outstanding shares of the voting stock, voting together as a single class, shall be required to alter, amend or repeal Articles V, VI and VII of the certificate of incorporation. iPass’s certificate of incorporation provides that the bylaws of iPass may be altered or amended by the affirmative vote of at least 66-2∕3% of the voting power of all of the then outstanding shares of the voting stock entitled to vote.	Pareteum’s certificate of incorporation provides that Pareteum reserves its right to amend or repeal the certificate of incorporation in a manner prescribed by the statutes of Delaware. Pareteum’s bylaws provide that the board of directors is expressly empowered to adopt, amend or repeal the bylaws of Pareteum pursuant to resolutions adopted by the majority of the board of directors.
Shareholder Rights Plan
iPass does not currently have a shareholder rights plan in place.	Pareteum does not currently have a shareholder rights plan in place.

IPASS INC.	PARETEUM CORPORATION
Business Combination Statute
iPass has not opted out of Section 203 of the DGCL. For a summary of Section 203 of the DGCL, see “Description of Pareteum Capital Stock — Potential Anti-Takeover Effects of Various Provisions of Delaware Law and Pareteum’s Charter and Bylaws — Delaware Law.”	Pareteum has not opted out of Section 203 of the DGCL. For a summary of Section 203 of the DGCL, see “Description of Pareteum Capital Stock — Potential Anti-Takeover Effects of Various Provisions of Delaware Law and Pareteum’s Certificate of Incorporation and Bylaws — Delaware Law.”
Exclusive Forum
iPass’s bylaws provide that, unless iPass consents in writing to the selection of an alternative forum, the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of iPass, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director or officer or other employee of iPass to iPass or iPass’s stockholders, (iii) any action asserting a claim against iPass or any director or officer or other employee of iPass arising pursuant to any provision of the DGCL or iPass’s certificate of incorporation or bylaws, or (iv) any action asserting a claim against iPass or any director or officer or other employee of iPass governed by the internal affairs doctrine, shall be a state court located within the State of Delaware (or, if no state court located within the State of Delaware has jurisdiction, the federal district court for the District of Delaware). Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of iPass shall be deemed to have notice of and to have consented to the provisions of this article of iPass’s bylaws.	None

LEGAL MATTERS
The validity of the Pareteum common stock offered by this document will be passed upon for Pareteum by Sichenzia Ross Ference, LLP, New York, NY.
EXPERTS
The financial statements incorporated in this offering circulate by reference to the Pareteum report on Form 10-K for the years ended December 31, 2017 and 2016, and the effectiveness of Pareteum’s internal control over financial reporting, have been audited by Squar Milner LLP, an independent registered public accounting firm, as stated in their reports and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.
The financial statements of Artilium plc as of and for the years ended June 30, 2018, 2017 and 2016, incorporated by reference in this registration statement, have been so incorporated in reliance on the reports of PKF Littlejohn LLP, an independent registered public accounting firm, incorporated by reference, given on the authority of said firm as experts in auditing and accounting.
The financial statements of iPass as of December 31, 2017 and 2016, included in this prospectus and elsewhere in the registration statement have been so included in reliance upon the report of Grant Thornton LLP, independent registered public accountants upon the authority of said firm as experts in accounting and auditing.
WHERE TO OBTAIN ADDITIONAL INFORMATION
Pareteum and iPass file annual, quarterly and current reports, proxy statements and other information with the SEC. iPass stockholders may read and copy any reports, statements or other information that Pareteum or iPass file with the SEC at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information regarding the public reference room. Pareteum’s and iPass’s public filings also are available to the public from commercial document retrieval services and may be obtained without charge at the SEC’s website at www.sec.gov.
Pareteum has filed a registration statement on Form S-4 with the SEC to register the offer and sale of shares of Pareteum common stock to be issued in the offer and the merger. This document is a part of that registration statement. Pareteum may also file amendments to such registration statement. In addition, on the date of the initial filing of the registration statement on Form S-4 of which this document is a part, Pareteum and the Offeror filed with the SEC a Tender Offer Statement on Schedule TO under the Exchange Act, together with exhibits, to furnish certain information about the offer. Pareteum and the Offeror may file amendments to the Schedule TO. As allowed by SEC rules, this document does not contain all of the information in the registration statement or the Schedule TO, or the exhibits to the registration statement or the Schedule TO. You may obtain copies of the Form S-4 and Schedule TO (and any amendments to those documents) by contacting the information agent as directed elsewhere in this document.
The SEC allows Pareteum to incorporate information into this document “by reference,” which means that Pareteum and the Offeror can disclose important information to iPass stockholders by referring to another document or information filed separately with the SEC. The information incorporated by reference is deemed to be part of this document, except for any information amended or superseded by information contained in, or incorporated by reference into, this document. This document incorporates by reference the documents and information set forth below that Pareteum has previously filed with the SEC. These documents contain important information about Pareteum and its financial conditions, businesses, operations and results.

Pareteum Corporation Filings:
1.
Current Report on Form 8-K filed with the SEC on November 30, 2018, Current Report on Form 8-K filed with the SEC on November 21, 2018; Current Report on Form 8-K filed with the SEC on November 13, 2018; Current Report on Form 8-K/A filed with the SEC on November 9, 2018; Current Report on Form 8-K filed with the SEC on October 11, 2018; Current Report on Form 8-K/A filed with the SEC on October 11, 2018; Current Report on Form 8-K filed with the SEC on October 5, 2018; Current Report filed with the SEC on October 2, 2018; Current Report on Form 8-K filed with the SEC on October 1, 2018; Current Report on Form 8-K filed with the SEC on September 14, 2018; Current Report on Form 8-K filed with the SEC on September 13, 2018; Current Report on Form 8-K filed with the SEC on August 10, 2018; Current Report on Form 8-K filed with the SEC on July 27, 2018; Current Report on Form 8-K filed with the SEC on June 13, 2018; Current Report on Form 8-K filed with the SEC on June 8, 2018; Current Report on Form 8-K filed with the SEC on June 7, 2018; Current Report Filed with the SEC on May 9, 2018 and Current Report on Form 8-K filed with the SEC on April 6, 2018;

2.
Definitive Proxy Statement on Schedule 14A filed with the SEC on August 3, 2018;

3.
Annual Report on Form 10-K for the year ended December 31, 2017, filed with the SEC on March 30, 2018;

4.
Quarterly Report on Form 10-Q filed with the SEC on November 14, 2018; Quarterly Report on Form 10-Q filed August 13, 2018 and Quarterly Report on Form 10-Q filed May 11, 2018.

5.
the description of Pareteum common stock contained in the Registration Statement on Form 8-A filed with the SEC on November 30, 2011 (File No. 001-35360), including any amendment or report filed for the purpose of updating such description; and

6.
all reports and other documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this prospectus and prior to the termination of this offering.

All documents that we filed with the SEC pursuant to Sections 13(a), 13(c), 14 (other than Section 14(d)), and 15(d) of the Exchange Act subsequent to the date of this registration statement and prior to the filing of a post-effective amendment to this registration statement that indicates that all securities offered under this prospectus have been sold, or that deregisters all securities then remaining unsold, will be deemed to be incorporated in this registration statement by reference and to be a part hereof from the date of filing of such documents.
You may request, orally or in writing, a copy of these documents, which will be provided to you at no cost (other than exhibits, unless such exhibits are specifically incorporate by reference), by contacting Susan Love, c/o Pareteum Corporation., at 1185 Avenue of the Americas, 37th Floor, New York, New York 10036. Pareteum’s telephone number is (212) 984-1096. Information about us is also available at Pareteum’s website at http://www.pareteum.com. However, the information in Pareteum’s website is not a part of this prospectus and is not incorporated by reference.

CONSOLIDATED FINANCIAL STATEMENTS OF IPASS
PART I. FINANCIAL INFORMATION
Item 1. Financial Statements
IPASS INC.

CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited; in thousands)
	September 30, 2018	December 31, 2017
ASSETS
Current assets:
Cash and cash equivalents	$4,912	$5,159
Accounts receivable, net of allowance for doubtful accounts of $63 and $151, respectively	7,944	8,717
Prepaid expenses	1,032	1,641
Other current assets	417	712
Total current assets	14,305	16,229
Property and equipment, net	1,009	1,334
Other assets	859	840
Total assets	$16,173	$18,403
LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$8,145	$9,044
Accrued liabilities	3,708	3,734
Deferred revenue, short-term	3,541	3,723
Total current liabilities	15,394	16,501
Debt, long-term	7,098	—
Deferred revenue, long-term	25	102
Other long-term liabilities	1,194	1,009
Total liabilities	23,711	17,612
Stockholders’ equity (deficit):
Common stock	82	71
Additional paid-in capital	232,144	226,490
Accumulated deficit	(239,764)	(225,770)
Total stockholders’ equity (deficit)	(7,538)	791
Total liabilities and stockholders’ equity (deficit)	$16,173	$18,403

See Accompanying Notes to Condensed Consolidated Financial Statements

IPASS INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
AND COMPREHENSIVE LOSS
(Unaudited; in thousands, except shares and per share amounts)
	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
Revenue	$9,275	$13,399	$31,237	$41,159
Cost of revenue and operating expenses:
Network access costs	5,720	10,312	18,903	29,469
Network operations	1,294	1,629	4,057	4,835
Research and development	1,825	1,948	5,745	6,059
Sales and marketing	2,760	2,520	7,668	7,588
General and administrative	2,426	3,427	7,995	8,746
Total cost of revenue and operating expenses	14,025	19,836	44,368	56,697
Operating loss	(4,750)	(6,437)	(13,131)	(15,538)
Other income (expense):
Interest income (expense), net	(572)	8	(608)	36
Foreign exchange loss	(87)	(173)	(80)	(351)
Change in fair value of derivative	(179)	—	(179)	—
Total other income (expense)	(838)	(165)	(867)	(315)
Loss before provision for income taxes	(5,588)	(6,602)	(13,998)	(15,853)
Provision for income taxes	44	56	170	389
Net loss	$(5,632)	$(6,658)	$(14,168)	$(16,242)
Comprehensive loss	$(5,632)	$(6,658)	$(14,168)	$(16,242)
Net loss per share – basic and diluted(1)	$(0.71)	$(1.01)	$(1.90)	$(2.47)
Weighted average shares outstanding – basic and diluted(1)	7,927,663	6,587,841	7,458,098	6,568,324

(1)
All per share amounts and shares of the Company’s common stock issued and outstanding for all periods have been retroactively adjusted to reflect the one-for-ten reverse stock split which became effective August 23, 2018.

See Accompanying Notes to the Condensed Consolidated Financial Statements

IPASS INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited; in thousands)
	Nine Months Ended September 30,
	2018	2017
Cash flows from operating activities:
Net loss	$(14,168)	$(16,242)
Adjustments to reconcile net loss to net cash used in operating activities:
Stock-based compensation expense	969	1,041
Depreciation and amortization	502	1,144
Provision for doubtful accounts	30	146
Amortization of debt discount	254	—
Change in fair value of derivative	179	—
Changes in operating assets and liabilities:
Accounts receivable	743	2,639
Prepaid expenses and other current assets	1,059	(160)
Other assets	94	(20)
Accounts payable	(899)	3,033
Accrued liabilities	(26)	(362)
Deferred revenue	(338)	343
Other liabilities	(679)	(104)
Net cash used in operating activities	(12,280)	(8,542)
Cash flows from investing activities:
Purchases of property and equipment	(192)	(737)
Net cash used in investing activities	(192)	(737)
Cash flows from financing activities:
Proceeds from debt financing	10,000	—
Issuance cost of debt financing	(1,628)	—
Net proceeds from issuance of common stock	—	264
Proceeds from common stock purchase agreement	3,891	—
Issuance cost of common stock purchase agreement	(38)	—
Net cash provided by financing activities	12,225	264
Net decrease in cash and cash equivalents	(247)	(9,015)
Cash and cash equivalents at beginning of period	5,159	16,072
Cash and cash equivalents at end of period	$4,912	$7,057
Supplemental Cash Flow Disclosure:
Net cash paid for taxes	$130	$180
Net cash paid for interest	$385	$2
Supplemental Non-cash Disclosure:
Fair value of warrants issued in connection with debt financing	$843	$—
Fair value of derivative liability in connection with debt financing	$864	$—
See Accompanying Notes to Condensed Consolidated Financial Statements

IPASS INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)
Note 1. Basis of Presentation and Summary of Significant Accounting Policies
Basis of Presentation
The condensed consolidated financial statements include the accounts of iPass Inc., its wholly owned subsidiaries, and the variable interest entity discussed in detail in Note 6 (all together “iPass” and the “Company”). The condensed consolidated financial statements have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and note disclosures normally included in annual financial statements prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) have been condensed or omitted pursuant to those rules and regulations, although the Company believes that the disclosures made are adequate to make the information not misleading. The interim financial information is unaudited but reflects all normal adjustments that are, in the opinion of management, necessary to provide a fair presentation for the interim periods presented. The condensed consolidated financial statements as of and for the year ended December 31, 2017, were derived from audited financial statements. This interim financial information should be read in conjunction with the consolidated financial statements and the notes thereto included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2017. The results of operations for the nine months ended September 30, 2018, are not necessarily indicative of the operating results for the full fiscal year or any future periods.
The preparation of the condensed consolidated financial statements in conformity with GAAP requires management to make estimates and judgments that affect the amounts reported in the condensed consolidated financial statements and accompanying notes. Actual results that the Company experiences may differ materially from those estimates. Estimates are used for, but not limited to, the valuation of accounts receivables, other long-lived assets, deferred commissions, derivative liabilities, warrants, recognition of revenue and deferred revenue, network access costs, stock-based compensation, legal contingencies, and income taxes.
The Company reports total comprehensive net loss in a single continuous financial statement within its condensed consolidated statements of operations and comprehensive loss. The Company’s comprehensive net loss is equivalent to its total net loss because the Company does not have any transactions that are recorded through other comprehensive loss.
Reverse Stock Split
On August 21, 2018, the Company filed a Certificate of Amendment of Amended and Restated Certificate of Incorporation of iPass Inc. (the “Amendment”) to effect a one-for-ten reverse stock split of its outstanding common stock, effective as of August 23, 2018. A series of alternate amendments to effect a reverse stock split were approved by the Company’s stockholders at its Annual Meeting of Stockholders held on June 13, 2018, and the specific one-for-ten ratio was subsequently approved by the board of directors on August 16, 2018. All share and per-share data in our unaudited condensed consolidated financial statements and applicable disclosures have been retroactively adjusted to reflect this reverse stock split.
Going Concern
The Company has historically relied on existing cash and cash equivalents, sales of equity and debt financing for its liquidity needs. As of September 30, 2018, the Company had $4.9 million in cash and cash equivalents.
In November 2017, the Company entered into a Common Stock Purchase Agreement (“CSPA”) with Aspire Capital Fund, LLC, (“Aspire Capital”). The agreement allowed the Company to sell up to $10.0 million worth of common stock to Aspire Capital over a 24 month period. Upon execution of the agreement on November 16, 2017, Aspire Capital purchased from the Company 186,769 shares of common stock for a total purchase price of  $1.0 million. In addition, the Company issued 84,046 commitment shares to Aspire Capital. Beyond the initial purchase, the Company, at its discretion, had the right to direct Aspire Capital to purchase additional shares up to a daily maximum of 20,000 shares. The Company and Aspire Capital could mutually agree to increase the daily maximum in any given business day. However, the total number of shares issued to Aspire Capital could not exceed 1,334,175, which represented 19.99% of the Company’s total outstanding shares of common stock at the signing of the CSPA. On June 8, 2018, the Company issued 199,179 shares to Aspire Capital, bringing the cumulative total issued to 1,334,175 shares for a gross amount of  $5.1 million. The Company cannot currently sell any additional shares under the current agreement.
In June 2018, the Company executed a credit agreement with Fortress Credit Corp (“Fortress”) to borrow $10.0 million with an option to borrow up to an additional $10.0 million, subject to the discretion of Fortress. See Note 6 for further details.
The accompanying condensed consolidated financial statements were prepared on a going concern basis in accordance with GAAP. The going concern basis assumes that the Company will continue operations for the next twelve months from the date the condensed consolidated financial statements are issued and will be able to realize its assets and discharge its liabilities and commitments in the normal course of business. The Company’s history of losses, limited liquidity, and other factors raise substantial doubt about the Company’s ability to continue as a going concern. The Company may require additional financing, through either debt or equity arrangements. Equity and debt financing, however, might not be available when needed or, if available, might not be available on terms satisfactory to the Company. If the Company raises additional funds through equity financing, stockholders will experience dilution. Debt financing, if available, may involve covenants restricting operations or the Company’s ability to incur additional debt. If the Company is unable to execute its business plan or obtain adequate financing and satisfactory financing terms, its ability to continue to support business growth and to respond to business challenges would be significantly limited as the Company will have to delay, reduce the scope of or eliminate some or all of its initiatives, or reduce expenses which would harm operating results. The condensed consolidated financial statements do not include any adjustments to reflect the possible future effects that may result from the Company’s inability to continue as a going concern.
Recent Accounting Pronouncements
In August 2018, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2018-13, Fair Value Measurement — Disclosure Framework (Topic 820). The updated guidance improves the disclosure requirements on fair value measurements. The updated guidance if effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2019. Early adoption is permitted for any removed or modified disclosures. The Company is currently assessing the timing and impact of adopting the updated provisions to its consolidated financial statements
In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842). ASU 2016-02 impacts any entity that enters a lease with some specified scope exceptions. The guidance updates and supersedes Topic 840, Leases. For public entities, ASU 2016-02 is effective for fiscal years, and interim periods within those years, beginning after December 15, 2018, and early adoption is permitted. For leases longer than twelve months, the Company may be required to recognize a right-of-use (“ROU”) asset and a lease liability. The Company is still evaluating the effect ASU 2016-02 will have on the Company’s consolidated financial statements and related disclosures but believes it will be required to record a lease liability and corresponding ROU asset.
Recently Adopted Accounting Pronouncements
In May 2014, the FASB issued ASU 2014-09, Revenue from Contracts with Customers (“Topic 606”). Topic 606 supersedes the revenue recognition requirements in ASC Topic 605, Revenue Recognition, and requires entities to recognize revenue through the application of a five-step model, which includes identification of the contract, identification of the performance obligations, determination of the transaction price, allocation of the transaction price to the performance obligations and recognition of revenue as the entity satisfies the performance obligations.

On January 1, 2018, the Company adopted Topic 606 using the modified retrospective method applied to those contracts which were not completed as of January 1, 2018. Results for reporting periods beginning after January 1, 2018, are presented under Topic 606, while prior period amounts are not adjusted and continue to be reported in accordance with our historic accounting under ASC Topic 605.
The Company recorded a net decrease to opening accumulated deficit of  $0.2 million as of January 1, 2018, due to the cumulative impact of adopting Topic 606. The impact primarily related to the capitalization of costs to obtain customer contracts of  $0.3 million, specifically commissions, offset by $0.1 million from the deferral of revenue from certain arrangements. There was no impact to other items on the condensed consolidated balance sheets. The adoption of Topic 606 had a less than $0.1 million impact on the Company’s condensed consolidated statements of operations and comprehensive loss and to each of the line items therein.
The costs associated with obtaining a customer contract were previously expensed in the period they were incurred. Under Topic 606, these payments have been deferred on our condensed consolidated balance sheets as other current assets and other assets and amortized over the expected life of the customer contract.
Previously, the revenue from certain arrangements was recognized on a straight-line basis on an estimated period of time it was expected end users would activate the service to begin their twelve month trial period. Under Topic 606, the Company will recognize revenue in proportion to end user activation of the twelve month trial period based on expected or historical experience.
Revenue Recognition
Revenue is recognized when control of the promised goods or services is transferred to the Company’s customers in an amount that reflects the consideration the Company expects to be entitled to in exchange for those goods or services. The majority of the Company’s revenue is derived from monthly recurring arrangements that provide the Company’s customers access to the Company’s Wi-Fi network footprint. Other sources of revenue include professional services, iPass Network Intelligence big data analytics, software license and support. The Company applies the following five steps to recognize revenue:
1. Identify the contract with a customer:   The terms and conditions of the Company’s contracts are considered to identify contracts under Topic 606. The Company identifies a contract with a customer once the contract is approved, details each party’s rights regarding the services to be transferred, specifies the payment terms for the services, the Company has determined the customer has the ability and intent to pay, and the contract has commercial substance. Typically, the terms of contracts with customers is twelve months. Payment terms less than 90 days are not considered a significant financing component.
2. Identify the performance obligations in the contract:   Performance obligations in contracts are identified based on the services that will be transferred to the customer that are both capable of being distinct, whereby the customer can benefit from the service either on its own or together with other resources that are readily available from third parties or from the Company, and are distinct in the context of the contract, whereby the transfer of the services is separately identifiable from other promises in the contract. The most significant performance obligations identified by the Company consist of 1) access to the Company’s Wi-Fi network footprint via the iPass SmartConnect™ application (which forms a monthly series of performance obligations together with technical support and unspecified upgrades), 2) professional services, 3) iPass Network Intelligence big data analytics 4) software licenses and 5) support. As the Company’s product offerings continue to evolve, the Company could identify further performance obligations based on the terms of the contract.
3. Determine the transaction price:   The transaction price is based on the consideration to which the Company expects to be entitled in exchange for transferring services to the customer. The Company concludes that because fees are consistently priced throughout the contract on a monthly basis, there is no need to allocate potential variable consideration. None of the Company’s contracts contain a significant financing component. In certain situations the transaction price is constrained to avoid the risk of a potential material revenue reversal.

4. Allocate the transaction price to performance obligations in the contract:   If the contract contains a single performance obligation, the entire transaction price is allocated to that performance obligation. Contracts that contain multiple performance obligations require an allocation of the transaction price to each performance obligation based on a relative standalone selling price (“SSP”).
5. Recognize revenue when the performance obligation is satisfied:    Revenue is recognized at the time the related performance obligation is satisfied by transferring the promised services to a customer. The Company recognizes revenue when the Company transfers control of the services to the customers for an amount that reflects the consideration that the Company expects to receive in exchange for those services. Typically, access to the Company’s Wi-Fi network footprint and the Company providing support services is recognized over time, such as over a month or quarter, and at a point in time for when professional services, iPass Network Intelligence big data analytics, or software license obligations are satisfied.
For the nine months ended September 30, 2018 and 2017, the Company recognized $3.2 million and $2.4 million from amounts included in the deferred revenue beginning balance, respectively.
Costs to Obtain a Customer Contract
The Company capitalizes sales commissions that are incremental to the acquisition of contracts with customers. These costs are recorded as other current assets and other assets on our condensed consolidated balance sheets. The Company determines whether costs should be deferred based on sales compensation plans and agreements when the costs are in fact incremental and would not have occurred absent the customer contract. The deferred commission amounts are deemed recoverable through future revenue streams and positive margins. Deferred commissions are amortized on a straight-line basis over the expected customer contract life and included in sales and marketing expense in the condensed consolidated statements of operations and comprehensive loss. As of September 30, 2018, the estimated customer contract life is deemed to approximate three years.
The Company periodically reviews these deferred costs to determine whether events or changes in circumstances have occurred that could impact the period of benefit of these deferred sales commissions. There were no material impairment losses for deferred sales commissions through September 30, 2018.
Note 2. Financial Instruments and Fair Value
Fair value is the price that would be received from selling an asset or paid to transfer a liability in an orderly transaction in the principal or most advantageous market between market participants at the measurement date. When determining the fair value measurements for assets and liabilities required or permitted to be recorded at fair value, the Company considers assumptions that market participants would use when pricing the asset or liability.
Fair Value Hierarchy
The three levels of inputs that may be used to measure fair value are as follows:
•
Level 1 — Quoted prices in active markets for identical assets or liabilities;

•
Level 2 — Inputs other than Level 1 that are observable, either directly or indirectly, such as quoted prices for similar assets or liabilities, quoted prices in markets that are not active, or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities; and

•
Level 3 — Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.

The fair value measurements of these financial assets (excluding cash) and liabilities and the related hierarchy level for the fair value measurement at September 30, 2018, and December 31, 2017 are as follows:
	As of September 30, 2018				As of December 31, 2017
	Fair Value Measured Using			Total Balance	Fair Value Measured Using			Total Balance
	Level 1	Level 2	Level 3		Level 1	Level 2	Level 3
	(In thousands)
Financial assets
Money market funds(1)	$4,622	$—	$—	$4,622	$4,175	$—	$—	$4,175
Total financial assets	$4,622	$—	$—	$4,622	$4,175	$—	$—	$4,175
Financial liabilities
Derivative liability(2)	$—	$—	$864	$864	$—	$—	$—	$—
Total financial liabilities	$—	$—	$864	$864	$—	$—	$—	$—

(1)
Held in cash and cash equivalents on the Company’s condensed consolidated balance sheets.

(2)
Recorded in other long-term liabilities on the Company’s condensed consolidated balance sheets.

There were no transfers between Levels 1, 2, and 3 from December 31, 2017 through September 30, 2018. As of September 30, 2018 and December 31, 2017, the carrying amounts of accounts receivable, accounts payable, and accrued liabilities approximated fair value due to their short maturities.
The following table presents a reconciliation of the derivative liability measured at fair value on a recurring basis using significant unobservable inputs (Level 3):
Derivative Liability
Balance at December 31, 2017	$—
Initial fair value of derivative liability at June 30, 2018	685
Change in fair value at September 30, 2018	179
Balance at September 30, 2018	$864

Note 3. Property and Equipment, net
Property and equipment, net, consisted of the following:
	September 30, 2018	December 31, 2017
	(In thousands)
Equipment	$10,884	$10,698
Furniture and fixtures	246	246
Computer software	10,727	10,723
Construction in progress	—	36
Leasehold improvements	483	483
	22,340	22,186
Less: Accumulated depreciation and amortization	(21,331)	(20,852)
Property and equipment, net	$1,009	$1,334

Depreciation expense was approximately $0.2 million and $0.5 million for the three and nine months ended September 30, 2018, respectively, compared to approximately $0.3 million and $1.1 million for the three and nine months ended September 30, 2017, respectively.

During the three months ended September 30, 2018, the Company did not retire any property and equipment. During the nine months ended September 30, 2018, the Company retired less than $0.1 million gross property and equipment. During the three and nine months ended September 30, 2017, the Company retired less than $0.1 million in gross property and equipment.
Note 4. Other Assets
Other assets (non-current) consisted of the following:
	September 30, 2018	December 31, 2017
	(In thousands)
Deposits	$479	$503
Long-term deferred tax asset, net	209	209
Long-term tax receivable	128	128
Deferred commissions, long-term	43	—
	$859	$840

Note 5. Accrued Liabilities and Other Long-term Liabilities
Accrued liabilities consisted of the following:
	September 30, 2018	December 31, 2017
	(In thousands)
Accrued tax liabilities	$862	$886
Accrued bonus, commissions and other employee benefits	499	522
Amounts due to customers	820	962
Legal fee accruals	434	492
Sales tax liability	284	—
Other accrued liabilities	809	872
	$3,708	$3,734

Other long-term liabilities consisted of the following:
	September 30, 2018	December 31, 2017
	(In thousands)
Other long-term liabilities	$330	$1,009
Derivative liability	864	—
	$1,194	$1,009

Note 6. Debt
On June 14, 2018, the Company entered into a loan and security agreement and related transaction documents (together forming the “Credit Agreement”) with Fortress for an initial term loan of $10.0 million. From June 14, 2018 through September 14, 2019, the Company may request an additional draw down in $1.0 million increments not to exceed $10.0 million in total (the “Delayed Draw Term Loan”). Each Delayed Draw Term Loan is made at Fortress’s sole discretion.
The Credit Agreement bears an annual interest at a stated rate of 11.0% plus the greater of the following i) LIBO Rate or ii) 1.0%, with an effective interest rate of 38% after factoring in the issuance costs, debt discount from end of term fee, warrants, and embedded derivative liability. If the non-cash expenses associated with the warrants and the derivative liability are excluded, the adjusted effective interest rate is 22%. Payments are due at the beginning of each month and the first 18 payments are interest-only.

The Company may elect that up to 5.5% of interest to be paid in-kind by capitalizing and adding such interest to the unpaid principal amount. Starting in December 2019, the Company shall make thirty monthly principal payments, plus any accrued and unpaid interest, to fully payoff the Credit Agreement. At the end of the term the Company will pay a fee equal to 5.0% of the principal amount.
The Company may prepay the Credit Agreement in whole or in part but any prepayment made before the first anniversary of the Credit Agreement is subject to a 5.0% fee of the principal balance being prepaid. Prepayments made between the first and second anniversary of the Credit Agreement are subject to a 2.0% fee, and prepayments made between the second and third anniversary are subject to a 1.0% fee.
The Company’s obligations under the Credit Agreement are secured by a first-priority security interest in all of the assets of the Company, including the Company’s intellectual property assets (“IP”). The Credit Agreement calls for the creation of a special-purpose entity (“SPE”) to hold the Company’s IP. The Company owns 99.8% of the entity and Fortress owns the remaining 0.2%. The Company holds voting control and manages the day-to-day activities of the SPE with Fortress granted certain protective rights to provide it assurance over the collateral and Fortress’s interest. The transfer of IP to the SPE has no material impact on the Company or its operations as it can continue to license and engage in revenue generating activities. The Company considered the guidance under ASC 810, Consolidation, and concludes the SPE is a variable interest entity (“VIE”). Because the Company has power over the VIE and its activities and has the economic risk and rewards related to the VIE, the Company is considered to be the primary beneficiary of the VIE, and it is consolidated within the Company’s financial statements. Because the book value of the IP is zero, there is no accounting impact and any potential non-controlling interest is considered immaterial.
The Credit Agreement contains certain events of default that, if triggered, grants Fortress the unilateral right to manage any potential disposition of the IP owned by the SPE. All of the proceeds are allocated to Fortress until the outstanding loan principal is fully covered and then the remaining proceeds are allocated between Fortress and the Company based on terms stipulated in the Credit Agreement. Until such event of default happens, control over the operations of the SPE remains with the Company. At the time of potential default, the VIE conclusion would be reconsidered and could change from the Company being the primary beneficiary.
The Credit Agreement contains customary representations, warranties and indemnification provisions. The Credit Agreement also contains affirmative and negative covenants with respect to operations of the business and properties of the Company as well as financial performance, including requirements to maintain a minimum of  $1.5 million of unrestricted cash; limits on network access cost, operating expenses and gross revenue levels on a trailing four-quarter basis to be within a stated percentage of budgeted amounts; changes in senior management not otherwise approved by Fortress; limits on undisputed trade payables to 90 days or less; prohibitions on incurring additional indebtedness or making guarantees, making investments, loans and acquisitions; prohibitions on consolidating or merging, altering the business of the Company; requirements for a December 31, 2018 audit report without a going concern emphasis of a matter paragraph; and prohibitions on paying dividends or making distributions. The Credit Agreement further provides customary events of default and cure periods for certain specified events of default, and in the event of uncured default, the acceleration of the maturity date, an increase in the applicable interest rate with respect to amounts outstanding, and an additional fee based on the outstanding principal balance. The Company is in compliance with all required covenants and representations.
The Company analyzed Fortress’s option to require full repayment and charge an additional fee based on the outstanding principal balance and concludes this to be a put option that is an embedded derivative under ASC 815, Derivatives and Hedging. This embedded derivative should be bifurcated and measured at fair value at each reporting period. The Company assessed the fair value of the embedded derivative using a probability assessment on the event of default. As of September 30, 2018, the fair value of the embedded derivative was deemed to be $0.9 million, an increase of  $0.2 million from initial assessment. The change in fair value of the derivative was recorded in other expense in the consolidated statements of operations and comprehensive loss.
The Company incurred transaction costs of  $1.6 million which included fees from the Company’s general counsel, financial advisers, a 3.0% structuring fee paid to Fortress, and the reimbursement to Fortress of certain expenses related to the execution of the Credit Agreement.

Concurrently with the execution of the Credit Agreement, the Company issued to entities related to Fortress 278,493 common stock warrants at a per share exercise price of  $3.022 with a seven year life (after adjusted for the reverse stock split effected on August 23, 2018). The Company considered the guidance in ASC 480, Distinguishing Liabilities from Equity, and ASC 815, Derivatives and Hedging, and concluded the warrants should be classified as equity. Factors that support this conclusion include the ability to settle in a fixed number of unregistered shares and cashless exercise. The fair value of  $0.8 million was calculated using the Black-Scholes model.
A reconciliation of the proceeds from the Credit Agreement to its carrying value is as follows:
(In thousands)
Principal	$10,000
End of term fee	500
Total debt	10,500
Debt discount	(3,402)
Debt, short-term	—
Debt, long-term	$7,098

The debt discount is presented net of amortization and includes the following:
(In thousands)
Issuance Costs	$1,628
Debt discount from end of term fee	500
Warrants – equity	843
Derivative – liability	685
Debt discount	3,656
Accumulated amortization	(254)
Debt discount, net of amortization	$3,402

The debt discount is amortized to interest expense over the life of the loan using the effective interest method. Amortization during the quarter ended September 30, 2018 was approximately $0.3 million.
The expected timing of principal payments are as follows as of September 30, 2018:
Year ended December 31,	(In thousands)
Remainder of 2018 (three months)	$—
2019	333
2020	4,000
2021	4,000
2022	2,167
Future principal payments	$10,500

Note 7. Commitments and Contingencies
Lease and Purchase Commitments
The Company leases facilities under operating leases that expire at various dates through October 2020. Future minimum lease payments under these operating leases as of September 30, 2018, are as follows:
Year	Operating Leases
(In thousands)
Remainder of 2018 (three months)	$412
2019	1,216
2020	926
$2,554

The Company has contracts with certain network service and other infrastructure providers which have minimum purchase commitments that expire on various dates through December 2019. Future minimum purchase commitments under these agreements as of September 30, 2018, are as follows:
Year	Minimum Purchase Commitments
(In thousands)
Remainder of 2018 (three months)	$3,291
2019	1,672
$4,963

Unclaimed Property Compliance
The Company has received notices from several states stating that they have appointed an agent to conduct an examination of the books and records of the Company to determine whether it has complied with state unclaimed property laws. In addition to seeking the turnover of unclaimed property subject to escheat laws, the states may seek interest, penalties, costs of examinations, and other relief. If the potential loss from any payment claim is considered probable and the amount or the range of the loss can be estimated, the Company accrues a liability for the estimated loss. While the Company is not able to estimate the possible payment, if any, it continues to work through this matter with the states and their appointed agents.
Legal Proceedings
The Company is involved in legal proceedings and claims arising in the ordinary course of business. While there can be no assurances as to the ultimate outcome of any litigation involving the Company, management does not believe any such pending legal proceeding or claim will result in a judgment or settlement that would have a material adverse effect on the Company’s financial position, results of operations or cash flows.
In the ordinary course of business, the Company may provide indemnifications of varying scope and terms to customers, business partners, and other parties with respect to certain matters, including, but not limited to, losses arising out of breach of such agreements, services to be provided by the Company, or from intellectual property infringement claims made by third-parties. Certain indemnification agreements may not be subject to maximum loss clauses. If the potential loss from any indemnification claim is considered probable and the amount or the range of the loss can be estimated, the Company accrues a liability for the estimated loss. To date, claims under such indemnification provisions have not been significant.
Note 8. Net Loss Per Share
Basic net loss per common share is computed by dividing net loss available to common stockholders by the weighted average number of common shares outstanding during the period. Diluted net loss per common share is computed by dividing net loss available to common stockholders by the weighted average number of common shares outstanding plus dilutive potential common shares as determined using the treasury stock method for outstanding stock options, restricted stock-based awards, shares issuable under the employee stock purchase plan, and warrants unless the result of adding such shares would be anti-dilutive.

The following weighted average potential shares of common stock have been excluded from the computation of diluted net loss per share because the effect of including these shares would have been anti-dilutive:
	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
Options to purchase common stock	937,690	925,462	930,853	629,998
Warrants to purchase common stock	278,493	—	278,493	—
Restricted stock awards, including participating securities	32,094	20,250	19,905	21,583
Total	1,248,277	945,712	1,229,251	651,581

Note 9. Segment and Geographical Information
The Company has one reportable operating segment, Mobile Connectivity Services. The Company’s cloud-based service gives the Company’s customers and their users access to the Company’s global Wi-Fi network and mobile connectivity solutions.
The following table presents total Company revenue by country or by geographical region:
	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
United States	54%	48%	51%	46%
Europe, Middle East and Africa	38%	44%	41%	44%
Asia Pacific	4%	4%	4%	6%
Rest of the World	4%	4%	4%	4%
No individual country, except for the United States, accounted for 10% or more of total revenue for the three months ended September 30, 2018. No individual country, except for the United States and Germany, accounted for 10% or more of total revenue for the nine months ended September 30, 2018. One customer represented 10% of total revenue for the three months ended September 30, 2018. No customers represented 10% or more of total revenue for the nine months ended September 30, 2018.
No individual country, except for the United States and Germany, accounted for 10% or more of total revenue for the three and nine months ended September 30, 2017. For those periods, revenue in Germany accounted for 16% and 15% of total revenue, respectively. One channel reseller represented 10% of total revenues for the three and nine months ended September 30, 2017.
Substantially all of the Company’s long-lived assets are located in the United States.
Note 10. Related Party Transactions
In the normal course of business, the Company entered into a service agreement with Tech Data, a related party due to a family relationship between executives of both companies which constituted a related party as defined by SEC rules. Tech Data provided services for approximately $0.2 million and received payments of approximately $0.2 million during the nine months ended September 30, 2018. Transactions involving related parties cannot be presumed to be carried out at arm’s length.
Note 11. Subsequent Events
On November 12, 2018, the Company signed a definitive agreement to be acquired by Pareteum Corporation in an all-stock deal whereby shareholders of the Company will receive 1.17 shares of Pareteum common stock for each share of the Company’s common stock.
Management has evaluated events subsequent to September 30, 2018, through the date the filing of this Form 10-Q for other transactions and events that may require adjustment of and/or disclosure in such financial statements and noted no additional significant subsequent events that require disclosure.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Board of Directors and Stockholders
iPass Inc.
Opinion on the financial statements
We have audited the accompanying consolidated balance sheets of iPass Inc. (a Delaware corporation) and subsidiaries (the “Company”) as of December 31, 2017 and 2016, the related consolidated statements of operations and comprehensive loss, changes in stockholders’ equity, and cash flows for each of the two years in the period ended December 31, 2017, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2017 and 2016, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2017, in conformity with accounting principles generally accepted in the United States of America.
We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States) (“PCAOB”), the Company’s internal control over financial reporting as of December 31, 2017, based on criteria established in the 2013 Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (“COSO”), and our report dated March 8, 2018 (not presented herein) expressed an unqualified opinion thereon.
Basis for opinion
These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the PCAOB and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.
Going Concern
The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company incurred a net loss of $20,555,000 during the year ended December 31, 2017, and as of that date, the Company’s current liabilities exceeded its current assets by $272,000 and its cash used in operating activities was $11,546,000. These conditions, along with other matters as set forth in Note 1, raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.
/s/ Grant Thornton LLP

We have served as the Company’s auditor since 2015 until 2018.
San Francisco, California
March 8, 2018 (except for the effects of the retrospective impact of the reverse stock split described in Note 16, as to which the date is December 3, 2018)

iPASS INC.

CONSOLIDATED BALANCE SHEETS
(In thousands, except par value and share amounts)
	As of December 31,
	2017	2016
ASSETS
Current assets:
Cash and cash equivalents	$5,159	$16,072
Accounts receivable, net of allowance for doubtful accounts of $151 and $142, respectively	8,717	12,361
Prepaid expenses	1,641	1,344
Other current assets	712	225
Total current assets	16,229	30,002
Property and equipment, net	1,334	2,485
Other assets	840	688
Total assets	$18,403	$33,175
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$9,044	$7,069
Accrued liabilities	3,734	3,874
Deferred revenue, short-term	3,723	2,412
Total current liabilities	16,501	13,355
Deferred revenue, long-term	102	67
Other long-term liabilities	1,009	1,123
Total liabilities	17,612	14,545
Commitments and contingencies (Note 11)
Stockholders’ equity:
Common stock, $0.001 par value (25,000,000 shares authorized; 6,925,028 and 6,577,661 shares issued and outstanding, respectively)(1)	71	68
Additional paid-in capital	226,490	223,777
Accumulated deficit	(225,770)	(205,215)
Total stockholders’ equity	791	18,630
Total liabilities and stockholders’ equity	$18,403	$33,175

(1)
All shares of the Company’s common stock issued and outstanding for all periods have been retroactively adjusted to reflect the one-for-ten reverse stock split which became effective August 23, 2018.

See accompanying notes to Consolidated Financial Statements

iPASS INC.

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS
(In thousands, except share and per share amounts)
	2017	2016
Revenues	$54,401	$63,222
Cost of revenues and operating expenses:
Network access costs	38,548	33,150
Network operations	6,235	7,411
Research and development	7,953	7,276
Sales and marketing	10,245	11,154
General and administrative	11,482	10,792
Restructuring charges and related adjustments	—	788
Total cost of revenues and operating expenses	74,463	70,571
Operating loss	(20,062)	(7,349)
Interest income, net	67	36
Foreign exchange losses	(378)	(234)
Other income (expenses), net	12	—
Loss from operations before income taxes	(20,361)	(7,547)
Provision for income taxes	194	223
Net loss	$(20,555)	$(7,770)
Comprehensive loss	$(20,555)	$(7,770)
Net loss per share – basic and diluted(1)	$(3.10)	$(1.20)
Weighted average shares outstanding – basic and diluted(1)	6,606,047	6,434,494

(1)
All per share amounts and shares of the Company’s common stock issued and outstanding for all periods have been retroactively adjusted to reflect the one-for-ten reverse stock split which became effective August 23, 2018.

See accompanying notes to Consolidated Financial Statements

iPASS INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY
(In thousands)
	Common Stock		Additional Paid-In Capital	Accumulated Comprehensive Income (Loss)	Accumulated Deficit	Total Stockholders’ Equity
	Shares(1)	Amount
Balances, December 31, 2015	6,338	$65	$219,981	$—	$(197,445)	$22,601
Exercise of stock options – common stock issued	265	3	3,000	—	—	3,003
Restricted stock granted	6	—	—	—	—	—
Restricted stock canceled	(3)	—	—	—	—	—
Employee stock purchase plan – common stock issued	5	—	37	—	—	37
Repurchased common stock	(34)	—	(345)	—	—	(345)
Stock-based compensation	—	—	1,104	—	—	1,104
Net loss	—	—	—	—	(7,770)	(7,770)
Balances, December 31, 2016	6,577	$68	$223,777	$—	$(205,215)	$18,630
Exercise of stock options – common stock issued	18		181	—	—	181
Restricted stock granted	5	—	—	—	—	—
Employee stock purchase plan – common stock issued	14	—	115	—	—	115
Proceeds from common stock purchase agreement, net issuance cost of $138	311	3	1,063			1,066
Stock-based compensation	—	—	1,354	—	—	1,354
Net loss	—	—	—	—	(20,555)	(20,555)
Balances, December 31, 2017	6,925	$71	$226,490	$—	$(225,770)	$791

(1)
All shares of the Company’s common stock issued and outstanding for all periods have been retroactively adjusted to reflect the one-for-ten reverse stock split which became effective August 23, 2018.

See accompanying notes to Consolidated Financial Statements

iPASS INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
	2017	2016
Cash flows from operating activities:
Net loss	$(20,555)	$(7,770)
Adjustments to reconcile net loss to net cash used in operating activities:
Stock-based compensation expense	1,354	1,104
Depreciation and amortization	1,591	2,469
Deferred income taxes	—	—
Loss on disposal of property and equipment	—	—
Provision for doubtful accounts	210	11
Changes in operating assets and liabilities:
Accounts receivable	3,434	(2,626)
Prepaid expenses and other current assets	(784)	1,535
Other assets	(152)	2
Accounts payable	2,348	414
Accrued liabilities	(224)	(628)
Deferred revenue	1,346	(73)
Other liabilities	(114)	80
Net cash used in operating activities	(11,546)	(5,482)
Cash flows from investing activities:
Purchases of property and equipment	(813)	(581)
Change in restricted cash	—	—
Net cash used in investing activities	(813)	(581)
Cash flows from financing activities:
Proceeds from common stock purchase agreement	1,204	—
Issuance cost of common stock purchase agreement	(54)	—
Net proceeds from issuance of common stock and disgorgement of profit	296	3,040
Principal payments for vendor financed property and equipment	—	(854)
Stock repurchase	—	(345)
Net cash provided by financing activities	1,446	1,841
Net decrease in cash and cash equivalents	(10,913)	(4,222)
Cash and cash equivalents at beginning of year	16,072	20,294
Cash and cash equivalents at end of year	$5,159	$16,072
Supplemental disclosures of cash flow information:
Net cash paid for taxes	$235	$242
Accrued amounts for acquisition of property and equipment	—	373
Accrued issuance cost of common stock purchase agreement	84	—
Value of commitment shares issued with the common stock purchase agreement	450	—
See accompanying notes to Consolidated Financial Statements

iPASS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Note 1. Basis of Presentation
Basis of Presentation
The Company’s consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”). The consolidated financial statements include the accounts of iPass Inc. (the “Company”) and its wholly owned subsidiaries. All intercompany transactions and accounts have been eliminated.
The Company reports comprehensive loss in a single continuous financial statement within the Consolidated Statements of Operations and Comprehensive Loss. The Company’s comprehensive loss is equivalent to its net loss because the Company does not have any transactions that are recorded through other comprehensive loss.
Going Concern
The Company has historically relied on existing cash and cash equivalents for its liquidity needs. As of December 31, 2017, the Company had $5.2 million in cash and cash equivalents.
In November 2017, the Company entered into a Common Stock Purchase Agreement (“CSPA”) with Aspire Capital Fund, LLC, (“Aspire Capital”). The agreement allows the Company to sell up to $10.0 million worth of common stock to Aspire Capital over a 24 months period. Upon execution of the agreement on November 16, 2017, Aspire Capital purchased from the Company 186,769 shares of common stock for a total purchase price of  $1.0 million. In addition, the Company issued 84,046 commitment shares to Aspire Capital. Beyond the initial purchase, the Company, at its discretion, has the right to direct Aspire Capital to purchase additional shares up to a daily maximum of 20,000 shares. The Company and Aspire Capital may mutually agree to increase this by an additional 200,000 shares in a given business day. However, the total number of shares issued to Aspire Capital cannot exceed 19.99% of the Company’s total outstanding shares of common stock. As of December 31, 2017, the Company sold an additional 40,000 shares to Aspire Capital for $0.2 million.
The accompanying consolidated financial statements were prepared on a going concern basis in accordance with GAAP. The going concern basis assumes that the Company will continue operations for the next twelve months from the date the consolidated financial statements are issued and will be able to realize its assets and discharge its liabilities and commitments in the normal course of business. The consolidated financial statements do not include any adjustments to reflect the possible future effects that may result from the Company’s inability to continue as a going concern. The Company’s history of losses, limited liquidity, and other factors raise substantial doubt about the Company’s ability to continue as a going concern. The Company may require additional financing, through either debt or equity arrangements. Equity and debt financing, however, might not be available when needed or, if available, might not be available on terms satisfactory to the Company. If the Company raises additional funds through equity financing, stockholders will experience dilution. Debt financing, if available, may involve covenants restricting operations or the Company’s ability to incur additional debt. If the Company is unable to execute its business plan or obtain adequate financing and satisfactory financing terms, its ability to continue to support business growth and to respond to business challenges would be significantly limited as the Company may have to delay, reduce the scope of or eliminate some or all of its initiatives, or reduce expenses which would harm operating results.
Recent Accounting Pronouncements
In May 2014, the FASB issued ASU No. 2014-09, Revenue from Contracts with Customers (Topic 606). ASU 2014-09 requires entities to recognize revenue through the application of a five-step model, which includes identification of the contract, identification of the performance obligations, determination of the transaction price, allocation of the transaction price to the performance obligations and recognition of revenue as the entity satisfies the performance obligations. In July 2015, the FASB deferred the effective

iPASS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

data for annual reporting periods beginning after December 15, 2017, including interim periods within that reporting period. The Company will adopt the new guidance as of January 1, 2018. The plan is to adopt using the modified retrospective approach. Currently, the Company’s primary source of revenue is derived from a series of monthly usage-based fees that are recognized when the customer’s usage occurs and therefore recognition is not significantly different under the new guidance. The Company expects the primary impact of this guidance to be the initial capitalization of incremental commission paid to employees for signing of new customers, which will be amortized over the time period in which the benefit will be received.
In February 2016, the FASB issued ASU No. 2016-02, Leases (Topic 842). ASU 2016-02 impacts any entity that enters a lease with some specified scope exceptions. The guidance updates and supersedes Topic 840, Leases. For public entities, ASU 2016-02 is effective for fiscal years, and interim periods with those years, beginning after December 15, 2018, and early adoption is permitted. The Company is evaluating the effect that ASU 2014-09 will have on the Company’s consolidated financial statements and related disclosures.
In March 2016, the FASB issued ASU 2016-09, Improvements to Employee Share-Based Payment Accounting. This ASU affects entities that issue share-based payment awards to their employees. The ASU is designed to simplify several aspects of accounting for share-based payment award transactions which include the income tax consequences, classification of awards as either equity or liabilities, classification on the statement of cash flows and forfeiture rate calculations. The Company adopted ASU 2016-09 during the year ended December 31, 2017. Under ASU 2016-09, excess tax benefits and deficiencies are required to be recognized prospectively as part of provision for income taxes rather than additional paid-in capital. The Company’s cumulative effect of windfall tax attributes are approximately $11.5 million. After applying the valuation allowance, no adjustment is recorded to the beginning retained earnings balance.
In August 2016, the FASB issued ASU No. 2016-15, Statement of Cash Flows (Topic 230): Classification of Certain Cash Receipts and Cash Payments. This update addresses how certain cash receipts and cash payments are presented and classified in the statement of cash flows with the objective of reducing existing diversity in practice with respect to these items. Among the types of cash flows addressed are payments for costs related to debt prepayments or extinguishment, payments representing accreted interest on discounted debt, payments of contingent consideration after a business combination, proceeds from insurance claims and company-owned life insurance, and distributions from equity method investees, among others. The update is to be adopted retrospectively and is effective for annual and interim periods beginning after December 15, 2017. Early adoption is permitted. The Company does not expect a material impact of adopting this guidance on its consolidated financial statements.
In October 2016, the FASB issued ASU No. 2016-16, Intra-Equity Transfers of Assets Other Than Inventory (Topic 740), which is intended to eliminate diversity in practice and provide a more accurate depiction of the tax consequences on intercompany asset transfers (excluding inventory). This update requires entities to immediately recognize the tax consequences on intercompany asset transfers (excluding inventory) at the transaction date, rather than deferring the tax consequences under current GAAP. The update will be effective for the Company’s first quarter of fiscal year 2019 and requires a modified retrospective method of adoption. Early adoption is permitted, but only in the first quarter of an entity’s annual fiscal year. The Company is currently evaluating the effect that this guidance will have on its consolidated financial statements and related disclosures.
In November 2016, the FASB issued ASU No. 2016-18, Statement of Cash Flows (Topic 230): Restricted Cash. The update requires entities to include in their cash and cash-equivalent balances in the statement of cash flows those amounts that are deemed to be restricted cash and restricted cash equivalents. The standard will be effective for us beginning January 1, 2018 and will require a retrospective approach. Early adoption is permitted. The Company does not expect that the update will have a material impact on its consolidated financial statements.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note 2. Significant Accounting Policies
Use of Estimates
The preparation of the consolidated financial statements and related disclosures in conformity with GAAP and pursuant to the rules and regulations of the U.S. Securities and Exchange Commission (“SEC”) requires management to make estimates and judgments that affect the amounts reported in the consolidated financial statements and accompanying notes. Estimates are used for, but not limited to revenue, the valuation of accounts receivables, other long-lived assets, stock-based compensation, legal contingencies, deferred revenue, network access costs, income taxes, and sales tax liabilities. These estimates and assumptions are based on management’s best estimates and judgment. Actual results could differ from the estimates made by management with respect to these and other items.
Foreign Currency Accounting
The U.S. dollar is the functional currency for the Company and all of its subsidiaries; therefore, the Company does not have a translation adjustment recorded through accumulated other comprehensive loss. While the Company’s revenue contracts are denominated in U.S. dollars, the Company has foreign operations that incur expenses in various foreign currencies and does purchase some network access costs in currencies other than the U.S. dollar. Monetary assets and liabilities are remeasured using the current exchange rate at the balance sheet date. Non-monetary assets and liabilities and capital accounts are remeasured using historical exchange rates. Foreign currency exchange gains and losses are presented separately in the Consolidated Statements of Operations and Comprehensive Loss.
Cash Equivalents
The Company considers all highly-liquid investments with a remaining maturity of three months or less at the time of purchase to be cash equivalents. Cash equivalents consist primarily of investments in institutional money market funds.
Concentrations of Risk
Financial instruments that potentially subject the Company to significant concentrations of credit risk consist principally of cash, cash equivalents and accounts receivable. Substantially all of the Company’s cash and cash equivalents are held by two financial institutions. The Company is exposed to risk in the event of default by these financial institutions or the issuers of these securities to the extent the balances are in excess of amounts that are insured by the FDIC.
The Company’s receivables are derived from revenue earned from customers located primarily in the United States and EMEA. The Company provides credit to its customers in the normal course of business and requires no collateral to secure accounts receivable. The Company maintains an allowance for potentially uncollectible accounts receivable based on its assessment of the collectability of accounts receivable. The allowance for doubtful accounts is based on customer-specific identification, which encompasses various factors, including: the Company’s review of credit profiles of its customers, age of the accounts receivable balances, contractual terms and conditions, current economic conditions that may affect a customer’s ability to pay and historical payment experience. As of December 31, 2017, accounts receivables from customers in the EMEA region and in the United States represented 66% and 28% of total accounts receivable, respectively. 65% of our accounts receivables balance were due within the Company’s standard credit term of 30 days and 98% were aged less than 90 days past due.
As of December 31, 2017 and 2016, two customers each represents approximately 10% of total receivables.
For the year ended December 31, 2017, two suppliers represented 37% and 10% of total network access costs, respectively. For the year ended December 31, 2016, one suppliers represented 29% of total network access costs.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Property and Equipment, Net
Property and equipment, net are stated at cost, less accumulated depreciation or amortization. Depreciation of property and equipment and amortization of leasehold improvements are computed using the straight-line method over the estimated useful lives of the respective assets as follows:
•
Equipment: 3 to 5 years

•
Furniture and fixtures: 5 years

•
Computer software: 3 to 5 years

•
Leasehold improvements: the shorter of the useful life of the leasehold improvements or the term of the underlying lease

Upon retirement or sale, the cost of assets disposed of and the related accumulated depreciation are removed from the accounts and any resulting gain or loss is credited or charged to the Consolidated Statements of Operations and Comprehensive Loss. Expenditures for maintenance and repairs are charged to expense as incurred.
Construction in progress is related to the construction or development of property and equipment that has not yet been placed in service. Depreciation for equipment and computer software begins once it is placed in service and depreciation for leasehold improvements commences once they are ready for intended use.
Income Taxes
Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the expected future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases, along with net operating loss and tax credit carry forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized as income or loss in the period that includes the enactment date. The Company records net deferred tax assets to the extent management believe these assets would more likely than not be realized. In making such determination, management considers all available positive and negative evidence, including scheduled reversals of deferred tax liabilities, projected future taxable income, tax planning strategies and recent financial operations. In the event management was to determine that the Company would be able to realize the deferred income tax assets in the future in excess of their net recorded amount, the Company would make an adjustment to the valuation allowance which would reduce the provision for income taxes.
The Tax Reform Legislation provides for a one-time “deemed repatriation” of accumulated foreign earnings of  $5.6 million, offset by the participation exemption of  $3.1 million, for the year ended December 31, 2017. The Company does not expect to pay U.S. federal cash taxes on the deemed repatriation due to its current year taxable loss position. The Company does not expect that the future foreign earnings will be subject to U.S. federal income tax since the Company intends to continue reinvesting such earnings outside the U.S. indefinitely. The amount of cash and cash equivalents held by the Company’s foreign subsidiaries as of December 31, 2017 and 2016 was $0.3 million and $0.4 million, respectively.
The Company accounts for uncertainty in income taxes using a two-step approach to recognizing and measuring uncertain tax positions. The first step is to evaluate the tax position for recognition by determining if the weight of available evidence indicates that it is more likely than not that the position will be sustained on audit, including resolution of related appeals or litigation processes, if any. The second step is to measure the tax benefit as the largest amount that is more than 50% likely of being realized upon

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

settlement. The Company classifies the liability for unrecognized tax benefits as current to the extent that the Company anticipates payment (or receipt) of cash within one year. Actual results could differ materially from these estimates and could significantly affect the effective tax rate and cash flows in future years.
The Company recognizes estimated interest and penalties relating to income tax uncertainties as a component of the provision for income taxes.
Stock-Based Compensation
Stock-based compensation expense is estimated at the grant date based on the award’s fair value and is recognized as expense over the award’s requisite service period. Awards that vest based on service criteria are expensed on a straight-line basis. Awards having accelerated vesting based on achieving certain performance criteria are expensed on graded vesting basis over the vesting period, after assessing the probability of achieving the requisite performance criteria. The Company’s stock-based payment awards to employees and directors include stock options, restricted stock units and awards, and employee purchase rights granted in connection with the Employee Stock Purchase Plan. Certain restricted stock awards have performance-based goals based on the achievement of various targeted quarterly metrics, any of which require an assessment of the probability and timing of vesting. The Company estimates the fair value of stock options and employee purchase rights on the date of grant using the Black-Scholes option-pricing model that requires the use of assumptions such as expected stock price volatility over the term of the awards, actual and projected employee stock option exercise behaviors, risk-free interest rates and expected dividends. The expected stock price volatility is based on historical volatility and the expected term is based on the historical average expected term. Because stock-based compensation expense is based on awards ultimately expected to vest, it has been reduced for estimated forfeitures. The expected forfeiture rate is based upon the historical experience of employee turnover and certain other factors. To the extent the actual forfeiture rate is different from the expected rate, stock-based compensation expense is adjusted accordingly.
Revenue Recognition
Revenue is recognized when all four revenue recognition criteria have been met: persuasive evidence of an arrangement exists, service has been provided to the customer, the fee is fixed or determinable, and collection is reasonably assured. When the above criteria are not met, revenue is deferred and recognized upon cash collection, upon acceptance of a completion certificate from the customer or when the service is rendered, depending on the type of fee or service arrangement. We report revenue net of sales taxes collected from customers and remitted to governmental taxing authorities.
Network Fees
The Company recognizes network fees during the period the services are rendered to the end-users based on usage or a flat fee. The Company has two types of flat fee arrangements for its network services. The first is a recurring flat fee that is billed at the same dollar amount each month. The second is a recurring fee calculated based on a flat fee per user per month, of which the dollar amount billed would differ month-to-month depending on the number of users using the Company’s services during a given month. The Company frequently requires customers to commit to minimum network fees associated with monthly, quarterly or annual minimum network usage or over the term of the arrangement. For example, customers that have agreed to a Minimum Monthly Commitment (“MMC”), the customer’s monthly invoice reflects the greater of the customer’s actual usage for the month or the MMC for that month. If the MMC exceeds actual usage (a “Shortfall”), the Company determines whether the Shortfall is fixed or determinable. If the Company concludes that the Shortfall is fixed or determinable, based upon the customer’s specific billing history, and other revenue recognition criteria have been met, the Company recognizes as revenue the amount of Shortfall which is invoiced. If the Company concludes that the Shortfall is not fixed or determinable, the Company recognizes revenue when the Shortfall amount is collected. The Company also bills certain network fees upfront and recognizes such fees ratably over the term as services are provided.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Platform Services and Other Fees
Platform services are any services that allow a user to connect to a network using the iPass application. Fees for this service are typically based upon a monthly rate, and revenue is recognized during the month the services are provided. Revenue related to iPassConnect (“iPC”) fees, including extended support fees as the iPC product reached end-of-life in 2012, and Open Mobile Platform fees are typically based upon a monthly rate (per user rate or a flat fee) and are recognized during the month the services are provided. Start-up support service fees representing charges to new customers, customization services and standard training may be billed up-front in advance and recognized as revenue over the term of the contract or service delivery.
Sales of big data analytics, branded as Veri-Fi, is recognized when all four revenue criteria have been met. For evidence of delivery, the Company concludes this criteria is satisfied when the data has been transferred because customers are able to fully benefit upon receipt. In instances when partial data ordered by a customer has been delivered before period end, the Company recognizes in proportional to the number of days of data provided to the customer.
Deferred Revenue
The Company defers revenue for services that are billed in advance or prepaid as required per customer agreements. Revenue is recognized as the services are being delivered, or ratably over the estimated service period, depending on the nature of the service. Amounts expected to be recognized as revenue within one year are classified as short-term. For services that have been billed but not yet performed and the related receivable has not been collected, for balance sheet presentation purposes, the Company offsets the deferred revenue with the related accounts receivable, despite the receivable representing an enforceable obligation.
Network Access Costs
Network access costs represent the amounts paid to network access providers for the usage of their networks. The Company has minimum purchase commitments with some network service providers for access that it expects to utilize during the term of the contracts. Costs of minimum purchase contracts are recognized as network access costs at the greater of the minimum commitment or actual usage.
Advertising Expenses
Advertising costs are expensed as incurred. Advertising expenses for the years ended December 31, 2017 and 2016 were approximately $18,000 and $45,000, respectively.
Internal Use Software Development Costs
The Company follows the guidance set forth in ASC 350-40, Internal Use Software, (“ASC 350-40”), in accounting for the development of its application service and other internal use applications. ASC 350-40 requires companies to capitalize qualifying computer software costs, which are incurred during the application development stage. Costs related to preliminary project activities and post-implementation activities are expensed as incurred. The Company did not capitalize any internally developed software in 2017. The Company capitalized $0.3 million in 2016.
Depreciation and amortization expenses related to the Company’s internally developed software was approximately $0.8 million and $0.8 million in 2017 and 2016, respectively. Management evaluates the useful lives of the Company’s assets on an annual basis and tests for impairment whenever events or changes in circumstances occur that could impact the recoverability of these assets. There were no impairments to long lived assets during the years ended December 31, 2017 and 2016.

iPASS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note 3. Financial Instruments and Fair Value
Fair value is the price that would be received from selling an asset or paid to transfer a liability in an orderly transaction in the principal or most advantageous market between market participants at the measurement date. When determining the fair value measurements for assets and liabilities required or permitted to be recorded at fair value, the Company considers assumptions that market participants would use when pricing the asset or liability.
Fair Value Hierarchy
The three levels of inputs that may be used to measure fair value are as follows:
•
Level 1 — Quoted prices in active markets for identical assets or liabilities;

•
Level 2 — Inputs other than Level 1 either directly or indirectly, such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities; and

•
Level 3 — Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.

The recurring fair values of these financial assets (excluding cash) were determined using the following inputs at December 31, 2017 and December 31, 2016, respectively:
	As of December 31, 2017				As of December 31, 2016
	Fair Value Measured Using			Total Balance	Fair Value Measured Using			Total Balance
	Level 1	Level 2	Level 3		Level 1	Level 2	Level 3
	(In thousands)
Financial assets
Money market funds(1)	$4,175	$—	$—	$4,175	$14,083	$—	$—	$14,083
Total financial assets	$4,175	$—	$—	$4,175	$14,083	$—	$—	$14,083

(1)
Held in cash and cash equivalents on the Company’s consolidated balance sheets.

There were no transfers between Level 1, 2, and 3 between December 31, 2017 and December 31, 2016. As of December 31, 2017 and December 31, 2016, the carrying amount of accounts receivable, accounts payable, accrued liabilities and deferred revenue approximates fair value due to their short maturities. (Refer to Note 7 and 8 for discussion related to Accrued Restructuring and Vendor Financed Property and Equipment).

iPASS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note 4. Property and Equipment
Property and equipment, net consisted of the following:
	As of December 31,
	2017	2016
	(In thousands)
Equipment	$10,698	$10,492
Furniture and fixtures	246	378
Computer software	10,723	10,431
Construction in progress	36	303
Leasehold improvements	483	536
	22,186	22,140
Less: Accumulated depreciation and amortization	(20,852)	(19,655)
Property and equipment, net	$1,334	$2,485

Depreciation expense for operations was approximately $1.6 million and $2.5 million for the years ended December 31, 2017 and 2016, respectively.
During the year ended December 31, 2017, the Company retired $0.4 million of gross property and equipment and did not incur a material loss on disposal. During the year ended December 31, 2016, the Company retired less than $0.1 million of gross property and equipment.
During 2013, the Company acquired approximately $2.6 million of enterprise database software and infrastructure hardware. During April 2014, the Company acquired approximately $0.5 million of additional enterprise infrastructure hardware. As of December 31, 2016, the net book value of this enterprise database software and infrastructure hardware in computer software and equipment held by the Company was approximately $0.1 million. During 2016, the Company extended the license related to the previously acquired software for approximately $0.5 million to be paid over one year. As of December 31, 2017, all payments were completed.
Note 5. Other Assets
Other assets (non-current) consisted of the following:
	As of December 31,
	2017	2016
	(In thousands)
Deposits	$503	$480
Long-term deferred tax asset, net	209	208
Long-term tax receivable	128	—
	$840	$688

iPASS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note 6. Accrued Liabilities
Accrued liabilities consisted of the following:
	As of December 31,
	2017	2016
	(In thousands)
Tax liabilities	$886	$927
Accrued bonus, commissions and other employee benefits	522	808
Accrued property and equipment	—	373
Amounts due to customers	962	869
Legal fee accruals	492	34
Other accrued liabilities	872	863
	$3,734	$3,874

Note 7. Accrued Restructuring
During the second quarter of 2015, the Company announced a restructuring plan (the “Q2 2015 Plan”) intended to flatten the organization, create a more nimble sales and delivery infrastructure to support a SaaS go to market strategy, and accelerate the cash flow break-even point for the Company. The Q2 2015 Plan reduced headcount globally by approximately 14% and the Company recorded approximately $4.2 million of restructuring charges during fiscal year 2015 and had approximately $0.2 million of payments remaining as of December 31, 2015 for employees termination costs. As of December 31, 2016 the Company completed all the related payments associated with this restructuring plan.
During the first quarter of 2016, the Company announced a restructuring plan (the “Q1 2016 Plan”) and reduced headcount globally by 57 employees, or 30% of the workforce, and primarily eliminated positions in engineering and network operations groups, including a reduction of personnel in India. This resulted in a charge of approximately $0.8 million in 2016, and as of December 31, 2016 the Company had completed all of the related payments associated this restructuring Plan.
The following is a rollforward of restructuring liability for the above Plans:
	As of December 31,
	2017	2016
	(In thousands)
Beginning balance	$—	$250
Restructuring charges and related adjustments	—	788
Payments and adjustments	—	(1,038)
Ending balance	$—	$—

Note 8. Vendor Financed Property and Equipment
In October 2013, the Company acquired enterprise database software and infrastructure hardware. This purchase was financed through a vendor and was to be paid over three years. In April 2014, the Company acquired additional enterprise infrastructure hardware which was financed through the vendor and is to be paid over two years. The total purchase financed by a vendor was approximately $3.1 million. Since October 2013, the Company made approximately $3.1 million of principal payments, and as of December 31, 2016 the Company had completed all remaining principal payments.

iPASS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

In October 2016, the Company extended the license related to the previously acquired software for approximately $0.5 million to be paid over one year. Since October 2016, the Company made approximately $0.5 million of payments, and as of December 31, 2017, all payments were completed.
Note 9. Income Taxes
The provision for income taxes is based on loss from operations for 2017 and 2016 before taxes as follows:
	Year Ended December 31,
	2017	2016
	(In thousands)
U.S source loss	$(21,336)	$(8,167)
Foreign source income	975	620
Loss before income taxes	$(20,361)	$(7,547)

The provision for income taxes consisted of the following:
	Year Ended December 31,
	2017	2016
	(In thousands)
Current:
U.S. federal	$(238)	$—
State	7	9
Foreign	426	200
	$195	$209
Deferred:
U.S. federal	—	—
State	—	—
Foreign	(1)	14
	(1)	14
Provision for income taxes	$194	$223

Income tax expense was recorded for the years ended December 31, 2017 and 2016, of approximately $0.2 million each. The income tax expense recorded primarily relates to foreign taxes on expected profits in the foreign jurisdictions.

iPASS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Deferred income taxes reflect the net tax effects of temporary differences between carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes as well as net operating loss and tax credit carry forwards. As of December 31, 2017 and 2016, the Company provided a full valuation allowance on its net deferred tax assets in the United States, United Kingdom, Israel, Singapore, Australia and Japan. The components of deferred tax assets (liabilities) consisted of the following:
	Year Ended December 31,
	2017	2016
	(In thousands)
Deferred tax assets:
Net operating loss carry forwards	$25,309	$30,243
Reserves and accruals	1,392	1,507
Research and other tax credits	7,099	6,255
Share based compensation	1,687	2,456
Property and equipment	1,336	2,493
Total deferred tax assets	$36,823	$42,954
Valuation allowance	(36,177)	(41,788)
Net deferred tax assets	646	1,166
Deferred tax liabilities:
Property and equipment	(437)	(958)
Total net deferred tax assets	$209	$208

The provision for income taxes for operations differed from the amounts computed by applying the U.S. federal income tax rate to pretax loss before income taxes as a result of the following:
	Year Ended December 31,
	2017	2016
Federal statutory rate	(35)%	(35)%
State taxes, net of federal benefit	(1)	(1)
Amortization of stock-based compensation	1	6
Research and development benefit	(2)	(2)
Deemed repatriated foreign earnings	1	1
Tax Cuts and Jobs Act of 2017	4	—
Other	—	1
Rate differential impact on Tax Cuts and Jobs Act	74	—
Valuation allowance	(41)	33
Provision for income taxes	1%	3%

On December 22, 2017, the Tax Cuts and Jobs Act (P.L. 115-97, the “Act”) was signed into law. Among other changes is a permanent reduction in the federal corporate income tax rate from 35% to 21% for tax years beginning after December 31, 2017. As a result of the reduction in the corporate income tax rate, the Company revalued its net deferred tax assets at December 31, 2017. The Company measured a reduction in the value of the gross deferred tax assets of approximately $15.0 million, which was fully offset by the change in valuation allowance of  $15.0 million.

iPASS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Because of the complexity of the provision for the one-time deemed repatriation of accumulated foreign earnings for the year ended December 31, 2017, under the guidance of Staff Accounting Bulletin 118 the Company has reported a provisional amount of  $5.6 million for the income inclusion and $3.1 million for the participation exemption under the Act, for which the accounting is incomplete but a reasonable estimate can be determined. The Company required additional time to gather the complete information and finalize the analysis. The analysis will be finalized upon the tax return filing. Provisional amounts or adjustments to provisional amounts identified in the measurement period, as defined, would be included as an adjustment to tax expense or benefit from operations in the period the amounts are determined. The Company has determined a reasonable estimate of  $2.5 million one-time deemed repatriation of foreign earnings inclusion after the participation exemption for the tax reform effects, and reported the estimates as a provisional amount in its financial statements for which the accounting under ASC Topic 740 is completed. The Company will finalize the calculation in 2018 before filing the 2017 tax return.
In January 2018, the FASB released guidance on the accounting for tax on the global intangible low-taxed income (“GILTI”) provision of the Act. The GILTI provisions impose a tax on foreign income in excess of a deemed return on tangible assets of foreign corporations. The guidance indicates that either accounting for deferred taxes related to GILTI inclusions or to treat any taxes on GILTI inclusions as period costs are both acceptable methods subject to an accounting policy election. Effective January 1, 2018, the Company will elect to treat any potential GILTI inclusions as a period cost as the Company is not projecting any material impact from the GILTI inclusions and any deferred taxes related to any inclusion would be immaterial.
As of December 31, 2017, the Company had gross cumulative net operating loss carry forwards for federal and state tax reporting purposes of approximately $103.5 million and $49.4 million, respectively, which expire in various periods between 2018 and 2037. Included in the valuation allowance as of December 31, 2017, is approximately $8.4 million related to net operating loss carry forwards in Israel. Utilization of the net operating loss and tax credit carryforwards are subject to annual limitations due to certain ownership change rules provided by the Internal Revenue Service Code of 1986, as amended and similar state provisions.
As of December 31, 2017, the Company also has research and development tax credit carry forwards of approximately $3.3 million and $4.8 million for federal and state income tax purposes, respectively. If not utilized, the federal carry forwards will expire in various amounts through 2037. The state credit can be carried forward indefinitely.
The following table presents a reconciliation of the beginning and ending amounts of unrecognized tax benefits (in thousands):
Balance at December 31, 2015	$7,446
Increases for positions taken in prior years	—
Increases for positions related to the current year	149
Decreases for positions taken in prior years	(1,359)
Decreases for statutes lapsing	(21)
FX impact	(7)
Balance at December 31, 2016	6,208
Increases for positions taken in prior years	—
Increases for positions related to the current year	170
Decreases for positions taken in prior years	(608)
Decreases for statutes lapsing	(23)
FX impact	18
Balance at December 31, 2017	$5,765

iPASS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The change in unrecognized tax benefits primarily relates to prior year operating losses, certain research and development tax credits, and transfer pricing.
As of December 31, 2017 and 2016, the company had $0.8 million and $0.7 million, respectively, of unrecognized tax benefits that, if recognized, will have an impact on the Company’s effective tax rate.
It is reasonably possible that the total amount of unrecognized tax benefits will change in 2018. Decreases in the unrecognized tax benefits will result from the lapsing of statutes of limitations and the possible completion of tax audits in various jurisdictions. Increases will primarily result from tax positions expected to be taken on tax returns for 2018 or unanticipated findings on tax audits of open years in various jurisdictions.
In accordance with its accounting policy, the Company recognizes interest and penalties related to income tax matters in the provision for income taxes; which were not considered material during 2017 and 2016.
The Company’s major taxing jurisdictions are U.S. Federal, California, the U.K. and India. In the normal course of the Company’s business, the Company is subject to income tax audits in various jurisdictions. Years 2007 to 2017 remain open to examination by certain of these major taxing jurisdictions.
The Company currently has income tax audits in progress in India and has accrued approximately $0.7 million in connection with these audits.
Note 10. Stockholders’ Equity
Common Stock
On November 17, 2017, the Company entered into a CSPA with Aspire Capital that allows the Company to sell up to $10.0 million worth of common stock to Aspire Capital over a 24 month period. Upon execution of the agreement, Aspire Capital purchased from the Company 186,769 shares of common stock at a per share price of  $5.35 for a total purchase price of  $1.0 million. The Company also issued to Aspire Capital 84,046 commitment shares. The Company incurred approximately $0.1 million in related issuance costs. Beyond the initial purchase, the Company, at its discretion, has the right to direct Aspire Capital to purchase additional shares up to a daily maximum of 20,000 shares. As of December 31, 2017, the Company sold an additional 40,000 shares to Aspire Capital for $0.2 million, resulting in a total of 310,815 shares issued to Aspire Capital.
Equity Incentive Plans
The Company has two stock plans that permit it to grant stock options, restricted stock awards and restricted stock units to employees (“Employee Plan”) and to directors (“Director Plan”). Stock options granted to employees generally vest 25% on the first anniversary of the grant date with the remainder vesting ratably over the remaining 36 months; stock options generally expire 10 years after the date of grant. Restricted stock awards give the recipient the right to receive shares upon the lapse of the instruments’ time and/or performance-based restrictions. The restricted stock awards with time-based restrictions are considered outstanding at the time of grant, as the holders are entitled to dividends and voting rights. Employees may surrender a portion of their award shares to satisfy minimum statutory tax withholding obligations with respect to the vesting of restricted stock awards. Restricted stock awards with only performance-based restrictions are not considered outstanding until the performance criteria have been met and therefore are not entitled to dividends or voting rights at the time of grant. The performance-based restricted stock awards vest upon the achievement of pre-defined financial performance goals.
In 2016, 60,000 shares of those performance-based restricted stock awards were canceled. In 2017, 60,000 shares of those performance-based restricted stock awards were canceled. As of December 31, 2017, there were no outstanding awards solely based on performance.

iPASS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

During 2014, the Company granted a total of 42,000 shares of performance-based restricted stock awards that vest based on targeted quarterly revenue of Open Mobile which carry a service-condition to vest in full if performance has not been met at December 31, 2017; however, vesting will be accelerated upon the achievement of performance goals. None of the performance goals were met as of December 31, 2017 and 28,750 shares were canceled due to terminations while the remaining 13,250 shares were earned in full as of December 31, 2017.
The following table summarizes the stock option and restricted stock activity under the Plans for the indicated periods:
	Shares Available for Future Grant	Number of Options Outstanding	Weighted Average Exercise Price per Share	Weighted Average Grant Date Fair Value per Share	Number of Restricted Stock Awards and Units Outstanding	Weighted Average Grant Date Fair Value per Share
Balance at December 31, 2015	2,748,353	911,794	$12.9		147,916	$9.8
Authorized	322,922
Granted	(419,700)	413,700	$12.4	$6.2	6,000	$12.1
Options Exercised		(265,001)	$11.3
Restricted Stock Vested					(9,333)	$10.8
Terminated/canceled/forfeited	255,465	(192,465)	$19.1		(63,000)	$9.2
Reduce Evergreen Shares(1)	(1,500,000)
Balance at December 31, 2016	1,407,040	868,028	$11.8		81,583	$10.3
Authorized
Granted	(169,600)	164,600	$12.2	$6.3	5,000	$14.0
Options Exercised		(17,592)	$10.3
Restricted Stock Vested					(6,666)	$12.0
Terminated/cancelled/forfeited	167,587	(107,587)	$14.3		(60,000)	9.0
Balance at December 31, 2017	1,405,027	907,449	$11.6		19,919	$10.4

(1)
On July 5, 2016, the Board of Directors of Company resolved to reduce the share reserve under the iPass Inc. 2003 Equity Incentive Plan (“Plan”) by 1,500,000 shares, and eliminate the “evergreen” provision in the Plan.

The aggregate intrinsic value of options exercised was approximately $0.1 million for the year ended December 31, 2017. The aggregate intrinsic value of options exercised were $0.8 million for the year ended December 31, 2016.
The following table summarizes the stock options outstanding and exercisable by range of exercise prices as of December 31, 2017:
	Options Outstanding			Options Exercisable
Range of Exercise Prices	Number Outstanding	Weighted- Average Remaining Contractual Life (in Years)	Weighted- Average Exercise Price per Share	Number Exercisable	Weighted- Average Exercise Price per Share
$6.2 – $9.4	313,588	7.47	$8.8	187,570	$9.0
9.5 – 11.8	305,329	7.62	11.4	164,315	11.2
11.9 – 24.8	288,531	8.13	15.0	109,959	16.4
Total	907,448	7.73	11.6	461,844	11.5

iPASS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	Shares	Weighted Average Exercise Price per Share	Weighted Average Remaining Contractual Term (Years)	Aggregate Intrinsic Value
				(In thousands)
Options outstanding at December 31, 2017	907,449	$11.6	7.73	$—
Options vested and expected to vest at December 31, 2017	852,119	$11.6	7.73	$—
Options exercisable at December 31, 2017	461,845	$11.5	7.02	$—
Stock-Based Compensation
The following table sets forth the total stock-based compensation expense from operations included in the Company’s Consolidated Statements of Operations and Comprehensive Loss:
	Year Ended December 31,
	2017	2016
	(In thousands)
Network operations	$53	$33
Research and development	183	131
Sales and marketing	212	153
General and administrative	906	787
Total	$1,354	$1,104

The following table sets forth the total stock-based compensation expense by award-type:
	Year Ended December 31,
	2017	2016
	(In thousands)
Stock options	$1,169	$906
Restricted stock	122	136
Employee stock purchase plan	63	62
Total	$1,354	$1,104

As of December 31, 2017, there was $2.1 million of total unrecognized stock-based compensation expense related to stock options, net of expected forfeitures that will be recognized over the weighted average period of 2.4 years. As of December 31, 2017, there was less than $0.1 million of total unrecognized compensation cost related to the unvested restricted stock awards granted, net of expected forfeitures which is expected to be recognized over the remaining weighted average vesting period of 0.2 years.
Valuation Assumptions
The weighted average estimated fair value of stock options granted during the years ended December 31, 2017 and 2016 were calculated under the Black-Scholes option-pricing model, using the following weighted-average assumptions:
	Year Ended December 31,
	2017	2016
Risk-free rate	1.97%	1.45%
Expected dividend yield	—%	—%
Expected volatility	56%	55%
Expected term	5.7 years	5.8 years

iPASS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Expected volatility is based on the historical volatility of the Company’s common stock. The expected term of stock options granted is based on the historical average expected term. The risk-free rate for periods within the expected term of the stock option is based on the U.S. Treasury yield curve in effect at the time of grant. During the year ended December 31, 2017 and 2016, the Company did not pay any cash dividends on its common stock and does not expect to pay cash dividends in the future.
Employee Stock Purchase Plan
Under the Company’s Employee Stock Purchase Plan (“ESPP”), the Company can grant stock purchase rights to all eligible employees during a one-year offering period with purchase dates at the end of each six-month purchase period (each April and October). As of December 31, 2017, the Company reserved 0.75 million shares of common stock for issuance under the ESPP plan and approximately 0.44 million shares remain available for future issuance. The ESPP plan permits employees to purchase common stock through payroll deductions of up to 15% on an employee’s compensation, including commissions, overtime, bonuses and other incentive compensation. The purchase price per share is equal to the lower of 85% of the fair market value per share at the beginning of the offering period, or 85% of the fair market value per share on the semi-annual purchase date. No participant may purchase more than 250 shares per offering or $25,000 worth of common stock in any one calendar year. During the years ended December 31, 2017 and 2016, 13,959, and 5,134 shares were purchased at average per share prices of  $8.3 and $7.2, respectively.
Compensation cost related to the Company’s employee stock purchase plan is calculated using the fair value of the employees’ purchase rights granted. The estimated fair value of employee purchase rights granted during the years ended December 31, 2017 and 2016 was calculated using the Black-Scholes option-pricing model with the following weighted-average assumptions:
	Year Ended December 31,
	2017	2016
Risk-free rate	1.38%	0.58%
Expected dividend yield	—%	—%
Expected volatility	92%	44%
Expected term	0.5 to 1 year	0.5 to 1 year
Note 11. Commitments and Contingencies
Leases and Purchase Commitments
The Company leases facilities under operating leases that expire at various dates through October 2020. Certain leases are cancellable prior to lease expiration dates. The terms of certain operating leases provide for rental payments on a graduated scale. The Company recognizes rent expense on a straight-line basis over the respective lease periods and has accrued for rent expense incurred but not paid. Future minimum lease payments under these operating leases, as of December 31, 2017, are as follows:
Year ending December 31:	Operating Leases
(In thousands)
2018	$1,346
2019	1,190
2020	926
$3,462

Rent expense for operating leases, excluding leases accounted for under the Company’s restructuring plan for the years ended December 31, 2017 and 2016 was $1.7 million each.

iPASS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The Company has contracts with certain network service providers which have minimum purchase commitments that expire on various dates through 2019. Future minimum purchase commitments under all agreements are as follows:
Year ending December 31:	Minimum Purchase Commitments
(In thousands)
2018	$11,542
2019	636
$12,178

Sales Tax Liabilities
The Company’s sales and use tax filings are subject to customary audits by authorities in the jurisdictions where it conducts business in the United States, which may result in assessments of additional taxes. During fiscal year 2009, the Company determined that additional sales taxes were probable of being assessed for multiple states as a result of the preliminary findings specific to a sales and use tax audit that had been initiated in the same year. As a result, in the third quarter of 2009, the Company estimated an incremental sales tax liability of approximately $5.0 million, including interest and penalties of approximately $1.5 million. During subsequent years, this liability was reduced through sales tax payments, settlements with certain state tax authorities and revised estimates of the sales tax liability to $0.9 million in 2017 and $1.0 million in 2016, which is included in other long-term liabilities.
Unclaimed Property Compliance
The Company has received notices from several states stating that they have appointed an agent to conduct an examination of the books and records of the Company to determine whether it has complied with state unclaimed property laws. In addition to seeking the turnover of unclaimed property subject to escheat laws, the states may seek interest, penalties, costs of examinations, and other relief. If the potential loss from any payment claim is considered probable and the amount or the range of the loss can be estimated, the Company accrues a liability for the estimated loss. To date, the Company is not able to estimate the possible payment, if any, due to the early state of this matter.
Legal Proceedings
The Company is involved in legal proceedings and claims arising in the ordinary course of business. While there can be no assurances as to the ultimate outcome of any litigation involving the Company, management does not believe any such pending legal proceeding or claim will result in a judgment or settlement that would have a material adverse effect on the Company’s financial position, results of operations or cash flows.
In the ordinary course of business, the Company may provide indemnifications of varying scope and terms to customers, business partners, and other parties with respect to certain matters, including, but not limited to, losses arising out of the Company’s breach of such agreements, services to be provided by the Company, or from intellectual property infringement claims made by third-parties. Certain indemnification agreements may not be subject to maximum loss clauses. If the potential loss from any indemnification claim is considered probable and the amount or the range of the loss can be estimated, the Company accrues a liability for the estimated loss. To date, claims under such indemnification provisions have not been significant.
Note 12. Employee 401(k) Plan
The Company sponsors a 401(k) plan covering all employees. Matching contributions to the plan are at the discretion of the Company. During the years ended December 31, 2017 and 2016, there have been no employer contributions under this plan.

iPASS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note 13. Net Loss Per Common Share
Basic net income (loss) per share is computed by dividing net income (loss) available to shareholders by the weighted average number of shares outstanding during the period. Diluted net income (loss) per share is computed by dividing net income (loss) available to shareholders by the weighted average number of diluted shares outstanding. Unvested participating securities that vest based on service are included in the weighted daily average number of shares outstanding used in the calculation of basic net income per share and excluded in the calculation of basic net loss per share.
When an entity has a loss from operations, including potential shares in the denominator of diluted per share computations will generally be anti-dilutive, even if the entity has net income after adjusting for discontinued operations. That is, including potential shares in the denominator of the earnings per share calculation for a loss-making entity will generally decrease the loss per share and, therefore those shares should be excluded from calculations of diluted earnings per share. Accordingly, for all periods presented, basic weighted-average shares outstanding were used in calculating the diluted net loss per share.
The following table sets forth the computation of basic and diluted net loss per share:
	Year Ended December 31,
	2017	2016
	(In thousands, except per share amounts)
Net loss	$(20,555)	$(7,770)
Weighted average shares outstanding – basic and diluted	6,606,047	6,434,494
Net loss per share	$(3.10)	$(1.20)

The following items have been excluded from the computation of diluted net loss per share because the effect of including these shares would have been anti-dilutive:
	Year Ended December 31,
	2017	2016
Options to purchase common stock	892,834	534,091
Restricted stock awards, including participating securities	19,916	26,583
Total	912,751	560,674

The weighted-average exercise price of options to purchase common stock excluded from the computation was $12.0 and $13.5 for the years ended December 31, 2017 and 2016, respectively.
Note 14. Segment and Geographic Information
The Company has one reportable operating segment, Mobile Connectivity Services. The Company’s Mobile Connectivity Services offer a standard cloud-based solution allowing the Company’s customers and their users access to the Company’s global Wi-Fi network.
The following table summarizes total Company revenue from operations by country or by geographical region:
	For the Year Ended December 31,
	2017	2016
United States	47%	41%
Europe, Middle East and Africa	45%	49%
Asia Pacific	5%	9%
Rest of the world	3%	1%

iPASS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

No individual country, except for the United States and Germany, accounted for 10% or more of total revenues for the years ended December 31, 2017 and 2016. Revenues in Germany accounted for 16% and 14% of total revenues in 2017 and 2016, respectively. One customer accounted for 11% of total revenue as of December 31, 2017 and 10% of total revenues for the year ended December 31, 2016.
Note 15. Stock Repurchase Program
On November 3, 2015, the Board authorized a share repurchase program of up to $3.0 million of the Company’s Common Stock beginning in the fourth quarter of 2015. Under the repurchase program, the Company was authorized to repurchase shares through open market purchases, in accordance with applicable federal securities laws, including through trading plans under Rule 10b5-1 of the Securities and Exchange Act of 1934. The repurchase program ran through December 31, 2016. The number of shares repurchased and the timing of purchases were based on general business and market conditions, and other factors, including legal requirements. During 2015, no shares had been repurchased under this program. During 2016, the Company repurchased 33,923 shares for $345,296 under the repurchase program, for an average price of  $10.2 per share. As of December 31, 2016 the repurchase program terminated.
Note 16. Reverse Stock Split
On August 21, 2018, the Company filed a Certificate of Amendment of Amended and Restated Certificate of Incorporation of iPass Inc. (the “Amendment”) to effect a one-for-ten reverse stock split of its outstanding common stock, effective as of August 23, 2018. A series of alternate amendments to effect a reverse stock split were approved by the Company’s stockholders at its Annual Meeting of Stockholders held on June 13, 2018, and the specific one-for-ten ratio was subsequently approved by the board of directors on August 16, 2018. All share and per-share data in the Company’s consolidated financial statements and applicable disclosures have been retroactively adjusted to reflect this reverse stock split.
Note 17. Subsequent Events
From January 1, 2018 to the date of the filing of this Form 10-K, the Company sold to Aspire Capital a total of 120,000 shares of common stock for a total of  $0.5 million for an average per share purchase price of  $4.48.

ANNEX A — AGREEMENT AND PLAN OF MERGER
EXECUTION VERSION
AGREEMENT AND PLAN OF MERGER
by and among
PARETEUM CORPORATION,
TBR, INC.,
and
IPASS INC.
November 12, 2018

AGREEMENT AND PLAN OF MERGER
AGREEMENT AND PLAN OF MERGER, dated as of November 12, 2018 (this “Agreement”), by and among iPass Inc., a Delaware corporation (the “Company”), Pareteum Corporation, a Delaware corporation (“Parent”), and TBR, Inc., a Delaware corporation and wholly-owned subsidiary of Parent (“Sub”).
RECITALS
WHEREAS, the boards of directors of Parent, Sub and the Company have each determined that it is in the best interests of their respective stockholders for Parent to acquire the Company upon the terms and subject to the conditions set forth herein;
WHEREAS, in furtherance of such acquisition, it is proposed that, upon the terms and subject to the conditions set forth herein, Sub make a tender offer to purchase any and all of the issued and outstanding shares of Company Common Stock (as defined herein) for 1.17 (the “Exchange Ratio”) duly authorized, validly issued, fully paid and nonassessable shares of Parent Common Stock (the “Per Share Amount”) per share of Company Common Stock (such offer, as it may be amended from time to time pursuant to the terms hereof, the “Offer”) net to the holder thereof, on the terms and subject to the conditions of this Agreement and the Offer;
WHEREAS, Parent, Sub and the Company acknowledge and agree that as soon as practicable following the Acceptance Time, Sub will be merged with and into the Company, on the terms and subject to the conditions set forth in this Agreement (the “Merger”), with the Merger to be effected pursuant to Section 251(h) of the DGCL (as defined herein);
WHEREAS, the board of directors of the Company has: (i) determined that the Offer and the Merger are fair to, and in the best interests of, the Company and its stockholders; (ii) adopted and declared advisable this Agreement and the transactions contemplated hereby, including the Offer and the Merger; (iii) resolved that the Merger shall be effected as soon as practicable following the Acceptance Time without a vote of the Company’s stockholders pursuant to Section 251(h) of the DGCL; and (iv) subject to the terms hereof, resolved and agreed to recommend that holders of shares of Company Common Stock accept the Offer and tender their shares of Company Common Stock pursuant to the Offer;
WHEREAS, the board of directors of each of Parent and Sub, has (a) determined that the Merger is advisable and fair to, and in the best interests of, Parent and Sub, respectively, and (b) approved, adopted and declared advisable this Agreement and the transactions contemplated hereby, including the Offer and the Merger;
WHEREAS, for U.S. federal income Tax purposes, it is intended that the Offer and the Merger, taken together, constitute integrated transactions that qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and the regulations promulgated thereunder, and that this Agreement will constitute a “plan of reorganization” for purposes of Sections 354 and 361 of the Code;
WHEREAS, Parent, Sub and the Company desire to make certain representations, warranties and agreements in connection with, and also to prescribe certain conditions to, the transactions contemplated by this Agreement.
NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:
ARTICLE I
DEFINITIONS AND TERMS
Section 1.1 Definitions.   As used in this Agreement, the following terms have the meanings set forth below:
“Acquisition Proposal” means any inquiry, offer or proposal made by any Person or Persons other than Parent, Sub or any controlled Affiliate thereof relating to, in a single transaction or a series of related transactions, other than in the transactions contemplated by this Agreement, any (i) purchase or other acquisition, directly or indirectly, of beneficial ownership (as defined under Section 13(d) of the Exchange Act) of securities (or options, rights to purchase or securities convertible into or redeemable or exchangeable for such securities) representing fifteen percent (15%) or more of the issued and outstanding Company Common Stock, including pursuant to a merger, amalgamation, consolidation or other business combination, joint venture, recapitalization, sale of capital stock, issuance of securities, tender offer or exchange offer or other similar transaction involving the Company, (ii) purchase or other acquisition, directly or indirectly, of fifteen percent (15%) or more of the assets (including the capital stock of the Subsidiaries of the Company) of the Company and its Subsidiaries, taken as a whole, (iii) the issuance by the Company of securities representing more than fifteen (15%) of any class of its outstanding voting securities or (iv) a liquidation, dissolution or other winding up of the Company or, to the extent representing fifteen percent (15%) or more of the assets (including the capital stock of the Subsidiaries of the Company) of the Company and its Subsidiaries, taken as a whole, one or more Subsidiaries of the Company.
“Action” means litigation, suit, claim, charge, action, hearing, proceeding, arbitration or mediation.
“Additional Offer Period” has the meaning set forth in Section 2.1(d).
“Affiliate” has the meaning set forth in Rule 12b-2 of the Exchange Act.
“Agreement” has the meaning set forth in the Preamble.
“Benefit Plans” means (a) each “employee benefit plan” as defined in Section 3(3) of ERISA (whether or not subject to ERISA), (b) each employment, consulting, severance, change of control, retention or similar plan, agreement, arrangement or policy, and (c) each other plan, agreement, arrangement or policy (written or oral) providing for compensation, bonuses, perquisites, profit-sharing, equity or equity-related related rights, incentive or deferred compensation, paid time off, insurance (including any self-insured arrangements), health or medical benefits, employee assistance program, disability or sick leave benefits, workers’ compensation, supplemental unemployment benefits, severance, retention, or change in control benefits or post-employment or retirement benefits (including compensation, pension, health, medical or life insurance benefits), in each case maintained, sponsored or contributed to by the Company or any of its Subsidiaries or with respect to which the Company or any of its Subsidiaries has any direct or indirect liability, other than any such benefits or arrangements if and to the extent required to be provided, maintained or contributed to under applicable Law, in each case, for the benefit of any Service Provider located primarily outside the United States.
“Board Recommendation” has the meaning set forth in Section 5.22.
“Book Entry Shares” means outstanding non-certificated Company Common Stock represented by book-entry shares.
“Business Day” means a day other than a Saturday, a Sunday or another day on which commercial banking institutions in New York, New York or San Francisco, California are authorized or required by Law to be closed.
“Certificate of Merger” has the meaning set forth in Section 3.2.
“Certificates” has the meaning set forth in Section 4.1(c).
“Change of Recommendation” has the meaning set forth in Section 7.3(d).
“Cleanup” means all actions required, under applicable Environmental Laws, to clean up, remove, treat or remediate Hazardous Materials.
“Closing” has the meaning set forth in Section 3.3.
“Closing Date” has the meaning set forth in Section 3.3.
“Code” means the United States Internal Revenue Code of 1986, as amended.
“Company” has the meaning set forth in the Preamble.
“Company Arrangements” has the meaning set forth in Section 5.9(h).

“Company Balance Sheet” has the meaning set forth in Section 5.6.
“Company Balance Sheet Date” means September 30, 2018.
“Company Common Stock” means the Common Stock, $0.001 par value, of the Company.
“Company Compensation Committee” has the meaning set forth in Section 5.9(h).
“Company Disclosure Schedule” means the disclosure schedule, delivered by the Company to Parent immediately prior to the execution of this Agreement.
“Company Equity Plans” means, collectively, the Company’s (i) 2003 Equity Incentive Plan, (ii) 2003 Non-Employee Directors Plan, (iii) the ESPP, (iv) Amended and Restated Executive Corporate Transaction and Severance Benefit Plan, (v) Key Employee Corporate Transaction and Severance Benefit Plan, and (vi) Severance Benefit Plan, as well as any other plans or agreements pursuant to which the Company has granted equity awards (including equity awards granted or assumed by the Company in connection with any acquisitions prior to the Effective Time).
“Company Financial Advisor” has the meaning set forth in Section 5.23.
“Company Financial Statements” has the meaning set forth in Section 5.5(b).
“Company License-In Agreements” has the meaning set forth in Section 5.12(b).
“Company License-Out Agreements” has the meaning set forth in Section 5.12(c).
“Company Material Adverse Effect” means any event, occurrence, fact, condition, or change that is, or would reasonably be expected to become, individually or in the aggregate, materially adverse to: (a) the business, results of operations, condition (financial or otherwise), or assets of the Company and its Subsidiaries, taken as a whole; or (b) the ability of the Company to consummate the transactions contemplated hereby on a timely basis; provided, however, that, for the purposes of clause (a), a Company Material Adverse Effect shall not be deemed to include events, occurrences, facts, conditions or changes arising out of, relating to, or resulting from: (i) conditions generally affecting the industries and markets in which the Company and its Subsidiaries operate, (ii) general economic, political or financial or securities market conditions, (iii) the announcement of this Agreement or the pendency of the transactions contemplated hereby (including any resulting loss or departure of officers or other employees of the Company or any of its Subsidiaries, or the termination, reduction (or potential reduction) or any other resulting negative development in the Company’s or any of its Subsidiaries’ relationships with any of its customers, suppliers, distributors or other business partners), (iv) natural disasters, acts of war, terrorism or sabotage, military actions or the escalation thereof, earthquakes, hurricanes, tornadoes or other natural disasters or other force majeure events, (v) changes in GAAP, in the interpretation of GAAP, in the accounting rules and regulations of the SEC, or changes in applicable Law, (vi) the taking of any action by the Company or any Subsidiary of the Company to the extent the taking of such action is expressly required by this Agreement or such action was taken at the written request of Parent or the failure by the Company or any of its Subsidiaries to take any action to the extent the taking of such action is expressly prohibited by this Agreement or the Parent requested in writing that the Company or any of its Subsidiaries not take such action, (vii) any proceeding brought or threatened by stockholders of either Parent or the Company (whether on behalf of Parent, the Company or otherwise) asserting allegations of breach of fiduciary duty relating to this Agreement or violations of securities Laws in connection with the Disclosure Documents, (viii) receipt of a notice of failure to satisfy the continued listing requirements of the Principal Market or (ix) any decrease or decline in the market price or trading volume of Company Common Stock.
“Company Performance Restricted Stock Award” means a performance-based restricted stock award issued pursuant to any of the Company Equity Plans that remains outstanding immediately prior to the Effective Time.
“Company Preferred Stock” means the Preferred Stock, $0.001 par value, of the Company.
“Company Products” means the products and services designed, developed, manufactured, offered, provided, marketed, licensed, sold, distributed or otherwise made available by the Company or any of its Subsidiaries.

“Company Real Property” has the meaning set forth in Section 5.14(a).
“Company Related Party” means the Company, its Subsidiaries and its affiliates and its and their respective affiliates’ stockholders, partners, members, officers, directors, employees, controlling persons, agents and representatives.
“Company Restricted Stock Award” means a restricted stock award issued pursuant to any of the Company Equity Plans that remains outstanding immediately prior to the Effective Time (other than Company Performance Restricted Stock Awards).
“Company SEC Reports” has the meaning set forth in Section 5.5(a).
“Company Stock Option” means an option to purchase Company Common Stock granted pursuant to one of the Company Equity Plans.
“Company Warrant” means a warrant to purchase Company Common Stock that remains outstanding as of immediately prior to the Effective Time.
“Confidentiality Agreement” means that certain letter agreement dated as of February 15, 2018, by and between the Company and Parent.
“Consideration Fund” has the meaning set forth in Section 4.2(a).
“Contract” means any note, bond, mortgage, indenture, lease, license, contract, agreement and all other legally binding arrangements, whether oral or written.
“Converted PRSUs” has the meaning set forth in Section 4.3(d).
“Converted RSUs” has the meaning set forth in Section 4.3(b).
“Covered Securityholders” has the meaning set forth in Section 5.9(h).
“D&O Indemnitee” has the meaning set forth in Section 7.6(a).
“D&O Insurance” has the meaning set forth in Section 7.6(b).
“DGCL” means the General Corporation Law of the State of Delaware.
“Disclosure Document” means the Schedule 14D-9 and each other document required to be filed by the Company with the SEC or required to be distributed or otherwise disseminated to the Company’s stockholders in connection with the transactions contemplated by this Agreement.
“Effective Time” has the meaning set forth in Section 3.2.
“Employees” has the meaning set forth in Section 7.4(a).
“Environmental Claim” means any claim, notice, directive, action, investigation, suit, demand, abatement order or other order by a Governmental Entity alleging liability arising out of, based on, or resulting from (a) the release of any Hazardous Materials at any location or (b) circumstances forming the basis of any violation of any Environmental Law.
“Environmental Laws” means all applicable and legally enforceable Laws relating to pollution or protection of human health and safety (as such protections of human health and safety relate to exposure to Hazardous Materials) or the environment, including Laws relating to releases of Hazardous Materials and the manufacture, processing, distribution, use, treatment, storage, release, transport or handling of Hazardous Materials.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“ERISA Affiliate” means any trade or business, whether or not incorporated, that together with the Company would be, or, within the preceding six years would have been, deemed to be a single employer for purposes of section 4001 of ERISA or Sections 414(b), (c), (m), (n) or (o) of the Code.
“ESPP” means the Company’s 2003 Employee Stock Purchase Plan, as may be amended, restated, or amended and restated.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.
“Exercise Date” has the meaning set forth in Section 7.8.
“Exchange Agent” has the meaning set forth in Section 4.2(a).
“Exchange Ratio” has the meaning set forth in the Recitals.
“Expenses” has the meaning set forth in Section 9.2(c).
“Expiration Date” has the meaning set forth in Section 2.1(c).
“FCPA” means the Foreign Corrupt Practices Act of 1977.
“Foreign Benefit Plan” means any Benefit Plan that is maintained pursuant to the Laws of a country other than the United States, excluding any Mandated Benefit Plans.
“GAAP” has the meaning set forth in Section 5.5(b).
“Governmental Entity” has the meaning set forth in Section 5.4.
“Hazardous Materials” means any substance that is listed, defined, designated, regulated or classified as hazardous, toxic, radioactive, dangerous, a pollutant, a contaminant, petroleum, oil, or words of similar meaning or effect under any Law relating to pollution, waste, or the environment.
“Indemnified Parties” has the meaning set forth in Section 7.6(a).
“Intellectual Property” means proprietary rights in (i) patents and patent applications, including any divisionals, continuations, continuations-in-part, extensions and reissues of the foregoing, (ii) trademarks, service marks, trade names, trade dress, logos, slogans, Internet domain names, and applications and registrations for the foregoing, (iii) copyrights (including any applications, registrations and renewals for the foregoing), and proprietary rights in databases, including in software, (iv) semiconductor mask works, (v) trade secrets, including in know-how, technical documentation, specifications, software code, data, designs, plans, and financial information, and (vi) other intellectual property rights recognized in a given jurisdiction.
“Intervening Event” means any event, circumstance, change, occurrence, development or effect that materially affects the business, assets or operations of the Company (other than any event, fact or development or occurrence resulting from a material breach of this Agreement by the Company) that was not known to the board of directors of the Company as of the date hereof and becomes known to the board of directors of the Company after the date hereof and prior to the Acceptance Time; provided that in no event shall any event, circumstance, change, occurrence, development or effect resulting from or relating to any of the following give rise to an Intervening Event: (i) the receipt of any Acquisition Proposal; (ii) the public announcement, execution, delivery or performance of this Agreement, the identity of Parent or Sub, or the public announcement, pendency or consummation of the transactions contemplated hereby (or the public announcement of any discussions among the parties related thereto); (iii) any change in the trading price or trading volume of Company Common Stock on the Principal Market or any change in the Company’s credit rating (although for purposes of clarity, any underlying facts, events, changes, developments or set of circumstances, with respect to this clause (iii) relating to or causing such change may be considered, along with the effects or consequences thereof); (iv) the fact that the Company has exceeded or met any projections, forecasts, revenue or earnings predictions or expectations of the Company or any securities analysts for any period ending (or for which revenues or earnings are released) on or after the date hereof  (although for purposes of clarity, any underlying facts, events, changes, developments or set of circumstances relating to or causing such material improvement or improvements may be considered, along with the effects or consequences thereof); (v) changes in GAAP, other applicable accounting rules or applicable Law (including the accounting rules and regulations of the SEC) or, in any such case, changes in the interpretation thereof after the date hereof; or (vi) any changes in general economic or political conditions, or in the financial, credit or securities markets in general (including changes in interest rates, exchange rates, stock, bond and/or debt prices).
“IRS” means the U.S. Internal Revenue Service or successors thereto.

“Knowing and Intentional Breach” means a material breach that is a consequence of an act undertaken by the breaching party with the knowledge that the taking of such act, or failure to act, would, or would be reasonably expected to, result in a breach of this Agreement.
“Knowledge” means, as of the date of determination, (i) with respect to the Company, the actual knowledge of Gary Griffiths, Darin Vickery and Patricia Hume and (ii) with respect to Parent, the actual knowledge of Denis McCarthy and Edward O’Donnell.
“Law” means any federal, state, local or foreign law (including common law), statute, ordinance, regulation, judgment, order, decree, injunction, arbitration award, franchise, license, agency requirement or permit of any Governmental Entity.
“Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, or encumbrance in respect of such property or asset, but does not include licenses or covenants not to assert with respect to Intellectual Property. For purposes of this Agreement, a Person shall be deemed to own subject to a lien any property or asset that it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such property or asset.
“Mandated Benefit Plan” means a plan or arrangement that would be described in Benefit Plan but for the fact, and to the extent that, it is mandated to be provided by the Company or its Subsidiaries pursuant to applicable Law outside the United States.
“Material Contract” has the meaning set forth in Section 5.8(a).
“Maximum Amount” has the meaning set forth in Section 7.6(b).
“Merger” has the meaning set forth in the Recitals.
“Merger Consideration” has the meaning set forth in Section 4.1(c).
“Minimum Condition” has the meaning set forth in Section 2.1(b).
“Nasdaq” means The Nasdaq Capital Market.
“Nasdaq Rules” means the rules and regulations of Nasdaq.
“New Exercise Date” has the meaning set forth in Section 7.8.
“OFAC” means the Office of Foreign Assets Control of the U.S. Treasury Department.
“Offer” has the meaning set forth in the Recitals.
“Offer Documents” has the meaning set forth in Section 2.1(g).
“Offering Period” has the meaning set forth in Section 7.8.
“Owned Intellectual Property” has the meaning set forth in Section 5.12(a).
“Parent” has the meaning set forth in the Preamble.
“Parent Common Stock” means the common stock, $0.00001 par value per share, of Parent.
“Parent Material Adverse Effect” means any event, circumstance, change, occurrence, development or effect that has or would reasonably be expected to result in a material adverse change in, or material adverse effect on, (a) the business, financial condition or results of operations of Parent and its Subsidiaries, taken as a whole, or (b) the ability of the Parent to consummate the transactions contemplated hereby on or before the Termination Date; provided, however, that for purposes of clause (a) a “Parent Material Adverse Effect” shall not include any event, circumstance, change, occurrence, development or effect arising after the date hereof and resulting from or arising in connection with (i) conditions generally affecting the industries and markets in which the Parent and its Subsidiaries operate, (ii) general economic, political or financial or securities market conditions, (iii) the announcement of this Agreement or the pendency of the transactions contemplated hereby (including any resulting loss or departure of officers or other employees of the Parent or any of its Subsidiaries, or the termination, reduction (or potential reduction) or any other resulting negative development in the Parent’s or any of its Subsidiaries’ relationships with any of its customers, suppliers, distributors or other business partners), (iv) natural disasters, acts of war, terrorism or sabotage, military actions or the escalation thereof, earthquakes, hurricanes, tornadoes or other natural disasters or other force majeure events, (v) changes in GAAP, in the interpretation of GAAP, in the accounting rules and regulations of the SEC, or changes in applicable Law, (vi) the taking of any action by Parent or any Subsidiary of Parent to the extent the taking of such action is expressly required by this Agreement or such action was taken at the written request of the Company or the failure by the Parent or any of its Subsidiaries to take any action to the extent the taking of such action is expressly prohibited by this Agreement or the Company requested in writing that Parent or any of its Subsidiaries not take such action, (vii) any proceeding brought or threatened by stockholders of either Parent or the Company (whether on behalf of Company, Parent or otherwise) asserting allegations of breach of fiduciary duty relating to this Agreement or violations of securities Laws in connection with the Disclosure Documents, (viii) receipt of a notice of failure to satisfy the continued listing requirements of Nasdaq or (ix) any decrease or decline in the market price or trading volume of the Parent Common Stock or any failure by Parent to meet any projections, forecasts or revenue or earnings predictions of the Company or of any securities analysts.
“Parent Plans” has the meaning set forth in Section 7.4(a).
“Parent SEC Reports” means all reports and other documents required to be filed with or furnished to the SEC by Parent since December 31, 2017, together with any documents filed or furnished during such period by Parent to the SEC on a voluntary basis, and amendments thereto.
“Parent Stock Exchange” means The Nasdaq Capital Market, but if The Nasdaq Capital Market is not then the principal U.S. trading market for Parent’s common stock, then “Parent Stock Exchange” shall be deemed to mean the principal U.S. national securities exchange registered under the Exchange Act on which Parent’s common stock is then traded.
“Parent Stock Option” means any option to purchase Parent Common Stock granted under any Parent Plan.
“Parent Warrant” has the meaning set forth in Section 4(c).
“Partnership” means any partnership, joint venture or similar entity in connection with which the Company or any of its Subsidiaries directly or indirectly holds an ownership interest in such entity.
“Permits” has the meaning set forth in Section 5.17.
“Permitted Liens” means (a) Liens for Taxes not yet due and payable or that are being contested in good faith and for which adequate reserves (as determined in accordance with GAAP) have been established on the Company Balance Sheet, (b) Liens in favor of vendors, carriers, warehousemen, repairmen, mechanics, workmen, materialmen, construction or similar Liens or other encumbrances arising in the ordinary course of business with respect to amounts not yet overdue or the validity of which is being contested in good faith by appropriate proceedings and for which adequate reserves (as determined in accordance with GAAP) have been established on the Company Balance Sheet, (c) Liens reflected in the Company Balance Sheet, as applicable, and (d) with respect to any Real Property Lease, Liens imposed or promulgated by operation of applicable Law with respect to real property and improvements, including zoning regulations, permits, licenses, utility easements, rights of way and similar Liens imposed or promulgated by any Governmental Entity which are not violated by the current use or occupancy of the real property or the operation of the business of the Company and its Subsidiaries as presently conducted.
“Person” means any natural person or any corporation, partnership, limited liability company, association, trust or other entity or organization, including any Governmental Entity.
“Per Share Amount” has the meaning set forth in the Recitals.
“Prime Rate” means the rate of interest quoted in the print edition of The Wall Street Journal, “Money Rates” section, as the prime rate (currently defined as the base rate on corporate loans posted by at least 75% of the nation’s 30 largest banks), as in effect from time to time.
“Principal Market” means the principal trading market or exchange on which the Company’s Common Stock is then listed or traded.

“Preliminary Prospectus” has the meaning set forth in Section 2.1(g).
“Qualifying Transaction” shall have the meaning assigned to the term “Acquisition Proposal,” except that all references therein to “fifteen percent (15%)” shall be deemed to be references to “fifty percent (50%)”.
“Real Property Lease” has the meaning set forth in Section 5.14(a).
“Registration Statement” has the meaning set forth in Section 2.1(g).
“Representatives” has the meaning set forth in Section 7.2.
“Sarbanes-Oxley Act” has the meaning set forth in Section 5.5(d).
“Schedule 14D-9” has the meaning set forth in Section 2.2(b).
“SEC” means the United States Securities and Exchange Commission.
“Securities Act” means the Securities Act of 1933, as amended.
“Service Provider” means any director, officer, employee or individual independent contractor of the Company or any Company Subsidiary.
“Significant Customer” has the meaning set forth in Section 5.19(a).
“Significant Supplier” has the meaning set forth in Section 5.19(b).
“Specified Contracts” has the meaning set forth in Section 5.8(d).
“Sub” has the meaning set forth in the Preamble.
“Subsidiary” means, as to any Person, any corporation, partnership, limited liability company, association or other business entity (i) of which such Person directly or indirectly owns securities or other equity interests representing more than fifty percent (50%) of the aggregate voting power or (ii) of which such Person possesses more than fifty percent (50%) of the right to elect directors or Persons holding similar positions.
“Superior Proposal” means any Acquisition Proposal (substituting the term “fifty percent (50%)” for the term “fifteen percent (15%)” in each instance where such term appears therein) that the Company’s board of directors determines in its good faith judgment, after consultation with its outside legal counsel and financial advisors, and after taking into account all of the terms and conditions of such Acquisition Proposal (including any termination or break-up fees and conditions to consummation) and the likelihood and timing of consummation (as compared to the transactions contemplated hereby), and after taking into account all financial, legal, regulatory, and other aspects of such Acquisition Proposal, to be more favorable to the Company and its stockholders than the transactions contemplated hereby; provided, however, that no Acquisition Proposal shall be deemed to be a Superior Proposal if any financing required to consummate the Acquisition Proposal is not committed.
“Surviving Corporation” has the meaning set forth in Section 3.1.
“Tax Incentive” has the meaning set forth in Section 5.13(k).
“Tax Return” means any report, return, document, statement, declaration or other information or filing required to be supplied to any Governmental Entity or jurisdiction (foreign or domestic) with respect to Taxes, including, without limitation, any information return, claim for refund, amended return or declaration of estimated Tax, and any amendments, schedules or attachments to any of the foregoing, and including, for the avoidance of doubt, FinCen Form 114.
“Taxes” means any and all taxes, charges, fees, levies, customs, duties or other assessments, including income, gross receipts, excise, real or personal property, escheat, sales, withholding, social security, occupation, use, service, service use, value added, license, net worth, payroll, franchise, transfer and recording taxes, fees and charges, imposed by the IRS or any other Governmental Entity (whether domestic or foreign including any state, local or foreign government or any subdivision or taxing agency thereof

(including a United States possession)), whether computed on a separate, consolidated, unitary, combined or any other basis; and such term shall include any interest, penalties or additional amounts attributable to, or imposed upon, or with respect to, any such taxes, charges, fees, levies or other assessments.
“Tender Offer Conditions” has the meaning set forth in Section 2.1(b).
“Termination Date” has the meaning set forth in Section 9.1(b)(i).
“United States” and “U.S.” mean the United States of America.
Section 1.2 Other Definitional Provisions; Interpretation.
The words “hereof,” “herein” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and references to articles, sections, paragraphs, clauses, exhibits and schedules are to the articles, sections, clauses and paragraphs of, and exhibits and schedules to, this Agreement, unless otherwise specified.
Whenever “include,” “includes” or “including” is used in this Agreement, such word shall be deemed to be followed by the phrase “without limitation.”
Words describing the singular number shall be deemed to include the plural and vice versa, words denoting any gender shall be deemed to include all genders and words denoting natural persons shall be deemed to include business entities and vice versa.
When used in reference to information or documents, the phrase “made available” means that the information or documents referred to have been made available in that certain virtual data room established by the Company, for the purposes of the transactions contemplated by this Agreement no later than 11:59 p.m. (New York City time) on the date which is one day prior to the date of this Agreement.
Terms defined in the text of this Agreement as having a particular meaning have such meaning throughout this Agreement, except as otherwise indicated in this Agreement.
ARTICLE II

THE OFFER
Section 2.1 The Offer.
(a) Provided, that this Agreement shall not have been terminated in accordance with its terms and provided that none of the events set forth in clause (iv) of Annex A shall have occurred and subject to no Law having been enacted, entered, enforced, promulgated, amended, issued or deemed applicable to Parent, the Company or any subsidiary or affiliate thereof having such effect, Sub shall (and Parent shall cause Sub to) commence (within the meaning of Rule 14d-2 under the Exchange Act) the Offer as promptly as reasonably practicable, and in any event within twenty (20) Business Days, after the date hereof. Following such launch, each of Parent and Sub shall use its reasonable best efforts to consummate the Offer, subject to the terms and conditions hereof.
(b) The obligation of Sub to accept for payment, purchase and pay for any shares of Company Common Stock tendered pursuant to the Offer (and not validly withdrawn) shall be subject to the satisfaction or waiver pursuant to the terms hereof of  (x) the condition (the “Minimum Condition”) that at least that number of shares of Company Common Stock validly tendered and not withdrawn prior to the expiration date of the Offer (other than shares of Company Common Stock tendered by guaranteed delivery that have not yet been “received,” as such term is defined in Section 251(h) of the DGCL, by the depositary for the Offer), when added to any shares of Company Common Stock already owned by Parent or any of its controlled subsidiaries, if any, equals a majority of the then outstanding shares of Company Common Stock and (y) the other conditions set forth in Annex A hereto (the conditions described in clauses (x) and (y) are collectively referred to as the “Tender Offer Conditions”). Sub expressly reserves the right (but shall not be obligated) at any time or from time to time, in its sole discretion, to amend or waive any such condition (other than the Minimum Condition which may not be amended or waived), to increase the price per share of Company Common Stock payable in the Offer, and to make any other changes in the terms and conditions of the Offer; provided, that without the prior written consent of the Company no change may be made that decreases the Per Share Amount (except as provided in Section 2.1(h)), changes the form of consideration payable in the Offer, adds to the conditions to the Offer, decreases the number of shares of Company Common Stock sought to be purchased in the Offer, extends the Offer other than in a manner pursuant to and in accordance with the terms of this Section 2.1 or modifies or amends any condition to the Offer in any manner that broadens such conditions or is adverse to the holders of shares of Company Common Stock.
(c) Subject to the terms and conditions thereof, the Offer shall remain open until midnight, New York City time, at the end of the twentieth (20th) Business Day beginning with (and including) the date that the Offer is commenced (determined in accordance with Rule 14d-1(g)(3) under the Exchange Act) (the “Expiration Date”), unless the period of time for which the Offer is open shall have been extended pursuant to, and in accordance with, the provisions of this Section 2.1 or as required by applicable Laws or the interpretations of the SEC (in which event the term “Expiration Date” shall mean the earliest time and date that the Offer, as so extended, may expire).
(d) Notwithstanding the foregoing or anything to the contrary set forth in this Agreement, unless this Agreement shall have been terminated in accordance with Section 9.1, (i) Sub shall extend the Offer for any period required by any rule, regulation, interpretation or position of the SEC or its staff or the Nasdaq Stock Market that is applicable to the Offer and (ii) if, on the initial Expiration Date or any subsequent date as of which the Offer is scheduled to expire, any Tender Offer Condition is not satisfied and has not been waived, then Sub shall extend (and re-extend) the Offer and its expiration date beyond the initial Expiration Date or such subsequent date for successive extension periods of up to ten (10) Business Days each (each such extension period, an “Additional Offer Period”); provided, however, that notwithstanding the foregoing clauses (i) and (ii) of this Section 2.1(d), in no event shall Sub be required to extend the Offer beyond the Termination Date; provided further, that in no event shall Sub be permitted to extend the Offer beyond the Termination Date without the prior written consent of the Company; and provided further, that the foregoing clauses (i) and (ii) of this Section 2.1(d) shall not be deemed to impair, limit or otherwise restrict in any manner the right of Parent or the Company to terminate this Agreement pursuant to Section 9.1.
(e) In the event that this Agreement is terminated pursuant to Section 9.1, Sub shall (and Parent shall cause Sub to) promptly (and in any event within twenty four (24) hours of such termination), irrevocably and unconditionally terminate the Offer.
(f) Subject to the terms and conditions of this Agreement, Sub or Parent on Sub’s behalf shall accept for payment and pay for all shares of Company Common Stock validly tendered and not withdrawn promptly following the expiration of the Offer; provided, however, that without the prior written consent of the Company, Sub shall not accept for payment or pay for any shares of Company Common Stock if, as a result, Sub would acquire less than the number of shares of Company Common Stock necessary to satisfy the Minimum Condition. The time at which Sub first accepts for payment the shares of Company Common Stock tendered in the Offer is referred to as the “Acceptance Time.” If payment of the Per Share Amount is to be made to a person other than the person in whose name the surrendered certificate formerly evidencing shares of Company Common Stock is registered on the stock transfer books of the Company, it shall be a condition of payment that the certificate so surrendered shall be endorsed properly or otherwise be in proper form for transfer and that the person requesting such payment shall have paid all transfer and other similar Taxes required by reason of the payment of the Per Share Amount to a person other than the registered holder of the certificate surrendered, or shall have established to the satisfaction of Sub that such Taxes either have been paid or are not applicable. The Company shall register (and shall instruct its transfer agent to register) in the name of Sub the shares of Company Common Stock accepted for payment by Sub immediately after the Acceptance Time.
(g) As soon as reasonably practicable, and in any event within twenty (20) Business Days, after the date of this Agreement, Parent shall prepare and file with the SEC a registration statement on Form S-4 to register the offer and sale of Parent Common Stock pursuant to the Offer and the Merger (the “Registration Statement”). The Registration Statement will include a preliminary prospectus containing the information required under Rule 14d-4(b) under the Exchange Act (the “Preliminary Prospectus”). On the Offer Commencement Date, Parent and Acquisition Sub shall: (i) cause to be filed with the SEC a Tender Offer Statement on Schedule TO with respect to the Offer, which will contain or incorporate by reference the Preliminary Prospectus and forms of the related letter of transmittal and summary advertisement (such Tender Offer Statement on Schedule TO and all exhibits, amendments and supplements thereto being referred to collectively in this Agreement as the “Offer Documents”); and (ii) cause the Offer Documents to be disseminated to holders of shares of Company Common Stock to the extent required by applicable Law. Parent and Sub shall use reasonable best efforts to cause the Registration Statement and the Offer Documents to comply in all material respects with applicable Law. The Company and its counsel shall be given reasonable opportunity to review and comment on the Registration Statement and the Offer Documents (including all amendments and supplements thereto) prior to the filing thereof with the SEC. Parent and Sub shall promptly provide the Company and its counsel with a copy or a description of any comments received by Parent, Sub or their counsel from the SEC or its staff with respect to the Registration Statement or the Offer Documents. Each of Parent and Sub shall use reasonable best efforts to respond promptly to any comments of the SEC or its staff with respect to the Registration Statement, the Offer Documents or the Offer. To the extent required by applicable Law, each of Parent, Sub and the Company shall use reasonable best efforts to (1) correct promptly any information provided by it for use in the Registration Statement or the Offer Documents to the extent that it becomes aware that such information shall have become false or misleading in any material respect and (2) take all steps necessary to promptly cause the Registration Statement and the Offer Documents, as supplemented or amended to correct such information, to be filed with the SEC and to be disseminated to holders of shares of Company Common Stock. The Company shall promptly furnish to Parent and Sub all information concerning the Company and the Company’s stockholders that may be required or reasonably requested in connection with any action contemplated by this Section 2.1(g). Parent shall use reasonable best efforts to have the Registration Statement declared effective under the Securities Act as promptly as possible after its filing and to maintain its effectiveness for so long as shall be required for the issuance of Parent Common Stock pursuant to the Offer and the Merger. Following the time the Registration Statement is declared effective, Parent shall file the final prospectus included therein under Rule 424(b) under the Securities Act.
(h) If, between the date of this Agreement and the Acceptance Time, any change in the number of issued or outstanding shares of Company Common Stock or Parent Common Stock shall occur as a result of a reclassification, recapitalization, share split (including a reverse share split), or combination, exchange or readjustment of shares, or any share dividend or share distribution (including any dividend or distribution of securities convertible into Company Common Stock or Parent Common Stock) with a record date during such period, the Per Share Amount shall be equitably adjusted to reflect such change.
(i) No fraction of a share of Parent Common Stock will be issued in connection with the Offer, but in lieu thereof each holder of Company Common Stock that would otherwise be entitled to a fraction of a share of Parent Common Stock (after aggregating all fractional shares of Parent Common Stock that otherwise would be received by such holder) shall in lieu of such fractional share, be paid an amount of cash (rounded to the nearest whole cent), without interest, equal to the product of: (i) such fraction, multiplied by (ii) the volume weighted average trading price of Parent Common Stock on Nasdaq for the five (5) consecutive trading days ending on the trading day immediately preceding the Closing Date.
Section 2.2 Company Action.
(a) The Company hereby consents to and approves the Offer pursuant to the terms of this Agreement. The Company hereby further consents to the inclusion in the Offer Documents of such approval and Board Recommendation, provided that the Company shall not have withdrawn or modified such Board Recommendation as provided in Section 7.3(e) or Section 7.3(f). The Company shall not withdraw or modify such Board Recommendation in any manner adverse to Sub or Parent except as provided in Section 7.3(e) or Section 7.3(f).
(b) Promptly following the filing of the Schedule TO by Sub, the Company shall file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 (together with all amendments and supplements thereto, the “Schedule 14D-9”) containing, except as provided in Section 7.3(e) or Section 7.3(f), Board Recommendation. The Company shall use its reasonable best efforts to cause the Schedule 14D-9 to be filed with the SEC on the same day as the Schedule TO shall be filed with the SEC. The Company shall promptly mail the Schedule 14D-9 to the holders of shares of Company Common Stock together with the Offer Documents and shall use its reasonable best efforts to cause the Offer Documents to be disseminated in all material respects as required by applicable federal securities laws. The Company shall use its reasonable best efforts to cause the Schedule 14D-9 to comply in all material respects with the applicable requirements of federal securities laws. The Company, Parent and Sub agree to correct promptly any information provided by any of them for use in the Schedule 14D-9 that shall have become false or misleading in any material respect, and the Company further agrees to use its reasonable best efforts to cause the Schedule 14D-9, as so corrected, to be filed with the SEC and disseminated to holders of shares of Company Common Stock, in each case in all material respects as required by applicable federal securities laws. Parent or Sub shall promptly furnish to the Company all information concerning Parent and Sub that is required or reasonably requested by the Company in connection with its obligations relating to the Schedule 14D-9. The Company shall give Parent, Sub and their counsel a reasonable opportunity to review and comment on the Schedule 14D-9 before it is filed with the SEC. In addition, the Company agrees to (i) provide Parent, Sub and their counsel in writing with any written comments the Company or its counsel may receive from time to time from the SEC or its staff with respect to the Schedule 14D-9 promptly after the receipt of such comments, (ii) use reasonable best efforts to provide Parent, Sub and their counsel a reasonably detailed description of any oral comments the Company or its counsel may receive from time to time from the SEC or its staff with respect to the Schedule 14D-9 promptly after the receipt of such comments, and (iii) unless there has been a Change of Recommendation, provide Parent, Sub and their counsel reasonable opportunity to review and comment on any written or oral response to such comments or any proposed amendment to the Schedule 14D-9 prior to the filing thereof with the SEC.
(c) In connection with the Offer, the Company shall promptly furnish or cause to be furnished (including by instructing its transfer agent to promptly furnish) to Sub mailing labels containing the names and addresses of all record holders of shares of Company Common Stock and with security position listings of shares of Company Common Stock held in stock depositories, each as of a recent date, together with all other available listings and computer files containing names, addresses and security position listings of record holders and non-objecting beneficial owners of shares of Company Common Stock. The Company shall use its reasonable best efforts to promptly furnish or cause to be furnished to Sub such additional information, including updated listings and computer files of stockholders, mailing labels and security position listings, and such other assistance in disseminating the Offer Documents to holders of shares of Company Common Stock as Parent or Sub may reasonably request. Subject to the requirements of Law, including applicable stock exchange rules, and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Offer or the Merger, Parent and Sub shall hold in confidence the information contained in such labels, listings and files and shall use such information only in connection with the Transactions. If the Offer is terminated or if this Agreement shall be terminated, Sub and Parent will promptly deliver and cause their Representatives to deliver to the Company (and delete electronic copies of) all copies, summaries and extracts of such information then in their possession or control.
ARTICLE III

THE MERGER
Section 3.1 The Merger.   At the Effective Time and subject to and upon the terms and conditions of this Agreement and the applicable provisions of the DGCL, Sub shall be merged with and into the Company (the “Merger”), the separate corporate existence of Sub shall cease, and the Company shall continue as the surviving company and as a wholly owned subsidiary of Parent. The Company, as the surviving corporation after the Merger, is hereinafter sometimes referred to as the “Surviving Corporation”. The Merger shall be effected pursuant to Section 251(h) of the DGCL and shall have the effects set forth in the applicable provisions of the DGCL.

Section 3.2 Effective Time.   Subject to the terms of this Agreement, the parties shall prior to the Closing Date, prepare, and on the Closing Date, execute and file or cause to be filed with the Secretary of State of the State of Delaware, the certificate of merger with respect to the Merger (the “Certificate of Merger”), in such form as required by, and executed in accordance with, the relevant provisions of the DGCL (the date and time of such filing of the Certificate of Merger, or such later time as is specified in the Certificate of Merger and as is agreed by the parties hereto, the “Effective Time”).
Section 3.3 Closing.   The closing of the Merger (the “Closing”) will take place at 10:00 A.M., New York City Time, on a date to be mutually agreed by the parties, which shall be no later than three (3) Business Days after satisfaction or waiver of all of the conditions set forth in Article VIII hereof  (other than conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions at the Closing), at the offices of Sichenzia Ross Ference LLP, 1185 Avenue of the Americas, 37th Floor, New York, NY 100036, unless another time, date or place is agreed to in writing by the parties hereto (such date on which the Closing actually occurs is the “Closing Date”).
Section 3.4 Effect of the Merger.   At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Certificate of Merger, and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of the Company and Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Sub shall become the debts, liabilities and duties of the Surviving Corporation.
Section 3.5 Certificate of Incorporation and By-laws of the Surviving Corporation.   The certificate of incorporation of the Company, as in effect immediately prior to the Effective Time, shall be the certificate of incorporation of the Surviving Corporation until thereafter amended in accordance with the DGCL and as provided in such certificate of incorporation. The by-laws of the Company, as in effect immediately prior to the Effective Time, shall be the by-laws of the Surviving Corporation until thereafter amended in accordance with the DGCL and as provided in such by-laws.
Section 3.6 Directors and Officers of the Surviving Corporation.   The directors of Sub, as of immediately prior to the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Corporation until their successors shall have been duly elected or appointed or qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation’s certificate of incorporation and by-laws. The officers of the Company at the Effective Time shall, from and after the Effective Time, be the initial officers of the Surviving Corporation until their successors shall have been duly elected or appointed or qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation’s certificate of incorporation and by-laws.
ARTICLE IV

CONVERSION OF SHARES
Section 4.1 Conversion of Shares.
(a) At the Effective Time, each share of capital stock of Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one (1) validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation.
(b) All shares of Company Common Stock that are owned by the Company as treasury shares and any shares of Company Common Stock owned by Parent, Sub or any other direct or indirect Subsidiary of Parent shall, at the Effective Time, be cancelled and shall cease to exist, and no consideration shall be delivered in exchange therefor.
(c) At the Effective Time, each share of Company Common Stock then issued and outstanding (other than Company Common Stock to be cancelled pursuant to Section 4.1(b)) shall be automatically cancelled and shall cease to exist and be converted into the right to receive the Per Share Amount (the “Merger Consideration”), and the holders of Book Entry Shares and the holders of certificates that, immediately prior to the Effective Time, represented outstanding Company Common

Stock (the “Certificates”) shall cease to have any rights with respect thereto other than the right to receive, upon transfer of such Book Entry Shares or delivery of such Certificates in accordance with Section 4.2, the Merger Consideration, without any interest thereon, for each such share of the Company Common Stock.
(d) No fraction of a share of Parent Common Stock will be issued by virtue of the Merger, but in lieu thereof each holder of Company Common Stock that would otherwise be entitled to a fraction of a share of Parent Common Stock (after aggregating all fractional shares of Parent Common Stock that otherwise would be received by such holder) shall, upon surrender of such holder’s Certificate(s) or Book Entry Share(s) or in the case of a lost, stolen or destroyed certificate, upon delivery of an affidavit in the manner provided in Section 4.2(g), receive from Parent an amount of cash (rounded to the nearest whole cent), without interest, equal to the product of: (i) such fraction, multiplied by (ii) the volume weighted average trading price of Parent Common Stock on Nasdaq for the five (5) consecutive trading days ending on the trading day immediately preceding the date hereof.
Section 4.2 Surrender and Payment.
(a) At or prior to the Closing, Parent shall appoint a United States bank or trust company or other independent financial institution in the United States (the “Exchange Agent”) that is reasonably acceptable to the Company to act, among other things, as exchange agent for the Merger and to deliver the Merger Consideration to former stockholders of the Company. The Company and Parent shall enter into an Exchange Agent agreement with the Exchange Agent, which agreement shall set forth the duties, responsibilities and obligations of the Exchange Agent consistent with the terms of this Agreement. Promptly after the Effective Time on the Closing Date, Parent shall deposit (or cause to be deposited) with the Exchange Agent, for the account and benefit of the former holders of Company Common Stock, the aggregate number of shares of Parent Common Stock issuable pursuant to this Article IV, in an amount sufficient to pay the aggregate Merger Consideration required to be paid by the Exchange Agent in accordance with this Agreement (Parent Common Stock shall be referred to in this Agreement as the “Consideration Fund”). In addition, Parent shall make available as necessary cash in an amount sufficient for payment in lieu of fractional shares pursuant to Section 4.1(d). In the event the Consideration Fund shall be insufficient to pay the Merger Consideration, Parent shall promptly deliver, or cause to be delivered, additional shares of Parent Common Stock to the Exchange Agent in an amount that is equal to the deficiency required to make such payments.
(b) Promptly after the Effective Time (and in any event within five (5) Business Days after the Effective Time), Parent shall cause the Exchange Agent to mail to each stockholder whose shares were converted into the right to receive Merger Consideration pursuant to Section 4.1: (i) a letter of transmittal, in customary form, that shall specify that delivery of such Certificates or transfer of such Book Entry Shares shall be deemed to have occurred, and risk of loss and title to the Certificates or Book Entry Shares, as applicable, shall pass, only upon proper delivery of the Certificates (or affidavits of loss in lieu thereof) or transfer of the Book Entry Shares to the Exchange Agent and (ii) instructions for use in effecting the surrender of the Certificates or transfer of the Book Entry Shares in exchange for payment of the Merger Consideration, the form and substance of which letter of transmittal and instructions shall be as reasonably agreed to by the Company and Parent and prepared prior to the Closing. Upon receipt of an “agent’s message” by the Exchange Agent in connection with the transfer of a Book Entry Share or surrender of a Certificate for cancellation to the Exchange Agent, in each case together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, and with such other documents as may be required pursuant to such instructions, the holder of such Book Entry Share or Certificate shall be entitled to receive in exchange therefor, subject to any required withholding of Taxes, the Merger Consideration pursuant to the provisions of this Article IV, and the Book Entry Share so transferred or Certificate so surrendered shall forthwith be cancelled. No interest will be paid to holders of Book Entry Shares or Certificates in connection with, or accrued on, the Merger Consideration, any cash paid in lieu of the issuance of any fractional shares or dividends or distributions payable with respect to the Merger Consideration. If any Merger Consideration is to be paid to a Person other than the stockholder in whose name the Book Entry Share transferred or Certificate surrendered in exchange therefor is registered, it shall be a condition of such exchange that the Person requesting such exchange shall pay to the Exchange Agent any transfer or other Taxes required by reason of payment of the Merger Consideration to a Person other than the stockholder owning the Book Entry Share transferred or Certificate surrendered, or shall establish to the reasonable satisfaction of the Exchange Agent that such Tax has been paid or is not applicable.
(c) The cash in the Consideration Fund shall be invested by the Exchange Agent as directed by Parent; provided, however, that any such investments shall be in short-term obligations of the United States with maturities of no more than thirty (30) days or guaranteed by the United States and backed by the full faith and credit of the United States. Earnings on the Consideration Fund in excess of the amounts payable to the Company’s former stockholders shall be the sole and exclusive property of Parent and shall be paid as Parent directs. No investment of the Consideration Fund shall relieve Parent, the Surviving Corporation or the Exchange Agent from promptly making the payments required by this Article IV, and following any losses from any such investment, Parent shall promptly provide additional cash funds to the Exchange Agent for the benefit of the Company’s stockholders at the Effective Time in the amount of such losses to the extent the funds in the Consideration Fund are insufficient for such purposes, which additional funds will be deemed to be part of the Consideration Fund.
(d) At and after the Effective Time, there shall be no transfers on the share transfer books of the Company of the shares of Company Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates or Book Entry Shares are presented to the Surviving Corporation or the Exchange Agent for any reason, they shall be cancelled and exchanged for the Merger Consideration pursuant to this Article IV, except as otherwise provided by Law.
(e) Any portion of the Consideration Fund (including the proceeds of any investments thereof) that remains unclaimed by the former Company stockholders one (1) year after the Effective Time shall, to the extent permitted by applicable Law, be delivered to Parent or the Surviving Corporation for no consideration. Any Company stockholder owning Certificates or Book Entry Shares who has not theretofore complied with this Article IV with respect to such Certificates or Book Entry Shares shall thereafter look only to Parent for payment of their claim for Merger Consideration in respect thereof.
(f) Notwithstanding the foregoing, neither the Exchange Agent nor any party hereto shall be liable to any Person in respect of cash from the Consideration Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. If any Certificate or Book Entry Share shall not have been surrendered or transferred, respectively, prior to the date on which any Merger Consideration in respect thereof would otherwise escheat to or become the property of any Governmental Entity pursuant to applicable Law, any such Merger Consideration in respect of such Certificate or Book Entry Shares shall, to the extent permitted by applicable Law, become the property of Parent or the Surviving Corporation, and any stockholder of such Certificate or Book Entry Share who has not theretofore complied with this Article IV with respect thereto shall thereafter look only to Parent for payment of their claim for Merger Consideration in respect thereof.
(g) If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact (which affidavit shall be in a form reasonably satisfactory to Parent and the Exchange Agent) by the Person claiming such certificate to be lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration to which such Person is entitled in respect of such Certificate pursuant to this Article IV.
Section 4.3 Treatment of Company Stock Options; Company Restricted Stock Awards; Company Performance Restricted Stock Awards and Company Warrants.
(a) No Company Stock Option shall assumed or continued by Parent following the Effective Time and therefore all vesting associated with such Company Stock Options will be accelerated in connection with the consummation of the Merger. Accordingly, at the Effective Time, each outstanding Company Stock Option not exercised by the holder thereof prior to such time shall be, by virtue of the Merger and without any further action on the part of any holder thereof, cancelled. Following the Effective Time, any such cancelled Company Stock Option shall no longer be exercisable for shares of Company Common Stock. Promptly, and in any event within ten (10) Business Days following the execution of this Agreement, Company shall cause the administrator of each of the Company Equity Plans to provide to each holder of a Company Stock Option notice that (i) as of the date of such notice (but contingent upon the consummation of the Merger), the vesting associated with each unvested outstanding Company Stock Option shall be fully accelerated, and (ii) immediately prior to the Effective Time, each outstanding Company Stock Option that has not been exercised by such holder shall terminate and the stock option agreements pursuant to which such Company Stock Options were granted shall cease to be of any force or effect. Prior to the Effective Time, Company shall take any and all actions necessary to effect the cancellation, as of the Effective Time, of each outstanding Company Stock Option that has not been exercised by the holder thereof within the respective time periods provided. Parent shall, at its option, assume the Company Equity Plans at the Effective Time.
(b) The Company’s repurchase rights with respect to each outstanding unvested Company Restricted Stock Award and each unvested Company Performance Restricted Stock Award shall, by virtue of the Merger and without any further action on the part of any holder thereof, lapse in full and be of no further force or effect (contingent on the consummation of the Merger) and the associated shares of Company Common Stock shall be deemed issued and outstanding for all purposes hereunder, including for purposes of satisfying the Minimum Condition.
(c) At the Effective Time, unless otherwise agreed to by the Parent and the holder of the Company Warrant, each outstanding Company Warrant shall be, by virtue of the Merger and without any further action on the part of any holder thereof, be converted into a warrant to purchase shares of Parent Common Stock (the “Parent Warrant”) equal to the number of shares of Company Common Stock subject to such Company Warrant immediately prior to the Effective Time multiplied by the Exchange Ratio (rounded to the nearest whole number of shares of Parent Common Stock), at an exercise price per share equal to the exercise price for each such share of Company Common Stock subject to the Company Warrant divided by the Exchange Ratio (rounded down to the nearest whole cent), and all references in the Company Warrant to the Company shall be deemed to refer to Parent, where appropriate. The other provisions of the Company Warrant shall continue to apply in accordance with their terms, and the date of grant of the Parent Warrant shall be the date of grant of the Company Warrant.
Section 4.4 Withholding Rights.   The Exchange Agent, Parent, Sub and the Surviving Corporation shall be entitled to deduct and withhold from any Merger Consideration or other amounts payable pursuant to this Agreement such amounts as may be required under the Code or any other provision of applicable federal, state, local or foreign Tax Law. To the extent that such amounts are so deducted or withheld and are paid over to the applicable Governmental Entity, such deducted or withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of whom such deduction or withholding was made.
Section 4.5 Tax Treatment.   For U.S. federal income Tax purposes, it is intended that the Offer and the Merger, taken together, constitute integrated transactions that qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and the regulations promulgated thereunder, and that this Agreement will constitute a “plan of reorganization” for purposes of Sections 354 and 361 of the Code. Each of Parent, Sub and the Company shall file their tax returns and reports consistent with, and shall take no position inconsistent with, treatment of the Offer and the Merger, taken together, qualifying as a reorganization within the meaning of Section 368(a) of the Code. Each of Parent, Sub and the Company shall use its reasonable best efforts to cause the Offer and the Merger, taken together, to qualify as a reorganization and will not take any action, or refrain from taking any action, that could reasonably be expected to cause the Offer and the Merger, taken together, to fail to qualify as a reorganization.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE COMPANY
Except as disclosed (a) in the Company SEC Reports filed or furnished at least one (1) Business Day prior to the date of this Agreement (but (i) without giving effect to any amendment thereof filed with, or furnished to the SEC on or after such date, and (ii) excluding any disclosures contained under the heading “Risk Factors” and any disclosure of risks included in any “forward-looking statements” disclaimer or other such statements that are similarly predictive or forward-looking), but only to the extent such Company SEC Reports are publicly available on the SEC’s Electronic Data Gathering Analysis and Retrieval System or (b) in the Company Disclosure Schedule (subject to Section 10.4), the Company represents and warrants to Parent and Sub as follows:
Section 5.1 Organization.
(a) The Company is a corporation duly organized, validly existing and in good standing under the Laws of Delaware, and has all requisite corporate power and authority to own its properties and assets and to conduct its business as it is currently being conducted. The Company is duly qualified to do business as a foreign corporation and, where applicable, is in good standing in each jurisdiction in which the nature of the business conducted by it makes such qualification necessary, except where the failure to be so qualified or to be in good standing would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
(b) Section 5.1(b) of the Company Disclosure Schedule sets forth a true, correct and complete list of the Company’s Subsidiaries, as of the date of this Agreement. Each Subsidiary of the Company (i) has been duly organized and is validly existing and, where applicable and except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, in good standing under the Laws of the jurisdiction of its organization; (ii) is duly qualified to do business and, where applicable, is in good standing as a foreign entity in all jurisdictions in which the nature of the business conducted by it makes such qualification necessary except where the failure to be so qualified and in good standing has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect; and (iii) has all corporate power and authority required to carry on its business as currently conducted.
(c) The Company has made available to Parent (i) accurate and complete copies of the certificate of incorporation and by-laws (or equivalent constituent documents), including all amendments thereto through the date hereof, of the Company and its Subsidiaries, and (ii) the minutes of the meetings and other proceedings (including any actions taken by written consent or otherwise without a meeting) of the stockholders, board of directors (or to the extent applicable, any committee thereof) of the Company and the minutes of the meetings and other proceedings (including any actions taken by written consent or otherwise without a meeting) of the stockholders and boards of directors of each subsidiary in each case, since December 31, 2016 through the date hereof. Neither the Company nor any Subsidiary of the Company is in violation of any of the provisions of the certificate of incorporation or by-laws (or equivalent constituent documents), including all amendments thereto, of such entity.
Section 5.2 Capitalization; Subsidiaries.
(a) The authorized capital stock of the Company consists of 250,000,000 shares of Company Common Stock and 25,000,000 shares of Company Preferred Stock. As of the close of business on November 9, 2018, there were issued and outstanding (i) 7,957,988 shares of Company Common Stock (with zero shares of Company Common Stock held by the Company in treasury), (ii) Company Stock Options to purchase an aggregate of 920,366 shares of Company Common Stock (of which options to purchase an aggregate of 487,559 shares of Company Common Stock were exercisable), and (iii) Company Warrants to purchase an aggregate of 278,493 shares of Company Common Stock. Of the shares of Company Common Stock issued and outstanding, 53,988 shares were Company Restricted Stock, and 420,000 shares were Company Performance Restricted Stock Awards. Since the close of business on November 9, 2018, no shares of Company Common Stock Company Stock Options, Company Warrants, Company Restricted Stock Awards or Company Performance Restricted

Stock Awards have been issued or granted except for shares of Company Common Stock issued (A) pursuant to the exercise of Company Stock Options, the vesting of Company Restricted Stock Awards or Company Performance Restricted Stock Awards, in each case outstanding on November 9, 2018 or (B) after the date hereof, as explicitly permitted under Section 7.1(b)(ii) of this Agreement (as qualified by Section 7.1(b)(ii) of the Company Disclosure Schedule). As of the close of business on November 9, 2018, 889,565 shares of Company Common Stock remain available for issuance under the Company Equity Plans. All of the issued and outstanding shares of the Company’s capital stock are duly authorized, validly issued, fully paid, non-assessable and free of preemptive rights. As of the date of this Agreement, other than pursuant to the Company Equity Plans or the ESPP, there are no existing (i) options, warrants, calls, subscriptions or other rights, convertible securities, agreements or commitments of any character obligating the Company or any of its Subsidiaries to issue, transfer or sell any capital stock or other equity interest (or securities convertible or exchangeable into such capital stock or equity interest) in, the Company or any of its Subsidiaries, (ii) rights that are linked to, or based upon, the value of Company Common Stock, (iii) contractual obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any capital stock or other equity interests of the Company or any of its Subsidiaries, or (iv) voting trusts or similar agreements to which the Company is a party with respect to the voting of the capital stock or equity interests of the Company. There are no bonds, debentures, notes or other indebtedness of the Company or any of its Subsidiaries having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company may vote..
(b) All of the outstanding capital stock or equivalent equity interests of each of the Company’s Subsidiaries are validly issued, fully paid (to the extent required under the applicable governing documents) and nonassessable and all such shares (other than directors’ qualifying shares) are owned of record and beneficially, directly or indirectly, by the Company, free and clear of all material Liens, pledges, security interests or other encumbrances.
(c) No Subsidiary of the Company has or is bound by any outstanding subscriptions, options, warrants, calls, commitments, rights agreements or agreements of any character calling for it to issue, deliver or sell, or cause to be issued, delivered or sold any of its equity securities or any securities convertible into, exchangeable for or representing the right to subscribe for, purchase or otherwise receive any such equity security, or obligating such Subsidiary to grant, extend or enter into any such subscriptions, options, warrants, calls, commitments, rights agreements or other similar agreements, except, in each case, to or with the Company or any other Subsidiary of the Company. There are no outstanding contractual obligations of any Subsidiary of the Company to repurchase, redeem or otherwise acquire any of its capital stock or other equity interests, except, in each case, to or with the Company or any other Subsidiary of the Company.
(d) Neither the Company nor any of its Subsidiaries owns any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, trust or other entity, other than a Subsidiary of the Company, which interest or investment is material to the Company and its Subsidiaries, taken as a whole.
(e) Neither the Company nor any of its Subsidiaries has agreed or is obligated to, directly or indirectly, make any future investment in or capital contribution or advance to any Person (other than in or to the Company or any of its Subsidiaries).
(f) Prior to the date hereof, the Company has provided Parent with a complete and correct list of (i) each outstanding Company Stock Option including the date of grant, exercise price, vesting schedule, and number of shares of Company Common Stock subject thereto, and (ii) each Company Restricted Stock Award and Company Performance Restricted Stock Award, including the date of grant, vesting schedule and number of shares of Company Common Stock thereof  (assuming achievement of the target level of performance at the end of the applicable performance period for each Company Performance Restricted Stock Award). All grants of Company Stock Options, Company Restricted Stock Awards, and Company Performance Restricted Stock Awards were validly issued and properly approved by the board of directors of the Company (or a committee thereof) in accordance with the applicable Company Equity Plan and applicable Law, including the Nasdaq Rules, and with the rules of any other applicable stock exchanges.

(g) Neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract (including any Contract relating to any transaction or relationship between or among the Company and any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity, on the other hand, or any “off-balance sheet arrangement” (as defined in Item 303(a) of Regulation S-K promulgated under the Securities Act)), where the result, purpose, or intended effect of such commitment, joint venture, partnership, Contract or arrangement is to avoid disclosure of any material transaction involving the Company or any of its Subsidiaries in the Company’s or such Subsidiary’s financial statements.
Section 5.3 Authorization; Validity of Agreement; Necessary Action.   The Company has the requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby have been duly authorized by its board of directors, and no other corporate action on the part of the Company is necessary to authorize the execution and delivery by the Company of this Agreement and the consummation by it of the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company and, assuming due and valid authorization, execution and delivery hereof by Parent and Sub, is a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar laws, now or hereafter in effect, affecting creditors’ rights and remedies generally, and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought. At a duly convened meeting of the Company’s board of directors on the date hereof, each member thereof indicated his or her intention to tender or caused to be tendered all shares of Company Common Stock owned, of record or beneficially, by such member in the Offer prior to the Expiration Date.
Section 5.4 Consents and Approvals; No Violations.   The execution and delivery of this Agreement by the Company do not, and the performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby will not, (i) violate any provision of the certificate of incorporation or by-laws of the Company or similar organizational documents of any of its Subsidiaries, (ii) assuming compliance with the matters referred to in Section 5.4(iv)(A)-(B) and except as set forth in Schedule 5.4, require any consent by any Person under, conflict with, result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of obligations under, create in any party the right to terminate, modify or cancel, or require any notice, consent or waiver under, any agreement to which the Company or any of its Subsidiaries is a party or by which any of them or any of their properties or assets is bound or result in the creation of any Lien in or upon any of the properties, rights or assets of the Company or any of its Subsidiaries, (iii) violate any Law applicable to the Company, any of its Subsidiaries or any of their properties or assets, or (iv) other than in connection with or compliance with the Exchange Act, require the Company to make any filing or registration with or notification to, or require the Company to obtain any authorization, consent or approval of, any international, national, federal, state, provincial or local governmental, court, legislative, executive or regulatory authority or agency or other governmental authority or instrumentality (a “Governmental Entity”), except in the case of clauses (ii), (iii) and (iv), for such violations, breaches or defaults that, or filings, registrations, notifications, authorizations, consents or approvals the failure of which to make or obtain, would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
Section 5.5 SEC Reports; Company Financial Statements.
(a) The Company has filed or furnished, as applicable, all registration statements, reports, forms, certifications, proxy statements and other documents required to be filed or furnished, as applicable, with the SEC by the Company since December 31, 2016 (such documents, together with any documents filed or furnished during such period by the Company to the SEC on a voluntary basis, and including any amendments thereto, the “Company SEC Reports”). All statements, reports, schedules, forms and other documents required to be filed or furnished by the Company with the SEC have been so filed or furnished on a timely basis. None of the Company’s Subsidiaries is required to file any document with the SEC. As of their respective filing dates or, if applicable, as of the time of their most recent amendment made at least one (1) Business Day prior to the date hereof, the Company SEC Reports (i) complied in all material respects with, to the extent in effect at the time of filing or amendment, the applicable requirements of the Securities Act and the Exchange Act, and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, or are to be made, not misleading. As of the date of this Agreement, there are no material outstanding or unresolved written comments from the SEC with respect to the Company SEC Reports. As of the date of this Agreement, to the Knowledge of the Company, none of the Company SEC Reports filed on or prior to the date hereof is the subject of ongoing SEC review.
(b) Each of the financial statements (including the related notes) of the Company included in the Company SEC Reports (collectively, the “Company Financial Statements”) (i) complied at the time it was filed as to form in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto in effect at the time of such filing, (ii) was prepared in accordance with generally accepted accounting principles in the United States (“GAAP”) (except, in the case of unaudited statements, as permitted by the rules and regulations of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto), and (iii) fairly presented in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the respective dates thereof and the consolidated results of their operations and cash flows for the respective periods then ended (subject, in the case of unaudited statements, to normal year-end adjustments and except as indicated in the notes to such Company Financial Statements or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC, and except that the unaudited Company Financial Statements may not contain footnotes and are subject to normal year-end adjustments, none of which either individually or in the aggregate will be material in amount).
(c) Since December 31, 2016, there has been no change in the Company’s accounting policies or the methods of making accounting estimates or changes in estimates that are material to the Company Financial Statements, except as described in the Company SEC Reports or except as may be required by any regulatory authority. The reserves reflected in the Company’s financial statements are in accordance with GAAP and have been calculated in a consistent manner.
(d) With respect to each annual report on Form 10-K and each quarterly report on Form 10-Q included in the Company SEC Reports, the chief executive officer and chief financial officer of the Company have made all certifications required by the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) and any related rules and regulations promulgated by the SEC, and the statements contained in any such certifications are complete and correct as of their respective dates.
(e) The “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) of the Company are reasonably designed to ensure that all information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to the management of the Company as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the chief executive officer and chief financial officer of the Company required under the Exchange Act with respect to such reports. To the Knowledge of the Company, the Company has disclosed, based on its most recent evaluation prior to the date of this Agreement, to its outside auditors and the audit committee of its board of directors: (i) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect in any material respect its ability to record, process, summarize and report financial data and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in its internal control over financial reporting.

(f) Since the enactment of the Sarbanes-Oxley Act, the Company has not made any prohibited loans to any executive officer of the Company (as defined in Rule 3b-7 under the Exchange Act) or director of the Company. There are no outstanding loans or other extensions of credit made by the Company to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of the Company.
Section 5.6 No Undisclosed Liabilities.   Neither the Company nor any of its Subsidiaries has, since September 30, 2018, incurred any liabilities or obligations of any nature (whether absolute, contingent, accrued, contingent, fixed or otherwise) (i) that would be required to be reflected or reserved against in a consolidated balance sheet of the Company and its consolidated Subsidiaries prepared in accordance with GAAP, or (ii) in the case of any liabilities or obligations that are not required to be reflected or reserved against in a consolidated balance sheet of the Company and its consolidated Subsidiaries prepared in accordance with GAAP, to the Company’s Knowledge, except, in each case, for (a) liabilities or obligations reflected or reserved against in the consolidated balance sheet of the Company and its consolidated Subsidiaries included in the Company’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2018 or in the notes thereto (the “Company Balance Sheet”), (b) liabilities and obligations incurred in the ordinary course of business since the date of the Company Balance Sheet, (c) liabilities and obligations incurred in connection with the Merger or otherwise as contemplated or permitted by this Agreement, (d) liabilities owed by one wholly owned Company Subsidiary to another wholly owned Company Subsidiary or liabilities owed by the Company to any wholly owned Company Subsidiary, (e) liabilities and obligations that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, or (f) liabilities or obligations listed on Section 5.6 of the Company Disclosure Schedule.
Section 5.7 Absence of Certain Changes.   Since September 30, 2018, (i) there has not occurred any event, circumstance, change, occurrence, development or effect that has had, individually or in the aggregate, a Company Material Adverse Effect, and (ii) the Company has not taken any action that would be prohibited by Section 7.1, if taken after the date hereof.
Section 5.8 Material Contracts.
(a) Except as set forth in Schedule 5.8, as of the date of this Agreement, the Company and its Subsidiaries are not a party to or bound by any Contract:
(i) that would be required to be filed by the Company as a material contract pursuant to Item 601(b)(10) of Regulation S-K of the SEC;
(ii) that is or creates a Partnership with any other Person that is material to the Company and its Subsidiaries, taken as a whole, or that relates to the formation, operation, management or control of any such Partnership;
(iii) that (A) is an indenture, credit agreement, loan agreement, security agreement, guarantee of, note, mortgage or other agreement providing for indebtedness (including obligations under any capitalized leases) in excess of  $50,000 (other than agreements between the Company and any wholly owned Subsidiary or between wholly owned Subsidiaries) or pursuant to which the Company or any of its Subsidiaries guarantees any such indebtedness of any other Person (other than the Company or another wholly owned Subsidiary), (B) materially restricts the Company’s ability to incur indebtedness or guarantee the indebtedness of others, (C) grants a Lien (other than a Permitted Lien) or restricts the granting of Liens on any property or asset of the Company or its Subsidiaries that is material to the Company and its Subsidiaries, taken as a whole, or (D) is an interest rate derivative, currency derivative or other hedging contract other than foreign currency cash flow hedges entered into in the ordinary course of business and classified as cash flow hedges for accounting purposes;
(iv) that is a Contract (other than this Agreement) for the acquisition of any corporation, partnership or limited liability company or business, or sale of any of its Subsidiaries or businesses after the date hereof, in each case with a fair market value or purchase price (including assumption of debt) in excess of  $50,000 (other than (x) in the ordinary course of business or (y) intercompany agreements);

(v) that is a Contract under which the Company and its Subsidiaries have made or received payments in excess of  $50,000 in the fiscal year ended December 31, 2017, the fiscal year ended December 31, 2016, or the nine months ended September 30, 2018;
(vi) that is a Contract under which any third party is authorized to sell, sublicense, lease, distribute, market or take orders for the Company Products (A) with a third party that is one of the Company’s top twenty (20) customers by revenue in fiscal year 2017 or 2016 or (B) under which the Company and its Subsidiaries have made or received payments in excess of  $50,000 in the fiscal year ended December 31, 2017, the fiscal year ended December 31, 2016, or the nine months ended September 30, 2018;
(vii) with respect to the acquisition or disposition of any corporation, partnership, limited liability company or business (whether by merger, amalgamation, consolidation or other business combination, sale of assets, sale of capital stock, tender offer, exchange offer, or similar transaction) pursuant to which the Company or any of its Subsidiaries has (A) material continuing indemnification obligations, or (B) any “earn-out” or similar contingent payment obligations in excess of  $50,000 (other than any Contract that provides solely for the acquisition of inventory, raw materials or equipment in the ordinary course);
(viii) that contains a right of first refusal, first offer, or first negotiation, or a call or put right, with respect to any asset that is material to the Company and its Subsidiaries, taken as a whole;
(ix) that prohibits or restricts the payment of dividends or distributions in respect of the Company’s shares or capital stock;
(x) that is a purchase or sale agreement with any Significant Customer or Significant Supplier under which the Company and its Subsidiaries have made or received payments in excess of $50,000 in the fiscal year ended December 31, 2017, the fiscal year ended December 31, 2016, or the nine months ended September 30, 2018;
(xi) under which (A) any person (other than the Company or any of its wholly owned Subsidiaries) is guaranteeing any liabilities or obligations of the Company or any of its Subsidiaries, or (B) the Company or any of its Subsidiaries has “take-or-pay” obligations;
(xii) that is between the Company or any of its Subsidiaries, on the one hand, and any of the Company’s or its Subsidiaries’ respective directors or officers or stockholders who own five percent (5%) or more of the Company Common Stock, other than any Benefit Plan or any other employee agreements or arrangements;
(xiii) providing for the creation or imposition of any Lien, other than a Permitted Lien, with respect to any assets (including Intellectual Property or other intangible assets) material to the conduct of the business of the Company and its Subsidiaries as currently conducted, taken as a whole;
(xiv) that is a settlement, conciliation or similar agreement (x) with any Governmental Entity which (A) materially restricts or imposes material obligations upon the Company or its Subsidiaries, or (B) materially disrupts the business of the Company and its Subsidiaries as currently conducted, or (y) which would require the Company or any of its Subsidiaries to pay any material consideration after the date of this Agreement; or
(xv) with any Governmental Entity, or for the purpose of fulfilling a Contract or order from any Governmental Entity as the ultimate customer, that is material to the conduct of the business of the Company and its Subsidiaries as currently conducted, taken as a whole.
Each such Contract described in clauses (i)-(xv) or Section 5.8(c) is referred to herein as a “Material Contract”.
(b) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) each Material Contract is enforceable against the Company in accordance with its terms and, to the Knowledge of the Company, each other party thereto, and is in full force and effect and (ii) the Company or its Subsidiaries, on the one hand, and, to the Knowledge of the Company, each other party to each Material Contract, on the other hand, have performed all obligations required to be performed by it under such Material Contract prior to the time required to be performed and, to the Knowledge of the Company, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or would reasonably be expected to, (A) constitute such a violation or breach, (B) give any Person the right to accelerate the maturity or performance of any Material Contract, or (C) give any Person the right to cancel, terminate or modify any Material Contract.
(c) As of the date of this Agreement, the Company is not a party to or bound by any Contract that (i) contains any provisions materially restricting the right of the Company or any of its Subsidiaries (A) to compete or transact in any business or with any Person or in any geographic area, or (B) to acquire any material product or other asset or service from any other Person; (ii) grants exclusive rights to license, market, sell or deliver any Company Product; or (iii) contains any “most favored nation” or similar provisions in favor of the other party and relates (or would reasonably be expected to relate) to payments in excess of  $50,000 in any of fiscal years 2018, 2019 or 2020.
(d) (x) There are no licenses granted to third parties under any of the Contracts set forth in Section 5.8(d)(i), Section 5.8(d)(ii) or Section 5.8(d)(iii) of the Company Disclosure Schedule (collectively, the “Specified Contracts”), and (y) to the Knowledge of the Company, there are no other Contracts to which the Company or its Subsidiaries is a party, in the case of clause (x) or (y), that would, as a result of the change of control of the Company contemplated by this Agreement, the Closing or the fact of Parent or any of its Affiliates (other than the Company or its Subsidiaries) becoming an Affiliate of the Company or any of its Subsidiaries, grant to any third party a license or right to a license with respect to Parent’s or its Affiliates’ (excluding the Company and its Subsidiaries) Intellectual Property following the Closing, in each case except as would not materially adversely impact Parent and its Affiliates’ (excluding the Company and its Subsidiaries) business.
Section 5.9 Employee Benefit Plans; ERISA.
(a) Section 5.9(a) of the Company Disclosure Schedule lists, as of the date of this Agreement, all material Benefit Plans and separately identifies each material Foreign Benefit Plan. With respect to each Benefit Plan, if applicable, the Company has made available to Parent true and complete copies of (i) the plan document (and, if applicable, related trust or funding agreements or insurance policies), (ii) the most recent summary plan description or prospectus and any summary of material modifications, (iii) the most recent annual report (including all schedules), (iv) if the Benefit Plan is intended to qualify under Section 401(a) of the Code, the most recent determination, advisory, or opinion letter received from the IRS, and (v) the most recent actuarial reports and financial statements.
(b) Each Benefit Plan is and has been in material compliance with applicable Law, including ERISA and the Code and has been administered in all material respects in accordance with its terms. There are no pending or, to the Knowledge of the Company, threatened claims (other than claims for benefits in the ordinary course), lawsuits, charges, complaints, grievances, investigations, audits, proceedings or arbitrations that have been asserted or instituted with respect to any Benefit Plan. Each Benefit Plan intended to be qualified under Section 401(a) of the Code is the subject of an unrevoked favorable determination, advisory, or opinion letter from the IRS, and, to the Knowledge of the Company, nothing has occurred since the date of the most recent such determination that would reasonably be expected to adversely affect such qualification.
(c) Neither the Company nor any Subsidiary or ERISA Affiliate of the Company (i) maintains, sponsors or contributes to, or has within the past six (6) years maintained, sponsored or contributed to, a Benefit Plan that is a “defined benefit plan” (as defined in ERISA Section 3(35)) or otherwise subject to Title IV of ERISA, (ii) has any material liability with respect to any “defined benefit plan,” whether or not subject to ERISA, (iii) has an “obligation to contribute” (as defined in ERISA Section 4212) to a Benefit Plan that is a “multiemployer plan” (as defined in ERISA Sections 4001(a)(3) and 3(37)(A)), and (iv) has any liability, contingent or otherwise, under Title IV of ERISA with respect to a Benefit Plan. No Benefit Plan subject to ERISA holds securities issued by the Company or any of its current ERISA Affiliates.

(d) Neither the Company nor any Subsidiary of the Company sponsors, maintains or contributes to any plan, program or arrangement that provides for post-retirement or other post-employment welfare benefits, including life insurance (other than health care continuation coverage as required by Law).
(e) Except as contemplated by this Agreement, the execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement will not (either alone or in combination with another event) (i) result in any material payment from the Company or any of its Subsidiaries becoming due, or materially increase the amount of any compensation due, to any Service Provider, (ii) increase any benefits otherwise payable under any Benefit Plan, (iii) result in the acceleration of the time of payment or vesting of any compensation or benefits from the Company or any of its Subsidiaries to any Service Provider, or (iv) limit or restrict the right of the Company to merge, amend or terminate any of the Benefit Plans. Without limiting the generality of the foregoing, no amount payable to any Service Provider (whether in cash or property or as a result of accelerated vesting) as a result of the execution of this Agreement or the consummation of the transactions contemplated by this Agreement (either alone or together with any other event) under any Benefit Plan or other compensation arrangement would be nondeductible under Sections 280G of the Code. Neither the Company nor any Company Subsidiary has any obligation to compensate any Service Provider for any excise taxes incurred by such Service Provider, including under Sections 409A and 4999 of the Code.
(f) To the Knowledge of the Company, (i) each Foreign Benefit Plan and related trust, if any, complies with and has been administered in material compliance with its terms and the Laws of the applicable foreign country, (ii) each Foreign Benefit Plan which, under the Laws of the applicable foreign country, is required to be registered or approved by any Governmental Entity, has been so registered or approved, and (iii) each Foreign Benefit Plan intended to qualify for special tax treatment meets all the requirements for such treatment. The Company and its Subsidiaries have complied in all material respects with all applicable Laws regarding participation in and contributions required to be made to any Mandated Benefit Plans.
(g) To the Knowledge of the Company, each Benefit Plan that is a “nonqualified deferred compensation plan” (as defined in Code Section 409A(d)(1)) has been operated since December 31, 2016 in compliance with applicable guidance under Code Section 409A and has been documented in accordance with Section 409A since January 1, 2016.
(h) The parties acknowledge that certain payments have been made or are to be made and certain benefits have been granted or are to be granted according to employment compensation, severance and other employee benefit plans of the Company and the Company Subsidiaries or pursuant to other arrangements with the Company and the Company Subsidiaries, including the Plans, to holders of Company Common Stock and other securities of the Company (the “Covered Securityholders”) (with all such plans and arrangements being collectively referred to as the “Company Arrangements”). All such amounts payable under the Company Arrangements (i) have been or are being paid or granted as compensation for past services performed, future services to be performed, or future services to be refrained from performing, by the Covered Securityholders (and matters incidental thereto) and (ii) were not, and are not, calculated based on the number of shares tendered or to be tendered into the Offer by the applicable Covered Securityholder. The adoption, approval, amendment or modification of each Company Arrangement has been approved as an employment compensation, severance or other employee benefit arrangement solely by independent directors of the Company in accordance with the requirements of Rule 14d-10(d)(2) under the Exchange Act and the instructions thereto and the “safe harbor” provided pursuant to Rule 14d-10(d)(2) is otherwise applicable thereto as a result of the taking prior to the execution of this Agreement of all necessary actions by the board of directors of the Company, the compensation committee of the board of directors of the Company (the “Company Compensation Committee”) or its independent directors. A true and complete copy of any resolutions of any committee of the Company Board reflecting any approvals and actions referred to in the preceding sentence and taken prior to the date of this Agreement has been made available to Parent prior to the execution of this Agreement.

Section 5.10 Litigation.   As of the date of this Agreement, there is no action, claim, suit or proceeding pending against or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries that would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. As of the date of this Agreement, there are no investigations by any Governmental Entity pending, or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries that would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. As of the date of this Agreement, neither the Company nor any of its Subsidiaries nor any of their respective assets, rights or properties is or are subject to any injunction, judgment, order or decree except for those that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
Section 5.11 Compliance with Law.
(a) The Company and its Subsidiaries (i) are and have at all times since December 31, 2016 been in compliance with applicable Laws; and (ii) since December 31, 2016, have not received any written notice from any Governmental Entity alleging, or to the Knowledge of the Company, has any Governmental Entity otherwise threatened, that the Company or any of its Subsidiaries is in violation of any applicable Law, except, in the case of each of clauses (i) and (ii), for such non-compliance and violations that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
(b) The Company and each of its Subsidiaries are and have at all times since December 31, 2016, been in compliance in all material respects with United States and foreign export control laws and regulations, including: the United States Export Administration Act and implementing Export Administration Regulations; the Arms Export Control Act and implementing International Traffic in Arms Regulations; and the various economic sanctions laws administered by OFAC, applicable to its export transactions. Without limiting the foregoing, there are no pending or, to the Knowledge of the Company, threatened claims or investigations by any Governmental Entity of potential violations against the Company or any of its Subsidiaries with respect to export activity or licenses or other approvals.
(c) Since December 31, 2016, neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any agent, director, officer, employee or other Person associated with or acting on behalf of the Company or any of its Subsidiaries has, directly or indirectly:
(i) made, offered, authorized or agreed to make, offer or authorize any unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity and related in any way to the Company’s or any of its Subsidiaries’ business;
(ii) made, offered, authorized or agreed to make, offer or authorize any unlawful payment to any foreign or domestic government official or employee, foreign or domestic political parties or campaigns, official of any public international organization, or official of any state-owned enterprise;
(iii) violated any provision of the FCPA, or any other applicable Laws relating to anti-corruption or anti-bribery; or
(iv) made, offered, authorized or agreed to make, offer or authorize any bribe, payoff, influence payment, kickback or other similar unlawful payment.
(d) Notwithstanding the foregoing, this Section 5.11 shall not apply to the subject matters of the representations and warranties in Section 5.9, Section 5.13, Section 5.15 and Section 5.16, respectively.
Section 5.12 Intellectual Property.
(a) To the Knowledge of the Company, (i) the Company and/or one or more of its Subsidiaries are the sole owners of each item of Intellectual Property owned by the Company and/or one or more of its Subsidiaries that has not expired, been allowed to lapse or abandoned (the “Owned Intellectual Property”), free and clear of any Lien, except for Permitted Liens, (ii) each item of Owned Intellectual Property is not subject to any outstanding injunction, judgment, order, decree or ruling of which the

Company has received written notice, (iii) no action, suit, proceedings, complaint or claim of which the Company has received written notice is pending before any court or arbitrator or was threatened in writing during the three (3) years prior to the date of this Agreement that challenges the validity, enforceability, or the Company’s ownership of any item of Owned Intellectual Property, (iv) Section 5.12(a) of the Company Disclosure Schedule contains a complete and accurate list of all material registered Owned Intellectual Property and applications therefor, and (v) all fees currently due in the United States and, to the Knowledge of the Company, in any other jurisdiction, as of the signing date of this Agreement for maintaining any registered Owned Intellectual Property shall have been paid in full to the proper Governmental Entity, in each case, except as would not reasonably be expected to have, either individually or in the aggregate, a Company Material Adverse Effect.
(b) Each material agreement under which, as of the date of this Agreement, the Company or any of its Subsidiaries licenses from a third party material Intellectual Property that is used by the Company or such Subsidiary in any of its current material customer offerings, except for off-the-shelf and internal use software, including but not limited to licenses to software (including as a service) that the Company and any of its Subsidiaries use in the ordinary course of business, (such agreements being referred to as “Company License-In Agreements”) (i) is in full force and effect, (ii) is not the subject of a claim that the Company or any of its Subsidiaries is in material breach, in each case, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Section 5.12(b) of the Company Disclosure Schedule contains a complete and accurate list of all Company License-In Agreements.
(c) Each agreement pursuant to which the Company or any of its Subsidiaries has granted a material license to a third party with respect to Intellectual Property that is owned by the Company or such Subsidiary, including but not limited to, licenses to software (including as a service), but excluding any such licenses granted in the ordinary course of business (such agreements being referred to as “Company License-Out Agreements”) (i) is in full force and effect, and (ii) is not the subject of a claim that the Company or any of its Subsidiaries is in material breach, in each case, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Section 5.12(c) of the Company Disclosure Schedule contains a complete and accurate list of all Company License-Out Agreements.
(d) No Person (including, without limitation, any current or former employee or consultant of Company or the Subsidiaries) is infringing, violating, claiming ownership rights in or misappropriating any of the Intellectual Property owned by the Company or any of its Subsidiaries, in each case, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
(e) Neither the Company nor any of its Subsidiaries is infringing or misappropriating any Intellectual Property owned by a third party, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Section 5.12(e) of the Company Disclosure Schedule lists any written complaint, claim, notice or threat of any of the foregoing (including any notification that a license under any patent is or may be required), received by the Company or any Subsidiary during the three (3) years prior to the date of this Agreement alleging any such infringement, violation or misappropriation and any written request or demand for indemnification or defense of an infringement claim received by the Company or any Subsidiary during the three (3) years prior to the date of this Agreement from any reseller, distributor, customer or end user of a Company product, in each case except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
(f) There is no Intellectual Property that is owned by the Company in which any third party has any exclusive right(s) therein, except in each case as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
(g) There are no royalties or similar other payments based on revenues (such as earn-outs) that are payable by the Company or any Subsidiary to any third person (excluding, for the avoidance of doubt, salaries, benefits, employee invention and achievement award programs and any legally required payments to employees for inventions, patents or similar achievements that are payable to employees and independent contractors) for the use, license-in, manufacture, sale, offering for sale, copying, distribution, or disposition of any Intellectual Property of such third person used by the Company or any Subsidiary, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
(h) (i) Since five (5) years prior to the date of this Agreement, the Company has maintained a process whereby each new employee of the Company or any Subsidiary executes a written agreement expressly assigning to the Company or a Subsidiary all of such employee’s right, title and interest in any Intellectual Property created by such employee within the scope of his or her employment during the term of such employment and (ii) to the Knowledge of the Company, (1) all new employees of the Company and its Subsidiaries since five (5) years prior to the date of this Agreement have executed such written agreements, and (2) with respect to other employees of the Company and its Subsidiaries, the Company or its Subsidiaries either by operation of law or contract has acquired ownership of Intellectual Property created by such other employees involved in technology development during the term and within the scope of their employment, in each case except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
(i) The Company takes commercially reasonable actions to protect the confidentiality and security of personally identifiable information and of its information technology systems and material proprietary data, and, to the Knowledge of the Company, there have been during the past two (2) years no violations or unauthorized access to same, in each case except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
(h) No funding from any Governmental Entity or facilities of a university, college, other educational institution or non-profit organization were used in the development of the Owned Intellectual Property, and no Governmental Entity, university, college, other educational institution or non-profit organization has a claim or right to claim any right in the Owned Intellectual Property, in each case, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
Section 5.13 Taxes.
(a) Each of the Company and its Subsidiaries has (i) timely filed all income Tax Returns and all other material Tax Returns required to be filed by any of them (taking into account applicable extensions) and all such Tax Returns are true, correct and complete in all material respects and (ii) paid or accrued (in accordance with GAAP) all material Taxes due and payable other than such Taxes as are being contested in good faith by the Company or its Subsidiaries.
(b) There are no material federal, state, local or foreign audits or examinations of any Tax Return of the Company or its Subsidiaries ongoing or pending and neither the Company nor any Subsidiary has received written notice of any such material audit or examination. No claim for material unpaid Taxes has been asserted in writing against the Company or any of its Subsidiaries by a Governmental Entity, other than any claim that has been resolved. No claim has been made in writing by a Governmental Entity in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.
(c) The Company and each of its Subsidiaries have withheld all Taxes required to have been withheld from payments made to its employees, independent contractors, creditors, stockholders and other third parties and, to the extent required, such Taxes have been paid to the relevant Governmental Entity.
(d) There are no outstanding written waivers to extend the statutory period of limitations applicable to the assessment of any material Taxes or material deficiencies against the Company or any of its Subsidiaries.
(e) Neither the Company nor any of its Subsidiaries is a party to any agreement providing for the allocation or sharing of material Taxes, except for any such agreements that (i) are solely between the Company and/or any of its Subsidiaries, (ii) will terminate as of the Closing, or (iii) are entered into in the ordinary course of business, the principal purpose of which is not the allocation or sharing of Taxes.

(f) There are no material Liens for Taxes upon the assets of the Company or any of its Subsidiaries that are not provided for in the Company SEC Reports, except Liens for Taxes not yet due and payable and Liens for Taxes that are being contested in good faith and for which adequate reserves have been established on the Company Balance Sheet.
(g) In the last two (2) years, none of the Company or any of its Subsidiaries has distributed stock of another Person or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 of the Code (or any similar provision of state, local, or non-U.S. Law).
(h) Neither the Company nor any of its Subsidiaries (A) is or has been in the past five (5) years a member of a group (other than a group the common parent of which is the Company or one of its Subsidiaries) filing a consolidated, combined, affiliated, unitary or similar income Tax Return, or (B) has any liability for Taxes of any Person (other than the Company or any of its Subsidiaries) arising from the application of Treasury Regulation Section 1.1502-6 or any analogous provision of state, local or foreign Law, as a transferee or successor, or pursuant to any contractual obligation of the sort described in Section 5.13(e).
(i) Neither the Company nor any of its Subsidiaries has participated in any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).
(j) The U.S. federal income tax entity classification of each Subsidiary of the Company not organized within the United States is set forth on Section 5.13(j) of the Company Disclosure Schedule.
(k) The Company and each of its Subsidiaries are in compliance in all material respects with all terms and conditions of any Tax exemption, Tax holiday or other Tax reduction agreement or order (“Tax Incentive”), and the consummation of the transactions contemplated by this Agreement will not have any adverse effect on the continued validity and effectiveness of any such Tax Incentive.
(l) Neither the Company nor any of its Subsidiaries has taken any action or knows of any fact that could be reasonably expected to prevent the Offer and the Merger, taken together, from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.
Section 5.14 Real Property and Tangible Assets.
(a) The Company does not own any real property. Except in each case as would not materially affect the business and operations of the Company and its Subsidiaries, taken as a whole, the Company or one of its Subsidiaries (i) has valid leasehold title (as applicable) to each location occupied or otherwise used by the Company or any of its Subsidiaries as of the date of this Agreement (the “Company Real Property”) pursuant to leases, subleases, licenses, occupancy or other similar agreements to which the Company or any of its Subsidiaries is a party as of the date of this Agreement (each, a “Real Property Lease”), and (ii) has good and marketable title or valid leasehold title to the other tangible assets reflected on the Company Balance Sheet or acquired after the Company Balance Sheet Date, in each case, free and clear of all Liens, except (x) for Permitted Liens, and (y) for the property and assets that have been disposed of since the Company Balance Sheet Date in the ordinary course of business. Section 5.14 of the Company Disclosure Schedule contains a complete list of all Company Real Property.
(b) Each Real Property Lease under which the Company or any of its Subsidiaries leases, subleases, licenses or otherwise occupies any real property is valid, binding and in full force and effect, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, there is not under any Real Property Lease (i) any existing default by the Company or any of its Subsidiaries or, to the Knowledge of the Company, any other party thereto or (ii) to the Knowledge of the Company, any condition or event which, with notice or lapse of time, or both, would constitute a default under the provisions of such Real Property Lease.

Section 5.15 Environmental.   Except for such matters that, individually or in the aggregate, have not resulted, and would not reasonably be expected to result, in any liability that is material to the Company and its Subsidiaries, taken as a whole:
(a) Each of the Company and its Subsidiaries is in compliance with all, and has not violated any, Environmental Laws, which compliance includes the possession by the Company and its Subsidiaries of Permits required for their operations under Environmental Laws, and compliance with the terms and conditions thereof.
(b) As of the date of this Agreement, there is no Environmental Claim pending against or, to the Knowledge of Company, threatened against or affecting the Company or any Subsidiary.
(c) To the Knowledge of the Company, with respect to any real property owned, leased or operated by the Company or any of its Subsidiaries since January 1, 2010, and, there have been no releases of Hazardous Materials that require a Cleanup.
(d) To the Knowledge of the Company, neither the Company nor any of its Subsidiaries has assumed or retained, by Contract or operation of law, any obligation under any Environmental Law or concerning any Hazardous Materials.
Section 5.16 Labor Matters.
(a) Neither the Company nor any of its Subsidiaries is or has, since December 31, 2016, been, a party to any collective bargaining agreement or any labor union contract or trade union agreement or work rules, nor are there any employees of the Company or any of its Subsidiaries who are, or since December 31, 2016 have been, represented by a works council or a labor organization, nor, to the Knowledge of the Company, are there, nor since December 31, 2015 have there been, any pending activities or proceedings of any labor union to organize any employees of the Company or any of its Subsidiaries.
(b) As of the date of this Agreement, there is no material pending or, to the Knowledge of the Company, threatened, labor strike, walkout, work stoppage, slowdown or lockout with respect to employees of the Company or any of its Subsidiaries.
(c) As of the date of this Agreement, there is no unfair labor practice or labor arbitration proceeding pending or, to the Knowledge of the Company, threatened against the Company or its Subsidiaries that would reasonably be expected, individually or in the aggregate, to be material to the Company and its Subsidiaries, taken as a whole.
(d) Except as would not reasonably be expected, individually or in the aggregate, to be material to the Company and its Subsidiaries, taken as a whole, (i) the Company and each of its Subsidiaries are and have been in compliance in all material respects with all applicable local, state, federal and foreign Laws relating to employment, including, without limitation, Laws relating to discrimination, hours of work and the payment of wages or overtime wages, classification of employees and independent contractors, health and safety, layoffs and plant closings and collective bargaining, (ii) the Company and its Subsidiaries have not received notice of any charge or complaint with respect to or relating to them pending before the United States Equal Employment Opportunity Commission or any other Governmental Entity responsible for the prevention of unlawful employment practices, or notice of the intent of any Governmental Entity responsible for the enforcement of labor, employment, wages and hours of work, child labor, immigration, or occupational safety and health laws to conduct an investigation with respect to or relating to them or notice that such investigation is in progress, and (iii) as of the date of this Agreement, there are no complaints or lawsuits, pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries brought by or on behalf of any applicant for employment, any current employee or any class of the foregoing, relating to any such Laws, or alleging breach of any express or implied contract of employment, wrongful termination of employment or any other discriminatory, wrongful or tortious conduct in connection with the employment relationship.
(e) The Company is in compliance with all Laws relating to the confidentiality, security, use and treatment of employee information and personally identifiable data, except in each case as would not reasonably be expected, individually or in the aggregate, to be material to the Company and its Subsidiaries, taken as a whole.

Section 5.17 Licenses and Permits.   Except in each case as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) the Company and its Subsidiaries have, and at all times since December 31, 2016 have had, all licenses, permits, qualifications, accreditations, approvals and authorizations of any Governmental Entity (collectively, the “Permits”), and have made all necessary filings required under applicable Law, necessary to conduct the business of the Company and its Subsidiaries, (ii) since December 31, 2016, neither the Company nor any of its Subsidiaries has received any written notice of any violation of or failure to comply with any Permit or any actual or possible revocation, withdrawal, suspension, cancellation, termination or material modification of any Permit, and (iii) each such Permit has been validly issued or obtained and is in full force and effect.
Section 5.18 Insurance.   Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, as of the date of this Agreement, (i) all material insurance policies of the Company and its Subsidiaries are in full force and effect, (ii) no written notice of default or termination has been received by the Company or any of its Subsidiaries in respect thereof, and (iii) all premiums due thereon have been paid.
Section 5.19 Significant Suppliers and Customers.
(a) Section 5.19(a) of the Company Disclosure Schedule sets forth an accurate and complete list, with respect to each of the fiscal year ended December 31, 2017, the fiscal year ended December 31, 2016 and the nine months ended September 30, 2018, of each customer (including distributors) who was one of the twenty (20) largest sources of revenues for the Company during any such period, based on amounts paid or payable (each, a “Significant Customer”). None of the Company nor any of its Subsidiaries has any outstanding material dispute with any Significant Customer. As of the date of this Agreement, to the Knowledge of the Company, neither the Company nor any of its Subsidiaries has received written notice from any Significant Customer that such customer shall not continue as a customer of the Company or any of its Subsidiaries, as applicable, or that such customer intends to terminate or materially modify existing Contracts with the Company or any of its Subsidiaries, as applicable, including by materially reducing the scale of the business conducted with the Company.
(b) Section 5.19(b) of the Company Disclosure Schedule sets forth an accurate and complete list, with respect to each of the fiscal year ended December 31, 2017, the fiscal year ended December 31, 2016 and the nine months ended September 30, 2018, of the twenty (20) largest sources of amounts payable to suppliers for the Company during any such period, based on amounts paid or payable (each a “Significant Supplier”). None of the Company nor any of its Subsidiaries has any outstanding material dispute with any Significant Supplier. As of the date of this Agreement, to the Knowledge of the Company, neither the Company nor any of its Subsidiaries has received any written notice from any Significant Supplier that such supplier shall not continue as a supplier of the Company or any of its Subsidiaries, as applicable, or that such supplier intends to terminate or materially modify existing Contracts with the Company or any of its Subsidiaries, as applicable, including by materially reducing the scale of the business conducted with the Company.
Section 5.20 Brokers or Finders.   No investment banker, broker, consultant, finder, financial advisor or intermediary, other than Raymond James, the fees and expenses of which will be paid by the Company, is entitled to any investment banking, brokerage, consulting, finder’s or similar fee or commission in connection with this Agreement or the transactions contemplated hereby based upon arrangements made by or on behalf of the Company or any of its Subsidiaries.
Section 5.21 Vote Required.   No vote or consent of the holders of any class or series of capital stock of the Company is necessary to approve this Agreement or the Merger or the other transactions contemplated hereby and the Company is eligible to effect the Merger pursuant to Section 251(h) of the DGCL.
Section 5.22 Board Recommendation.   The Company’s board of directors has (a) determined that this Agreement and the Merger are advisable and in the best interests of the Company and its stockholders, (b) approved this Agreement, including the Offer and the Merger and the other transactions contemplated hereby and thereby, (c) subject to Section 7.3, resolved to recommend that the stockholders of the Company tender their shares into the Offer, ((a), (b) and (c) together, the “Board Recommendation”), and, as of the date of this Agreement, none of such actions by Company’s board of directors has been amended, rescinded, or modified.

Section 5.23 Opinion of Financial Advisor.   The board of directors of the Company has received from the Company’s financial advisor, Raymond James (the “Company Financial Advisor”) an opinion, dated as of this Agreement, to the effect that, as of such date and based upon and subject to the various matters and limitations set forth therein, the Per Share Amount to be received by the holders of Company Common Stock (other than Company Common Stock to be cancelled pursuant to Section 4.1(b)) pursuant to this Agreement is fair, from a financial point of view, to such holders. As soon as reasonably practicable following the date of this Agreement, a true, correct and complete copy of such opinion will be delivered to Parent for information purposes only, which Parent and Sub acknowledge and agree may not be relied upon by Parent or Sub in any respect. The Company has been authorized by the Company Financial Advisor to permit the inclusion of such opinion in the Schedule 14D-9.
Section 5.24 Takeover Statutes.   The board of directors of the Company has taken all actions so that the restrictions applicable to business combinations contained in Section 203 of the DGCL are, and will be, inapplicable to the execution, delivery and performance of this Agreement and to the consummation of the transactions contemplated by this Agreement. No other “fair price,” “moratorium,” “control share acquisition,” “interested stockholder” or other anti-takeover statute or regulation would restrict, prohibit or otherwise be applicable with respect to this Agreement and the transactions contemplated herein and therein (including the Offer and the Merger).
Section 5.25 Investigation by the Company.   The Company acknowledges that it has conducted its own independent investigation and analysis of the business, operations, assets, liabilities, results of operations and condition (financial or otherwise) of Parent and that it has received access to such books and records, facilities, equipment, contracts and other assets of Parent that it has requested to review for such purpose, and that it had an opportunity to meet with the management of Parent and to discuss the business and assets of Parent. Except for the representations and warranties made by the Company in this Article V, none of the Company, any Subsidiary of the Company or any other person makes any express or implied representation or warranty with respect to the Company or its Subsidiaries or their respective businesses, operations, assets, liabilities or condition (financial or otherwise).
ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB
Except as disclosed in the Parent SEC Reports filed or furnished at least one (1) Business Day prior to the date of this Agreement (but (i) without giving effect to any amendment thereof filed with, or furnished to the SEC on or after such date, and (ii) excluding any disclosures contained under the heading “Risk Factors” and any disclosure of risks included in any “forward-looking statements” disclaimer or other such statements that are similarly predictive or forward-looking), but only to the extent such Parent SEC Reports are publicly available on the SEC’s Electronic Data Gathering Analysis and Retrieval System, Parent and Sub jointly and severally represent and warrant to the Company as follows:
Section 6.1 Organization.
(a) Each of Parent and Sub is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation, and has all requisite corporate power and authority to own its properties and assets and to conduct its business as it is currently being conducted. Each of Parent and Sub is duly qualified to do business and, where applicable, is in good standing in each jurisdiction in which the nature of the business conducted by it makes such qualification necessary, except where the failure to be so qualified or to be in good standing would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.
(b) Parent has made available to the Company a copy of Parent and Sub’s certificate of incorporation and by-laws, as currently in effect, and neither Parent nor Sub is in violation of any provision of, respectively, its certificate of incorporation or by-laws. The minutes of the meetings and other proceedings (including actions taken by written consent or otherwise without a meeting) of the board of directors (or to the extent applicable, any committee thereof) of Parent made available to the representatives of the Company were complete and redacted only with respect to discussions of the transaction contemplated hereby or other similar strategic transactions, and not with respect to other matters.

Section 6.2 Authorization; Validity of Agreement; Necessary Action.   Each of Parent and Sub has the requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance by Parent and Sub of this Agreement, approval of this Agreement, and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary action of Parent and Sub, and no other action on the part of Parent or Sub is necessary to authorize the execution and delivery by Parent and Sub of this Agreement and the consummation by them of the transactions contemplated hereby (other than the approval of this Agreement and the transactions contemplated hereby by Parent in its capacity as sole stockholder of Sub, which approval shall be provided by the written consent of Parent immediately following execution of this Agreement). This Agreement has been duly executed and delivered by Parent and Sub and, assuming due and valid authorization, execution and delivery hereof by the Company, is a valid and binding obligation of each of Parent and Sub, enforceable against each of them in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar laws, now or hereafter in effect, affecting creditors’ rights and remedies generally, and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.
Section 6.3 Capitalization.   The authorized capital stock of Parent consists of 500,000,000 shares of Parent Common Stock and 50,000,000 shares of preferred stock of Parent. As of the close of business on November 9, 2018, there were issued and outstanding (i) 100,440,602 shares of Parent Common Stock and 0 shares of preferred stock (ii) options to purchase an aggregate of 3,541,256 shares of Parent Common Stock (of which options to purchase an aggregate of 1,078,252 shares of Parent Common Stock were exercisable), (iv) no Parent restricted stock units, and (v) 3,948,215 warrants for shares of Parent Common Stock exercisable. From the close of business on November 9, 2018 until the date of this Agreement, no shares of Parent Common Stock or Parent preferred shares have been issued except for shares of Parent Common Stock issued pursuant to the exercise of Parent options or warrants, or the vesting of any restricted stock units of Parent, in each case outstanding on November 9, 2018 and in accordance with their terms. All of the issued shares of Parent’s capital stock are duly authorized, validly issued, fully paid, nonassessable, and free of preemptive rights. All of the rights granted and not yet exercised to subscribe for shares of Parent’s capital stock are duly authorized and free of preemptive rights. As of the date of this Agreement, other than pursuant to any equity plans or employee share purchase plans of Parent, there are no existing (i) options, warrants, calls, subscriptions or other rights, convertible securities, depositary receipts in respect of shares, agreements or commitments of any character obligating Parent or any of its Subsidiaries to issue, transfer or sell any capital stock or other equity interest in, Parent or any of its Subsidiaries, (ii) contractual obligations of Parent or any of its Subsidiaries to repurchase, redeem or otherwise acquire any capital stock of Parent or any of its Subsidiaries, or (iii) voting trusts or similar agreements to which Parent is a party with respect to the voting of the capital stock of Parent.
Section 6.4 Consents and Approvals; No Violations.   The execution and delivery of this Agreement by Parent and Sub do not, and the performance by Parent and Sub of this Agreement and the consummation by Parent and Sub of the transactions contemplated hereby will not, (i) violate any provision of the certificate of incorporation or by-laws of Parent or Sub, in each case, as currently in effect, (ii) assuming compliance with the matters referred to in Section 6.4(iv)(A)-(C), require any consent by any Person under, conflict with or result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any Contract to which Parent or any of its Subsidiaries is a party or by which any of them or any of their properties or assets is bound, or result in the creation of any Lien in or upon any of the properties, rights or assets of Parent or Sub, (iii) violate any Law applicable to Parent, any of its Subsidiaries or any of their properties or assets, or (iv) other than in connection with or compliance with the Exchange Act and the Securities Act, require on the part of Parent or Sub any filing or registration with or notification to, or require Parent to obtain any authorization, consent or approval of, any Governmental Entity, except in the case of clauses (ii), (iii) and (iv), for such violations, breaches or defaults that, or filings, registrations, notifications, authorizations, consents or approvals the failure of which to make or obtain, would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 6.5 SEC Reports; Parent Financial Statements.
(a) All Parent SEC Reports have been filed on a timely basis. As of their respective filing dates, the Parent SEC Reports (i) complied in all material respects with, to the extent in effect at the time of filing, the applicable requirements of the Securities Act and the Exchange Act, and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, or to be made, not misleading. As of the date of this Agreement, there are no material outstanding or unresolved written comments from the SEC with respect to the Parent SEC Reports. As of the date of this Agreement, to the Knowledge of Parent, none of the Parent SEC Reports filed on or prior to the date hereof is the subject of ongoing SEC review.
(b) Each of the financial statements (including the related notes) of Parent included in the Parent SEC Reports (collectively, the “Parent Financial Statements”) (i) complied at the time it was filed as to form in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto in effect at the time of such filing, (ii) was prepared in accordance with GAAP (except, in the case of unaudited statements, as permitted by the rules and regulations of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto), and (iii) fairly presented in all material respects the consolidated financial position of Parent and its consolidated Subsidiaries as of the respective dates thereof and the consolidated results of their operations and cash flows for the respective periods then ended (subject, in the case of unaudited statements, to normal year-end adjustments and except as indicated in the notes to such Parent Financial Statements or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC, and except that the unaudited Parent Financial Statements may not contain footnotes and are subject to normal year-end adjustments, none of which individually or in the aggregate will be material in amount).
(c) Since December 31, 2016, there has been no change in Parent’s accounting policies or the methods of making accounting estimates or changes in estimates that are material to the Parent Financial Statements, except as described in the Parent SEC Reports or except as may be required by any regulatory authority. The reserves reflected in the Parent Financial Statements are in accordance with GAAP and have been calculated in a consistent manner.
(d) With respect to each annual report on Form 10-K and each interim report on Form 10-Q included in the Parent SEC Reports, the chief executive officer and chief financial officer of Parent have made all certifications required by the Sarbanes-Oxley Act and any related rules and regulations promulgated by the SEC, and the statements contained in any such certifications are complete and correct as of their respective dates.
(e) The “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) of Parent are reasonably designed to ensure that all information required to be disclosed by Parent in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to the management of Parent as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the chief executive officer and chief financial officer of Parent required under the Exchange Act with respect to such reports. To the Knowledge of Parent, Parent has disclosed, based on its most recent evaluation prior to the date of this Agreement, to its outside auditors and the audit committee of its board of directors: (i) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect in any material respect its ability to record, process, summarize and report financial data, and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in its internal control over financial reporting.
Section 6.6 Absence of Certain Changes.   Since September 30, 2018, Parent (i) has not suffered a Parent Material Adverse Effect, and (ii) has not taken any action that would be prohibited by Section 7.1(i) through Section 7.1(iv) if taken after the date hereof.

Section 6.7 Litigation.   As of the date of this Agreement, there is no action, claim, suit or proceeding pending against or, to the Knowledge of Parent, threatened against Parent or any of its Subsidiaries that would, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect. As of the date of this Agreement, there are no investigations by any Governmental Entity pending or, to the Knowledge of Parent, threatened against Parent or any of its Subsidiaries that would, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect. As of the date of this Agreement, neither Parent nor any of its Subsidiaries nor any of their respective assets, rights or properties is or are subject to any injunction, judgment, order or decree, except for those that would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.
Section 6.8 Brokers or Finders.   Except for Jeffries Group LLC, no investment banker, broker, consultant, finder, financial advisor or intermediary is entitled to any investment banking, brokerage, consulting, finder’s or similar fee or commission in connection with this Agreement or the transactions contemplated hereby based upon arrangements made by or on behalf of Parent or any of its Subsidiaries.
Section 6.9 Vote Required.   No vote or consent of the holders of any class or series of capital stock of Parent is necessary to approve this Agreement or the Merger or the other transactions contemplated hereby, including the issuance of shares of Parent Common Stock in the manner contemplated hereby. The vote or consent of Parent as the sole stockholder of Sub (which has been obtained) is the only vote or consent of the holders of any class or series of capital stock of Sub necessary to approve this Agreement or the Merger or the other transactions contemplated, including the issuance of shares of Parent Common Stock in the manner contemplated hereby.
Section 6.10 Share Ownership.   None of Parent, Sub or any of their respective controlled Affiliates beneficially owns (as such term is used in Rule 13d-3 promulgated under the Exchange Act) any Company Common Stock or any options, warrants or other rights to acquire Company Common Stock or other securities of, or any other economic interest (through derivatives, securities or otherwise) in the Company.
Section 6.11 Investigation by Parent and Sub.   Each of Parent and Sub acknowledges that it has conducted its own independent investigation and analysis of the business, operations, assets, liabilities, results of operations and condition (financial or otherwise) of the Company and that it has received access to such books and records, facilities, equipment, contracts and other assets of the Company and the Company’s Subsidiaries that it has requested to review for such purpose, and that it had an opportunity to meet with the management of the Company and the Company’s Subsidiaries and to discuss the business and assets of the Company and the Company’s Subsidiaries. Except for the representations and warranties made by Parent in this Article VI, none of Parent, Sub, any Subsidiary of Parent or Sub or any other person makes any express or implied representation or warranty with respect to Parent, Sub, any Subsidiary of Parent or Sub or their respective businesses, operations, assets, liabilities or condition (financial or otherwise).
Section 6.12 Capitalization and Operations of Sub.   The authorized capital stock of Sub consists solely of 1,000 shares of common shares, par value $0.001 per share, all of which are validly issued and outstanding. All of the issued and outstanding capital stock of Sub is, and at the Effective Time will be, owned by Parent or a direct or indirect wholly-owned Subsidiary of Parent. Sub has been formed solely for the purpose of engaging in the transactions contemplated by this Agreement, has not conducted any business prior to the date hereof, and has no, and prior to the Effective Time will have no, assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement, the Offer, the Merger and the other transactions contemplated by this Agreement.
Section 6.13 Solvency.   Parent is not entering into this Agreement with the intent to hinder, delay or defraud either present or future creditors of the Company or any of its Subsidiaries. Immediately following the Closing after giving effect to the transactions contemplated by this Agreement, and excluding the effect of any inaccuracy of the representations and warranties contained in Article V, Parent and its Subsidiaries, taken as a whole, will be Solvent. As used herein, “Solvent” means with respect to any Person on a particular date, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including, contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person has not incurred, and does not intend to incur, debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature and (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital. The amount of contingent liabilities at any time shall be computed under this Section 6.13 as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that is probable to become an actual or matured liability.
Section 6.14 Reorganization Treatment.   Neither Parent nor any of its Subsidiaries, including Sub, has taken any action or agreed to take any action or knows of any fact that could be reasonably expected to prevent the Offer and the Merger, taken together, from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.
ARTICLE VII

COVENANTS
Section 7.1 Interim Operations of the Company and Parent.   During the period from the date of this Agreement until the Effective Time, (i) the Company shall consult with Parent on all of the Company’s material operational matters and (ii) Parent shall have the right, at its option, to contact together with the Company the customers who were the seven largest sources of revenue as of the date of this Agreement, based on amounts paid or payable, such customers listed on Schedule 7.1 hereto. The Company and each Subsidiary shall comply (prior to the Closing Date) with their respective obligations, if any, to inform, consult with, and/or obtain consent from any of its employees or their related trade unions, works councils, or other collective representatives about the transactions contemplated by this Agreement. During the period from the date of this Agreement until the Effective Time, the Company shall, and shall cause each of its Subsidiaries, except as expressly contemplated by this Agreement, as required by applicable Law, or with the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned, or delayed), to conduct its business in the ordinary course of business consistent with past practice. To the extent consistent therewith, the Company shall, and shall cause each of its Subsidiaries to, use its reasonable best efforts to preserve substantially intact its and its Subsidiaries’ business organization, to keep available the services of its and its Subsidiaries’ current officers and employees, to preserve its and its Subsidiaries’ present relationships with customers, suppliers, distributors, licensors, licensees, and other Persons having business relationships with it. Without limiting the generality of the foregoing, between the date of this Agreement and the Effective Time, except as otherwise expressly contemplated by this Agreement or as otherwise provided for on Schedule 7.1, or as required by applicable Law, the Company shall not, nor shall it permit any of its Subsidiaries to, without the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned, or delayed):
(a) amend its certificate of incorporation or by-laws (or equivalent organizational documents), or enter into any written agreement with any of the Company’s stockholders in their capacity as such;
(b) (i) split, combine, or reclassify any Company Common Stock or other capital stock or other equity securities of the Company or any of its Subsidiaries, (ii) repurchase, redeem, or otherwise acquire, or offer to repurchase, redeem, or otherwise acquire, any Company Common Stock or other capital stock or other equity securities of the Company or any of its Subsidiaries, or (iii) declare, set aside, or pay any dividend or distribution (whether in cash, stock, property, or otherwise) in respect of, or enter into any Contract with respect to the voting of, any shares of its capital stock (other than dividends from its direct or indirect wholly-owned Subsidiaries);
(c) issue, sell, pledge, dispose of, or encumber any Company Common Stock or other capital stock or other equity securities of the Company or any of its Subsidiaries;
(d) except as required by applicable Law or by any Benefit Plan or Contract in effect as of the date of this Agreement (i) increase the compensation payable or that could become payable by the Company or any of its Subsidiaries to directors, officers, or employees, other than increases in compensation made to non-officer employees in the ordinary course of business consistent with past practice, (ii) promote any officers or employees, except in connection with the Company’s annual or quarterly compensation review cycle or as the result of the termination or resignation of any officer or employee, or (iii) establish, adopt, enter into, amend, terminate, exercise any discretion under, or take any action to accelerate rights under any Company Benefit Plans or any plan, agreement, program, policy, trust, fund, or other arrangement that would be a Company Benefit Plan if it were in existence as of the date of this Agreement, or make any contribution to any Company Benefit Plan, other than contributions required by Law, the terms of such Company Benefit Plans as in effect on the date hereof, or that are made in the ordinary course of business consistent with past practice;
(e) acquire, by merger, consolidation, acquisition of stock or assets, or otherwise, any business or Person or division thereof or make any loans, advances, or capital contributions to or investments in any Person in excess of  $50,000 in the aggregate;
(f) (i) transfer, license, sell, lease, or otherwise dispose of  (whether by way of merger, consolidation, sale of stock or assets, or otherwise) or pledge, encumber, or otherwise subject to any Lien (other than a Permitted Lien), any assets, including the capital stock or other equity interests in any Subsidiary of the Company; provided, that the foregoing shall not prohibit the Company and its Subsidiaries from transferring, selling, leasing, or disposing of obsolete equipment or assets being replaced, or granting of non-exclusive licenses under the Owned Intellectual Property, in each case in the ordinary course of business consistent with past practice, or (ii) adopt or effect a plan of complete or partial liquidation, dissolution, restructuring, recapitalization, or other reorganization;
(g) repurchase, prepay, or incur any indebtedness for borrowed money or guarantee any such indebtedness of another Person, issue or sell any debt securities or options, warrants, calls, or other rights to acquire any debt securities of the Company or any of its Subsidiaries, guarantee any debt securities of another Person, enter into any “keep well” or other Contract to maintain any financial statement condition of any other Person (other than any wholly-owned Subsidiary of it) or enter into any arrangement having the economic effect of any of the foregoing, other than in connection with the financing of ordinary course trade payables consistent with past practice;
(h) enter into or amend or modify in any material respect, or consent to the termination of  (other than at its stated expiry date), any material Contract;
(i) institute, settle, or compromise any Action involving the payment of monetary damages by the Company or any of its Subsidiaries of any amount exceeding $50,000 in the aggregate, other than (i) any Action brought against Parent or Sub arising out of a breach or alleged breach of this Agreement by Parent or Sub, and (ii) the settlement of claims, liabilities, or obligations reserved against on the Company Balance Sheet; provided, that neither the Company nor any of its Subsidiaries shall settle or agree to settle any Action which settlement involves a conduct remedy or injunctive or similar relief or has a restrictive impact on the Company’s business;
(j) make any material change in any method of financial accounting principles or practices, in each case except for any such change required by a change in GAAP or applicable Law;
(k) (i) settle or compromise any material Tax claim, audit, or assessment for an amount materially in excess of the amount reserved or accrued on the Company Balance Sheet (or most recent consolidated balance sheet included in the Company SEC Reports), (ii) make or change any material Tax election, change any annual Tax accounting period, or adopt or change any method of Tax accounting, (iii) amend any material Tax Returns or file claims for material Tax refunds, or (iv) enter into any material closing agreement, surrender in writing any right to claim a material Tax refund, offset or other reduction in Tax liability or consent to any extension or waiver of the limitation period applicable to any material Tax claim or assessment relating to the Company or its Subsidiaries;
(l) enter into any material agreement, agreement in principle, letter of intent, memorandum of understanding, or similar Contract with respect to any joint venture, strategic partnership, or alliance;
(m) take any action to exempt any Person from, or make any acquisition of securities of the Company by any Person not subject to, any state takeover statute or similar statute or regulation that applies to Company with respect to a takeover proposal or otherwise, including the restrictions on “business combinations” set forth in Section 203 of the DGCL, except for Parent, Sub, or any of their respective Subsidiaries or Affiliates, or the transactions contemplated by this Agreement;

(n) abandon, allow to lapse, sell, assign, transfer, grant any security interest in otherwise encumber or dispose of any Owned Intellectual Property, or grant any right or license to any Owned Intellectual Property other than pursuant to non-exclusive licenses entered into in the ordinary course of business consistent with past practice;
(o) terminate or modify in any material respect, or fail to exercise renewal rights with respect to, any material insurance policy;
(p) except to the extent expressly permitted by Section 7.3, take any action that is intended or that would reasonably be expected to, individually or in the aggregate, prevent, materially delay, or materially impede the consummation of the Merger, or the other transactions contemplated by this Agreement;
(q) make any payment in excess of  $500,000 in the aggregate without the written consent of Parent, whether pursuant to a Material Contract or otherwise; or
(r) agree or commit to do any of the foregoing.
Except (w) as may be required by Law, (x) with the prior written consent of the Company, which consent shall not be unreasonably withheld, delayed or conditioned or (y) as contemplated or permitted by this Agreement, prior to the Effective Time, neither Parent nor any of its Subsidiaries will:
(i) amend its certificate of incorporation or by-laws (or equivalent organizational documents in any manner that would prohibit or hinder, impede or delay in any material respect the Offer or the Merger or the consummation of the other transactions contemplated hereby or have a material and adverse impact on the value of the Parent Common Stock;
(ii) take any action, or refrain from taking any action, reasonably likely to result in a delay of the effectiveness of the Registration Statement;
(iii) adopt a plan of complete or partial liquidation or dissolution; or
(iv) enter into any Contract, commitment or arrangement to do any of the foregoing.
Section 7.2 Access to Information.   The Company shall (and shall cause each of its Subsidiaries to) afford to directors, officers, employees, counsel, investment bankers, accountants and other authorized representatives (“Representatives”) of Parent reasonable access, in a manner not unreasonably disruptive to the operations of the business of the Company and its Subsidiaries, during normal business hours and upon reasonable notice throughout the period prior to the Effective Time, to the properties, books and records of the Company and its Subsidiaries and, during such period, shall (and shall cause each of its Subsidiaries to) furnish promptly to such Representatives all information concerning the business, properties and personnel of the Company and its Subsidiaries in each case as may reasonably be requested for reasonable purposes related to the consummation of the transactions contemplated by this Agreement; provided, however, that nothing herein shall require the Company or any of its Subsidiaries to disclose any information to Parent or Sub if such disclosure would, in the reasonable judgment of the Company, be expected to (i) violate applicable Law or the provisions of any agreement to which the Company or any of its Subsidiaries is a party as of the date of this Agreement (as long as the Company has used commercially reasonable efforts to obtain the consent of the other party to the agreement), or (ii) constitute a waiver of the attorney-client, work product doctrine or other legal privilege held by the Company or any of its Subsidiaries; provided further, however, that nothing herein shall authorize Parent or its Representatives to undertake any invasive additional diligence investigation after the date of this Agreement, including investigations or sampling at any property owned, operated or leased by the Company or its Subsidiaries without the prior written consent of the Company. Without limiting the foregoing, in the event that the Company does not provide access or information in reliance on the immediately preceding sentence, it shall provide notice to Parent that it is withholding such access or information and shall use its reasonable efforts to communicate, to the extent feasible, the applicable information in a way that would not violate the applicable Law, Contract or obligation or risk waiver of such privilege. The Confidentiality Agreement shall apply with respect to information furnished hereunder by or on behalf of the Company, its Subsidiaries and the Company’s Representatives (as defined in the Confidentiality Agreement).

Section 7.3 Board Recommendation; Acquisition Proposals.
(a) The Company and its Subsidiaries will not, and will use their reasonable best efforts to cause their respective officers, directors, employees and other Representatives not to, directly or indirectly (i) initiate, solicit, seek or knowingly take any action to facilitate or encourage, any inquiry, proposal or offer that constitutes or could reasonably be expected to lead to an Acquisition Proposal, (ii) participate or engage in any negotiations, inquiries or discussions with respect to any Acquisition Proposal, (iii) in connection with any such inquiries, proposals or offers, disclose or furnish any nonpublic information or data to any Person concerning the Company’s business or properties or afford any Person other than Parent or its Representatives access to its properties, books, or records pursuant to a governmental subpoena or other governmental request for information, (iv) enter into or execute, or propose to enter into or execute, any agreement relating to an Acquisition Proposal, (v) approve, endorse, recommend or make or authorize any public statement, recommendation, or solicitation in support of, or submit to the Company’s stockholders, any Acquisition Proposal, (vi) take any action to make the provisions of any takeover statute inapplicable to any transactions contemplated by an Acquisition Proposal, or (vii) publicly propose to do any of the foregoing described in clauses (i) through (vi). The Company and its Subsidiaries will, and will cause their respective Representatives to, cease immediately and cause to be terminated all activities, discussions and negotiations that commenced prior to the date of this Agreement regarding any proposal that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal, and shall terminate access to any virtual data room established by the Company and request that all confidential or proprietary information previously furnished to any party (other than Parent) in connection with any such discussions and negotiations be promptly returned or destroyed. The Company acknowledges and agrees that, in the event any Representative of the Company or any of its Subsidiaries takes any action that if taken by the Company would be a breach of this Section 7.3, the taking of such action by such Representative shall be deemed to constitute a breach of this Agreement by the Company.
(b) Notwithstanding anything to the contrary contained in this Agreement, at any time after the date of this Agreement and prior to the Acceptance Time, in the event that the Company receives an unsolicited Acquisition Proposal that did not result from a material breach of this Section 7.3, the Company and its board of directors may (subject to compliance with this Section 7.3) participate in discussions or negotiations (including, as a part thereof, making any counterproposal) with, or furnish any nonpublic information to, any Person or Persons (but only after any such Person enters into a confidentiality agreement with the Company containing terms that are not materially less favorable to the Company than those contained in the Confidentiality Agreement, which may not provide for an exclusive right to negotiate with the Company and may not restrict the Company from complying with this Section 7.3(b)) making such contact or making such Acquisition Proposal and their respective Representatives and potential sources of financing, if prior to the Acceptance Time (i) the Company’s board of directors determines in good faith, after consultation with its financial advisors and outside legal counsel, that such Person or Persons have submitted to the Company an Acquisition Proposal that is, or would reasonably be expected to lead to, a Superior Proposal, and (ii) the Company’s board of directors determines in good faith, after consultation with outside legal counsel, that the failure to participate in such discussions or negotiations, furnish such information, enter into any agreement related to any Acquisition Proposal or accept any offer or proposal relating to an Acquisition Proposal would reasonably be expected to be inconsistent with the fiduciary duties of the Company’s directors under applicable Law.
(c) The Company will as promptly as reasonably practicable (and in any event within twenty-four (24) hours after receipt) (i) notify Parent of the receipt by the Company of any Acquisition Proposal and (ii) provide to Parent a copy of such Acquisition Proposal (if written), or a summary of the material terms and conditions of such Acquisition Proposal (if oral), including the identity of the Person making such Acquisition Proposal, and copies of all written communications with such Person with respect to such actual or potential Acquisition Proposal. The Company shall notify Parent, in writing, of any decision of its board of directors as to whether to consider any Acquisition Proposal or to enter into discussions or negotiations concerning any Acquisition Proposal or to provide non-public information with respect to the Company to any Person, which notice shall be given as promptly as practicable after such determination was reached (and in any event no later than twenty-four (24) hours after such determination was reached). The Company will (i) provide Parent with written notice setting forth all such information as is reasonably necessary to keep Parent informed in all material respects of the status and material terms of any such Acquisition Proposal and of any material amendments thereto, (ii) keep Parent informed as promptly as practicable with respect to any changes to the material terms of an Acquisition Proposal submitted to the Company (and in any event within twenty-four (24) hours following any such changes), including by providing a copy of all written proposals and a summary of all oral proposals or material oral modifications to an earlier written proposal, in each case relating to any Acquisition Proposal, (iii) promptly (and in any event within twenty-four (24) hours) following the provision of any non-public information of the Company to any such Person, provide such information to Parent (including by posting such information to an electronic data room), to the extent such information has not previously been provided or made available to Parent, and (iv) promptly (and in any event within twenty-four (24) hours of such determination) notify Parent of any determination by the Company’s board of directors that such Acquisition Proposal constitutes a Superior Proposal.
(d) Subject to Section 7.3(e) and Section 7.3(f), neither the board of directors of the Company nor any committee thereof shall, directly or indirectly, (A) (i) withdraw, modify or qualify, or propose publicly to withdraw, modify or qualify, in a manner adverse to Parent or Sub, the Board Recommendation, (ii) approve, adopt, or recommend, or propose publicly to approve, adopt, or recommend, any Acquisition Proposal, (iii) in the case of any Acquisition Proposal that is a tender offer or exchange offer, fail to recommend against such Acquisition Proposal, or fail to confirm the Board Recommendation, within ten (10) Business Days of the commencement of such Acquisition Proposal, or (iv) in the case of any publicly announced Acquisition Proposal that is not a tender offer or exchange offer, fail to issue a press release confirming the Board Recommendation within ten (10) Business Days following Parent’s written request to the board of directors of the Company that the board of directors of the Company issue such press release (provided the board of directors shall not be required to issue more than one such press release in response to any Acquisition Proposal), or v) make any public statement that is inconsistent with the Board Recommendation (it being understood that a statement to the effect that the board of directors of the Company is considering an Acquisition Proposal in accordance with the requirements of this Agreement and its fiduciary duties and confirming the Board Recommendation shall not be deemed to be inconsistent with the Board Recommendation) (any action described in clause (i), (ii), (iii) or (iv) being referred to as a “Change of Recommendation”) or (B) approve or recommend, or publicly propose to approve or recommend, or allow the Company to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement, or other similar agreement, arrangement, or understanding (i) constituting or related to, or that is intended to or would reasonably be expected to lead to, any Acquisition Proposal, or (ii) requiring it to abandon, terminate, or fail to consummate the Offer, the Merger or any other transaction contemplated by this Agreement.
(e) Notwithstanding the foregoing, at any time prior to the Acceptance Time, the Company’s board of directors may, if the Company’s board of directors determines in good faith, after consultation with its outside legal counsel and financial advisors, that the failure to take such action would be inconsistent with the fiduciary duties of the Company’s directors under applicable Law, make a Change of Recommendation unrelated to an Acquisition Proposal (it being understood and agreed that any Change of Recommendation proposed to be made in relation to an Acquisition Proposal may only be made pursuant to and in accordance with Section 7.3(f)) in response to an Intervening Event; provided, that:
(i) the Company has provided to Parent at least three (3) Business Days prior written notice that it intends to take such action, which notice must specify the reasons for proposing to take such action, and include a reasonably detailed description of the Intervening Event; and
(ii) Parent shall not have made a proposal that, if accepted, would be binding on Parent and that has not been withdrawn, within three (3) Business Days (during which period the Company shall, and shall cause its Representatives to, negotiate with Parent in good faith regarding any proposal by Parent) after receipt of such notice from the Company, to make such adjustments in the terms and conditions of this Agreement in such manner that would obviate the need for the Company’s board of directors to effect such Change of Recommendation.
(f) Notwithstanding the foregoing, at any time prior to the Acceptance Time, the Company’s board of directors may, if the Company’s board of directors determines in good faith, after consultation with its outside legal counsel and financial advisors, that the failure to take such action would be inconsistent with the fiduciary duties of the Company’s directors under applicable Law, approve or recommend a Superior Proposal; provided, that:
(i) the Company has provided to Parent at least three (3) Business Days prior written notice that it intends to take such action, which notice must specify the reasons for taking such action and, a written copy of the relevant proposed transaction agreements with the party making such potential Superior Proposal, the identity of such party and a summary description of the material terms and conditions of such potential Superior Proposal; and (ii) Parent shall not have made a proposal that, if accepted, would be binding on Parent and that has not been withdrawn, within three (3) Business Days (during which period the Company shall, and shall cause its Representatives to, negotiate with Parent in good faith regarding any proposal by Parent) after receipt of such notice from the Company, to make such adjustments in the terms and conditions of this Agreement so that such Acquisition Proposal ceases to constitute a Superior Proposal. In the event of any revisions to the Superior Proposal (including any revision in the amount, form or mix of consideration the Company’s stockholders would receive as a result of such potential Superior Proposal), the Company shall be required to provide Parent with notice of such material amendment and there shall be a new two (2) Business Day period following such notification during which the Company shall negotiate with Parent and otherwise comply again with the requirements of this Section 7.3(f) and the board of directors of the Company shall not make a Change of Recommendation prior to the end of any such period as so extended.
(g) Nothing in this Agreement shall prohibit the board of directors of the Company from (i) taking and disclosing to the stockholders of the Company a position contemplated by Rule 14e-2(a) under the Exchange Act or complying with the provisions of Rule 14d-9 promulgated under the Exchange Act, and (ii) making any disclosure to the stockholders of the Company that the board of directors of the Company determines in good faith (after consultation with its outside legal counsel) that the failure to make such disclosure would reasonably be expected to be inconsistent with directors’ fiduciary duties under applicable Law; provided, that any such disclosure referred to in clauses (i) or (ii) that relates to an Acquisition Proposal shall be deemed to be a Change of Recommendation unless (x) the board of directors of the Company expressly reaffirms the Board Recommendation in such disclosure or (y) such disclosure is a “stop, look and listen” communication to the stockholders of the Company pursuant to Rule 14d-9(b) promulgated under the Exchange Act; provided, further, that this Section 7.3(g) shall not be deemed to permit the Company’s board of directors to make a Change of Recommendation or to take any of the actions referred to in Section 7.3(e) or Section 7.3(f), except, in each case, to the extent expressly permitted by Section 7.3(e) or Section 7.3(f), as applicable.
Section 7.4 Employee Benefits.
(a) With respect to each benefit plan, program, practice, policy or arrangement maintained by Parent or its Subsidiaries (including the Surviving Corporation) following the Effective Time and in which any of the employees of the Company and its Subsidiaries who remain employed immediately after the Effective Time (collectively, the “Employees”) participate (the “Parent Plans”), and except to the extent necessary to avoid duplication of benefits, for purposes of determining eligibility to participate, vesting, service-based accrual rates of and entitlement to benefits (including without limitation severance plans and arrangements), service with the Company and its Subsidiaries (or predecessor employers to the extent the Company provides past service credit) shall be treated as service with Parent and its Subsidiaries. Each applicable Parent Plan shall take commercially reasonable steps to waive eligibility waiting periods and pre-existing condition limitations to the extent waived or not included under the corresponding Benefit Plan providing medical coverage, for purposes of the first plan year ending after the Closing Date. Parent agrees to take commercially reasonable steps to give or cause its Subsidiaries (including the Surviving Corporation) to give the Employees credit under the applicable Parent Plan (in the first such Parent Plan year ending after the Effective Time) for amounts paid prior to the Effective Time during the calendar year in which the Effective Time occurs under a corresponding Benefit Plan for purposes of applying deductibles, co-payments and out-of-pocket maximums as though such amounts had been paid in accordance with the terms and conditions of the Parent Plan.
(b) Effective no later than the day immediately preceding the Closing Date, the Company shall terminate any Benefit Plan maintained by the Company or its Subsidiaries that Parent has requested to be terminated by providing a written notice to the Company at least five (5) Business Days prior to the Closing Date. No later than the day immediately preceding the Closing Date, the Company shall provide Parent with evidence that such Benefit Plans have been terminated.
(c) With respect to matters described in this Section 7.4, the Company will not send any written notices or other written communication materials to its employees without the prior written consent of Parent.
(d) The parties hereto acknowledge and agree that all provisions contained in this Section 7.4 with respect to employees of the Company and its Subsidiaries are included for the sole benefit of the respective parties hereto and shall not create any direct or third party beneficiary right (i) in any other Person, including employees, former employees, any participant or any beneficiary thereof in any Benefit Plan, Foreign Benefit Plan or Parent Plans, or (ii) to continued employment with the Company and its Subsidiaries, Parent or the Surviving Corporation or their Subsidiaries. Notwithstanding anything in this Section 7.4 to the contrary, nothing in this Agreement, whether express or implied, shall be treated as an amendment or other modification of any Benefit Plan or Foreign Benefit Plan or any other employee benefit plans of the Company, any Company Subsidiary or Parent or prohibits Parent or any of its Subsidiaries, including the Surviving Corporation, from amending or terminating any employee benefit plan.
(e) If the Company or any of its Subsidiaries enters into, adopts, amends, modifies or terminates any Company Arrangement, in each case in compliance with Section 7.1(a), all such amounts payable under such Company Arrangement shall (i) be paid or granted as compensation for past services performed, future services to be performed, or future services to be refrained from performing, by the Covered Securityholders (and matters incidental thereto) and (ii) shall not be calculated based on the number of shares tendered or to be tendered into the Offer by the applicable Covered Securityholder. Moreover, the Company shall take all actions necessary so that, prior to the Expiration Date: (i) the adoption, approval, amendment or modification of each such Company Arrangement shall be approved as an employment compensation, severance or other employee benefit arrangement solely by independent directors of the Company in accordance with the requirements of Rule 14d-10(d)(2) under the Exchange Act and the instructions thereto and (ii) the “safe harbor” provided pursuant to Rule 14d-10(d)(2) is otherwise applicable thereto as a result of the taking prior to the Expiration Date of all necessary actions by the board of directors of the Company, the Company Compensation Committee or its independent directors.
Section 7.5 Publicity.   The initial press release by each of Parent and the Company with respect to the execution of this Agreement shall be approved by each of Parent and the Company. Thereafter, neither the Company nor Parent (nor any of their respective Affiliates) shall issue any other press release or make any other public announcement with respect to this Agreement or the transactions contemplated hereby without the prior review and approval of the other party (such approval not to be unreasonably withheld, conditioned or delayed), except as may be required by Law or by any listing agreement with a national securities exchange, in which case the party proposing to issue such press release or make such public announcement shall use its commercially reasonable efforts to consult in good faith with the other party before making any such public announcements; provided, that the Company will not be required to obtain the prior approval of or consult with the other party in connection with any such press release or public announcement if  (a) the Company’s board of directors has effected a Change of Recommendation pursuant to Section 7.3(e), (b) in connection with any such press release or public announcement pursuant to Section 7.3(f), or (c) such press release or public announcement consists solely of information previously disclosed in all material respects in a previously distributed press release or public announcement.

Section 7.6 Directors’ and Officers’ Insurance and Indemnification.
(a) From and after the Effective Time, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, indemnify and hold harmless the individuals who at any time prior to the Effective Time were directors or officers of the Company or any of its present or former Subsidiaries (the “Indemnified Parties”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities in connection with actions or omissions occurring at or prior to the Effective Time (including the transactions contemplated by this Agreement) to the fullest extent permitted by Law and by the by-laws of the Company or any applicable Subsidiary, and Parent shall, and shall cause the Surviving Corporation to, promptly advance expenses as incurred to the fullest extent permitted by Law and the by-laws of the Company or any applicable Subsidiary. After the Effective Time, Parent and the Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) fulfill and honor to the maximum extent permitted by applicable Law, all rights to exculpation or indemnification for acts or omissions occurring prior to the Effective Time existing as of the Effective Time in favor of directors and officers of the Company, its Subsidiaries or any of their predecessors in their capacity as officers or directors, and the heirs, executors, trustees, fiduciaries and administrators of such officer or director (each, a “D&O Indemnitee”), as provided in the Company’s or each of its Subsidiaries’ respective certificate of incorporation and by-laws (or comparable organizational or governing documents) or in any agreement, shall survive the transactions contemplated by this Agreement and shall continue in full force and effect in accordance with their terms. After the Effective Time, Parent and the Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) fulfill and honor such obligations to the maximum extent permitted by applicable Law. In addition, for a period of six (6) years following the Effective Time, Parent shall, and shall cause the Surviving Corporation and its Subsidiaries to, cause the certificate of incorporation and by-laws (and other similar organizational documents) of the Surviving Corporation and its Subsidiaries to contain provisions with respect to indemnification and exculpation that are at least as favorable as the indemnification and exculpation provisions contained in the certificate of incorporation or by-laws (or other similar organizational documents) of the Company and its Subsidiaries immediately prior to the Effective Time, and during such six (6) year period, such provisions shall not be amended, repealed or otherwise modified in any respect, except as required by applicable Law.
(b) Prior to the Effective Time, the Company shall or, if the Company is unable to, Parent shall cause the Surviving Corporation as of the Effective Time to, obtain and fully pay the premium for the non-cancellable extension of the directors’ and officers’ liability coverage of the Company’s existing directors’ and officers’ insurance policies and the Company’s existing fiduciary liability insurance policies (collectively, the “D&O Insurance”), in each case for a claims reporting or discovery period of at least six (6) years from and after the Effective Time with respect to any claim related to any period of time at or prior to the Effective Time from an insurance carrier with the same or better credit rating as the Company’s current D&O Insurance carrier with respect to directors’ and officers’ liability insurance in an amount and scope at least as favorable as the Company’s existing policies; provided, that in no event shall the Company pay, and in no event shall Parent or the Surviving Corporation be required to pay, an aggregate premium for any such insurance policy or policies in excess of 200% of the annual premium currently paid by the Company for such coverage (the “Maximum Amount”); provided, further, that if the annual premium of such policy exceeds the Maximum Amount, Parent shall cause the Surviving Corporation to obtain a policy with the greatest coverage available for a cost not exceeding such amount. If the Company or the Surviving Corporation for any reason fails to obtain such “tail” insurance policies as of the Effective Time, (i) the Surviving Corporation shall continue to maintain in effect, for a period of at least six (6) years from and after the Effective Time, the D&O Insurance in place as of the date of this Agreement with the Company’s current insurance carrier or with an insurance carrier with the same or better credit rating as the Company’s current D&O Insurance carrier with respect to directors’ and officers’ liability insurance in an amount and scope at least as favorable as the Company’s existing policies, or (ii) Parent will provide, or cause the Surviving Corporation to provide, for a period of not less than six (6) years after the Effective Time, the D&O Indemnitees who are insured under the Company’s D&O Insurance with comparable D&O Insurance that provides coverage for events occurring at or prior to the Effective Time from an insurance carrier with the same or better credit rating as the Company’s current D&O Insurance carrier, that is no less favorable than the existing policy of the Company or, if substantially equivalent insurance coverage is unavailable, the best available coverage; provided, however, that Parent and the Surviving Corporation shall not be required to pay an annual premium for the D&O Insurance in excess of one hundred and fifty percent (150%) of the annual premium currently paid by the Company for such insurance; and provided further, that if the annual premiums of such insurance coverage exceed such amount, Parent or the Surviving Corporation shall be obligated to obtain a policy with the greatest coverage available, with respect to matters occurring prior to the Effective Time, for a cost not exceeding such amount. Section 7.6(b) of the Company Disclosure Schedule sets forth in reasonable detail a description of the Company’s D&O Insurance existing as of the date hereof, including the annual premium for such D&O Insurance.
(c) This Section 7.6 is intended to benefit the Indemnified Parties and the D&O Indemnitees, and shall be enforceable by, each Indemnified Party or D&O Indemnitee, his or her heirs and his or her representatives.
(d) In the event that Parent, the Surviving Corporation or any of their respective successors or assigns (i) consolidates or amalgamates with or merges into any other Person and shall not be the continuing or surviving Person of such consolidation or merger, or (ii) transfers or conveys a majority of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors, assigns and transferees of Parent or the Surviving Corporation, or their respective successors or assigns, as the case may be, assume the obligations set forth in this Section 7.6.
Section 7.7 Reasonable Best Efforts.
Subject to the terms hereof, the Company, Parent and Sub shall, and Parent and the Company shall cause their respective Subsidiaries to, each use their reasonable best efforts to:
(i) take, or cause to be taken, all actions, and do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective the transactions contemplated hereby as promptly as reasonably practicable;
(ii) obtain from any Governmental Entity or any other third party any consents, licenses, permits, waivers, approvals, authorizations, or orders, and send any notices, in each case, which are required to be obtained, made or sent by such party or any of their Subsidiaries in connection with the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby; provided, that in connection therewith none of Parent, Sub, the Company or their respective Subsidiaries will be required to make or agree to make any material payment or accept any material conditions or obligations, including amendments to existing conditions and obligations;
(iii) as promptly as practicable, make all necessary filings and notifications, and thereafter make any other required submissions and applications with respect to this Agreement, the Offer and the Merger required under any applicable statute, law, rule or regulation; and
(iv) execute or deliver any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement.
The Company and Parent shall cooperate with each other in connection with the making of all such filings, submissions, applications and requests. The Company and Parent shall each use their reasonable best efforts to furnish to each other (on an outside counsel basis if appropriate) all information required for any filing, submission, application or request to be made pursuant to the rules and regulations of any applicable statute, law, rule or regulation in connection with the transactions contemplated by this Agreement.
Section 7.8 ESPP.   The ESPP shall continue to be operated in accordance with its terms and past practice, provided, that if the Closing is expected to occur prior to the end of an Offering Period (as defined in the ESPP) (“Offering Period”), the Company shall take action to provide for an earlier Exercise Date (as defined in the ESPP) in accordance with Section 19 of the ESPP. Such earlier Exercise Date (the “New Exercise Date”) shall be as reasonably close to the Closing Date as is administratively practicable, and the Company shall notify each participant in writing at least fifteen (15) days prior to the earlier Exercise Date that the Exercise Date for his or her option (including for purposes of determining the Purchase Price (as defined in the ESPP) of such option) has been changed to the New Exercise Date, and that his or her option will be exercised automatically on the New Exercise Date, unless prior to such date he or she has withdrawn from the Offering Period as provided in Section 8 of the ESPP. The Company will not begin an Offering Period after the date of this Agreement.
Section 7.9 Section 16 Matters.   Prior to the Expiration Date, the board of directors of the Company, or an appropriate committee of non-employee directors, shall adopt a resolution consistent with the interpretive guidance of the SEC so that the disposition of Company Common Stock, Company Stock Options, Company Performance Restricted Stock Awards and Company Restricted Stock Awards pursuant to this Agreement by any officer or director of the Company who is a covered person for purposes of Section 16 of the Exchange Act shall be an exempt transaction for purposes of Section 16 of the Exchange Act. Prior to the Expiration Date, the board of directors of Parent, or an appropriate committee of non-employee directors, shall adopt a resolution consistent with the interpretative guidance of the SEC so that the acquisition of Parent Common Stock, Converted PRSUs and Converted RSUs pursuant to this Agreement by any officer or director of the Company who may become a covered person for purposes of Section 16 of the Exchange Act shall be an exempt transaction for purposes of Section 16 of the Exchange Act.
Section 7.10 Notification of Certain Matters.   The Company shall promptly notify Parent in writing, and Parent shall promptly notify the Company in writing, of: (a) any written communication from any Person alleging that the consent of such Person (or another Person) is or may be required in connection with the Offer, the Merger and the transactions contemplated hereby, (b) any written communication from any Governmental Entity in connection with the Offer, the Merger and the transactions contemplated hereby or (c) any actions, claims, investigations, suits or proceedings commenced or, to the Knowledge of the Company or Parent, as applicable, threatened against the Company or any of its Subsidiaries (in the case of the Company) or Parent or any of its Subsidiaries (in the case of Parent) that are related to the Offer, the Merger and the transactions contemplated hereby (including any transaction litigation brought by a stockholder of the Company or Parent, as applicable). The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of the occurrence, or non-occurrence of any event, which would be reasonably likely to cause (i) any representation or warranty of such party contained in this Agreement that is qualified as to materiality to not be true and accurate in any respect as if such representation or warranty were made at such time, or any such representation or warranty that is not so qualified to not be true and accurate in any material respect as if such representation were made at such time, or (ii) the Company or Parent, as applicable, to fail to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, that no such notification shall be deemed to cure any breach or otherwise affect the representations, warranties, covenants or agreements of the Company or the conditions to the obligations of the parties hereunder.
Section 7.11 Transaction Litigation.   Subject to applicable Law, other than with respect to any litigation where Parent is adverse to the Company, the Company will give Parent the reasonable opportunity, at Parent’s sole cost and expense, to participate, subject to a customary joint defense agreement, in (but not control) the defense of any action, claim, suit or proceeding against the Company or its directors or officers relating to the Offer, the Merger or the other transactions contemplated hereby, and no such settlement will be agreed to or offered without the prior written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed); provided, that Parent shall not be obligated to consent to any settlement (i) which does not include full release of Parent and its Affiliates or which imposes an injunction or other equitable relief upon Parent or any of its Affiliates (including, after the Effective Time, the Surviving Corporation), or (ii) that would result in the payment by Parent, the Company or any Subsidiary thereof of any amount in excess of the retention or deductible under any applicable insurance policy of the Company. Subject to applicable Law, other than with respect to any litigation where the Company is adverse to Parent, Parent will give the Company the reasonable opportunity, at the Company’s sole cost and expense, to participate, subject to a customary joint defense agreement, in (but not control) the defense or settlement of any action, claim, suit or proceeding against Parent or its directors or officers relating to the Offer, the Merger or the other transactions contemplated hereby. Prior to the consummation of the Merger, without the prior written consent of the Company, Parent shall not settle any action, claim, suit or proceeding related to the Offer, the Merger or the other transactions contemplated hereby unless such settlement provides a full and unconditional release for the Company and each officer and director of the Company party to such litigation. Each of the Company and Parent shall, and shall cause their respective Subsidiaries to, cooperate in the defense or settlement of any litigation contemplated by this Section 7.11. The parties acknowledge that this Section 7.11 in no way limits the parties’ obligations under Section 7.7.
Section 7.12 Approval of the Merger.   The Merger shall be governed by Section 251(h) of the DGCL and shall be effected by Parent, Sub and the Company as soon as practicable following the Acceptance Time without a stockholders meeting pursuant to Section 251(h) of the DGCL.
ARTICLE VIII

CONDITIONS
Section 8.1 Conditions to Each Party’s Obligation to Effect the Merger.   The obligations of the Company, on the one hand, and Parent and Sub, on the other hand, to consummate the Merger are subject to the satisfaction (or waiver by the Company, Parent and Sub, if permissible under applicable Law) of the following conditions:
(a) no Governmental Entity having jurisdiction over the Company, Parent or Sub shall have issued an order, decree or ruling or taken any other material action enjoining or otherwise prohibiting consummation of the Merger substantially on the terms contemplated by this Agreement; and
(b) Sub shall have accepted for payment all shares of Company Common Stock validly tendered and not withdrawn pursuant to the Offer.
ARTICLE IX

TERMINATION
Section 9.1 Termination.   Anything herein or elsewhere to the contrary notwithstanding, this Agreement may be terminated and the Offer and the Merger contemplated herein may be abandoned at any time prior to the Acceptance Time:
(a) by the mutual written consent of the Company and Parent;
(b) by either the Company or Parent:
(i) if the Acceptance Time shall not have occurred at or prior to 11:59 p.m. (New York City Time) on May 11, 2019 (the “Termination Date”); provided, however, that the right to terminate this Agreement under this Section 9.1(b)(i) shall not be available to any party whose action or failure to fulfill any obligation under this Agreement proximately caused (A) any of the conditions to the Offer set forth in Annex A having failed to be satisfied or such action or failure to act constitutes a material breach of this Agreement or (B) the expiration or termination of the Offer in accordance with the terms of this Agreement and the Offer without Sub having accepted for payment any shares of Company Common Stock tendered in the Offer and such action or failure constitutes a material breach of this Agreement;
(ii) if any Governmental Entity having jurisdiction over the Company, Parent or Sub shall have issued an order, decree or ruling or taken any other action, in each case, such that the conditions set forth in Section 8.1(a) or clause (iv)(a) of Annex A would not be satisfied, and such order, decree, ruling or other action shall have become final and non-appealable, unless Parent or Sub is seeking to terminate this Agreement pursuant to this Section 9.1(b)(ii) and the Governmental Entity action is a result of Parent or Sub being in material breach of any representation or warranty under this Agreement; or

(c) by the Company:
(i) upon a breach of any covenant or agreement on the part of Parent or Sub, or if any of the representations and warranties of Parent and the Sub shall be untrue, in any case such that any of the representations of Parent and the Sub (w) set forth in Section 6.3 shall not be true and correct except for inaccuracies that have not had and would not reasonably be expected to, individually or in the aggregate, result in more than a de minimus impact on the aggregate consideration payable by Parent and Sub pursuant to this Agreement, (x) set forth in Section 6.1(a), Section 6.2, Section 6.8 and Section 6.9 shall not be true and correct in all material respects as of the date of determination (unless any such representation or warranty addresses matters only as of a particular date or with respect to a specific period in which event such representation or warranty shall be so true and correct in all material respects only as of such particular date or with respect to such specific period) (y) set forth in Section 4.6 and Section 6.14 shall not be true and correct in all respects as of the date of determination, or (z) otherwise set forth in this Agreement, other than those Sections specifically identified in clauses (w), (x) or (y) of this Section 9.1(c)(i), shall not be true and correct (without giving effect to any limitation as to “materiality,” “Parent Material Adverse Effect” or similar qualifications as set forth therein) as of the date of determination (unless any such representation or warranty addresses matters only as of a particular date or with respect to a specific period in which event such representation or warranty shall be true and correct only as of such particular date or with respect to such specific period), except, in the case of this clause (z), where the failure to be so true and correct would not, either individually or in the aggregate, have a Parent Material Adverse Effect, or if Parent or Sub shall not have performed in all material respects all of the respective obligations hereunder required to be performed by Parent or Sub, as the case may be, at or prior to the Closing; provided, that if any such breach is reasonably capable of being cured by Parent and Sub through the exercise of their reasonable best efforts within the earlier of  (A) the forty-five (45) day period following notification by the Company to Parent of such breach or inaccuracy or (B) the then-scheduled expiration date of the Offer (provided, for purposes of this clause (B), Parent may extend the expiration date of the Offer up to the forty-fifth day after the notice contemplated by clause (A) in order to extend the cure period to forty-five days, provided that Parent may not extend the expiration date of the Offer beyond the Termination Date), and in each case Parent and Sub continue to exercise such reasonable best efforts, the Company may not terminate this Agreement under this Section 9.1(c)(i) prior to the expiration of such period; provided further that the right to terminate this Agreement under this Section 9.1(c)(i) shall not be available to the Company if it has failed to perform in any material respect any of its obligations under or in connection with this Agreement or is in breach of any representation or warranty such that the conditions set forth in clauses (iv)(c) or (iv)(d) of Annex A would not be satisfied;
(ii) prior to the Acceptance Time, if all of the following occur: (A) the Company shall have received a Superior Proposal; (B) the Company shall have complied in all material respects with its obligations under Section 7.3(b) in order to accept a Superior Proposal in compliance with Section 7.3; (C) the board of directors of the Company approves, and the Company substantially concurrently with the termination of this Agreement, enters into, a definitive agreement with respect to such Superior Proposal; and (D) prior to or substantially concurrently with such termination, the Company pays to the Parent the amounts contemplated by Section 9.2(b); or
(d) by Parent:
(i) upon a breach of any covenant or agreement on the part of the Company, or if any representation or warranty of the Company shall be untrue, in any case such that the events set forth in clauses (iv)(c) or (iv)(d) of Annex A shall have occurred; provided, that if such breach is reasonably capable of being cured by the Company through the exercise of its reasonable best efforts during the forty-five (45) day period following notification by Parent to the Company of such breach or inaccuracy and the Company continues to exercise such reasonable best efforts, Parent may not terminate this Agreement under this Section 9.1(d)(i) prior to the expiration of such period; provided further that the right to terminate this Agreement under this Section 9.1(d)(i) shall not be available to Parent if it has failed to perform in any material respect any of its obligations under or in connection with this Agreement is in breach of any representation or warranty such that, in either case, the Company would have a right to terminate this Agreement pursuant to Section 9.1(c)(i); or
(ii) prior to the Acceptance Time, if either of the following occur: (A) if a Change of Recommendation shall have occurred or been otherwise publicly disclosed, or (B) the Company shall have committed a Knowing and Intentional Breach of its obligations under Section 7.3.
Section 9.2 Effect of Termination.
(a) In the event of the termination of this Agreement in accordance with Section 9.1, written notice thereof shall forthwith be given to the other party or parties specifying the provision hereof pursuant to which such termination is made (other than in the case of termination pursuant to Section 9.1(a)), and this Agreement shall forthwith become null and void, and there shall be no damages or liability on the part of Parent, Sub or the Company or their respective directors, officers, employees, stockholders, Representatives, agents or advisors other than, with respect to Parent, Sub and the Company, the obligations pursuant to the Confidentiality Agreement, this Section 9.2, and Article X. Nothing contained in this Section 9.2 shall relieve Parent, Sub or the Company from liability for fraud or a Knowing and Intentional Breach of this Agreement.
(b) If, but only if,
(i) this Agreement is terminated by the Company pursuant to Section 9.1(c)(ii) or by Parent pursuant to Section 9.1(d)(ii), or
(ii) (A) this Agreement is terminated by either Parent or the Company pursuant to Section 9.1(b)(i) as a result of the failure to satisfy the Minimum Condition prior to such termination, (B) there has been received after the date of this Agreement and not withdrawn or publicly disclosed prior to the termination of this Agreement an Acquisition Proposal and (C) within twelve (12) months after such termination, either (1) the Company enters into a definitive agreement with respect to a Qualifying Transaction, which is subsequently consummated, or (2) a Qualifying Transaction is consummated, then the Company shall pay to Parent a termination fee of  $780,000 in cash,
(x) concurrently with any termination pursuant to Section 9.1(c)(ii);
(y) within three (3) Business Days following any termination pursuant to Section 9.1(d)(ii); and
(z) within three (3) Business Days after the consummation of a Qualifying Transaction following a termination of this Agreement under the circumstances set forth in Section 9.2(b)(ii);
it being understood that in no event shall the Company be required to pay the fee referred to in this Section 9.2(b) on more than one occasion. Upon payment of such fee, the Company shall have no further liability to Parent or Sub with respect to this Agreement or the transactions contemplated hereby, provided, that nothing herein shall release any party from liability for fraud or a Knowing and Intentional Breach of this Agreement.
(c) All payments contemplated by this Section 9.2 shall be made by wire transfer of immediately available funds to an account designated by Parent and shall be reduced by any amounts required to be deducted or withheld therefrom under applicable Law in respect of Taxes. If the Company fails to timely pay any amount due pursuant to this Section 9.2, or any portion thereof, (i) such amount or portion shall accrue interest from the date such payment was required to be made through the date of payment at the Prime Rate in effect on the date such payment was required to be made plus five percent (5%) and (ii) the Company shall pay to Parent or Sub its out-of-pocket costs and expenses (including attorneys’ fees) in connection with any suit that results in a judgment against the Company in respect of the amount set forth in Section 9.2 or any portion thereof.

ARTICLE X

MISCELLANEOUS
Section 10.1 Amendment and Modification.   Subject to applicable Law, this Agreement may be amended, modified and supplemented in any and all respects by written agreement signed by each of the parties hereto as approved by action taken by each of their respective boards of directors, at any time prior to the Closing Date with respect to any of the terms contained herein; provided, that Section 10.6, Section 10.8, Section 10.9, Section 10.11, Section 10.16 and this Section 10.1 (to the extent an amendment, supplement, waiver or other modification of such provision would modify the substance of such Sections) may not be amended, supplemented, waived or otherwise modified in any manner that is adverse in any respect to the Financing Sources without the prior written consent of the adversely affected Financing Sources; provided further, that, after the approval of this Agreement by the stockholders of the Company.
Section 10.2 Non-Survival of Representations and Warranties.   None of the representations and warranties in this Agreement or in any schedule, instrument or other document delivered pursuant to this Agreement shall survive the Effective Time or the termination of this Agreement. This Section 10.2 shall not limit any covenant or agreement contained in this Agreement that by its terms is to be performed in whole or in part after the Effective Time or the termination of this Agreement.
Section 10.3 Notices.   All notices, consents and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by hand delivery, by prepaid overnight courier (providing written proof of delivery), by confirmed e-mail transmission or by certified or registered mail (return receipt requested and first class postage prepaid), addressed as follows:
(a) if to Parent or Sub, to:
Pareteum Corporation
1185 Avenue of the Americas, 37th Floor
New York, New York 10036
Email: hal.turner@pareteum.com
Attention: Robert H. Turner
with a copy to:
Sichenzia Ross Ference LLP
1185 Avenue of the Americas, 37th Floor
New York, New York 10036
Email: dmocasio@srf.law
Attention: Darrin Ocasio
(b) if to the Company, to:
iPass Inc.
3800 Bridge Parkway, Suite 200
Redwood Shores, California 94065
Email: ggriffiths@ipass.com
Attention: Gary Griffiths
with a copy to:
Cooley LLP
3175 Hanover Street
Palo Alto, California 94304-1130
Email: mooretj@cooley.com
Attention: Timothy Moore
or to such other address (i.e., e-mail address) for a party as shall be specified in a notice given in accordance with this Section 10.3; provided, that any notice received by email transmission or otherwise at the addressee’s location on any Business Day after 5:00 P.M. (addressee’s local time) shall be deemed to have been received at 9:00 A.M. (addressee’s local time) on the next Business Day; provided further that notice of any change to the address or any of the other details specified in or pursuant to this Section 10.3 shall not be deemed to have been received until, and shall be deemed to have been received upon, the later of the date specified in such notice or the date that is five (5) Business Days after such notice would otherwise be deemed to have been received pursuant to this Section 10.3.
Section 10.4 Interpretation.   The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement. Information disclosed in one section or subsection of the Company Disclosure Schedule shall be deemed to be included in each other section or subsection of such Company Disclosure Schedule to which the relevance of such information would be reasonably apparent on the face thereof without further inquiry. The inclusion of any item in the Company Disclosure Schedule shall not be deemed to be an admission or evidence of materiality of such item, nor shall it establish any standard of materiality for any purpose whatsoever. References to “$”, “dollar”, or “dollars” are to the lawful currency of the United States. References to “ordinary course of business,” when used with respect to a party’s business, means the ordinary course of such party’s business, consistent with past practice, including with respect to frequency and amount.
Section 10.5 Counterparts.   This Agreement may be executed in multiple counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.
Section 10.6 Entire Agreement; Third-Party Beneficiaries.   This Agreement (including the Company Disclosure Schedule and the exhibits and instruments referred to herein) and the Confidentiality Agreement (a) constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, (b) are not intended to confer upon any Person or any of their respective successors and permitted assigns, other than the parties hereto, any rights, benefits, remedies, obligations or liabilities hereunder or to otherwise create any third-party beneficiary hereto, except for (i) prior to the Effective Time or earlier termination of this Agreement, the rights of Company stockholders to pursue claims for damages based on loss of the economic benefits of the transaction to the stockholders of the Company in the event of Parent’s or Sub’s fraud or Knowing and Intentional Breach of this Agreement, which right is hereby acknowledged and agreed by Parent and Sub, and (ii) from and after the Effective Time, as provided in this Section 10.6 and in Section 7.6 (which is intended for the benefit of the Indemnified Parties and the D&O Indemnitees). The rights granted pursuant to the foregoing clause (i) of this Section 10.6 shall be enforceable on behalf of the stockholders of the Company only by the Company in its sole and absolute discretion, as agent for the stockholders of the Company, it being understood and agreed that any and all interests in any claims arising therefrom shall attach to such shares of Company Common Stock and subsequently transfer therewith and, consequently, any damages, settlements or other amounts recovered or received by the Company with respect to such claims (net of expenses incurred by the Company in connection therewith) may, in the Company’s sole and absolute discretion, be (A) distributed, in whole or in part, by the Company to the holders of shares of Company Common Stock of record as of any date determined by the Company or (B) retained by the Company for the use and benefit of the Company on behalf of its stockholders in any manner the Company deems fit.
Section 10.7 Severability.   If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.
Section 10.8 Governing Law.   This Agreement and all litigation, claims, actions, suits, hearings or proceedings (whether civil, criminal or administrative and whether based on contract, tort or otherwise), directly or indirectly, arising out of or relating to this Agreement, any of the transactions contemplated by this Agreement or the actions of Parent, Sub or the Company in the negotiation, administration, performance and enforcement hereof or thereof, shall be governed by and construed in accordance with the Laws of the State of Delaware, without giving effect to any choice or conflict of Laws provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

Section 10.9 Jurisdiction.   Each of the parties hereto hereby (i) expressly and irrevocably submits to the exclusive personal jurisdiction of the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery and any state appellate court therefrom declines to accept jurisdiction over a particular matter, any United States federal court located in the State of Delaware or any Delaware state court) in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (iii) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery and any state appellate court therefrom declines to accept jurisdiction over a particular matter, any United States federal court located in the State of Delaware or any Delaware state court); provided, that each of the parties shall have the right to bring any action or proceeding for enforcement of a judgment entered by any United States federal court located in the State of Delaware or any Delaware state court in any other court or jurisdiction.
Section 10.10 Service of Process.   Each party irrevocably consents to the service of process outside the territorial jurisdiction of the courts referred to in Section 10.9 in any such action or proceeding in connection with this Agreement or the transactions contemplated hereby by mailing copies thereof by registered United States mail, postage prepaid, return receipt requested, to its address as specified in or pursuant to Section 10.3. However, the foregoing shall not limit the right of a party to effect service of process on the other party by any other legally available method.
Section 10.11 Specific Performance; Remedies.   The parties hereby acknowledge and agree that the failure of any party to perform its agreements and covenants hereunder, including its failure to take all actions as are necessary on its part to consummate the Offer and the Merger, will cause irreparable injury to the non-breaching parties, for which damages, even if available, will not be an adequate remedy. Accordingly, each party hereby consents to the granting of injunctive relief by any court of competent jurisdiction to prevent breaches of this Agreement, to enforce specifically the terms and provisions hereof, and to compel performance of such party’s obligations (including the taking of such actions as are required of such party to consummate the Offer and the Merger), this being in addition to any other remedy to which any party is entitled under this Agreement. The parties further agree to waive any requirement for the securing or posting of any bond in connection with any such remedy, and that such remedy shall be in addition to any other remedy to which a party is entitled at law or in equity.
Section 10.12 Assignment.   Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties, except that the Parent and/or Sub may assign this Agreement to any direct or indirect wholly owned Subsidiary of Parent without the consent of the Company; provided that Parent and/or Sub, as the case may be, shall remain liable for all of its obligations under this Agreement. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective permitted successors and assigns. Any assignment in violation of this Section 10.12 shall be null and void.
Section 10.13 Expenses.   All costs and expenses incurred in connection with the Offer, the Merger, this Agreement and the consummation of the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the Offer, the Merger or any of the other transactions contemplated hereby is consummated.
Section 10.14 Headings.   Headings of the articles and sections of this Agreement and the table of contents, schedules and exhibits are for convenience of the parties only and shall be given no substantive or interpretative effect whatsoever.
Section 10.15 Waivers.   Except as otherwise provided in this Agreement, any failure of any of the parties to comply with any obligation, covenant, agreement or condition herein may be waived by the party or parties entitled to the benefits thereof only by a written instrument signed by the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

Section 10.16 WAIVER OF JURY TRIAL.   EACH OF PARENT, SUB AND THE COMPANY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE, INCLUDING IN ANY ACTION, PROCEEDING OR COUNTERCLAIM AGAINST ANY FINANCING SOURCE) ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF PARENT, SUB OR THE COMPANY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT THEREOF. EACH OF THE PARTIES HERETO CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.16.
[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, the Company, Parent and Sub have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.
IPASS INC.
By:
/s/ Gary Griffiths

Name: Gary Griffiths
Title:   President and CEO
PARETEUM CORPORATION
By:
/s/ Robert H. Turner

Name: Robert H. Turner
Title:   Executive Chairman
TBR, INC.
By:
/s/ Robert H. Turner

Name: Robert H. Turner
Title:   Executive Chairman

INDEX OF DEFINED TERMS
Term	Section
Action	1.1
Acquisition Proposal	1.1
Acceptance Time	2.1(f)
Additional Offer Period	2.1(d)
Affiliate	1.1
Agreement	Preamble
Benefit Plans	1.1
Board Recommendation	5.22
Book Entry Shares	1.1
Business Day	1.1
Certificate of Merger	3.2
Certificates	4.1(c)
Change of Recommendation	7.3(d)
Cleanup	1.1
Closing	3.3
Closing Date	3.3
Code	1.1
Company	Preamble
Company Arrangements	5.9(h)
Company Balance Sheet	5.6
Company Balance Sheet Date	1.1
Company Common Stock	1.1
Company Compensation Committee	5.9(h)
Company Disclosure Schedule	1.1
Company Equity Plans	1.1
Company Financial Advisor	5.23
Company Financial Statements	5.5(b)
Company License-In Agreements	5.12(b)
Company License-Out Agreements	5.12(c)
Company Material Adverse Effect	1.1
Company Measurement Price	1.1
Company Performance Restricted Stock Award	1.1
Company Products	1.1
Company Real Property	5.14(a)
Company Related Party	1.1
Company Restricted Stock Award	1.1
Company SEC Reports	5.5(a)
Company Stock Option	1.1
Company Warrants	1.1
Confidentiality Agreement	1.1
Consideration Fund	4.2(a)
Contract	1.1
Converted PRSU	4.3(d)
Converted RSUs	4.3(b)

Term	Section
Covered Securityholders	5.9(h)
D&O Indemnitee	7.6(a)
D&O Insurance	7.6(b)
DGCL	1.1
Disclosure Document	1.1
Effective Time	3.2
Employees	7.4(a)
Environmental Claim	1.1
Environmental Laws	1.1
ERISA	1.1
ERISA Affiliate	1.1
ESPP	1.1
Exchange Act	1.1
Exchange Agent	4.2(a)
Exchange Ratio	Recitals
Expiration Date	2.1(c)
FCPA	1.1
Financing Cooperation Indemnity	7.13(b)
Financing Indemnitees	7.13(b)
Financing Sources	1.1
Foreign Benefit Plan	1.1
GAAP	5.5(b)
Governmental Entity	5.4
Hazardous Materials	1.1
Indemnified Parties	7.6(a)
Intellectual Property	1.1
Intervening Event	1.1
IRS	1.1
Knowing and Intentional Breach	1.1
Knowledge	1.1
Law	1.1
Lien	1.1
Mandated Benefit Plan	1.1
Material Contract	5.8(a)
Maximum Amount	7.6(b)
Merger	Recitals
Merger Consideration	4.1(c)
Minimum Condition	2.1(b)
Nasdaq	1.1
Nasdaq Rules	1.1
New Exercise Date	7.8
OFAC	1.1
Offer	Recitals
Offer Documents	2.1(g)
Offering Period	7.8
Owned Intellectual Property	5.12(a)

Term	Section
Parent	Preamble
Parent Common Stock	1.1
Parent Material Adverse Effect	1.1
Parent Plans	7.4(a)
Parent SEC Reports	1.1
Parent Stock Exchange	1.1
Parent Stock Option	1.1
Parent Warrant	1.1
Partnership	1.1
Permits	5.17
Permitted Liens	1.1
Person	1.1
Per Share Amount	Recitals
Preliminary Prospectus	2.1(g)
Prime Rate	1.1
Principal Market	1.1
Qualifying Transaction	1.1
Real Property Lease	5.14(a)
Registration Statement	2.1(g)
Representatives	7.2
Sarbanes-Oxley Act	5.5(d)
SEC	1.1
Securities Act	1.1
Service Provider	1.1
Schedule 14D-9	2.2(b)
Significant Customer	5.19(a)
Significant Supplier	5.19(b)
Specified Contracts	5.8(d)
Sub	Preamble
Subsidiary	1.1
Superior Proposal	1.1
Surviving Corporation	3.1
Tax Incentive	5.13(k)
Tax Return	1.1
Taxes	1.1
Tender Offer Conditions	2.1(b)
Termination Date	9.1(b)(i)
United States and U.S.	1.1

Annex A

Conditions to the Offer
Notwithstanding any other provision of the Offer, but subject to the terms of this Agreement and in addition to (and not in limitation of) Sub’s right to extend or amend the Offer at any time pursuant to the terms of this Agreement, neither Parent nor Sub shall be required to accept for payment or, subject to any applicable rules and regulations of the SEC, pay for any shares of Company Common Stock tendered pursuant to the Offer if at or prior to the expiration of the Offer:
(i) the Minimum Condition shall not have been satisfied;
(ii) the Registration Statement shall not have been declared effective by the SEC under the Securities Act, a stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC or a proceedings for that purpose shall have been initiated or threatened in writing by the SEC;
(iii) the shares of Parent Common Stock issuable in the Offer and the Merger shall have not been authorized for listing on Nasdaq, subject to official notice of issuance.
(iv) any of the following shall have occurred and continue to exist as of immediately prior to the expiration of the Offer:
(a) a Governmental Entity having jurisdiction over the Company, Parent or Sub shall have issued an order, decree or ruling or taken any other material action enjoining or otherwise prohibiting consummation of the Offer or the Merger substantially on the terms contemplated by this Agreement;
(b) since the date of this Agreement, a Company Material Adverse Effect shall have occurred;
(c) any of the representations and warranties of the Company (I) set forth in Section 5.2 shall not be true and correct except for inaccuracies that have not had and would not reasonably be expected to, individually or in the aggregate, result in more than a de minimis increase in the aggregate consideration payable by Parent and Sub pursuant to this Agreement, as of immediately prior to the expiration of the Offer as though made on or as of such date (other than those representations and warranties that address matters only as of a particular date or only with respect to a specified period of time, which need only be true and correct as of such date or with respect to such period), (II) set forth in Section 5.1(a), Section 5.3, Section 5.20, Section 5.21 and Section 5.23 shall not be true and correct in all material respects as of the date of this Agreement and as of immediately prior to the expiration of the Offer as though made on or as of such date (other than those representations and warranties that address matters only as of a particular date or only with respect to a specified period of time, which need only be true and correct as of such date or with respect to such period), and (III) set forth in this Agreement, other than those Sections specifically identified in clauses (I), and (II) and (III) of this clause (d), shall not be true and correct as of immediately prior to the expiration of the Offer as though made on or as of such date (other than those representations and warranties that address matters only as of a particular date or only with respect to a specified period of time, which need only be true and correct as of such date or with respect to such period), except, in the case of this clause (IV), where the failure to be so true and correct (without giving effect to any limitation as to “materiality”, “Company Material Adverse Effect” or similar qualifications as set forth therein) would not, either individually or in the aggregate, have a Company Material Adverse Effect;
(d) the Company shall have failed to comply with or perform in all material respects its obligations hereunder required to be performed at or prior to the Expiration Date;
(e) the Company shall not have furnished Parent with a certificate signed by an authorized officer of the Company, dated as of the Expiration Date, to the effect that, to the knowledge of such officer, the conditions set forth in clauses (iv)(c) and (iv)(d) of this Annex A shall not have occurred; or

(f) the Company shall not have obtained all of the consents identified on Schedule 1 (and provided reasonable proof thereof to Parent);
(g) the Agreement shall have been terminated in accordance with its terms or the Offer shall have been terminated in accordance with the terms of the Agreement.
The foregoing conditions are for the sole benefit of Sub and Parent and subject to the terms of the Agreement and rules and regulations of the SEC, may be asserted by Sub or Parent regardless of the circumstances giving rise to any such condition or may be waived by Sub or Parent in whole or in part at any time and from time to time in their sole discretion, provided, that the Minimum Condition may not be waived, in each case, subject to the terms of the Agreement and the rules and regulations of the SEC. The failure by Parent or Sub at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right; the waiver of any such right with respect to particular facts and other circumstances shall not be deemed a waiver with respect to any other facts and circumstances; and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.
The capitalized terms used in this Annex A shall have the meanings set forth in the Agreement to which it is attached.
“The Company Disclosure Schedule, and Schedule I — Required Consents for consummation of the Offer, are omitted pursuant to Item 601(b)(2) of Regulation S-K. The Company agrees to furnish supplementally a copy of such schedules, or any section thereof, to the SEC upon request.”

ANNEX B — OPINION OF RAYMOND JAMES
November 12, 2018
Board of Directors iPass Inc.
3800 Bridge Parkway, Suite 200 Redwood Shores, California 94065
Members of the Board of Directors:
We understand that Pareteum Corporation (“Parent”), iPass Inc. (the “Company”) and TBR, Inc., a wholly owned subsidiary of Parent (“Sub”), propose to enter into an Agreement and Plan of Merger, substantially in the form of the draft dated November 11, 2018 (the “Agreement”), which provides, among other things, for (a) the commencement by Sub of a tender offer (the “Offer”) to purchase any and all of the issued and outstanding shares of the common stock, $0.001 par value, of the Company (the “Company Common Stock”) for 1.170 shares of duly authorized, validly issued, fully paid and nonassessable shares of the common stock, $0.00001 par value per share, of Parent (the “Parent Common Stock”) (the “Per Share Amount”) and (b) the subsequent merger (the “Merger”) of Sub with and into the Company. As a result of the Merger, the Company will become a wholly owned subsidiary of Parent, and each issued and outstanding share of the Company Common Stock at the effective time of the Merger, other than
(i)
shares of the Company Common Stock that are owned by the Company as treasury shares and

(ii)
any shares of the Company Common Stock owned by Parent, Sub or any other direct or indirect subsidiary of Parent (subclauses (i) and (ii), collectively, the “Excluded Shares”) shall be automatically cancelled and shall cease to exist and be converted into the right to receive the Per Share Amount at the effective time of the Merger. The terms and conditions of the Offer and the Merger are more fully set forth in the Agreement.

The Board of Directors of the Company (the “Board”) has requested that Raymond James & Associates, Inc. (“Raymond James”, “we” or “us”) provide an opinion (the “Opinion”) to the Board as to whether, as of the date hereof, the Per Share Amount to be received by the holders of the Company Common Stock (other than the Excluded Shares) pursuant to the Agreement is fair, from a financial point of view, to such holders. For purposes of our analyses and this Opinion, and with your consent, we have assumed that the Per Share Amount will have an implied value of  $2.60 per share of Company Common Stock.
In connection with our review of the Offer and the Merger and the preparation of this Opinion, we have, among other things:
1.
reviewed the financial terms and conditions as stated in the Agreement;

2.
reviewed certain information related to the historical, current and future operations, financial condition and prospects of the Company made available to us by the Company including, but not limited to, financial projections prepared by the management of the Company relating to the Company for the periods ending December 31, 2018 through December 31, 2021, as approved for our use by the Company (the “Projections”);

880 Carillon Parkway // St. Petersburg, FL 33716 // T 800.248.8863 // raymondjames.com
Raymond James & Associates, Inc., member New York Stock Exchange/SIPC

Board of Directors iPass Inc.
November 12, 2018

3.
reviewed the Company’s recent public filings and certain other publicly available information regarding the Company;

4.
reviewed financial, operating and other information regarding the Company and the industries in which they operate;

5.
reviewed the financial and operating performance of the Company and those of other selected public companies that we deemed to be relevant;

6.
considered the publicly available financial terms of certain transactions we deemed to be relevant;

7.
reviewed the current and historical market prices and trading volume for the Company Common Stock, and the current market prices of the publicly traded securities of certain other companies that we deemed to be relevant;

8.
conducted such other financial studies, analyses and inquiries and considered such other information and factors as we deemed appropriate; and

9.
discussed with members of the senior management of each of the Company and Parent certain information relating to the aforementioned and any other matters which we have deemed relevant to our inquiry.

With your consent, we have assumed and relied upon the accuracy and completeness of all information supplied by or on behalf of the Company or otherwise reviewed by or discussed with us, and we have undertaken no duty or responsibility to, nor did we, independently verify any of such information. We have not made or obtained an independent appraisal of the assets or liabilities (contingent or otherwise) of the Company or Parent. With respect to the Projections and any other information and data provided to or otherwise reviewed by or discussed with us, we have, with your consent, assumed that the Projections and such other information and data have been reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of management of the Company, and we have relied upon the Company and Parent to advise us promptly if any information previously provided became inaccurate or was required to be updated during the period of our review. We express no opinion with respect to the Projections or the assumptions on which they are based. We have assumed that the definitive Agreement will be substantially similar to the draft reviewed by us, and that the Offer and the Merger will be consummated in accordance with the terms of the Agreement without waiver or amendment of any conditions thereto. Furthermore, we have assumed, in all respects material to our analysis, that the representations and warranties of each party contained in the definitive Agreement shall be true and correct and that each such party will perform all of the covenants and agreements required to be performed by it under the definitive Agreement without being waived. We have relied upon and assumed, without independent verification, that (a) the Offer and the Merger will be consummated in a manner that complies in all respects with all applicable international, federal and state statutes, rules and regulations, and (b) all governmental, regulatory, and other consents and approvals necessary for the consummation of the Offer and the Merger, if any, will be obtained and that no delay, limitations, restrictions or conditions will be imposed or amendments, modifications or waivers made that would have an effect on the Offer and the Merger, the Company or Parent that would be material to our analyses or this Opinion. In addition, we have assumed that the Offer and the Merger will be treated as a tax-free reorganization pursuant to the Internal Revenue Code of 1986, as amended.
Our opinion is based upon market, economic, financial and other circumstances and conditions existing and disclosed to us as of November 12, 2018 and any material change in such circumstances and conditions would require a reevaluation, update, revision or reaffirmation of this Opinion, which we are under no obligation to undertake and which we do not assume. We have relied upon and assumed, without independent verification, that there has been no change in the business, assets, liabilities, financial condition, results of operations, cash flows or prospects of the Company or Parent since the respective dates of the most recent financial statements and other information, financial or otherwise, provided to us that would be material to our analyses or this Opinion, and that there is no information or any facts that would make any of the information reviewed by us incomplete or misleading in any material respect.

Board of Directors iPass Inc.
November 12, 2018

We express no opinion as to the underlying business decision to effect the Offer and the Merger, the structure or tax consequences of the Offer and the Merger or the availability or advisability of any alternatives to the Offer and the Merger. We provided advice to the Board with respect to the Offer and the Merger. We did not, however, recommend any specific amount of consideration or that any specific consideration constituted the only appropriate consideration for the Offer and the Merger. This letter does not express any opinion as to the likely trading range of Parent Common Stock following the consummation of the Offer and the Merger, which may vary depending on numerous factors that generally impact the price of securities or on the financial condition of Parent at that time. Our opinion is limited to the fairness, from a financial point of view, of the Per Share Amount to be received by the holders of the Company Common Stock (other than the Excluded Shares).
We express no opinion with respect to any other reasons, legal, business, or otherwise, that may support the decision of the Board to approve or consummate the Offer and the Merger. Furthermore, no opinion, counsel or interpretation is intended by Raymond James on matters that require legal, accounting, regulatory or tax advice. It is assumed that such opinions, counsel or interpretations have been or will be obtained from the appropriate professional sources. Furthermore, we have relied, with the consent of the Board, on the fact that the Company has been assisted by legal, accounting and tax advisors and we have, with the consent of the Board, relied upon and assumed the accuracy and completeness of the assessments by the Company and its advisors as to all legal, accounting and tax matters with respect to the Company and the Offer and the Merger.
In formulating our opinion, we have considered only what we understand to be the consideration to be received by the holders of Company Common Stock (other than the Excluded Shares) as is described above and we did not consider and we express no opinion on the fairness of the amount or nature of any compensation to be paid or payable to any of the Company’s officers, directors or employees, or class of such persons, whether relative to the compensation received by the holders of the Company Common Stock (other than the Excluded Shares) or otherwise. We have not been requested to opine as to, and this Opinion does not express an opinion as to or otherwise address, among other things: (a) the fairness of the Offer and the Merger to the holders of any class of securities, creditors, or other constituencies of the Company, or to any other party, except and only to the extent expressly set forth in the last sentence of this Opinion or (b) the fairness of the Offer and the Merger to any one class or group of the Company’s or any other party’s security holders or other constituencies vis-à-vis any other class or group of the Company’s or such other party’s security holders or other constituents (including, without limitation, the allocation of any consideration to be received in the Offer and the Merger amongst or within such classes or groups of security holders or other constituents). We are not expressing any opinion as to the impact of the Offer and the Merger on the solvency or viability of the Company or Parent or the ability of the Company or Parent to pay their respective obligations when they come due.
The delivery of this Opinion was approved by an opinion committee of Raymond James.
Raymond James has been engaged to render financial advisory services to the Company in connection with the Offer and the Merger and will receive a fee for such services, a substantial portion of which is contingent upon consummation of the Offer and the Merger. Raymond James will also receive a fee upon the delivery of this Opinion, which is not contingent upon the successful completion of the Offer and the Merger or on the conclusion reached herein. In addition, the Company has agreed to reimburse certain of our expenses and to indemnify us against certain liabilities arising out of our engagement.
In the ordinary course of our business, Raymond James may trade in the securities of the Company or Parent for our own account or for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities. Furthermore, Raymond James may provide investment banking, financial advisory and other financial services to the Company and/or Parent or other person that involved in the Offer and the Merger in the future, for which Raymond James may receive compensation.

Board of Directors iPass Inc.
November 12, 2018

It is understood that this letter is for the information of the Board (and is delivered to each director solely in his or her capacity as a director) in evaluating the Offer and the Merger and does not constitute a recommendation to any stockholder of the Company regarding whether to tender shares into the Offer or take any other action in connection with the Offer and the Merger.
This Opinion may not be reproduced or used for any other purpose without our prior written consent, except that this Opinion may be disclosed in and filed in any filing the Company is required to file with the Securities and Exchange Commission in connection with the Offer and the Merger, provided that this Opinion is quoted in full in such filing.
Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Per Share Amount to be received by the holders of the Company Common Stock (other than the Excluded Shares) pursuant to the Agreement is fair, from a financial point of view, to such holders.
Very truly yours,
RAYMOND JAMES & ASSOCIATES, INC.

ANNEX C — DIRECTORS AND OFFICERS OF PARETEUM AND TBR, INC.
The name, age, current principal occupation or employment and material occupations, positions, offices or employment for the past five years of each director and executive officer of Pareteum and the Offeror are set forth below. Unless otherwise indicated below, the current business address of each director and officer is c/o Pareteum Corporation, 1185 Avenue of the Americas, 37th Floor, New York, NY 10036. Unless otherwise indicated below, the current business telephone number of each director and officer is (212) 984-1096.
Unless otherwise indicated below, each occupation set forth opposite the name of an officer or director of Pareteum refers to a position with Pareteum, and each occupation set forth opposite the name of an officer or director of the Offeror refers to a position with the Offeror.
During the past five years, none of the directors and officers of Pareteum or the Offeror listed below has (a) been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (b) been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws. Each such person listed below is a citizen of the United States of America.
Directors and Executive Officers of Pareteum
Name	Age	Title
Robert H. Turner	70	Executive Chairman of the Board
Yves van Sante	58	Director
Luis Jimenez-Tuñon	39	Director
Robert L. Lippert	55	Director
Victor Bozzo	50	Chief Executive Officer
Edward O’Donnell	53	Chief Financial Officer
Denis McCarthy	44	President
Robert H. Turner was appointed Executive Chairman of the Board on November 16, 2015. Mr. Turner has 40 years of experience cultivating and growing “all stage” global software, telecom and tech companies. He emphasizes strategy, sales, organizational leadership, and fundamental financial results and leads with a culture that passionately serves the needs of valued constituents, while sustaining growth. Mr. Turner launched his career at AT&T, where he rose to serve at the highest ranks in a broad spectrum of international, start-up, and corporate firms, including (selected highlights): NeoNova Network Services, Inc.; Pac West; Telecom, Inc.; Panterra Networks; PTT Telecom Netherlands, US Inc. (now KPN); and BellSouth Communications, Inc. (now AT&T). Mr. Turner is also an advisory board member of The Capital Angels, affiliated with SC Angel Network. Mr. Turner earned a Bachelor of Science degree and a Master of Business Administration from the University of South Carolina, where he was presented with a Distinguished Alumni award in 2010. Mr. Turner is Guest Lecturer in the Darla Moore School of Business Professional MBA program.
Yves van Sante was appointed a director on June 1, 2014. From July 2011 to May 2014, Mr. van Sante was a board observer for Pareteum, following his service on Pareteum’s Board of Directors from October 2006 to July 2011. Mr. van Sante (1960) studied Marketing, Communication and Commercial Management. He started his career in 1982 as an advisor at United Brokers and became sales manager for Brinkers International, the market leader in refining oil for the food industry, a year later. From 1987 until 1993 he served as Sales and Marketing Manager Central Europe at 3C Communications in Luxemburg, where he launched Credit Card Telephony across Europe. Following this position, he became a business unit manager Public Telephony at Belgacom, the Belgium incumbent, where he managed a department of 650 employees and a € 40 million business. In 1994, together with Steven van der Velden, Yves van Sante co-founded InTouch Telecom. As its managing director, he was responsible for business development, sales and marketing. In 1999, when achieving a turnover of  € 25 million and having grown to 125 staff, InTouch was sold to GTS, a pan European Telecom operator. Mr. van Sante became a vice-president Business Services with GTS in London, where he consolidated acquisitions and turned the voice Telco around into an IP operator. In 2000 he became a Managing Director of Eport, a call center owned by the Port of Ostend. After six months Eport was sold to the Dutch call-center Call-IT, and Mr. van Sante became advisor to its Management Board. In 2002 he founded Q.A.T. Investments. Concurrently, he holds various Management and Board functions in companies in the QAT portfolio. Mr. van Sante is a member of De Warande and member of the Board of Directors of Festival of Flanders.
Luis Jimenez-Tuñon was appointed a director on March 1, 2017. Mr. Jimenez-Tuñon is a distinguished mobile telecommunications industry leader, having served as CEO of Pareteum’s largest customer, Vodafone Enabler Spain S.L. (“Vodafone Enabler”) from July 2011 to December 2016. In addition to his role at Vodafone Enabler, during a decade at Vodafone, Mr. Jimenez-Tuñon has also held leadership positions at Vodafone Spain where he was responsible for business development and strategy of the group’s Mobile Virtual Network Operators (MVNOs), enablers, roaming services, international carriers and wholesale fixed broadband business lines. As Chief executive of Vodafone Enabler, he pioneered the company’s innovative business model and powered the launch of Vodafone Spain’s second brand Lowi.es which was awarded best Spanish MVNO in 2015 and 2016. Started in 2011, under his leadership, Vodafone enabler boosted its revenue, profit and operational performance, and achieved internationalization. Previously, Luis held several executive positions at Vodafone Spain, including Senior Vice President where he grew business to hundreds of millions of euros in yearly revenue. Mr. Jimenez began his career in the satellite industry in 2002 holding various positions including Research engineer at the National Space Institute of Denmark and later Deputy Commercial Director of INSA (today ISDEFE), Spain’s leading satellite operations company managing NASA and ESA tracking stations. Luis has received several professional and academic awards at international and national levels. Luis earned an Executive MBA from EOI Business School, a Master’s Degree in Satellite Communications from Polytechnic University of Madrid, and an MSc in Telecommunications Engineering from the University of Zaragoza in cooperation with the Technical University of Denmark. He also completed the Executive Management Program (SEP) from the Graduate School of business at Stanford University in California, of which he is lifetime alumni. Along with his executive career, Luis has been guest speaker at international business summits and has published several papers. . Currently Mr. Jimenez-Tuñon is a founder and the CEO of Red Queen Ventures, S.L. (www.redqueen-ventures.com), a global high-tech advisory and Investment Company focused on technology, telecom, MVNO/E, satellite and aerospace.
Robert L. Lippert was appointed a director on November 16, 2018. Mr. Lippert is a financial economist with over 20 years of experience consulting corporations and academia in finance and strategy, assisting those organizations in developing and executing strategies to achieve sustainable financial success. He has also participated in academia, as part of the faculty of Emory University, Georgia State University, Rutgers University and the University of South Carolina, winning numerous teaching awards. He co-authorized The New CFOs: How Finance Teams and Their Leaders Can Revolutionize Modern Business, has taught and consulted in over 50 countries, and has been keynote speaker at events across 5 continents. Mr. Lipper was interim CFO and Vice President of Strategic Planning for Seibels Bruce Group, a publicly traded holding company which specialized in insurance-related activities. Mr. Lippert earned his Ph.D. in Finance from the University of South Carolina and a BSBA from Xavier University.
Victor Bozzo was appointed Chief Executive Officer on November 1, 2016. Previously Mr. Bozzo served as Senior Vice President, Worldwide Sales and Marketing for Telarix Inc., a market leader in interconnect solutions for service providers. Under Mr. Bozzo’s sales and marketing leadership, sales increased significantly, and the company received numerous market leadership accolades, ultimately leading to a highly successful exit for investors. Prior to joining Telarix, Mr. Bozzo served as President and General Manager of Pac-West’s Emerging Technologies Division as a result of the sale to Pac-West of Mr. Bozzo’s startup, Factor Communications, an innovative portfolio of cloud-based communications services. He was also responsible for significant revenue and customer growth and investor returns at exTone Communications, ITXC Corporation, and Voxware.
Edward O’Donnell was appointed Chief Financial Officer on January 9, 2017. Mr. O’Donnell has over 23 years of experience in investment banking, advertising, private equity, investment, venture capital, technology, internet and other new media businesses. Prior to joining Pareteum, Mr. O’Donnell served as the Chief Financial Officer of Ameri Holdings, Inc. (OTC: AMRH) from January 2016 through December 2016. Mr. O’Donnell has served as the Chief Operating Officer of Radbourne Property Group, Inc., an innovative operator of family entertainment centers, where his primary responsibilities included raising capital, external reporting, outlining capital structure and budgeting. From February 2013 until April 2015, Mr. O’Donnell served as chief financial officer of AudioEye, Inc. (OTC: AEYE). From December 2010 until January 2013, Mr. O’Donnell served as Vice President of Finance for Augme Technologies, Inc. (Previously OTC: AUGT), which provided strategic services and mobile marketing technology to leading consumer and healthcare brands. Mr. O’Donnell is a Certified Public Accountant in New York and a member of NYSSCPAs and AICPA. Mr. O’Donnell earned a B.S, degree in Accountancy from Villanova University in 1991 and an M.B.A. from Columbia Business School in 2003.
Denis McCarthy was appointed President on October 1, 2018 and joined Pareteum January 1, 2018 as SVP of Corporate Development. From 2014 through 2017, Mr. McCarthy was Senior Vice President of Operations and Finance at Mosaic Networx Inc., which delivers cloud-based data and telephony services to enterprises, where he handled all aspects of finance, systems integration, human resources and strategic relationships including merger and acquisition activity. From 2011 through 2013, Mr. McCarthy was Senior Vice President of Finance with United Brands Product Design. Prior to that, Mr. McCarthy was CFO of AP Telecom, a global sales channel manager for Undersea Cable Installations. He was CFO and COO of Pac-West Telecomm, a provider of next generation VoIP solutions for enterprise and communications services providers, which includes Telastic, a division of PacWest that developed cutting edge cloud-based telephony, billing and support systems. Mr. McCarthy began his career and spent nearly ten years in public accounting, providing assurance and advisory services in the high technology and software industry, including telecommunications and bio-tech companies both at Arthur Andersen and RSM. He holds a Bachelor of Science in Business Administration and a Master of Science in Administration from Bryant University.
Directors and Executive Officers of TBR, Inc.
Name	Age	Title
Robert H. Turner	68	President, Chief Executive Officer, Director
Yves van Sante	56	Treasurer, Secretary, Director
Robert H. Turner has been the President, Chief Executive Officer and Director of TBR since November 9, 2018. Further information regarding Mr. Turner is furnished above under — “Directors and Executive Officers of Pareteum.”
Yves van Sante has been the Treasurer, Secretary and Director of TBR since November 9, 2018. Further information regarding Mr. van Sante is furnished above under — “Directors and Executive Officers of Pareteum.”

PART II — INFORMATION NOT REQUIRED IN PROSPECTUS
Item 20. Indemnification of Directors and Officers.
Section 145 of the General Corporation Law of the State of Delaware (the “DGCL”) empowers a Delaware corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation) by reason of the fact that such person is or was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. A corporation may, in advance of the final disposition of any civil, criminal, administrative or investigative action, suit or proceeding, pay the expenses (including attorneys’ fees) incurred by any officer, director, employee or agent in defending such action, provided that the director or officer undertakes to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the corporation. A corporation may indemnify such person against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if he acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.
A Delaware corporation may indemnify officers and directors in an action by or in the right of the corporation to procure a judgment in its favor under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him or her against the expenses (including attorneys’ fees) that he or she actually and reasonably incurred in connection therewith. The indemnification provided is not deemed to be exclusive of any other rights to which an officer or director may be entitled under any corporation’s bylaws, agreement, vote or otherwise.
In accordance with Section 145 of the DGCL, Article XI, Section 23 of Pareteum’s bylaws, Pareteum shall indemnify its directors, officers, employees or other agents to the fullest extent not prohibited by the DGCL or any other applicable law. Pareteum may enter into individual contracts with its directors and, to the fullest extent permitted by law, provide for additional contractual indemnification rights; and, provided, further, that Pareteum shall not be required to indemnify any director in connection with any proceeding (or part thereof) initiated by such person unless (i) such indemnification is expressly required to be made by law, (ii) the proceeding was authorized by the board of Pareteum, (iii) such indemnification is provided by Pareteum, in its sole discretion, pursuant to the powers vested in Pareteum under the DGCL or any other applicable law or (iv) such indemnification is required to be made under subsection (d) of the bylaws. The board of Pareteum shall have the power to delegate the determination of whether indemnification shall be given to any such person, to such officers or other persons as the board shall determine. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, Pareteum must indemnify him or her against the expenses (including attorneys’ fees) that he or she actually and reasonably incurred in connection therewith. The rights conferred by the bylaws are not exclusive of any other right which such person may have or thereafter acquire under any applicable statute, provision of the bylaws, agreements, vote of the shareholders or directors or otherwise. The foregoing is a summary of Article XI of Pareteum’s bylaws and is qualified in its entirety by reference to Pareteum’s bylaws which are attached as Exhibit 3.3 hereto.
Pareteum has entered into indemnification agreements with its executive officers and directors which requires Pareteum, among other things, to (i) indemnify such indemnitees to the fullest extent permitted by law for certain expenses incurred in a proceeding arising out of the indemnitee’s service as a director or officer of Pareteum or of another company or enterprise at the request of Pareteum and (ii) advance such expenses to the indemnitee.
Pareteum also maintains directors’ and officers’ liability insurance. Insofar as the indemnification for liabilities arising under the Securities Act, may be permitted to Pareteum’s directors, officers or controlling persons pursuant to the foregoing provisions, Pareteum has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Item 21. Exhibits and Financial Statement Schedules.
A list of exhibits filed with this registration statement is contained in the index to exhibits, which is incorporated by reference into this Item 21.
The financial statements filed with this registration statement on Form S-4 are set forth on the Financial Statement Index and is incorporated herein herein.
Item 22. Undertakings.
a.    The undersigned registrant hereby undertakes:
1.
to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.
to include any prospectus/offer to exchange required by Section 10(a)(3) of the Securities Act;

ii.
to reflect in the prospectus/offer to exchange any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus/offer to exchange filed with the SEC pursuant to Rule 424(b) promulgated under the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

iii.
to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

2.
that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

3.
to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

b.
That, for the purpose of determining liability under the Securities Act, if the registrant is subject to Rule 430C (§230.430C of this chapter), each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A (§230.430A of this chapter), shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

c.
That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

1.
Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424 (§230.424 of this chapter);

2.
Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

3.
The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

4.
Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

d.
The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

e.
The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus/offer to exchange, to each person to whom the prospectus/offer to exchange is sent or given, the latest annual report to security holders that is incorporated by reference in the offer to exchange and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Exchange Act; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the offer to exchange, to deliver, or cause to be delivered to each person to whom the prospectus/offer to exchange is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus/offer to exchange to provide such interim financial information.

f.
1.
The undersigned registrant hereby undertakes that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

2.
That every prospectus (i) that is filed pursuant to paragraph (c)(1) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

g.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

h.
The undersigned registrant hereby undertakes to respond to requests for information that are incorporated by reference into the prospectus/offer to exchange pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

i.
The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, New York on December 20, 2018.
PARETEUM CORPORATION
By: /s/ Robert H. Turner Robert H. Turner Executive Chairman (Principal Executive Officer)
Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.
/s/ Robert H. Turner Robert H. Turner	Executive Chairman (Principal Executive Officer)	December 20, 2018
/s/ Edward O’Donnell Edward O’Donnell	Chief Financial Officer (Principal Financial and Accounting Officer)	December 20, 2018
* Vic Bozzo	Chief Executive Officer	December 20, 2018
* Yves van Sante	Director	December 20, 2018
* Robert Lippert	Director	December 20, 2018
* Luis Jimenez-Tuñon	Director	December 20, 2018
*By: /s/ Robert H. Turner Robert H.Turner as Attorney-in-Fact

EXHIBIT INDEX
Exhibit Number	Description of Exhibit
2.1	Agreement and Plan of Merger between Pareteum Communication Corporation a Delaware Corporation and Pareteum Communications, Inc., a California Corporation (incorporated by reference to Appendix A to Pareteum Corporation’s Definitive Proxy Statement filed dated July 26, 2011).
2.2	Rule 2.7 Announcement dated June 7, 2018 (incorporated by reference to Exhibit 2.1 to Pareteum Corporation’s current report on Form 8-K dated June 7, 2018).
2.3	Co-operation Agreement, dated June 7, 2018 (incorporated by reference to Exhibit 2.2 to Pareteum Corporation’s current report on Form 8-K dated June 7, 2018).
2.4	Sale and Purchase Agreement, dated March 17, 2010, by and among Pareteum Corporation and the stockholders of ValidSoft Limited other than Enterprise Ireland (incorporated by reference to Exhibit 2.1 to Pareteum Corporation’s current report on Form 8-K dated March 23, 2010).
2.5	Agreement and Plan of Merger by and among iPass Inc., TBR, Inc. and Pareteum Corporation dated November 12, 2018 (incorporated by reference to Pareteum Corporation’s current report on Form 8-k dated November 13, 2018).
3.1	Certificate of Merger (incorporated by reference to Exhibit 3.2 to Pareteum Corporation’s current report on Form 8-K dated October 4, 2011).
3.2	Certificate of Incorporation of Pareteum Communication Corporation, a Delaware Corporation (incorporated by reference to Exhibit 3.2 to Pareteum Corporation’s annual report on Form 10-K for the fiscal year ended December 31, 2013).
3.3	By-Laws (incorporated by reference to Appendix C of Pareteum Corporation’s Definitive Proxy Statement on Schedule 14A dated July 26, 2011).
3.4	Certificate of Amendment to Certificate of Incorporation (incorporated by reference to Exhibit 3.1 to Pareteum Corporation’s current report on Form 8-K dated August 29, 2016).
3.5	Certificate of Designation of Preferences, Rights and Limitations of Series A Preferred Stock as corrected (incorporated by reference to Exhibit 3.1 to Pareteum Corporation’s current report on Form 8-K dated September 9, 2016).
3.6	Certificate of Designation of Preferences, Rights and Limitations of Series A-1 Preferred Stock (incorporated by reference to Exhibit 3.1 to Pareteum Corporation’s current report on Form 8-K dated November 3, 2016).
3.7	Certificate of Amendment to Certificate of Incorporation (incorporated by reference to Exhibit 3.1 to Pareteum Corporation’s current report on Form 8-K dated November 3, 2016).
3.8	Certificate of Amendment to Certificate of Incorporation (incorporated by reference to Exhibit 3.1 to Pareteum Corporation’s current report on Form 8-K dated February 27, 2017).
3.9	Certificate of Designations, Preferences and Rights of Series B Convertible Preferred Stock (incorporated by reference to Exhibit 3.1 to Pareteum Corporation’s current report on Form 8-K dated November 8, 2017).
4.1	Form of Warrant, dated November 17, 2014, issued to Corbin Mezzanine Fund I, L.P. (incorporated by reference to Exhibit 4.1 to Pareteum Corporation’s current report on Form 8-K filed on November 21, 2014).
4.2	Form of Conversion Letter Agreement, dated November 17, 2014, issued to Saffelberg Investments NV (incorporated by reference to Exhibit 4.2 to Pareteum Corporation’s current report on Form 8-K filed on November 21, 2014).
4.3	Form of Warrant, dated November 17, 2014, issued to Saffelberg Investments NV (incorporated by reference to Exhibit 4.3 to Pareteum Corporation’s current report on Form 8-K filed on November 21, 2014).
4.4	Form of Warrant, dated July 9, 2015, issued to Corbin Mezzanine Fund I, L.P (incorporated by reference to Exhibit 4.1 to Pareteum Corporation’s current report on Form 8-K filed on July 14, 2014).

Exhibit Number	Description of Exhibit
4.5	Form of Warrant, dated July 9, 2015, issued to Corbin Mezzanine Fund I, L.P (incorporated by reference to Exhibit 4.2 to Pareteum Corporation’s current report on Form 8-K filed on July 14, 2014).
4.6	Form of Warrant issued in the 9% Unsecured Subordinated Convertible Promissory Note Financing (incorporated by reference to Exhibit 4.1 to Pareteum Corporation’s current report on Form 8-K filed on December 24, 2015).
4.7	Corbin Warrant, dated December 27, 2016 issued to Corbin Mezzanine Fund I, L.P to purchase 27,051,627 shares of Common Stock (incorporated by reference to Exhibit 4.1 to Pareteum Corporation’s current report on Form 8-K filed on December 29, 2016).
4.8	ACM Warrant, dated December 27, 2016 issued to ACM Carry-I LLC to purchase 4,773,817 shares of Common Stock (incorporated by reference to Exhibit 4.2 to Pareteum Corporation’s current report on Form 8-K filed on December 29, 2016).
4.9	Amendment No. 1 to Corbin Warrant, dated March 31, 2017 (incorporated by reference to Exhibit 4.1 to Pareteum Corporation’s current report on Form 8-K filed on April 6, 2017).
4.10	Amendment No. 1 to ACM Warrant, dated March 31, 2017 (incorporated by reference to Exhibit 4.2 to Pareteum Corporation’s current report on Form 8-K filed on April 6, 2017).
4.11	Form of New Warrant (incorporated by reference to Exhibit 4.1 to Pareteum Corporation’s current report on Form 8-K filed on July 17, 2017).
4.12	Form of Warrant (incorporated by reference to Exhibit 4.1 to Pareteum Corporation’s current report on Form 8-K filed on December 1, 2017).
5.1^	Opinion of Sichenzia Ross Ference LLP regarding the validity of the securities.
5.2^	Opinion of Sichenzia Ross Ference LLP regarding certain tax matters.
10.1	Contract between Vodafone Enabler Espana, S.L. and Pareteum Europe Holding, B.V., dated November 1, 2013 (incorporated by reference to Exhibit 10.11 to Pareteum Corporation’s annual report on Form 10-K for the fiscal year ended December 31, 2013).
10.2	Credit Agreement, dated as of November 17, 2014, by and among Pareteum Europe Holding B.V., as the Borrower, Pareteum Corporation, as the Parent and Guarantor, the other Subsidiaries of the Parent, from time to time party hereto as Guarantors, the Lenders from time to time party hereto and Atalaya Administrative LLC, as Administrative Agent and Collateral Agent (incorporated by reference to Exhibit 10.1 to Pareteum Corporation’s current report on Form 8-K filed on November 21, 2014).
10.3	Security Agreement, dated as of November 17, 2014, by and among Pareteum Europe Holding B.V., Pareteum Corporation, the other Grantors from time to time party hereto, and Atalaya Administrative LLC, as Collateral Agent (incorporated by reference to Exhibit 10.2 to Pareteum Corporation’s current report on Form 8-K filed on November 21, 2014).
10.4	First Amendment to Credit Agreement, dated as of July 9, 2015, by and among Pareteum Europe Holding B.V., as the Borrower, Pareteum Corporation, as the Parent and Guarantor, the other Subsidiaries of the Parent, from time to time party hereto as Guarantors, the Lenders from time to time party hereto and Atalaya Administrative LLC, as Administrative Agent and Collateral Agent (incorporated by reference to Exhibit 10.1 to t Pareteum Corporation’s current report on Form 8-K filed on July 14, 2014).
10.5	Trademark Security Agreement, dated as of November 17, 2014, between Pareteum Europe Holding B.V. and Atalaya Administrative LLC (incorporated by reference to Exhibit 10.3 to Pareteum Corporation’s current report on Form 8-K filed on November 21, 2014).
10.6	Release and Settlement Agreement, dated as of June 12, 2015, by and between Pareteum de Mexico, S.A.P.I. de C.V., Pareteum Europe Holding BV, and Pareteum Corporation, and Iusacell, S.A., de C.V. (incorporated by reference to Exhibit 10.1 to Pareteum Corporation’s current report on Form 8-K filed on June 16, 2015).

Exhibit Number	Description of Exhibit
10.7	Severance Agreement, dated as of November 16, 2015, between Pareteum Corporation and Steven van der Velden (incorporated by reference to Exhibit 10.1 to Pareteum Corporation’s current report on Form 8-K filed on November 17, 2015).
10.8	Form of Subscription Agreement issued in the 9% Unsecured Subordinated Convertible Promissory Note Financing (incorporated by reference to Exhibit 10.1 to Pareteum Corporation’s current report on Form 8-K filed on December 24, 2015).
10.9	Form of 9% Unsecured Subordinated Convertible Promissory Note issued in the 9% Unsecured Subordinated Convertible Promissory Note Financing (incorporated by reference to Exhibit 10.1 to Pareteum Corporation’s current report on Form 8-K filed on December 24, 2015).
10.10	Amended and Restated Pareteum Corporation 2008 Long-Term Incentive Compensation Plan (incorporated by reference to Annex A to t Pareteum Corporation’s definitive proxy statement on Schedule 14 A filed on November 21, 2013).
10.11	Amendment No. 2 to the Amended and Restated Pareteum Corporation 2008 Long-Term Incentive Compensation Plan (incorporated by reference to Annex A to Pareteum Corporation’s definitive proxy statement on Schedule 14 A filed on August 11, 2014).
10.12	Subscription Agreement (incorporated by reference to Exhibit 3.1 to Pareteum Corporation’s current report on Form 8-K dated September 9, 2016).
10.13	Form of Share Purchase Agreement dated September 30, 2016 (incorporated by reference to Exhibit 10.1 to Pareteum Corporation’s current report on Form 8-K dated October 6, 2016).
10.14	Promissory Note dated September 30, 2016 (incorporated by reference to Exhibit 10.2 to Pareteum Corporation’s current report on Form 8-K dated October 6, 2016).
10.15	License Agreement dated September 30, 2016 (incorporated by reference to Exhibit 10.3 to Pareteum Corporation’s current report on Form 8-K dated October 6, 2016).
10.16	Subscription Agreement (incorporated by reference to Exhibit 10.1 to Pareteum Corporation’s current report on Form 8-K dated November 3, 2016).
10.17	Letter Agreement (incorporated by reference to Exhibit 10.1 to Pareteum Corporation’s current report on Form 8-K dated December 21, 2016).
10.18	Amended and Restated Credit Agreement, dated as of December 27, 2016, by and among Elephant Talk Europe Holding B.V., as the Borrower, Pareteum Corporation, as the Parent and Guarantor, the other Subsidiaries of the Parent, from time to time party hereto as Guarantors, the Lenders from time to time party hereto and Atalaya Administrative LLC, as Administrative Agent and Collateral Agent (incorporated by reference to Exhibit 10.1 to Pareteum Corporation’s current report on Form 8-K dated December 29, 2016).
10.19	Reaffirmation Agreement, dated as of December 27, 2016, by and among Elephant Talk Europe Holding B.V., as the Borrower, Pareteum Corporation, as the Parent and Guarantor Pareteum North America Corp., from time to time party hereto as Guarantors and Atalaya Administrative LLC, as Administrative Agent and Collateral Agent (incorporated by reference to Exhibit 10.2 to Pareteum Corporation’s current report on Form 8-K dated December 29, 2016).
10.20	Letter Agreement, dated as of March 6, 2017, by and among Elephant Talk Europe Holding B.V., as the Borrower, Pareteum Corporation, as the Parent and Guarantor, the other Subsidiaries of the Parent, from time to time party hereto as Guarantors, the Lenders from time to time party hereto and Atalaya Administrative LLC, as Administrative Agent and Collateral Agent (incorporated by reference to Exhibit 10.1 to Pareteum Corporation’s current report on Form 8-K dated March 7, 2017).
10.21	Agreement, dated March 30, 2017 (incorporated by reference to Exhibit 10.1 to Pareteum Corporation’s current report on Form 8-K dated March 31, 2017).
10.22	Amendment, dated March 31, 2017 (incorporated by reference to Exhibit 10.1 to Pareteum Corporation’s current report on Form 8-K dated April 6, 2017).
10.23	Form of Warrant Exercise Agreement (incorporated by reference to Exhibit 10.1 to Pareteum Corporation’s current report on Form 8-K dated July 17, 2017).

Exhibit Number	Description of Exhibit
10.24	Pareteum Corporation 2017 Long-Term Incentive Compensation Plan (incorporated by reference to Appendix A to Pareteum Corporation’s definitive proxy statement on Schedule 14 A filed on July 27, 2017).
10.25	Placement Agency Agreement, dated October 5, 2017, between Pareteum Corporation and Dawson James Securities, Inc. (incorporated by reference to Exhibit 10.1 to Pareteum Corporation’s current report on Form 8-K dated October 5, 2017).
10.26	Form of Share Exchange Agreement (incorporated by reference to Exhibit 10.1 to Pareteum Corporation’s current report on Form 8-K dated October 19, 2017).
10.27	Form of Strategic Alliance Agreement (incorporated by reference to Exhibit 10.2 to Pareteum Corporation’s current report on Form 8-K dated October 19, 2017).
10.28	Form of Purchase Agreement (incorporated by reference to Exhibit 10.1 to Pareteum Corporation’s current report on Form 8-K dated December 1, 2017).
10.29	Form of Placement Agreement (incorporated by reference to Exhibit 10.2 to Pareteum Corporation’s current report on Form 8-K dated December 1, 2017).
10.30	Form of Purchase Agreement (incorporated by reference to Exhibit 10.1 to Pareteum Corporation’s current report on Form 8-K dated May 9, 2018).
10.31	Form of Placement Agreement (incorporated by reference to Exhibit 10.2 to Pareteum Corporation’s current report on Form 8-K dated May 9, 2018).
10.32	Management Services Agreement (incorporated by reference to Exhibit 10.1 to Pareteum Corporation’s current report on Form 8-K dated June 7, 2018).
10.33	Amendment dated June 7, 2018 to Management Services Agreement (incorporated by reference to Exhibit 10.2 to Pareteum Corporation’s current report on Form 8-K dated June 7, 2018).
23.1*	Consent of Squar Milner LLP
23.2*	Consent of Grant Thornton LLP
23.3*	Consent of PKF Littlejohn LLP
23.4^	Consent of Sichenzia Ross Ference LLP (included in Exhibit 5.1 hereto).
24.1^	Power of Attorney
99.1*	Consent of Raymond James, financial advisor to iPass Inc.
99.2^	Form of Letter of Transmittal.
99.3^	Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees.
99.4^	Form of Letter to Clients for use by Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees.

*
Filed herewith

^
Previously filed.